Filed with the Securities and Exchange Commission on October 26, 2016.

Registration Statement No. 333-213653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1311	74-3231613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

216 16th Street, Suite 1350 Denver, Colorado 80202 (210) 999-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abraham Mirman Chief Executive Officer Denver, Colorado 80202 (210) 999-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Michael A. Hedge Nicholas M. Look K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 (949) 253-0900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	8,398,112	(3)	$(2)	$(2)	$(2)
Common stock, $0.0001 par value per share, upon conversion of Series B preferred stock	18,965,243	(4)	$(2)	$(2)	$(2)
Common stock, $0.0001 par value per share, upon exercise of the Series B warrants	8,863,653	(5)	$(2)	$(2)	$(2)
Common stock, $0.0001 par value per share, upon exercise of additional warrants	4,766,009	(6)	$(2)	$(2)	$(2)
Total:	40,993,017		$(2)	$(2)	$(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional shares of common stock which may become issuable by reason of any stock dividends, stock splits, or similar transactions which results in an increase in the number of Registrant’s outstanding shares of common stock.

(2)	In connection with the initial draft of this Registration Statement on Form S-1, filed on September 16, 2016, the Registrant paid a registration fee of $9,482.81 with respect to an aggregate of 40,943,025 shares of common stock being registered. The fee was calculated pursuant to Rule 457(c) under the Securities Act, based upon a per share price of $2.30, which was the average of the high and low prices of the common stock on September 12, 2016, as reported on the OTCQB Venture Marketplace. The Registrant is now registering an additional 49,992 shares of common stock. As a result, the Registrant owes an additional $19.41 in registration fees with respect thereto. This amount was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon a per share price of $3.35, which was the average of the high and low prices of the common stock on October 24, 2016, as reported on the OTCQB Venture Marketplace.

(3)	Represents (A) 2,869,293 shares of common stock issued upon the conversion of the Registrant’s then-outstanding 8% Senior Secured Convertible Debentures and the then-outstanding shares of the Registrant’s Series A 8% Convertible Preferred Stock, each of which converted in connection with the Registrant’s acquisition of Brushy Resources, Inc., which was completed on June 23, 2016, (B) 3,636,363 shares of common stock issued upon the conversion of a portion of the Registrant’s 12% Convertible Subordinated Notes, which are referred to as the 12% Notes, which converted on June 23, 2016 upon the closing of the acquisition of Brushy Resources, Inc., (C) 1,648,270 shares of common stock issued upon the conversion of the remaining outstanding 12% Notes, which converted on September 29, 2016 in connection with the Registrant’s entry into the Credit and Guarantee Agreement, dated the same, (D) 124,186 shares of common stock issued for accrued interest due under the 12% Notes through September 28, 2016, in accordance with and pursuant to the terms and conditions of the 12% Convertible Subordinated Note Purchase Agreements entered into between the Registrant and the purchasers of the 12% Notes and (E) 120,000 shares of common stock issued upon exercise of outstanding warrants.

(4)	Represents (A) 17,727,288 shares of common stock issuable upon conversion of 20,000 currently outstanding shares of Series B Preferred Stock, which is referred to as the Registrant’s Series B Preferred, in accordance with and pursuant to the terms and conditions of the Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock of Lilis Energy, Inc., filed with the Secretary of State of Nevada on June 15, 2016, which is referred to as the Designation; and (B) 1,237,955 shares of common stock, which represents the number of shares of the Registrant’s common stock the Registrant may issue in the next-two years upon conversion of Series B Preferred as a result of an increase in the stated value of the Series B Preferred for payment of dividends on such Series B Preferred currently outstanding, in accordance with and pursuant to the terms and conditions of the Designation. The Series B Preferred accrues a dividend at the rate per share (as a percentage of the stated value per share) of 6% per annum. The stated value of the Series B Preferred is currently $1,000, subject to adjustment in accordance with and pursuant to the terms and conditions of the Designation, such as payment of dividends. The dividend is payable quarterly by the Registrant, at the Registrant’s election, in Series B Preferred, cash or an increase in the stated value of the Series B Preferred. The 18,965,243 shares being registered herein in connection with this footnote (4) represent the Registrant’s reasonable expectation as to the maximum number of shares of common stock issuable with respect to the shares of Series B Preferred currently outstanding, including the effect of any increase in stated value as a result of dividends paid in lieu of cash or shares of Series B Preferred, through August 15, 2018.

(5)	Represents the maximum number of shares of common stock that the Registrant expects could be issuable upon exercise of warrants to purchase 2,840,912 shares of common stock at an exercise price of $0.01 per share, and warrants to purchase 6,022,741 shares of common stock at an exercise price of $2.50 per share, such warrants having been originally issued to the holders of the Series B Preferred, which is referred to as the Series B Warrants.

(6)	Represents the maximum number of shares of common stock that the Registrant expects could be issuable upon exercise of certain warrants to purchase common stock. This is comprised as follows: (i) an aggregate of 3,853,509 shares are subject to warrants issued to the holders of the Registrant’s 12% Notes, which are referred to as the Note Warrants, of which an aggregate of 2,728,271 shares are subject to Note Warrants with an exercise price of $2.50 per share and an aggregate of 1,125,238 shares are subject to Note Warrants with an exercise price of $0.10 per share, (ii) an aggregate of 820,000 shares are subject to a warrant issued as a fee to a broker in connection with the offering of Series B Preferred, which is referred to as the Fee Warrant, with an exercise price of $1.30 and (iii) an aggregate of 92,500 shares subject to piggyback rights, with exercise prices ranging from $4.26 to $42.50, which are referred to as the Piggyback Warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2016

PROSPECTUS

Lilis Energy, Inc.

Up to 40,993,017 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 40,993,017 shares of common stock, par value $0.0001 per share, which we refer to as common stock, of Lilis Energy, Inc., which we refer to as us, we, the Company, the Registrant or Lilis. These shares consist of:

(i)

(A) 2,869,293 shares of common stock issued upon the conversion of the Registrant’s then-outstanding 8% Senior Secured Convertible Debentures and the then-outstanding shares of the Registrant’s Series A 8% Convertible Preferred Stock, each of which converted in connection with the Registrant’s acquisition of Brushy Resources, Inc., which was completed on June 23, 2016, (B) 3,636,363 shares of common stock issued upon the conversion of a portion of the Registrant’s 12% Convertible Subordinated Notes, which are referred to as the 12% Notes, which converted on June 23, 2016 upon the closing of the acquisition of Brushy Resources, Inc., (C) 1,648,270 shares of common stock issued upon the conversion of the remaining outstanding 12% Notes, which converted on September 29, 2016 upon the closing of the Registrant’s credit agreement, (D) 124,186 shares of common stock issued for accrued interest due under the 12% Notes through September 28, 2016, in accordance with and pursuant to the terms and conditions of the 12% Convertible Subordinated Note Purchase Agreements entered into between the Registrant and the purchasers of the 12% Notes and (E) 120,000 shares of common stock issued upon exercise of outstanding warrants.;

(ii)	(A) 17,727,288 shares of common stock issuable upon conversion of 20,000 currently outstanding shares of Series B Preferred Stock, which is referred to as our Series B Preferred, in accordance with and pursuant to the terms and conditions of the Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock of Lilis Energy, Inc., filed with the Secretary of State of Nevada on June 15, 2016, which is referred to as the Designation; and (B) 1,237,955 shares of common stock, which represents the number of shares of our common stock we may issue in the next-two years upon conversion of Series B Preferred as a result of an increase in the stated value of the Series B Preferred for payment of dividends on such Series B Preferred currently outstanding, in accordance with and pursuant to the terms and conditions of the Designation. The Series B Preferred accrues a dividend at the rate per share (as a percentage of the stated value per share) of 6% per annum. The stated value of the Series B Preferred is currently $1,000, subject to adjustment in accordance with and pursuant to the terms and conditions of the Designation, such as payment of dividends. The dividend is payable quarterly by us, at our election, in Series B Preferred, cash or an increase in the stated value of the Series B Preferred. The 18,965,243 shares being registered herein in connection with this footnote (4) represent our reasonable expectation as to the maximum number of shares of common stock issuable with respect to the shares of Series B Preferred currently outstanding, including the effect of any increase in stated value as a result of dividends paid in lieu of cash or shares of Series B Preferred, through August 15, 2018;

(iii)

2,840,912 shares of common stock at an exercise price of $0.01 per share and 6,022,741 shares of common stock at an exercise price of $2.50 per share, that we expect could be issuable upon exercise of certain warrants to purchase common stock, such warrants having been issued to the holders of the Series B Preferred, which is referred to as the Series B Warrants;

(v)

4,766,009 shares of common stock that we expect could be issuable upon exercise of certain warrants to purchase common stock. This is comprised as follows: (i) an aggregate of 3,853,509 shares are subject to warrants issued to the holders of the Registrant’s 12% Notes, which are referred to as the Note Warrants, of which an aggregate of 2,728,271 shares are subject to Note Warrants with an exercise price of $2.50 per share and an aggregate of 1,125,238 shares are subject to Note Warrants with an exercise price of $0.10 per share, (ii) an aggregate of 820,000 shares are subject to a warrant issued as a fee to a broker in connection with the offering of Series B Preferred, which is referred to as the Fee Warrant, with an exercise price of $1.30 and (iii) an aggregate of 92,500 shares subject to piggyback rights, with exercise prices ranging from $4.26 to $42.50, which are referred to as the Piggyback Warrants.

The selling stockholders of the Series B Preferred and Series B Warrants acquired such securities pursuant to that certain securities purchase agreement, dated as of June 15, 2016, by and between such selling stockholders and the Company. We are required to file a registration statement pursuant to the purchase agreements entered into with the investors who purchased the Series B Preferred. The selling stockholders of the 12% Notes and Note Warrants acquired such securities pursuant to that certain securities note purchase agreement, entered into from time to time, by and between such selling stockholders and the Company, as amended and modified. The selling stockholder of the Fee Warrant acquired such security as a fee payable to it by the Company in connection with the Series B Preferred transaction. See “Description of Capital Stock” and “Recent Sales of Unregistered Securities” below for more information.

The shares of common stock registered hereby may be offered and sold by our selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

We are not selling any shares of common stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our common stock by the selling stockholders.

This prospectus describes the general manner in which shares of common stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our common stock is currently quoted on the OTCQB Venture Marketplace, or the OTCQB, under the symbol “LLEX.” On October 25, 2016, the last reported sale price of shares of our common stock on the OTCQB was $3.48.

On June 23, 2016, we effected a 1-for-10 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 1-for-10 reverse split, retroactively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock they acquire upon conversion of their preferred stock and exercise of their warrants, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third-party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third party sources, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering of the shares of common stock and the distribution and possession of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights certain information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes before deciding to invest in our common stock. References in this prospectus to “Lilis,” “the Company,” “we,” “our,” “ours,” “us,” or similar terms refer to Lilis Energy, Inc. and its wholly-owned subsidiary, Brushy Resources, Inc., taken together, unless the context indicates otherwise.

Overview of Our Business and Strategy

On June 23, 2016, we completed our merger with Brushy Resources, Inc. See “Business—Merger With Brushy Resources, Inc.” on page 69 for more information. Prior to the merger, our operating activities were focused only on the DJ Basin in Colorado, Wyoming and Nebraska where we have acquired and developed a producing base of oil and natural gas proved reserves, as well as a portfolio of exploration and other undeveloped assets with conventional and non-conventional reservoir opportunities, with an emphasis on those with multiple producing horizons, in particular the Muddy “J” conventional reservoirs and the Niobrara shale and Codell resource plays. As of June 30, 2016, we owned interests in 16 economically producing wells and approximately 7,600 net developed leasehold acres in the DJ Basin. As a result of the completion of the Merger, our operating activities are additionally focused on the Permian Basin, with operations in the Delaware Basin in Texas and New Mexico where we owned interests in 19 economically producing wells and approximately 3,800 developed leasehold acres. Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America. We believe these assets offer the possibility of repeatable year-over-year success and significant and cost-effective production and reserve growth. Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America. We are primarily focused on acquiring companies and production throughout North America and developing our Delaware Basin and Wattenberg Field assets, which include attractive unconventional reservoir drilling opportunities in mature development areas with low risk productive potential.

Our goal is to create value by acquiring producing assets and developing our remaining inventory of low and controlled-risk conventional and unconventional properties, while maintaining a low cost structure. To achieve our goal, our business strategy includes the following elements:

Capital raising. The business of oil and natural gas property acquisition, exploration and development is highly capital intensive and the level of operations attainable by oil and natural gas companies is directly linked to and limited by the amount of available capital. Therefore, it is critical that we raise the additional capital required to finance the exploration and development of our current oil and natural gas prospects and the acquisition of additional properties and companies. We plan to seek additional capital through the sale of our securities, through potential refinancing activities, debt and project financing, joint venture agreements with industry partners, and through the divestiture of any non-strategic assets. Our ability to obtain additional capital may be subject to the repayment of our existing obligations.

Acquiring additional assets and companies throughout North America. We target acquisitions in North America, which meet certain current and future production thresholds. We anticipate the acquisitions will be funded with funds borrowed under new debt instruments, warrant exercises, the issuance of new equity or proceeds received from the divestiture of any non-strategic assets.

Pursuing the initial development of our Delaware Basin and Greater Wattenberg Field unconventional assets.  We plan to drill several horizontal wells on our Delaware Basin property as well as pursue further development in the South Wattenberg Field if we can obtain the financing to do so. Initial drilling activities will target the Wolfcamp formation in the Delaware Basin and the Niobrara and Codell formations in the Wattenberg.

Extending the development of certain conventional prospects within our inventory of other DJ Basin properties.  Subject to the securing of additional capital, we anticipate drilling and developing our DJ Basin assets where initial exploration has yielded positive results.

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Retaining operational control and significant working interest.  In our principal development targets, we typically seek to maintain operational control of our development and drilling activities.  As operator, we retain more control over the timing, selection and process of drilling prospects and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of capital expenditures.

Leasing of prospective acreage.  We seek to identify drilling opportunities on properties that have not yet been leased.  Subject to securing additional capital, we may take the initiative to lease prospective acreage and we may sell all or any portion of the leased acreage to other companies that want to participate in the drilling and development of the prospect acreage.

Consistently evaluating acreage. Currently, our inventory of developed and undeveloped acreage includes approximately 17,700 net acres, of which 11,200 net acres that are held by production, approximately, 0, 4,600 and 1,900 net acres that expire in the years 2016, 2017, and thereafter, respectively. The foregoing information in this paragraph includes changes to our inventory as a result of the merger and regaining compliance under our eight joint operating agreements that were previously in non-consent status. In 2015, we evaluated our leases and allowed 63% of our leaseholds at that time to expire due to capital constraints or the determination that present and future carrying and drilling costs were uneconomic. We continue to evaluate the 2016 and 2017 lease expirations to determine if production on this acreage would be economic and as such, a focus for future development. If determined to be a focus for future development, we plan to re-lease if available. If not a focus, we plan to let the acreage expire. We will continue to pursue additional properties, acquire other properties throughout North America, or drill wells on our core properties to hold the property by production if financing is available to us and the properties are economic.

Hedging. From time to time, we may use commodity price hedging instruments to reduce our exposure to oil and natural gas price fluctuations and to help ensure that we have adequate cash flow to fund our debt service costs and capital programs. As such, we expect to enter into futures contracts, collars and basis swap agreements, as well as fixed price physical delivery contracts. We intend to use hedging primarily to manage price risks and returns on certain acquisitions and drilling programs. Our policy is to consider hedging an appropriate portion of our production at commodity prices we deem attractive. In the future we may also be required by our lenders to hedge a portion of production as part of any financing.

Outsourcing. We intend to continue to use the services of independent consultants and contractors to provide various professional services, including land, legal, environmental, technical, investor relations and tax services.  We believe that by limiting our management and employee costs, we may be able to better control lifting costs and retain general and administrative expense flexibility.

Recent Financings

Debenture Conversion

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, dated as of December 29, 2015, our remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited. All of the foregoing shares of common stock are being offered for resale pursuant to this prospectus.

Series A Preferred Stock Conversion

On June 23, 2016, upon consummation of the Merger, each outstanding share of Series A Preferred Stock automatically converted into Common Stock at a conversion price of $5.00 resulting in the issuance of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid dividends were forfeited. All of the foregoing shares of common stock are being offered for resale pursuant to this prospectus.

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Convertible Notes Transactions and Conversion

In a series of transactions from December 29, 2015 to May 6, 2016, the Company issued an aggregate of approximately $5.8 million Convertible Notes maturing on June 30, 2016 and April 1, 2017, at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. Subsequently, as an inducement to participate in the May Convertible Notes offering, warrants to purchase up to 620,000 shares of Common Stock issued between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10.

In connection with the closing of the Merger, on June 23, 2016, certain holders of Convertible Notes in an aggregate principal amount of approximately $4.0 million entered into a Conversion Agreement with the Company, or the Note Conversion Agreement. The terms of the Note Conversion Agreement provided that the Convertible Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Note Conversion Agreement, in exchange for immediate conversion upon closing, the conversion price was reduced to $1.10, which resulted in the issuance of 3,636,363 shares of Common Stock. The modification of such conversion rate resulted in a $3.4 million inducement charge recorded in other expense. T.R. Winston & Company, LLC, or TRW, also received an advisory fee in connection with the Convertible Notes transactions of $350,000, which was subsequently reinvested into the Series B Preferred Offering for 350 shares of Series B Preferred Stock and the related warrants to purchase 159,091 shares of Common Stock at an exercise price of $2.50. All of the foregoing shares of common stock are being offered for resale pursuant to this prospectus.

Series B Preferred Stock Issuance

On June 15, 2016, the Company entered into the Series B Purchase Agreement with accredited investors, pursuant to which the Company issued an aggregate of $20 million of Series B Preferred Stock with a conversion price of $1.10 and warrants to purchase 9,090,909 shares of Common Stock at an exercise price of $2.50. The warrants are immediately exercisable from the issuance date, for a period of two years, subject to certain conditions. The Company also issued to TRW and KES 7 Capital Inc., or KES#7, warrants to purchase 452,724 and 820,000 shares of common stock respectively, in addition to a cash fee of $500,000 to TRW, $150,000 of which was subsequently reinvested in the Series B Preferred Offering for 150 shares of Series B Preferred Stock and the related warrants to purchase 68,182 shares of Common Stock at an exercise price of $2.50 and $900,000 to KES7, in addition to certain fees and expenses associated with the transaction.

In connection with the Series B financing, the Company also entered into a registration rights agreement, or the Registration Rights Agreement, whereby the Company agreed to register, on behalf of the Purchasers, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Common Stock underlying the warrants. Pursuant to the terms of the Registration Rights Agreement, the Company must file a registration statement within one hundred twenty days of the closing and is required to obtain the effectiveness of such registration statement within one hundred and twenty calendar days following June 15, 2016 (or, in the event of a review by the Commission, the one hundred and eighty days). Pursuant to the terms of the Registration Rights Agreement, we are registering 18,965,243 shares of our common stock under the Securities Act, which includes anticipated dividends payable thereon over the next two-years, as well as an additional 8,863,653 shares of common stock with respect to the Series B Warrants and 820,000 shares of common stock with respect to KES7’s fee warrant. All of the foregoing shares of common stock are being offered for resale pursuant to this prospectus.

Additional Information

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 114.

Our Contact Information

Our principal office is located at 216 16th Street, Suite 1350, Denver, Colorado 80202, and our telephone number is (210) 999-5400. Our corporate website address is www.lilisenergy.com. Information contained on or accessible through our website, or any other website, is not, and will not be, a part of this prospectus and is not incorporated by reference into this prospectus.

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THE OFFERING

Common stock outstanding before this offering as of October 25, 2016:	19,013,602(1)

Securities offered for resale to the public by the selling stockholders:	40,993,017

Common stock outstanding after this offering (which assumes the full conversion or exercise of all securities being registered pursuant to this prospectus):	51,608,507

Use of proceeds:	We will not receive any proceeds from the sale of our common stock offered by the selling stockholders under this prospectus. We may, however, receive proceeds from certain warrants exercised by selling stockholders in the event that such warrants are exercised for cash. See “Use of Proceeds” beginning on page 34 of this prospectus.

OTCQB Venture Marketplace symbol:	Shares of our common stock are currently quoted on the OTCQB Venture Marketplace under the symbol “LLEX.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

Common stock splits:	On June 23, 2016, we effected a 1-for-10 reverse split of our issued and outstanding shares of common stock. All share and per share information in this prospectus gives effect to the 1-for-10 reverse split, retroactively.

The number of shares of common stock to be outstanding after this offering is based on 19,013,602 shares of common stock outstanding as of October 25, 2016. The number of shares of common stock to be outstanding after this offering does not include:

●	454,546 shares of common stock issuable upon conversion of Series B Preferred Stock not being registered in this offering; 1,378,093 shares of common stock issuable upon the exercise of warrants outstanding as of October 25, 2016, at a weighted average exercise price of $22.29 per share;

●	3,488,333 shares of common stock issuable upon the exercise of options outstanding as of October 25, 2016, at a weighted average exercise price of $2.69 per share;

●	217,448 shares of common stock reserved for future issuance under the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, or the 2016 Plan, as of October 25; and

●	159,583 restricted stock units outstanding as of October 25, 2016.

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RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, including the matters addressed in “Special Noted Regarding Forward-Looking Statements,” beginning on page 32, you should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes thereto, before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are not material, also may become important factors that affect us and impair our business operations. The occurrence of any of the events or developments discussed in the risk factors below could have a material and adverse impact on our business, results of operations, financial condition and cash flows, and in such case, our future prospects would likely be materially and adversely affected. If any of such events or developments were to happen, the trading price of our common stock and the value of the warrants could decline, and you could lose part or all of your investment. Further, our actual results could differ materially and adversely from those anticipated in our forward-looking statements as a result of certain factors. In addition, you should read and consider the other information in this prospectus and the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 114.

For purposes of this section, all share and per share amounts have been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding shares of our common stock on June 23, 2016, retroactively.

Risks Relating to Our Business

If we are not able to access additional capital in significant amounts, we may not be able to develop our current prospects and properties, or we may forfeit our interest in certain prospects and we may not be able to continue to operate our business.

We need significant additional capital to continue to operate our properties and continue operations. Currently, a significant portion of our revenue after field level operating expenses is required to be paid to our lenders as debt service.

In the near term, we intend to finance our capital expenditures with cash flow from operations, sales of non-core property assets, future issuance of debt and/or equity securities and entry into a new credit facility. Our cash flow from operations and access to capital is subject to a number of variables, including:

•	our estimated proved oil and natural gas reserves;

•	the amount of oil and natural gas we produce from existing wells;

•	the prices at which we sell our production;

•	the costs of developing and producing our oil and natural gas reserves;

•	our ability to acquire, locate and produce new reserves;

•	the ability and willingness of banks to lend to us; and

•	our ability to access the equity and debt capital markets.

We cannot assure you that our operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, our actual capital expenditures in 2016 could exceed our capital expenditure budget. In the event our capital expenditure requirements at any time are greater than the amount of capital we have available, we could be required to seek additional sources of capital, which may include refinancing existing debt, joint venture partnerships, production payment financings, sales of non-core property assets, offerings of debt or equity securities or other means. We cannot assure you that we will be able to obtain debt or equity financing on terms favorable, or at all.

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If we are unable to fund our capital requirements, we may be required to curtail our operations relating to the exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or may be otherwise unable to implement their development plan, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings. The occurrence of such events may prevent us from continuing to operate our business and our common stock and preferred stock may not have any value.

We have historically incurred losses and may not achieve future profitability.

There has been a precipitous decline in oil and natural gas prices during 2015 and into 2016. Accordingly, we expect to continue to face liquidity constraints. Our cash flows are negatively impacted by lower realized oil and natural gas sales prices and the significant decline in oil and natural gas prices also increases the uncertainty as to the impact of commodity prices on our estimated proved reserves.

Moreover, we have historically incurred losses from operations during our history in the oil and natural gas business.  We have reported net operating losses during the three and six months ended June 30, 2016 and for the past five years. This history of operating losses, along with the recent decrease in commodity prices, may adversely affect our ability to access the capital we need to continue operations. We had a cumulative deficit of approximately $204.2 million as of June 30, 2016 and $180.9 million and $147.8 million as of December 31, 2015 and 2014, respectively.  Many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties.  Our ability to be profitable in the future will depend on successfully addressing our near-term capital need to refinance our term loan indebtedness and fund our 2016 capital budget, and implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control.  Even if we become profitable on an annual basis, our profitability may not be sustainable or increase on a periodic basis.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements included in this prospectus, describing the existence of substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern has been an issue raised as a result of our history of operating losses, along with the recent decrease in commodity prices. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. At June 30, 2016, we had a negative working capital balance and a cash balance of approximately $10.1 million and $6.5 million, respectively. At December 31, 2015, we had a negative working capital balance and a cash balance of approximately $15.5 million and $110,000, respectively. However, due to the completion of the merger with Brushy, the conversion of the Convertible Notes, Debentures and Series A Preferred in full, the completion of the Series B Preferred Offering, our entry into the Credit and Guarantee Agreement and the resulting pay off of Independent Bank, and the acquisition of additional producing wells and properties, as of October 25, 2016, our cash balance was approximately $16.7 million. As a result of these transactions, we believe we have mitigated substantial doubt about the Company’s ability to continue as a going concern. Still, our ability to continue as a going concern is subject to our ability to obtain appropriate financing from sources other than our operations. We continue to pursue additional capital, potential merger candidates, or funding sources which may offer improved opportunities to obtain capital to continue our current operations, further develop our properties, acquire oil and gas properties and to cure any current liabilities deficiencies . We are also evaluating asset divestiture opportunities to provide capital to reduce our indebtedness.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

As of June 30, 2016, our total outstanding debt under our 12.0% unsecured subordinated convertible notes, or Convertible Notes, was $1.35 million. On September 29, 2016, we entered into the Credit and Guarantee Agreement between us, the Guarantors, the Lenders party thereto and TRW as collateral agent, and paid off Brushy’s outstanding debt with Independent Bank in full, and thereby releasing our guaranty to Independent Bank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In connection with our entry into the Credit and Guarantee Agreement, holders of our 12.0% Convertible Notes converted principal and interest in full into 1,772,456 shares of common stock. We currently guarantee and have substantially all of our assets secured by the Credit and Guarantee Agreement in an aggregate amount of approximately $31 million, due October 1, 2019. We also have a $1.0 million promissory note outstanding to Brushy’s former subordinated lender due June 30, 2019. Further, we have $2.0 million conditionally redeemable preferred stock currently valued at $1.95 million. Our degree of leverage could have important consequences, including the following:

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•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;

•	as we have pledged most of our oil and natural gas properties and the related equipment, inventory, accounts and proceeds as collateral for the borrowings under Brushy’s credit facility, they may not be pledged as first lien collateral for other borrowings and would be at risk in the event of a default thereunder;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	we are vulnerable in the present downturn in general economic conditions and in our business, and we will likely be unable to carry out capital spending and exploration activities that are currently planned; and

•	we may from time to time be out of compliance with covenants under our debt agreements, which will require us to seek waivers from our lenders, which may be difficult to obtain.

We may incur additional debt, including secured indebtedness, or issue preferred stock in order to maintain adequate liquidity and develop and acquire properties to the extent desired. A higher level of indebtedness and/or preferred stock increases the risk that we may default on our obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, natural gas and oil prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets, the number of shares of capital stock we have authorized, unissued and unreserved and our performance at the time we need capital.

Our disclosure controls and procedures and internal controls over financial reporting may not detect errors or potential acts of fraud.

Our management does not expect that our disclosure controls and procedures and internal controls will prevent all possible errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are being met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls are evaluated relative to their costs. Because of the inherent limitations in all control systems, no evaluation of our controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part upon the likelihood of future events, and any design may not succeed in achieving its intended goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions, or the degree of compliance with our policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

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Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC to implement Section 404, we are required to furnish a report by our management to include in this prospectus regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

As of December 31, 2015, management has concluded that our internal control over financial reporting was not effective. We may discover additional areas of our internal control over financial reporting which may require improvement. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price. Management is currently working to improve its internal controls. As of the date of this report, we have not fully remediated this risk.

If oil or natural gas prices decrease or exploration and development efforts are unsuccessful, wells in progress are deemed unsuccessful, or major tracts of undeveloped acreage expire, or other similar adverse events occur, we may be required to write-down the carrying value of our developed properties.

We use the full cost method of accounting whereby all costs related to the acquisition and development of oil and natural gas properties are capitalized into a single cost center referred to as a full cost pool. These costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling wells, completing productive wells, or plugging and abandoning non-productive wells, costs related to expired leases, or leases underlying producing and non-producing wells, and overhead charges directly related to acquisition and exploration activities. Under the full cost method of accounting, capitalized oil and natural gas property that comprise the full cost pool, less accumulated depletion and net of deferred income taxes, may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves. This ceiling test is performed at least quarterly.  Should the capitalized costs of the full cost pool exceed this ceiling, we would recognize an impairment expense. During the year ended December 31, 2015, we recognized an impairment expense of $24.48 million due to the lower commodity prices and lack of capital to develop our undeveloped oil and gas properties. Future write-downs could occur for numerous reasons, including, but not limited to continued reductions in oil and gas prices that lower the estimate of future net revenues from proved oil and natural gas reserves, revisions to reserve estimates, or from the addition of non-productive capitalized costs to the full cost pool that do not result in corresponding increase in oil and gas reserves. Impairments of plugging and abandonment of wells in progress are other areas where costs may be capitalized into the full cost pool, without any corresponding increase in reserve values; as such, these situations could result in future additional impairment expenses.

If commodity prices stay at current 2016 levels or decline further, we could incur full cost ceiling impairments in future quarters. Because the ceiling calculation uses rolling 12-month average commodity prices, the effect of lower quarter-over-quarter prices in 2016 compared to 2015 is a lower ceiling value each quarter. This may result in ongoing impairments each quarter until prices stabilize or improve. Impairment charges would not affect cash flow from operating activities, but would adversely affect our net income and stockholders’ equity.

Our estimated reserves are based on many assumptions that may prove inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves which could adversely affect business, results of operations, financial condition and our ability to make cash distributions to shareholders.

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In order to prepare estimates, we must project production rates and the timing of development expenditures and analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Although the reserve information contained herein is reviewed by independent reserve engineers, estimates of oil and natural gas reserves are inherently imprecise.

Further, the present value of future net cash flows from proved reserves may not be the current market value of estimated oil and natural gas reserves. In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on the 12-month average oil and gas index prices, calculated as the un-weighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties.

Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor we used when calculating discounted future net cash flows for reporting requirements in compliance with the FASB in Accounting Standards Codification, which is referred to as ASC, 932 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Oil and natural gas prices are highly volatile, and our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.

Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	acts of war or terrorism;

•	political conditions and events, including embargoes, affecting oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

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Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value.  Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas that we sell.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  In addition, we may need to record asset carrying value write-downs if prices fall.  A significant decline in the prices of natural gas or oil could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Hedging transactions may limit our potential gains or result in losses.

In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time, we may enter into derivative contracts that economically hedge our oil and gas price on a portion of our production.  These contracts may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract.  In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

•	our production and/or sales of oil or natural gas are less than expected;

•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or

•	the other party to the hedging contract defaults on its contract obligations.

Hedging transactions we may enter into may not adequately protect us from declines in the prices of oil and natural gas.  In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

As of June 30, 2016, we had no hedging agreements in place.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of our drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of future multi-year drilling activities on existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations previously identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Drilling for oil and natural gas is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will depend on the success of our drilling program. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to current drilling prospects.

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The budgeted costs of planning, drilling, completing and operating wells are often exceeded and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons, or is drilled at all. Exploration wells endure a much greater risk of loss than development wells. The analogies drawn from available data from other wells, more fully explored locations or producing fields may not be applicable to current drilling locations. If actual drilling and development costs are significantly more than the current estimated costs, we may not be able to continue operations as proposed and could be forced to modify drilling plans accordingly. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond our control, including:

●	unexpected or adverse drilling conditions;

●	elevated pressure or irregularities in geologic formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	compliance with governmental requirements; and

●	shortages or delays in the availability of drilling rigs, crews, and equipment.

If we decide to drill a certain location, there is a risk that (i) no commercially productive oil or natural gas reservoirs will be found or produced, or (ii) we may drill or participate in new wells that are not productive or drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. A productive well may become uneconomical if water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. Our overall drilling success rate or drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in production and revenues and materially harm operations and financial condition by reducing available cash and resources. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.

Because of the risks and uncertainties of our business, future performance in exploration and drilling may not be comparable to our historical performance.

Financial difficulties encountered by our oil and natural gas purchasers, third party operators or other third parties could decrease cash flow from operations and adversely affect exploration and development activities.

We derive essentially all of our revenues from the sale of our oil and natural gas to unaffiliated third party purchasers, independent marketing companies and mid-stream companies. Any delays in payments from such purchasers caused by financial problems encountered by them will have an immediate negative effect on our results of operations and cash flows.

Liquidity and cash flow problems encountered by our working interest co-owners or the third party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project. Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs. We cannot assure you that we would be able to obtain the capital necessary to fund these contingencies.

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Prospects in which we decide to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest and contains what we believe, based on available reservoir, seismic and/or geological information, to be indications of commercial oil or natural gas.  Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional technical assessment, data acquisition and/or seismic data processing and interpretation.  There is no definitive method to predict in advance of drilling and testing and wider-scale development whether any particular prospect will yield oil or natural gas in sufficient quantities to be economically viable.  The use of reservoir, geologic and seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  The analysis we perform using data from other wells, more fully explored prospects or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

Our industry is highly competitive, which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas.

We operate in a highly competitive environment. In addition to capital, the principle resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;
•	drilling rigs and related equipment to explore for such reserves; and
•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than ours.  Such capital, materials and resources may not be available when needed.  If we are unable to access capital, material and resources when needed, we risk suffering a number of adverse consequences, including:

•	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;
•	loss of reputation in the oil and gas community;
•	inability to retain staff;
•	inability to attract capital;
•	a general slowdown in our operations and decline in revenue; and
•	decline in market price of our common shares.

Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

We may use seismic studies to assist with assessing prospective drilling opportunities on current properties, as well as on properties that we may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

One of our growth strategies is to pursue selective acquisitions of undeveloped acreage potentially containing oil and natural gas reserves.  If we choose to pursue an acquisition, we will perform a review of the target properties; however, these reviews are inherently incomplete as they are based on the quality, availability and interpretation of the reviewed data, the acumen and the assumptions of the evaluation personnel.  Generally, it is not feasible to review in depth every individual property, well, facility and/or file involved in each acquisition.  Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential.  We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties. If we acquire properties with risks or liabilities that were unknown or not assessed correctly, financial condition, results of operations and cash flows could be adversely affected as claims are settled and cleanup costs related to these liabilities are incurred.

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We may incur losses or costs as a result of title deficiencies in the properties in which we invest.

If an examination of the title history of a property that we purchased reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, however, it is the normal practice in the oil and natural gas industry the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. Failure to cure any title defects may adversely impact our ability in the future to increase production and reserves. In the future, we may suffer a monetary loss from title defects or title failure. Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss which could adversely affect our financial condition, results of operations and cash flows.

Our producing properties and operations are located in a limited number of geographic areas, which exposes us to various risks, including the risk of damage or business interruptions from natural disasters or weather events.

All of our estimated proved reserves at June 30, 2016, the majority of our 2016 and all of our 2015 and 2014 sales were generated in the DJ Basin in southeastern Wyoming, northeastern Colorado and southwestern Nebraska. As a result of the merger with Brushy, we acquired properties and operations in Texas, Oklahoma and New Mexico.

Although these areas are well-established oilfield infrastructures, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area.

In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions.  Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties.  Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

Our operational risk is concentrated due to our reliance on a small number of wells, operators and oil and gas purchasers.

We have concentrated operational risks both in terms of producing oil and gas properties, the operators we use and in the purchasers of our oil and gas production. An operational failure by an operator, the decline of production from a property and the termination of a contractual agreement with an operator or purchaser could have a material negative impact on our company. Our properties are located in areas where we have multiple markets for our oil and gas. As such, the loss of any single purchaser will not have a material impact with our ability to sell our oil and gas.

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We will not be the operator on all of our drilling locations, and, therefore, we will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

Currently, we are the operator of our Permian assets, but do not control all our DJ development. As we carry out our exploration and development programs, we may enter into arrangements with respect to existing or future drilling locations that result in a greater proportion of locations being operated by others. As a result, we may have limited ability to exercise influence over the operations of the drilling locations operated by our partners. Dependence on the operator could prevent us from realizing target returns for those locations. The success and timing of exploration and development activities operated by our partners will depend on a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	approval of other participants in drilling wells;
•	selection of technology; and
•	the rate of production of reserves, if any.

This limited ability to exercise control over the operations of some of drilling locations may cause a material adverse effect on results of operations and financial condition.

The marketability of our production is dependent upon transportation and processing facilities over which we may have no control.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems, rail service, and processing facilities in addition to competing oil and gas production available to third-party purchasers. We deliver crude oil and natural gas produced from these areas through trucking, gathering systems and pipelines, some of which we do not own. The lack of availability of capacity on third-party systems and facilities could reduce the price offered for our production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our production through firm transportation arrangements, third-party systems and facilities may be temporarily unavailable due to market conditions or mechanical reliability or other reasons, including adverse weather conditions or work-loads. Activist or other efforts may delay or halt the construction of additional pipelines or facilities. Third-party systems and facilities may not be available to us in the future at a price that is acceptable to us. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities, could delay production, thereby harming our business and, in turn, our results of operations, cash flows, and financial condition.

Our success is influenced by oil, natural gas, and NGL prices in the specific areas where we operate, and these prices may be lower than prices at major markets.

Regional natural gas, condensate, oil and NGLs prices may move independently of broad industry price trends. Because some of our operations are located outside major markets, we are directly impacted by regional prices regardless of Henry Hub, WTI or other major market pricing.

Unless we find new oil and gas reserves to replace actual production, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations.

Producing oil and gas reservoirs generally are characterized by declining production rates and depletion that vary depending upon reservoir characteristics subsurface and surface pressures and other factors. Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently obtaining additional reserves. We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

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Part of our strategy involves drilling in existing or emerging unconventional shale plays using available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion execution risks and drilling results may not meet our economic expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

Unconventional operations involve utilizing drilling and completion techniques as developed by us and our service providers.  Risks that we face while drilling include, but are not limited to, not reaching the desired objective due to drilling problems, not landing our wellbore in the desired drilling zone or specific target, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore.  Risks that we face while completing our wells include, but are not limited to, mechanical integrity, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations, proper design and engineering versus reservoir parameters, and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

Our experience with horizontal well applications utilizing the latest drilling and completion techniques specifically in the Niobrara and/or Codell formations is limited; however, we contract with local experts in the area to design, plan and conduct our drilling and completion operations.  Ultimately, the success of these drilling and completion techniques can only be developed over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of undeveloped properties and the value of our undeveloped acreage could decline in the future.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.

The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of and demand for rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have increased activity which has resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and delays in the areas where we operate. If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Terrorist attacks aimed at energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, customer facilities, the infrastructure depended upon for transportation of products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

We are exposed to operating hazards and uninsured risks.

Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;
•	negligence of personnel,
•	inclement weather;

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•	pipe or equipment failure;
•	abnormally pressured formations; and
•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to our company from:

•	injury or loss of life;
•	significantly increased costs;
•	severe damage to or destruction of property, natural resources and equipment;
•	pollution or other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation;
•	penalties and suspension of operations; or
•	attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some, but not all, of these risks.  Our insurance may not be adequate to cover these losses or liabilities.  We do not carry business interruption insurance. Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions, operator priorities, and weather conditions.  These curtailments can last from a few days to many months, any of which could have an adverse effect on our results of operations.

We may not have enough insurance to cover all of the risks faced and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks faced. We do not carry business interruption insurance. We may elect not to carry insurance if management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. The impact of natural disasters or weather events in the areas where we operate has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we hold an interest. In the projects in which we own a non-operating interest directly, the operator for the prospect maintains insurance of various types to cover operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on financial condition and results of operations.

Failure to adequately protect critical data and technology systems could materially affect our operations.

Information technology solution failures, network disruptions and breaches of data security could disrupt our operations by causing delays or cancellation of customer orders, impeding processing of transactions and reporting financial results, resulting in the unintentional disclosure of customer, employee or our information, or damage to our reputation. There can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition, results of operations or cash flows.

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We may not be able to keep pace with technological developments in the industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we are in a position to do so. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies used now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, the business, financial condition, and results of operations could be materially adversely affected.

We have limited management and staff and will be dependent upon partnering arrangements.

We had 20 employees as of August 31, 2016 and two part-time employees.  We leverage the services of independent consultants and contractors to perform various professional services, including engineering, oil and gas well planning and supervision, and land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third-party consultants and service providers creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed; and
•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price could be materially adversely affected.

Our business may suffer with the loss of key personnel.

We depend to a large extent on the services of certain key management personnel, including Abraham Mirman, Chief Executive Officer, Michael Pawelek, President, and other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

We have an active board of directors that meets several times throughout the year and is intimately involved in the business and the determination of various operational strategies. Members of our board of directors work closely with management to identify potential prospects, acquisitions and areas for further development. If any directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, operations may be adversely affected.

We may be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.

Our business strategy is based on our ability to acquire additional reserves, properties, prospects and leaseholds.  The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;
•	future oil and natural gas prices and their appropriate differentials;
•	well and facility integrity;
•	development and operating costs;
•	regulatory constraints and plans; and

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•	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain.  In connection with these assessments, we perform a review of the subject properties.  Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.  We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

Significant acquisitions and other strategic transactions may involve other risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
•	challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
•	difficulty associated with coordinating geographically separate organizations;
•	challenge of attracting and retaining capable personnel associated with acquired operations; and
•	failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business.  Members of our senior management and other staff may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business.   If our senior management and staff are not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Significant growth in the size and scope of our operations would place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial staff and control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

We may face difficulties in securing and operating under authorizations and permits to drill, complete or operate our wells.

The recent growth in oil and gas exploration in the United States has drawn intense scrutiny from environmental and community interest groups, regulatory agencies and other governmental entities. As a result, we may face significant opposition to, or increased regulation of, our operations, that may make it difficult or impossible to obtain permits and other needed authorizations to drill, complete or operate, result in operational delays, or otherwise make oil and gas exploration more costly or difficult than in other countries.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.

In December 2009, the Environmental Protection Agency, or the EPA, determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes.  Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act.  The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources.  The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States on an annual basis, including petroleum refineries, as well as certain onshore oil and natural gas production facilities.

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Also, on September 18, 2015, the EPA published proposed regulations that would build on the existing New Source Performance Standards, or the NSPS OOOO, promulgated by the EPA in 2012, as amended in 2013 and 2014. The proposed regulations directly regulate methane and volatile organic compound, or VOC, emissions from various types of new and modified oil and gas sources.  Some of those sources are already regulated under NSPS OOOO, while others, like hydraulically fractured oil wells, pneumatic pumps, and certain equipment and components at gas well sites and compressor stations, would be covered for the first time.  On March 10, 2016, moreover, the EPA announced that it is moving towards issuing performance standards for methane emissions from existing oil and gas sources.  The agency said that it will “begin with a formal process (i.e., an Information Collection Request) to require companies operating existing oil and gas sources to provide information to assist in the development of comprehensive regulations to reduce methane emissions.”

In June 2014, the United States Supreme Court’s holding in Utility Air Regulatory Group v. EPA upheld a portion of EPA’s greenhouse gas, or GHG, stationary source permitting program, but also invalidated a portion of it. The Court held that stationary sources already subject to the Prevention of Significant Deterioration, or PSD, or Title V permitting programs for non-GHG criteria pollutants remain subject to GHG Best Available Control Technology and major source permitting requirements, but ruled that sources cannot be subject to the PSD or Title V major source permitting programs based solely on GHG emission levels. As a result, on August 12, 2015, the EPA eliminated from its PSD and Title V regulations the provisions that subjected sources to the PSD or Title V programs based solely on GHG emission levels.  The EPA likewise said that, in the future, it will “further revise the PSD and Title V regulations in a separate rulemaking to fully implement” the Utility Air Regulatory Group judgment. The judgment does not prevent states from considering and adopting state-only major source permitting requirements based solely on GHG emission levels.

In addition, the U.S. Congress has from time to time considered adopting legislation to reduce GHG emissions and almost one-half of the states have already taken legal measures to reduce GHG emissions, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs.  Most of these GHG cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances.  The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal.

The adoption of legislation or regulatory programs to reduce GHG emissions could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements.  Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, NGLs, and natural gas we produce.  Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on our business, financial condition and results of operations.  Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events.  If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

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Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production by providing and linking up induced flow paths for the oil and/or gas contained in the rocks. We routinely use hydraulic fracturing techniques in many of our drilling and completion programs. The process is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel fuel under the federal Safe Drinking Water Act, or the SDWA. In addition, proposed legislation (H.R. 1482) has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. Under the proposed legislation, this information would be available to the public via the internet, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. As discussed above, the Bureau of Land Management (“BLM”), on March 20, 2015, issued its final regulations for hydraulic fracturing on federal and tribal lands. The new regulations require, among other things, disclosure of chemicals, annulus pressure monitoring, flow back and produced water management and storage, and more stringent well integrity measures associated with hydraulic fracturing operations on public land. On June 21, 2016, however, the U.S. District Court for the District of Wyoming enjoined BLM from enforcing the regulations, concluding that the agency lacked the authority to issue them. BLM appealed that decision to the U.S. Court of Appeals for the Tenth Circuit. The appeal is pending.

In addition, on June 13, 2016, under the Clean Water Act, the EPA finalized a rule (effective August 29, 2016) that prohibits the discharge of oil and gas wastewaters to publicly-owned treatment works.

At the state level, some states have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities.  Some counties in Colorado, for instance, have amended their land use regulations to impose new requirements on oil and gas development, while other local governments have entered memoranda of agreement with oil and gas producers to accomplish the same objective. Beyond that, in 2012, Longmont, Colorado prohibited the use of hydraulic fracturing. The oil and gas industry filed a lawsuit challenging that ban in court. The industry prevailed on summary judgment against Longmont and the environmental intervenors. That decision is currently on appeal. In November 2013, four other Colorado cities and counties passed voter initiatives either placing a moratorium on hydraulic fracturing or banning new oil and gas development. These initiatives too are the subject of pending legal challenge or appeal.

While these state and local land use initiatives cover areas with little recent or ongoing oil and gas development, they could lead opponents of hydraulic fracturing to push for statewide referendums, especially in Colorado. If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

The White House Council on Environmental Quality has been coordinating an administration-wide review of hydraulic fracturing practices and a committee of the U.S. House of Representatives has conducted an investigation of hydraulic fracturing practices. Furthermore, a number of federal agencies are analyzing, or have been requested to review, environmental issues associated with hydraulic fracturing. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater. In June of 2015, the EPA released an “external review draft” of the study and, in it, said that shale development has not led to “widespread, systemic” problems with groundwater. On August 11, 2016, the EPA Science Advisory Board issued comments on the external review draft, finding that “the EPA did not support quantitatively its conclusion about lack of evidence for widespread, systemic impacts of hydraulic fracturing on drinking water resources, and did not clearly describe the system(s) of interest (e.g., groundwater, surface water), the scale of impacts (i.e., local or regional), nor the definitions of ‘systemic’ and ‘widespread.’” The final version of the study is pending. These ongoing studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

The EPA also issued an advance notice of proposed rulemaking and undertook a public participation process under the Toxic Substances Control Act to seek comment on the information that should be reported or disclosed for hydraulic fracturing chemical substances and mixtures and the mechanisms for obtaining this information. Additionally, on January 7, 2015, several national environmental advocacy groups filed a lawsuit requesting that the EPA add the oil and gas extraction industry to the list of industries required to report releases of certain “toxic chemicals” under the Emergency Planning and Community Right-to-Know Act’s Toxics Release Inventory, or TRI, program. On October 22, 2015, the EPA took action on the Environmental Integrity Project’s October 24, 2012 petition to impose TRI reporting requirements on various oil and gas facilities. The EPA granted the petition in part, by proposing to add natural gas processing facilities to the scope of the TRI program, but rejected the rest of the petition. On December 15, 2015, in light of that decision, the environmental advocacy groups that had commenced the lawsuit opted to voluntarily dismiss it.

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Current water regulation relating to hydraulic fracturing, particularly water source and groundwater regulation, could result in increased operational costs, operating restrictions and delays.

Hydraulic fracturing uses large amounts of water. It can require between three to five million gallons of water per horizontal well. We may face regulatory concerns in both the sourcing and the discharge of water used in hydraulic fracturing. In addition, hydraulic fracturing produces water discharges that must be treated and disposed of in accordance with applicable regulatory requirements.

First, as to sourcing water for hydraulic fracturing, we will need to secure water from the local water supply or make alternative arrangements. In order to source water from the local water supply for hydraulic fracturing we may need to pay premium rates and be subject to a lower priority if the local area becomes subject to water restrictions. We may also seek water from alternative providers supporting the hydraulic fracturing industry. If we have an insufficient water supply, we will be unable to engage in hydraulic fracturing until such supply is located.

Second, hydraulic fracturing results in water discharges that must be treated and disposed of in accordance with applicable regulatory requirements. Environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse effect on operations and financial performance. Our ability to remove and dispose of water will affect production, and the cost of water treatment and disposal may affect profitability. The imposition of new environmental initiatives and regulations could also include restrictions on our ability to conduct hydraulic fracturing or disposal of produced water, drilling fluids and other substances associated with the exploration, development and production of gas and oil.

Proposed tax and other legislation may materially impact our financial performance.

On February 9, 2016, the President of the United States released the 2017 Budget Proposal. Targeted tax changes include: (i) a $10.25 per barrel tax on crude oil; (ii) increases in the oil spill liability trust fund financing; (iii) reinstatement of superfund taxes; and (iv) the elimination of certain fossil fuel tax preferences, such as the enhanced oil recovery credit, the credit for oil and gas produced from marginal wells, expensing of intangible drilling costs, the deduction for tertiary injectants, percentage depletion for oil and natural gas wells, and the domestic manufacturing deduction for oil and natural gas production; and (v) increasing the geological and geophysical amortization period for independent producers to seven years. Any of these tax changes could have a material impact on our financial performance.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•	land use restrictions;
•	lease permit restrictions;
•	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
•	spacing of wells;
•	unitization and pooling of properties;
•	safety precautions;
•	operational reporting; and
•	taxation.

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Under these laws and regulations, we could be liable for:

•	personal injuries;
•	property and natural resource damages;
•	well reclamation cost; and
•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated. See “Business—Government Regulations” for a more detailed description of regulatory laws covering our business.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of a permit before drilling or facility mobilization and commissioning, or injection or disposal commences;
•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production and processing activities, including new environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;
•	incurrence of investigatory or remedial obligations; and
•	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.  Our permits require that we report any incidents that cause or could cause environmental damages. See “Business—Government Regulations” for a more detailed description of the environmental laws covering our business.

We may have failed to make adequate provisions for withholding of income, FICA and other taxes from employee compensation and consequently may have an under-funded obligation with respect to such taxes, including related interest and penalties.

We may have failed to make adequate provisions for withholding of income, FICA and other taxes with respect to 128,750 shares of stock-based employee compensation from 2012 through the end of 2015. Consequently, we may have an under-funded obligation with respect to such taxes, including related interest and penalties. Any such under-funded obligation could have material and adverse consequences to the financial condition and operations of our company.

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Risks Relating to Our Operations Following the Merger with Brushy Resources, Inc.

We may not be able to successfully integrate our businesses and that of Brushy following the merger.

The merger with Brushy was completed on June 23, 2016. However, the success of the merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Prior to the completion of the merger, we and Brushy operated independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger, potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger and performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The combined company could incur substantial expenses related to the integration of us and Brushy.

We expect that the combined company will incur substantial expenses in connection with integrating our respective businesses, policies, procedures, operations, technologies and systems. There are a large number of systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. There are a number of factors beyond the control of either party that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger, and accordingly, any net benefits may not be achieved in the near term or at all. These integration expenses may result in the combined company taking significant charges against earnings following the completion of the merger.

We will incur significant transaction, merger-related and restructuring costs in connection with the merger.

We expect to incur costs associated with combining Brushy’s operations with our own, as well as transaction fees and other costs related to the merger. The combined company also will incur restructuring and integration costs in connection with the merger. We are in the early stages of assessing the magnitude of these costs and additional unanticipated costs may be incurred in the integration of our businesses. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either us or Brushy or the combined company. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all.

Our merger with Brushy may not achieve its intended results.

We entered into the merger agreement with the expectation that the merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the business of Brushy is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.

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Our business plan after consummation of the merger includes substantial capital requirements which may require additional debt or equity financing if we cannot operate profitably or generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue operations, then we may be forced to curtail or even cease our operations. We expect to make substantial capital expenditures for the acquisition, development, production and exploration of our oil and gas properties in order to fully realize our business plan. Moreover, additional capital will be required to fund financing costs, costs associated with general and administrative expenses and other working capital needs.

Our capital requirements will depend on numerous factors, and we cannot predict accurately the exact timing and amount of our capital requirements. We expect to depend in large part on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing costs or, if capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to curtail or even cease operations.

Failure to retain key employees and skilled workers could adversely affect us following the merger.

Our performance following the merger could be adversely affected if the combined company is unable to retain certain key employees and skilled workers of either us or Brushy. The loss of the services of these key employees and skilled workers could adversely affect our future operating results because of their experience and knowledge of ours and Brushy’s business, respectively. In addition, current and prospective employees of us and Brushy may experience uncertainty about their future roles with the combined company until well after the merger is completed. This may adversely affect the ability of us to attract and retain key personnel, which could adversely affect our performance following the merger.

The combined company will record oil and gas properties that could become impaired and adversely affect the combined company’s operating results.

The merger has been accounted for as a purchase by us in accordance with accounting principles generally accepted in the United States with our company as the acquiror. Under the acquisition method of accounting, the assets and liabilities of Brushy were recorded, at the date of the merger, at their respective fair values and added to those of our company. Our reported financial condition and results of operations issued after completion of the merger reflect Brushy balances and results of operations after completion of the merger, but are not being restated retroactively to reflect the historical financial position or results of operations of Brushy for periods prior to the merger. Following completion of the merger, the earnings of the combined company reflect purchase accounting adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-122.

Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date the merger is effective. To the extent the value of any acquired assets becomes impaired in the future, the combined Company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

The unaudited pro forma condensed combined financial information and prospective financial information included in this prospectus are presented for illustrative purposes only and do not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of us and Brushy prior to the merger or that of the combined company following the merger for several reasons. The actual financial positions and results of operations of us and Brushy prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this prospectus may not prove to be accurate and may be affected by other factors, including the consummation of the transactions that are closing conditions of the merger. Any significant changes in the share price of our common stock may cause a significant change in the purchase price and the pro forma financial information.

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Risks Relating to This Offering

We face significant penalties and damages in the event the registration statement of which this prospectus forms a part is not declared effective within required time limits or such registration statement is subsequently suspended or terminated.

Certain of the selling stockholders that are offering shares of our common stock through this prospectus have entered into a registration rights agreement with us, dated June 15, 2016, which we refer to as the Registration Rights Agreement. In connection with the Registration Rights Agreement, we have agreed to register the shares of common stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Series B Warrants to purchase common stock under the Securities Act, for resale by such investors, which foregoing securities are being registered in the registration statement of which this prospectus forms a part. We have committed to file a registration statement on Form S-1 by the 120th day following the closing of the offering and to cause the registration statement to become effective by the 120th day following the closing (or, in the event of a “full review” by the Securities and Exchange Commission, the 180th day following the closing). The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including, but not limited to, the failure by us to cause the registration statement to become effective by the deadlines set forth above. The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by an investor for the Registrable Securities (as defined in the Registration Rights Agreement) affected by the event that are still held by such investor upon the occurrence of the event, due on the date immediately following the event that caused such failure, subject to a maximum of an aggregate of 3% per year. If we fail to pay any liquidated damages in full within seven days after the date payable, we are required to pay interest thereon at a rate of 12% per annum until paid in full. In the event the registration statement of which this prospectus forms a part is not declared effective within the required time limits set forth above, or such registration statement is subsequently suspended or terminated, or we otherwise fail to meet certain requirements set forth in the Registration Rights Agreement, we could be required to pay significant penalties which could adversely affect our cash flow and cause the value of our securities to decline in value.

If the selling stockholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling stockholders are offering up to 40,993,017 shares of our common stock through this prospectus. Should the selling stockholders decide to sell our shares at a price below the current market price at which they are quoted, such sales will cause that market price to decline. Moreover, we believe that the offer or sale of a large number of shares at any price may cause the market price to fall. A steep decline in the price of our common stock would adversely affect our ability to raise additional equity capital, and even if we were successful in raising such capital, the terms of such raise may be substantially dilutive to current stockholders.

If, and when, the shares of common stock underlying the shares of Series B Preferred and outstanding warrants are issued, our shareholders will experience immediate and substantial dilution in the book value of their investment.

As of October 25, 2016, we had 19,013,602 shares of common stock issued and outstanding. If, and when, the common stock being registered pursuant to this prospectus is issued upon conversion or exercise of the shares of Series B Preferred, the Series B Warrants, the Note Warrants and the Fee Warrant, as described in this prospectus, the number of shares of our common stock issued and outstanding could increase by as much as 200%. Conversion of all or a portion of such securities and/or exercise of all or a portion of our other outstanding derivative securities would have a substantial and material dilutive effect on our existing stockholders and on our earnings per share. In addition, sale of such shares of common stock could have a materially adverse impact on the trading price of our common stock.

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None of the proceeds from the sale of shares of common stock by the selling stockholders in this offering will be available to fund our operations or to pay dividends.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. The selling stockholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale will be available to fund our operations, capital expenditures or acquisition opportunities or to pay dividends. See “Use of Proceeds” beginning on page 34.

Risks Relating to Our Securities

The trading price of our common stock may be volatile and the market value of our common stock could decline if large amounts of our common stock are sold following the merger.

The trading price of shares of our common stock has from time to time fluctuated widely and in the future our common stock may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this prospectus, as well as our operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events.

Furthermore, in recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have an extremely negative effect on the market price of our common stock.

Moreover, following the merger, stockholders of our company and former stockholders of Brushy will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of us and Brushy may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which our common stock is included. If, following the merger, large amounts of shares of our common stock is sold, the price of our common stock could decline.

Further offerings of debt by us, which would be senior to our common stock upon liquidation, and/or preferred stock, which would be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may from time to time issue additional debt securities in connection with any number of activities, including strategic acquisitions, repayment of debt, capital expenditures and other uses. Upon liquidation, holders of such debt securities and lenders with respect to other borrowings by us will receive distributions of our available assets prior to the holders of our common stock.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

In addition, offerings of our common stock or of securities linked to our common stock may dilute the holdings of our existing common stockholders or reduce the market price of our common stock. Holders of our common stock are not entitled to preemptive rights.

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There is a limited public market for our shares and an active trading market or a specific share price may not be established or maintained.

Recently, we were listed on the Nasdaq Capital Market, or the Nasdaq. However, on May 26, 2016, our common stock was suspended from trading on the Nasdaq and immediately began trading on the OTCQB Venture Marketplace, or the OTCQB. On July 29, 2016, the Nasdaq announced that it will delist our common stock and file a Form 25 with the Securities and Exchange Commission. The Form 25 was subsequently filed on August 1, 2016, and the delisting became effective on August 11, 2016.

While our common stock trades on the OTCQB, trading activity in our common stock generally occurs in small volumes each day.  The value of our common stock could be affected by:

•	actual or anticipated variations in our operating results;
•	the market price for crude oil;
•	changes in the market valuations of other oil and gas companies;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	adoption of new accounting standards affecting our industry;
•	additions or departures of key personnel;
•	sales of our common stock or other securities in the open market;
•	actions taken by our lenders or the holders of our convertible debentures;
•	changes in financial estimates by securities analysts;
•	conditions or trends in the market in which we operate;
•	changes in earnings estimates and recommendations by financial analysts;
•	our failure to meet financial analysts’ performance expectations; and
•	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our common stock.  These fluctuations may have an extremely negative effect on the market price of our common stock and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our common stock in the open market.  In these situations, you may be required either to sell at a market price which is lower than your purchase price, or to hold our common stock for a longer period of time than you planned.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or oil and gas properties by using our common stock as consideration.

If an orderly and active trading market for our securities does not develop or is not sustained, the value and liquidity of your investment in our securities could be adversely affected.

An active or liquid market in our common stock or securities exercisable or convertible for our common stock does not currently exist and might not develop or, if it does develop, it might not be sustainable. The last reported sale price of our common stock on the OTCQB on October 25, 2016 was $3.48 per share. The historic bid and ask quotations for our common stock, however, should not be viewed as an indicator of the current or historical market price for our common stock nor as an indicator of the market price for our common stock if our common stock were to be listed on a national securities exchange. The offering price for our securities as issued by us from time to time is determined through discussions between us and the prospective investor(s), with reference to the most recent closing price of our common stock on the OTCQB, and may vary from the market price of our securities following any offering. Further, our trading volume on the OTCQB has been generally very limited.

If an active public market for our common stock develops, we expect the market price may be volatile, which may depress the market price of our securities and result in substantial losses to investors if they are unable to sell their securities at or above their purchase price.

If an active public market for our common stock develops, we expect the market price of our securities to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

●	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

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●	announcements of technological innovations or new products by us or our existing or future competitors;

●	the timing and development of our products;

●	general and industry-specific economic conditions;

●	actual or anticipated fluctuations in our operating results;

●	liquidity;

●	actions by our stockholders;

●	changes in our cash flow from operations or earnings estimates;

●	changes in market valuations of similar companies;

●	our capital commitments; and

●	the loss of any of our key management personnel.

In addition, market prices of the securities of energy companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. Further, our common stock is currently quoted on the OTCQB, which is often characterized by low trading volume and by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities quoted on the OTCQB is often more sporadic than the trading of securities listed on a national securities exchange like The NASDAQ Stock Market or the New York Stock Exchange. While we are currently seeking to list our securities on a national securities exchange, there is no assurance we will be able to do so, and if we do so, many of these same forces and limitations may still impact our trading volumes and market price in the near term. Additionally, the sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience high volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

Until our common stock is listed on a qualified national securities exchange or our common stock price exceeds $5 per share, our common stock will be considered a “penny stock” and will not qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your securities.

Shares of our common stock currently trade on the OTCQB at a price of less than $5.00 per share and, as a result, our common stock is considered a “penny stock” by the SEC and subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not listed on a qualified national securities exchange and that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the security that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our securities.

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Sales of a substantial number of shares of our common stock, or the perception that such sales might occur, could have an adverse effect on the price of our common stock.

As of October 25, 2016, 7 investors each hold more than 5% beneficial ownership of our common stock, and together, hold beneficial ownership of approximately 54.8% of our common stock. Thus, any sales by our large investors of a substantial number of shares of our common stock into the public market, or the perception that such sales might occur, could have an adverse effect on the price of our common stock.

We may issue shares of preferred stock with greater rights than our common stock.

Our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights. We currently have two series of preferred stock issued and outstanding, both of which provide our holders with a liquidation preference and prohibit the payment of dividends on junior securities, including our common stock, amongst other preferences and rights.

There may be future dilution of our common stock.

We have a significant amount of convertible securities outstanding, which upon exercise or conversion, would result in substantial dilution. For example, this prospectus assumes the conversion or exercise of the Series B Preferred Stock, the Series B Warrants, the Note Warrants, the Fee Warrant and the Piggyback Warrants that would result in the issuance of an additional 32,594,905 shares of common stock, subject to certain conditions including stockholder approval in the case of the Series B Preferred Stock and Series B Warrants. To the extent outstanding restricted stock units, warrants or options to purchase our common stock under our employee and director stock option plans are exercised, the price vesting triggers under the performance shares granted to our executive officers are satisfied, or additional shares of restricted stock are issued to our employees, holders of our common stock will experience dilution. Furthermore, if we sell additional equity or convertible debt securities, such sales could result in further dilution to our existing stockholders and cause the price of our outstanding securities to decline.

We do not expect to pay dividends on our common stock.

We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, our Credit Agreement prohibits us from paying any dividends and the indenture governing our senior notes restricts our ability to pay dividends. In the future, we may agree to further restrictions. Any return to stockholders will therefore be limited to the appreciation of their stock.

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Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

Securities analysts may not provide research reports on our company. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our shares. The trading market for our shares will rely in part on the research and reports that securities analysts publish about us and our business.  If one or more of the analysts who cover our company downgrades our shares, the trading price of our shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our shares to decline.  Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

Our Series B Preferred Stock accrues a cash dividend, and we may be required to issue additional shares of Series B Preferred Stock upon the occurrence of certain events.

The Series B Preferred Stock accrues a dividend, payable quarterly in arrears (based on calendar quarters), in the amount of 6% per annum of the original issuance price of the Series B Preferred Stock. The dividend is payable by us, at our election, in cash, by an increase to the stated value of the Series B Preferred or in-kind in Series B Preferred Stock.

We may not have sufficient available cash to pay the dividends as it accrues. The payment of the dividends, or our failure to timely pay the dividends when due, could reduce our available cash on hand, have a material adverse effect on our results of operations and cause the value of our stock to decline in value. Additionally, the issuance of additional shares of Series B Preferred Stock in lieu of cash dividends (and the subsequent conversion of such Series B Preferred Stock into common stock pursuant to the terms of such Series B Preferred Stock) could cause substantial dilution to the then holders of our common stock.

The issuance and sale of common stock upon conversion of the Series B Preferred Stock and the exercise of warrants received in those transactions, may depress the market price of our common stock.

If conversions of the Series B Preferred Stock and exercises of warrants received in those transactions, sales of such converted securities take place, the price of our common stock may decline. In addition, the common stock issuable upon conversion of such securities may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of our company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb converted shares sold by the Series B Preferred Stock holders, then the value of our common stock will likely decrease.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our estimates regarding operating results, future revenues, capital requirements and the need for additional financing;
•	our ability to successfully integrate our acquisition of Brushy Resources, Inc. and realize anticipated benefits from such acquisition;
•	availability of capital on an economic basis, or at all, to fund our capital or operating needs;
•	our level of debt, which could adversely affect our ability to raise additional capital, limit our ability to react to economic changes and make it more difficult to meet our obligations under our debt;
•	restrictions imposed on us under Brushy’s credit agreement or other debt instruments that limit our discretion in operating our business;
•	certain events of default which have occurred under debt facilities and previously been waived;
•	potential default under our secured obligations, material debt agreements or agreements with our investors;
•	failure to meet requirements or covenants under our debt instruments, which could lead to foreclosure of significant core assets;
•	failure to fund our authorization for expenditures from other operators for key projects which will reduce or eliminate our interest in the wells/asset;
•	our history of losses and our ability to continue as a going concern; inability to address our negative working capital position in a timely manner;
•	the inability of management to effectively implement our strategies and business plans;
•	estimated quantities and quality of oil and natural gas reserves;
•	exploration, exploitation and development results;
•	fluctuations in the price of oil and natural gas, including further reductions in prices that would adversely affect our revenue, cash flow, liquidity and access to capital;
•	availability of, or delays related to, drilling, completion and production, personnel, supplies (including water) and equipment;
•	the timing and amount of future production of oil and natural gas;
•	the timing and success of our drilling and completion activity;
•	lower oil and natural gas prices negatively affecting our ability to borrow or raise capital, or enter into joint venture arrangements;
•	declines in the values of our natural gas and oil properties resulting in further write-down or impairments;
•	inability to hire or retain sufficient qualified operating field personnel;
•	our ability to successfully identify and consummate acquisition transactions;
•	our ability to successfully integrate acquired assets or dispose of non-core assets;
•	availability of funds under our credit agreement;
•	increases in interest rates or our cost of borrowing;
•	deterioration in general or regional economic conditions;
•	the strength and financial resources of our competitors;
•	the occurrence of natural disasters, unforeseen weather conditions, or other events or circumstances that could impact our operations or could impact the operations of companies or contractors we depend upon in our operations;

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•	inability to acquire or maintain mineral leases at a favorable economic value that will allow us to expand our development efforts;
•	inability to successfully develop our large inventory of undeveloped acreage we currently hold on a timely basis;
•	constraints, interruptions or other issues affecting the Denver-Julesburg Basin or Permian Basin, including with respect to transportation, marketing, processing, curtailment of production, natural disasters, and adverse weather conditions;
•	deterioration in general or regional (especially Rocky Mountain) economic conditions;
•	the strength and financial resources of our competitors;
•	the occurrence of natural disasters, unforeseen weather conditions, or other events or circumstances that could impact our operations or could impact the operations of companies or contractors we depend upon in our operations;
•	inability to acquire or maintain mineral leases at a favorable economic value that will allow us to expand our development efforts;
•	inability to successfully develop our large inventory of undeveloped acreage we currently hold on a timely basis;
•	constraints, interruptions or other issues affecting the Denver-Julesburg Basin, including with respect to transportation, marketing, processing, curtailment of production, natural disasters, and adverse weather conditions;
•	technique risks inherent in drilling in existing or emerging unconventional shale plays using horizontal drilling and complex completion techniques;
•	delays, denials or other problems relating to our receipt of operational consents, approvals and permits from governmental entities and other parties;
•	unanticipated recovery or production problems, including cratering, explosions, blow-outs, fires and uncontrollable flows of oil, natural gas or well fluids;
•	environmental liabilities;
•	operating hazards and uninsured risks;
•	data protection and cyber-security threats;
•	loss of senior management or technical personnel;
•	litigation and the outcome of other contingencies, including legal proceedings;
•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations, including those related to climate change and hydraulic fracturing;
•	anticipated trends in our business;
•	effectiveness of our disclosure controls and procedures and internal controls over financial reporting;
•	changes in generally accepted accounting principles in the United States or in the legal, regulatory and legislative environments in the markets in which we operate; and
•	other risk factors, discussed under “Risk Factors,” above.

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus.

You should read this prospectus and the documents that we reference elsewhere in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. In light of the significant risks and uncertainties to which our forward-looking statements are subject, you should not place undue reliance on or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We discuss many of these risks and uncertainties in greater detail under the section entitled “Risk Factors” and elsewhere in this prospectus. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

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USE OF PROCEEDS

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution” below, beginning on pages 35 and 44, respectively.

We will however, receive proceeds upon the exercise of the Series B Warrants, the Note Warrants and the Fee Warrant, which shares of common stock underlying such warrants are being registered in the registration statement of which this prospectus forms a part, provided that such securities are exercised for cash. If exercised, we plan to use the proceeds from the exercise of such warrants for working capital and general corporate purposes. If each of the Series B Warrants, the Note Warrants and the Fee Warrant are exercised in full, and assuming no such warrant is exercised using a cashless exercise procedure (which is not available once the warrants are registered pursuant to an effective registration statement under the Securities Act), this would result in an aggregate of approximately $25.2 million in possible funding, as follows: an aggregate of 8,863,653 shares of common stock with respect to the Series B Warrants held by certain selling stockholders, totaling an aggregate of approximately $15.1 million in possible funding based on a per Series B Warrant exercise price of (x) $2.50 per share with respect to 6,022,741 shares of common stock and (y) $0.01 per share with respect to 2,840,912 shares of common stock; an aggregate of 3,853,509 shares of common stock with respect to the Note Warrants held by certain selling stockholders, totaling an aggregate of approximately $6.9 million in possible funding based on a per Note Warrant exercise price of (x) $2.50 per share with respect to 2,728,271 shares of common stock and (y) $0.10 per share with respect to 1,125,238 shares of common stock; an aggregate of 820,000 shares of common stock with respect to the Fee Warrant held by certain selling stockholders, totaling an aggregate of approximately $1.1 million in possible funding based on a per Fee Warrant exercise price of $1.30 per share; and an aggregate of 92,500 shares of common stock with respect to certain warrants with piggyback rights held by certain selling stockholders, totaling an aggregate of approximately $2.1 million in possible funding based on exercise prices ranging from $4.26 to $42.50 per share. However, the timing and manner of use of the net proceeds may vary, depending on the amount of actual proceeds received from the exercise of such warrants, if any, the timing of the receipt of such proceeds, our rate of growth and other factors. The foregoing represents our best estimate of our use of the net proceeds of the offering based on current planning and business conditions. We reserve the right to change our use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in our management’s discretion. Pending the use of the net proceeds from the cash exercise of the warrants as described above, we intend to invest the proceeds in investment grade, interest-bearing instruments. Additionally, we can provide no assurances that the warrants, or any portion thereof, will be exercised in the future, or that such exercise, subject to the terms of the warrants, will be in cash. To the extent that any shares of common stock issuable upon exercise of the warrants are not registered under an effective registration statement under the Securities Act, such unregistered warrants or portion thereof are exercisable on a cashless basis pursuant to the terms of the Series B Warrant agreements, the Note Warrant agreements and the Fee Warrant agreement, as applicable.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, exchange listing fees (if any), and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those either held by the selling stockholders or issuable to the selling stockholders upon conversion of the Series B Preferred and exercise of each of the Series B Warrants, the Note Warrants, the Fee Warrant and the Piggyback Warrants. For additional information regarding the issuances of common stock, the Series B Preferred, the Series B Warrants, the Note Warrants, the Fee Warrant and the Piggyback Warrants, and certain rights of securities holders with respect thereto, see “Recent Sales of Unregistered Securities” and “Description of Capital Stock” below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Each of Mr. Mirman, the Company’s Chief Executive Officer and a director, Mr. Ormand, the Executive Chairman of the Board, Mr. Nanke, the Company’s Chief Financial Officer, Mr. Brandolini, Mr. Dawson and General McPeak are selling stockholders and have various other investments in the Company. T.R. Winston & Company LLC also invested and acted as the Company’s broker and administrative agent on the Convertible Notes and Series B transactions for which they received a fee. See “Certain Relationships and Related Party Transactions” and “Recent Sales of Unregistered Securities,” below. Except as in this prospectus and except for certain ownership of the Company’s securities, including the ownership of the Series B Preferred, the Series B Warrants, the common stock underlying the 12% Notes and accrued interest thereon, the Note Warrants, the Fee Warrant and the Piggyback Warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Series B Preferred, the Series B Warrants, the common stock underlying the 12% Notes and accrued interest thereon the Note Warrants, the Fee Warrant and the Piggyback Warrants, as of October 25, 2016, assuming full conversion of each of the Series B Preferred and full exercise of each of the Series B Warrants, the Note Warrants, the Fee Warrant and the Piggyback Warrants held by the selling stockholders on that date, without regard to any limitation on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders, which includes the shares of common stock issuable: (i) pursuant to the conversion of the Series B Preferred held by such selling stockholder, (ii) upon exercise of the Series B Warrants held by such selling stockholder, (iii) upon exercise of the Note Warrants held by such selling stockholder, (iv) upon exercise of the Fee Warrant held by such selling stockholder and (v) upon exercise of the Piggyback Warrants held by such stockholder. The fourth column lists the percentage of shares of common stock beneficially owned by such selling stockholder after the completion of the offering, based on its ownership as of October 25, 2016, based on 51,608,507 shares of common stock outstanding as of October 25, 2016 and assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

This prospectus generally covers the resale of that number of shares of common stock equal to the number of shares of common stock issuable upon conversion of each of the Series B Preferred and exercise of each of the Series B Warrants, the Note Warrants and the Fee Warrant, each determined as if the outstanding Series B Preferred, Series B Warrants, Note Warrants, Fee Warrant, and Piggyback Warrants were converted or exercised, as applicable, in full, in each case as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares Beneficially Owned After Offering(3)	Percentage of Shares Beneficially Owned After Offering(3)
Rosseau Asset Management Ltd. 181 Bay Street, Suite 2920, Box 736 Toronto, Ontario M5J 2T3	4,281,365	(4)	4,281,365	0	*
Cypress Capital Management Ltd. Suite 1700 – 1055 West Georgia Street Vancouver, BC V6E 3P3	1,070,343	(5)	1,070,343	0	*
Front Street Capital 33 Yonge Street, Suite 600 Toronto, Ontario M5E 1G6	4,281,365	(6)	4,281,365	0	*
Investor Company 5J5505D Vertex One Asset Management 1021 West Hastings Street, Suite 3200 Vancouver, BC V6E 0C3	7,135,609	(7)	7,135,609	0	*
Roundtable Capital Partners Inc. 130 Adelaide Street W. Suite 2102 Toronto, ON, Canada M5H 3P5	856,273	(8)	856,273	0	*
Trace Capital Inc. 112 Hazelton Avenue Toronto, ON, Canada M5R 2E5	713,561	(9)	713,561	0	*
KES 7 Capital Inc. 30A Hazelton Avenue, 4th floor Toronto, ON, Canada M5R 2E2	820,000	(10)	820,000	0	*
J. Steven Emerson 1522 Ensley Avenue Los Angeles, CA 90024	3,039,818	(11)	2,926,140	113,678	*
Jonathan Glaser 11601 Wilshire Blvd., Suite 1925 Los Angeles, CA 90025	2,145,359	(12)	2,080,587	64,772	*
Pierre Caland C/O Welch & Co. 25500 Hawthorne Blvd., Suite 2500 Torrance, CA 9505	1,810,599	(13)	1,192,544	618,055	1.17%
Kurt Zimmerman 30 Hidden Hills Place Danville, CA 94506	243,847		243,847	0	*
Bryan Ezralow, Marc Ezralow and Marshall Ezralow 23622 Calabasas Road, Suite 200 Calabasas, CA 91302	4,458,868	(14)	4,132,828	326,040	*
Freedman 2006 Irrevocable Trust 23622 Calabasas Road, Suite 200 Calabasas, CA 91302	71,357	(15)	71,357	0	*
C&R Irrevocable Trust 23622 Calabasas Road, Suite 200 Calabasas, CA 91302	35,679	(16)	35,679	0	*
David Leff Family Trust 23622 Calabasas Road, Suite 200 Calabasas, CA 91302	36,829	(17)	35,679	1,150	*
G. Tyler Runnels 2049 Century Park East, Suite 320 Los Angeles, CA 90067	2,794,134	(18)	1,226,463	1,567,671	3.5%
Siskey Capital, LLC and affiliates 4521 Sharon Road, Ste 450 Charlotte, NC 28211	507,926	(19)	442,729	65,197	*
W. Robert Ramsdell & Marjorie F. Ramsdell TTEE Ramsdell Family Trust DTD 7/7/94 474 Paseo Miramar Pacific Palisades, CA 90272	39,990	(20)	28,827	11,163	*
Steven B. Dunn & Laura Dunn TTEES 2069 Coldwater Canyon Drive Beverly Hills, CA 90210	371,932	(21)	203,423	168,509	*
Scott Sibley 930 S. 4th Street #100 Las Vegas, NV 89101	555,363	(22)	400,000	64,045	*

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Stephanie L. Sibley Separate Property 930 S. 4th Street #100 Las Vegas, NV 89101	33,122	(23)	30,000	3,122	*
Karen Kang 2049 Century Park East, Suite 320 Los Angeles, CA 90067	13,644		7,000	6,644	*
Scott K. Canepa 851 South Rampart Blvd., Ste 160 Las Vegas, NV 89145	110,373		100,000	10,373	*
Jeb Partners, LP 3 West Hill Place Boston, MA 02114	229,209	(24)	210,909	18,300	*
The Moise & Carol Ann Emquies Trust 2407 La Mesa Drive Santa Monica, CA 90402	88,299	(25)	80,000	8,299	*
Peter Backus c/o Morgan Stanley 733 Bishop Street # 2800 Honolulu, HI 96813	67,794		60,000	7,794	*
Pictet Private Equity Investors SA Route des Acacias 60 1211 Geneva 73 Switzerland	76,494	(26)	60,000	16,494	*
McDonald Asset Management LLC 11573 Bent Tree Court Zionsville, IN 46077	55,187	(27)	50,000	5,187	*
Matthew Fisburn & Richard Robins, Co-Executors of the Estate of Corey P. Schlossmann, deceased 111 N. Hill Street Los Angeles, CA 90012	133,631		35,000	98,631	*
H Leigh Severance 14282 E. Caley Ave Aurora, CO 80016	70,640	(28)	64,000	6,640	*
RBC CUST FBO Guy J. Ossello IRA 1610 Wynkoop Street, Suite 401 Denver, CO 80202	16,556	(29)	15,000	1,556	*
Steve Ossello C/O Aspenwood Capital 1610 Wynkoop Street, Suite 401 Denver, CO 80202	16,656	(30)	15,000	1,656	*
Chris Wrolstad 1610 Wynkoop Street, Suite 401 Denver, CO 80202	16,556		15,000	1,556	*
Robert B. Prag 2455 El Amigo Road Del Mar, CA 92014	38,245	(31)	12,000	26,245	*
The Del Mar Consulting Group, Inc. Retirement Plan Trust 2455 El Amigo Road Del Mar, CA 92014	29,069	(32)	13,200	15,869	*
Gregory J. Erigero C/O Aspenwood Capital 1610 Wynkoop Street, Suite 401 Denver, CO 80202	11,037		10,000	1,037	*
Alex Partners LLC 6427 Lake Washington Blvd NE Kirkland, WA 98033	11,037	(33)	10,000	1,037	*
Market Development Consulting Group c/o TR Winston 2049 Century Park East Suite 320 Los Angeles, CA 90067	80,000	(34)	70,000	10,000	*
Heartland Bank One Information Way, Suite 300 300 Morgan Keegan Drive Little Rock, AR 72202	22,500	(35)	22,500	0	*
Glenn Dawson C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	439,347		243,847	195,500	*
Merrill A. McPeak C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	524,726		377,275	147,451	*
Nuno Brandolini C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	535,801		347,273	188,528	*
Kevin Nanke C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	634,668	(36)	416,335	218,333	*
Ronald D. Ormand C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	4,464,913	(37)	3,163,485	1,301,428	2.52%
Abraham Mirman C/O Lilis Energy, Inc. 216 16th Street, Suite 1350 Denver, CO 80202	3,910,596	(38)	3,386,568	524,028	*

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*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which the selling stockholder has sole or shared voting or investment power and any shares of common stock that the selling stockholder has the right to acquire within 60 days of August 31, 2016 through the exercise of any option, warrant, or right, without giving effect to any prohibitions on such conversion or exercise subject to the receipt of stockholder approval or any beneficial ownership limitations.

(2)	Represents each selling stockholder’s pro rata portion of 8,398,112 shares of common stock being registered in the registration statement of which this prospectus forms a part, as well as shares of common stock issuable upon: (i) conversion of the Series B Preferred held by such selling stockholder, (ii) exercise of the Series B Warrants held by such selling stockholder, (iii) exercise of the Note Warrants held by such selling stockholder (iv) exercise of the Fee Warrant held by such selling stockholder and (v) exercise of the piggyback warrants. The terms of the Series B Preferred, the Series B Warrants, the Note Warrants, the Fee Warrant and certain of the Piggyback Warrants contain a provision prohibiting the conversion of such Series B Preferred, and the exercise of such Series B Warrants, Note Warrants, the Fee Warrant and the applicable Piggyback Warrants, into common stock of the Company if, upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than a certain percentage of the Company’s then outstanding common stock. This percentage limitation is 4.99%, except that upon 61 days prior notice to the Company, a holder of Series B Preferred may increase the percentage limitation with respect to the Series B Preferred up to a maximum of 9.99%. However, the foregoing restrictions do not prevent such selling stockholder from converting or exercising, as applicable, some of its holdings, selling those shares, and then converting or exercising, as applicable, more of its holdings, while still staying below the respective percentage limitation. As a result, the selling stockholder could sell more than any applicable ownership limitation while never actually holding more shares than the applicable limitations allow. Accordingly, the share numbers in the above table represent ownership without regard to the beneficial ownership limitations described in this footnote, but the “Percentage of Shares Beneficially Owned After Offering” column reflects such beneficial ownership limitation.

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(3)	The “Number of Shares Beneficially Owned After Offering” assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The “Percentage of Shares Beneficially Owned After Offering” are based on 51,608,507 shares of common stock outstanding assuming all shares registered herein are issued to the selling stockholders and sold.

(4)	This represents (i) 2,727,273 shares of common stock underlying the Series B Preferred, (ii) 1,363,637 shares of common stock underlying warrants and (iii) 190,456 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is Warren Irwin.

(5)	This represents (i) 681,819 shares of common stock underlying the Series B Preferred, (ii) 340,910 shares of common stock underlying warrants and (iii) 47,614 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is Jeff Bay.

(6)	This represents (i) 2,727,273 shares of common stock underlying the Series B Preferred, (ii) 1,363,637 shares of common stock underlying warrants and (iii) 190,456 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is Chris Hercus.

(7)	This represents (i) 4,545,455 shares of common stock underlying the Series B Preferred, (ii) 2,272,728 shares of common stock underlying warrants, and (iii) 317,426 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is John Thiessen.

(8)	This represents (i) 545,455 shares of common stock underlying the Series B Preferred, (ii) 272,728 shares of common stock underlying warrants, and (iii) 38,091 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is James Allan.

(9)	This represents (i) 454,546 shares of common stock underlying the Series B Preferred, (ii) 227,273 shares of common stock underlying warrants and (iii) 31,742 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock held is Jennifer Nadj.

(10)	This represents 820,000 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is Mark Christensen.

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(11)	This represents: (i) 71,000 shares of common stock, (ii) 681,819 shares of common stock underlying the Series B Preferred Stock, (iii) 47,614 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018, and (iv) 340,910 shares of common stock underlying warrants held by J. Steven Emerson Roth IRA Pershing LLC as Custodian (“Roth IRA Pershing”); (i) 25,416 shares of common stock, (ii) 681,819 shares of common stock underlying the Series B Preferred Stock, (iii) 47,614 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018, and (iv) 340,910 shares of common stock underlying warrants held by J. Steven Emerson IRA Rollover II Pershing LLC as Custodian (“IRA Rollover II Pershing”); (i) 184,078 shares of common stock and (ii) 80,000 shares of common stock underlying warrants held by Emerson Partners (“Emerson”); and (i) 378,636 shares of common stock and (ii) 160,000 shares of common stock underlying warrants held directly by J. Steven Emerson. J. Steven Emerson is the natural person with ultimate voting or investment control over the shares of common stock held by each of Roth IRA Pershing, IRA Rollover II Pershing and Emerson.

(12)	This represents: (i) 497,223 shares of common stock, (ii) 875,273 shares of common stock underlying warrants, (iii) 454,546 shares of common stock underlying the Series B Preferred Stock and (iv) 31,742 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018 held by Pacific Capital Management LLC (“Pacific”); and 286,575 shares of common stock held by the Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES (“Family Trust”). The natural persons with ultimate voting or investment control over the shares of common stock held by each of the Family Trust and Pacific is Jonathan Glaser.

(13)	This represents (i) 1,080,878 shares of common stock, (ii) 425,740 shares of common stock underlying warrants, (iii) 227,273 shares of common stock underlying the Series B Preferred Stock, and (iv) 15,871 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018, owned directly by Wallington Investment Holdings, Ltd. (“Wallington”); and (i) 60,837 shares of common stock held by Silvercreek Investment Limited Inc. (“Silvercreek”). Mr. Caland is the natural person with ultimate voting or investment control over the shares of common stock held by each of Wallington and Silvercreek.

(14)	This represents (i) 175,266 shares of common stock, (ii) 136,364 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 297,273 shares of common stock, and (iv) 9,523 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by Marc Ezralow TTEE of the Marc Ezralow 1997 Trust UTD 11/26/97 (“1997 Trust”); (i) 298,703 shares of common stock, (ii) 272,728 shares of common stock underlying the Series B Preferred Stock, (ii) warrants to purchase 529,091 shares of common stock and (iii) 19,045 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by Bryan Ezralow TTEE of the Bryan Ezralow 1994 Trust DTD 12-22-94 (the “1994 Trust”); (i) 34,849 shares of common stock, (ii) 45,455 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 68,546 shares of common stock, and (iv) 3,174 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by Marc Ezralow as Trustee of the SPA Trust U/T/D 09/13/2004 (“SPA Trust”); (i) 34,849 shares of common stock, (ii) 45,455 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 68,546 shares of common stock and (iv) 3,174 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by the Marc Ezralow Irrevocable Trust UAD 06/01/04 (“Irrevocable Trust”); (i) 140,910 shares of common stock, (ii) 136,364 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 200,371 shares of common stock and (iv) 9,523 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by Elevado Investment Company, LLC (“Elevado”); (i) 81,949 shares of common stock, (ii) 90,910 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 75,550 shares of common stock, and (iv) 6,348 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by EMSE LLC (“EMSE”); (i) 707,702 shares of common stock, (ii) 181,819 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 343,168 shares of common stock and (iv) 12,697 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by EZ Colony Partners, LLC (“EZ Colony”); (i) 8,003 shares of common stock, (ii) 90,910 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 45,455 shares of common stock, (iv) 6,348 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by Marshall Ezralow Roth IRA (“Roth IRA”); (i) 42,583 shares of common stock, (ii) 45,455 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 53,234 shares of common stock and (iv) 3,174 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by the Ezralow Marital Trust U/T/D 01/12/2002 (“Marital Trust”); (i) 36,273 shares of common stock, (ii) 45,455 shares of common stock underlying the Series B Preferred Stock, (iii) warrants to purchase 49,452 shares of common stock and (iv) 3,174 shares of common stock underlying the issuance of Series B Preferred Stock interest shares through August 15, 2018 held by the Ezralow Family Trust U/T/D 12/09/1980 (“Family Trust”). The natural persons with ultimate voting or investment control over the shares of common stock held by each of 1997 Trust, 1994 Trust, SPA Trust, Irrevocable Trust, Elevado, EMSE, EZ Colony, Roth IRA, Marital Trust and Family Trust are Bryan Ezralow, Marc Ezralow and Marshall Ezralow.

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(15)	This represents (i) 45,455 shares of common stock underlying the Series B Preferred, (ii) 22,727 shares of common stock underlying warrants and (iii) 3,174 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018. The natural persons with ultimate voting or investment control over the shares of common stock held are Gary Freedman and Barbara Freedman.

(16)	This represents (i) 22,727 shares of common stock underlying the Series B Preferred Stock, (ii) 11,364 shares of common stock underlying warrants and (iii) 1,587 shares of common stock underlying the issuance of Series B Preferred Stock dividends through August 15, 2018. The natural persons with ultimate voting or investment control over the shares of common stock held are David Leff and Karen Leff.

(17)	This represents (i) 22,727 shares of common stock underlying the Series B Preferred Stock, (ii) 11,364 shares of common stock underlying warrants and (iii) 1,587 shares of common stock underlying the issuance of Series B Preferred Stock dividends through August 15, 2018. The natural persons with ultimate voting or investment control over the shares of common stock held are David Leff and Karen Leff.

(18)	This represents (i) 465,163 shares of Common Stock and (ii) 13,375 shares of common stock underlying warrants held by the Runnels Family Trust DTD 1-11-2000, or the Runnels Family Trust, of which Mr. Runnels, with Jasmine N. Runnels, is trustee (“Runnels Trust”); (i) 46,188 shares of Common Stock and (ii) options to purchase 20,000 shares of Common Stock held directly by Mr. Runnels; (i) 12,300 shares of common stock held by High Tide, LLC (“High Tide”); (i) 403 shares of common stock held by Pangaea Partners, LLC (“Pangaea”); (i) 3 shares of SEP IRA Pershing LLC Custodian (“SEP IRA”); (i) 460,051 shares of common stock, (ii) 454,546 shares of common stock underlying the Series B Preferred Stock, (iii) 1,290,363 shares of common stock underlying warrants and (iv) 31,742 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018 held by T.R. Winston & Company, LLC (“TRW”). The natural persons with ultimate voting or investment control over the shares of common stock held by each of the Runnels Trust, High Tide, Pangaea, SEP IRA and TRW is G. Tyler Runnels.

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(19)	This represents (i) 274,319 shares of Common Stock and (ii) 40,000 shares of common stock underlying warrants held by Siskey Capital, LLC (“Siskey LLC”); and (i) 193,607 shares of common stock held by Siskey Capital Opportunity Fund II (“Siskey Opp Fund II”). The natural persons with ultimate voting or investment control over the shares of common stock held by Siskey LLC and Siskey Capital Opp Fund II is Martin A. Sumichrast.

(20)	This represents (i) 23,346 shares of common stock and (ii) 16,644 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is W. Robert Ramsdell.

(21)	This represents (i) 371,932 shares of common stock. The natural person with ultimate voting or investment control over the shares of common stock held is Steven B. Dunn.

(22)	This represents (i) 150,640 shares of common stock and 15,560 shares of common stock underlying warrants held by Mons Hadley LLC (“Mons Hadley”); (i) 115,000 shares of common stock and (ii) 7,780 shares of common stock underlying warrants held by Jai Alai Insurance Inc Protected Cell A2 (“Jai Alai A2”); (i) 113,230 shares of common stock and (ii) 42,780 shares of common stock underlying warrants held by Jai Alai Insurance Inc. Protected Cell A (“Jai Alai A1”); and (i) 100,000 shares of common stock and (ii) 10,373 shares of common stock underlying warrants held by RAC Investment Trust (“RAC”). The natural person with ultimate voting or investment power of the shares of common stock held by each of Mons Hadley, Jai Alai A2, Jai Alai A1, and RAC is Scott Sibley.

(23)	This represents (i) 30,000 shares of common stock and (ii) 3,112 shares of common stock underlying warrants held by Stephanie L. Sibley Separate Property (“Stephanie Sibley”). The natural person with ultimate voting or investment control over the shares of common stock is Stephanie Sibley.

(24)	This represents (i) 170,909 shares of common stock and (ii) 58,299 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is James Besser.

(25)	This represents 88,299 shares of common stock. The natural persons with ultimate voting or investment control over the shares of common stock held are Moise and Carol Ann Emquies.

(26)	This represents (i) 70,270 shares of common stock and (ii) 6,224 common stock underlying warrants held by Pictet Private Equity Investors SA. The natural person with ultimate voting or investment control over the shares of common stock held is Carsten Beyer.

(27)	This represents (i) 50,000 shares of common stock and (ii) 5,187 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is Shaun McDonald.

(28)	This represents (i) 20,000 shares of common stock and (ii) 2,075 shares of common stock underlying warrants held by HL Severance Inc. Pension Plan and Trust (“HL Pension); (i) 20,000 shares of common stock and (ii) 2,075 shares of common stock underlying warrants held by HL Severance Inc. Profit Sharing Plan (“HL Profit”); and (i) 24,000 shares of common stock and (ii) 2,490 shares of common stock underlying warrants held by H. Leigh Severance, the natural person with ultimate voting or investment control over the shares of common stock held by HL Pension and HL Profit.

(29)	This represents (i) 15,000 shares of common stock and (ii) 1,556 shares of common stock underlying warrants held by RBC CUST FBO Guy Ossello IRA. The natural person with ultimate voting or investment control over the shares of common stock held is Guy J. Ossello.

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(30)	This represents (i) 5,000 shares of common stock and (ii) 519 shares of common stock underlying warrants held by RBC CUST FBO Steve Ossello SEP IRA (“RBC”) and (i) 10,000 shares of common stock and (ii) 1,037 shares of common stock underlying warrants held directly by Steve Ossello, who is the natural person with ultimate voting or investment power of the shares of common stock held by RBC.

(31)	This represents (i) 37,000 shares of common stock and (ii) 1,245 shares of common stock underlying warrants held directly by Robert B. Prag.

(32)	This represents (i) 27,700 shares of common stock and (ii) 1,369 shares of common stock underlying warrants held by the Del Mar Consulting Group, Inc. Retirement Plan Trust (“Del Mar”). The natural person with voting or investment power of the shares of common stock held by Del Mar is Robert B. Prag.

(33)	This represents (i) 10,000 shares of common stock and (ii) 1,037 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is Scott Wilfong.

(34)

This represents (i) 10,000 shares of common stock and (ii) 70,000 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is David Castaneda.

(35)	This represents 22,500 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is Judy Lawton.

(36)	This represents (i) 181,818 shares of common stock underlying the Series B Preferred Stock, (ii) 90,909 shares of common stock underlying warrants and (iii) 12,697 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018 held by KKN Holdings LLC (“KKN”); and (i) 100,909 shares of common stock, (ii) 208,334 options to purchase common stock and (iii) 40,000 shares of common stock underlying warrants held directly by Mr. Nanke, who is the natural person with ultimate voting or investment power over the shares of common stock held by KKN.

(37)	This represents (i) 1,136,364 shares of common stock and (ii) 500,00 shares of common stock underlying warrants held by the Bruin Trust for which Mr. Ormand is the natural person with shared voting or investment power of the shares; (i) 100,000 shares of common stock, (ii) 464,919 shares of common stock underlying warrants, (iii) 909,091 shares of common stock underlying the Series B Preferred Stock and (iv) 63,485 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018 held by Perugia Investments, LP (“Perugia”); and (i) 1,259,387 shares of common stock, (ii) 31,667 options to purchase common stock and (iii) 3,333 restricted stock units held directly by Mr. Ormand, who is the natural person with ultimate voting or investment power over the shares of common stock held by Perugia.

(38)	This represents (i) 31,087 shares of common stock, (ii) 761,087 shares of common stock underlying warrants, (iii) 1,500,000 shares of common stock underlying the Series B Preferred Stock and (iv) 104,750 shares of common stock underlying the conversion of Series B Preferred as a result of an increase in stated value of such Series B Preferred pursuant to dividends paid through August 15, 2018 held by the Bralina Group (“Bralina”); and (i) 731,818 shares of common stock, (ii) 476,667 options to purchase common stock and (iii) 305,187 shares of common stock underlying warrants held by Mr. Mirman directly, who is the natural person with voting and investment power over the shares of common stock held by Bralina.

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PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders from time to time after the date of this prospectus a total of 40,993,017 shares of common stock representing:  8,398,112 shares of common stock issued upon conversion of our 8% Senior Secured Convertible Debentures and Series A 8% Convertible Preferred Stock, each of which converted in connection with our acquisition of Brushy Resources, Inc., shares of common stock issued upon conversion of our 12% Convertible Subordinated Notes and accrued interest thereon, a portion of which converted in connection with our acquisition of Brushy Resources, Inc. and the remainder in connection with our entry into the Credit and Guarantee Agreement, and shares of common stock issued upon certain warrant exercises; 18,965,243 shares of common stock issuable upon conversion of shares of Series B Preferred at a conversion price of $1.10 per share, in accordance with and pursuant to the terms and conditions of the Designation, which includes our reasonable expectation of potential dividends issued with respect thereto through August 15, 2018; 8,863,653 shares of common stock issuable upon exercise of the Series B Warrants of which 2,840,912 shares are subject to warrants with an exercise price of $0.01 per share and 6,022,741 shares are subject to warrants with an exercise price of $2.50 per share; 3,853,509 shares of common stock issuable upon exercise of the Note Warrants, of which 2,728,271 have an exercise price of $2.50 per share and 1,125,238 have an exercise price of $0.10 per share; 820,000 shares of common stock issuable upon exercise of the Fee Warrant at an exercise price of $1.30 per share; and 92,500 shares of common stock issuable upon exercise of the Piggyback Warrants with exercise prices ranging from $4.26 to $42.50 per share. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We may, however, receive proceeds from certain warrants exercised by selling stockholders in the event that such warrants are exercised for cash. See “Use of Proceeds” beginning on page 34 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock registered hereby in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted , or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling their shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

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Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DIVIDEND POLICY

We have never paid any cash dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time. In addition, we are currently restricted from declaring any dividends pursuant to the terms of our preferred stock and our instruments evidencing indebtedness.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. This discussion contains forward-looking statements, such as our plans, objectives, expectations and intentions, that are based upon current expectations that involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Prospectus Summary,” “Risk Factors” and “Business” sections and elsewhere in this prospectus.

General

We are an upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects.

On June 23, 2016, we completed the merger transaction contemplated by the Agreement and Plan of Merger dated as of December 29, 2015, as amended (the “Merger Agreement”) by and among us, Brushy Resources, Inc., a Delaware corporation (“Brushy”) and Lilis Merger Sub, Inc., a Delaware corporation, a wholly-owned subsidiary of ours (“Merger Sub”). Pursuant to the terms of the Merger Agreement, at the effective time (the “Effective Time”), Merger Sub merged with and into Brushy (the “Merger”), with Brushy continuing as the surviving corporation and becoming a wholly-owned subsidiary of ours.

Additionally, in connection with the Merger on June 23, 2016, we effected a 1-for-10 reverse stock split (the “Reverse Split”). As a result of the Reverse Split, every ten shares of issued and outstanding Common Stock were automatically converted into one newly issued and outstanding share of Common Stock, without any change in the par value per share. However, the number of authorized shares of Common Stock remained unchanged.

Prior to our Merger with Brushy, our operating activities were focused only on the DJ Basin in Colorado, Wyoming and Nebraska, where we have acquired and developed a producing base of oil and natural gas proved reserves, as well as a portfolio of exploration and other undeveloped assets with conventional and non-conventional reservoir opportunities, with an emphasis on those with multiple producing horizons, in particular the Muddy “J” conventional reservoirs and the Niobrara shale and Codell resource plays. As of June 30, 2016, we owned interests in 16 economically producing wells and approximately 7,600 net leasehold acres in the DJ Basin. As a result of the completion of the Merger, our operating activities are additionally focused on the Permian Basin, with operations in the Delaware Basin in Texas and New Mexico where we own interests in 19 economically producing wells and approximately 3,500 leasehold acres. Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America.

We generate the vast majority of our revenues from the sale of oil for our producing wells. The prices of oil and natural gas are critical factors to our success. The volatility in the prices of oil and natural gas could be detrimental to our results of operations. Our business requires substantial capital to acquire producing properties and develop our non-producing properties. As the price of oil declines causing our revenues to decrease, we generate less cash to acquire new properties or develop our existing properties and the price decline may also make it more difficult for us to obtain any debt or equity financing to supplement our cash on hand.

The results of operations of Brushy are included with those of ours from June 23, 2016 through June 30, 2016. However, any discussion and analysis below with respect to Brushy’s impact on our results of operations and financial condition is very limited, as the Merger with Brushy was recently completed on June 23, 2016 and this section generally covers information for prior periods. Additionally, all discussion related to historical representations of Common Stock unless otherwise noted, give retroactive effect to the Reverse Split for all periods presented.

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Our financial statements for the year ended December 31, 2015 were prepared on a going concern basis, as a result of net operating losses, decreases in commodity prices and short term debt obligations during the three and six months ended June 30, 2016 and for the past five years. However, due to the completion of the merger with Brushy, the conversion of the Convertible Notes, Debentures and Series A Preferred in full, the completion of the Series B Preferred Offering, our entry into the Credit and Guarantee Agreement and the resulting pay off of Independent Bank, and the acquisition of additional producing wells and properties, as of October 25, 2016, our cash balance was approximately $16.7 million. As a result of these transactions, we believe we have mitigated substantial doubt about the Company’s ability to continue as a going concern.

Still, we will need to raise additional funds to finance continuing operations. However, we may not be successful in doing so. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business and development plan and eventually secure other sources of financing and attain continuously profitable operations. We continue to pursue additional sources of financing but there can be no assurance that such financing will be completed on terms favorable to us, if at all.

Results of Operations

Three Months Ended June 30, 2016 Compared To Three Months Ended June 30, 2015

The following table compares operating data for the three months ended June 30, 2016 to June 30, 2015:

	Three Months Ended
	June 30,
	2016	2015
Revenue:
Oil sales	$742,499	$136,776
Gas sales	240,373	26,253
Operating fees	7,225	8,888
Total revenue	990,097	171,917

Costs and expenses:
Production costs	328,167	66,824
Production taxes	52,288	4,406
General and administrative	3,504,669	3,051,214
Depreciation, depletion, accretion and amortization	538,944	191,068
Impairment of evaluated oil and gas properties	-	504,897
Total costs and expenses	4,424,068	3,818,409

Loss from operations	(3,433,971)	(3,646,492)

Other income (expenses):
Other income	246,818	785
Inducement expense	(5,126,903)	-
Change in fair value of convertible debentures conversion derivative liability	11,834	(161,806)
Change in fair value of warrant liability	(41,362)	(217,250)
Change in fair value of conditionally redeemable 6% preferred stock	(453,971)	74,305
Interest expense	(2,268,660)	(553,522)
Total other expenses	(7,632,244)	(857,488)

Net loss	$(11,066,215)	$(4,503,980)

Total revenue

Total revenue was approximately $990,000 for the three months ended June 30, 2016, compared to approximately $172,000 for the three months ended June 30, 2015, representing an increase of approximately $818,000 or 476%. The increase in revenue was primarily attributable to us regaining compliance with the JOAs (defined below) and having the ability to recognize the revenue attributable to those eight wells (the “Noble Wells”) in the second quarter of 2016.

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This increase has been off-set by the 35% decrease in realized price per BOE from $40.06 for the three months ended June 30, 2015 to $25.88 for the three months ended June 30, 2016. During the three months ended June 30, 2016 and 2015, oil and gas production amounts were 37,972 and 4,070 BOE, respectively, representing an increase of 33,902 BOE, or 833%.

The following table shows a comparison of production volumes and average prices:

	For the Three Months Ended June 30,
	2016	2015
Product
Oil (Bbl.)	21,448	2,875
Oil (Bbls)-average price (1)	$34.62	$47.57

Natural Gas (MCF)-volume	99,143	7,168
Natural Gas (MCF)-average price (2)	$2.42	$3.66

Barrels of oil equivalent (BOE)	37,972	4,070
Average daily net production (BOE)	417	45
Average Price per BOE (1)	$25. 88	$40.06

(1) Does not include the realized price effects of hedges

(2) Includes proceeds from the sale of NGL's

Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Average Price per BOE(1)	$25.88	$40.06

Production costs per BOE	$8.64	$16.42
Production taxes per BOE	$1.38	$1.08
Depreciation, depletion, and amortization per BOE	$14.19	$46.96
Total operating costs per BOE	$24.21	$64.46

Gross margin per BOE	$1.67	$(24.40)

Gross margin percentage	6.4%	(60.9)%

Production Costs

Production costs were approximately $328,000 for the three months ended June 30, 2016, compared to approximately $67,000 for the three months ended June 30, 2015, an increase of approximately $261,000, or 390%. Production costs per BOE decreased to $8.64 for the three months ended June 30, 2016 from $16.42 during the three months ended June 30, 2015, a decrease of $7.78 per BOE, or 47%. The decrease was primarily due to the addition of production associated with the Noble Wells.

Production Taxes

Production taxes were approximately $52,000 for the three months ended June 30, 2016, compared to approximately $4,000 for the for the three months ended June 30, 2015, an increase of approximately $48,000 or 1,200%.  Currently, ad valorem, severance and conservation taxes range from 1% to 13% based on the state and county from which production is derived.  Production taxes per BOE increased to $1.38 during the three months ended June 30, 2016 from $1.08 during the three months ended June 30, 2015, an increase of $0.30 or 28%.

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General and Administrative Expenses

General and administrative expenses were approximately $3.50 million during the three months ended June 30, 2016, compared to approximately $3.05 million during the three months ended June 30, 2015, an increase of approximately $450,000, or 14.8%.  Included in general and administrative expenses for the three months ended June 30, 2016, were approximately $1.58 million of stock-based compensation expense compared to approximately $1.45 million of stock-based compensation expenses during the three months ended June 30, 2015. The decrease in stock-based compensation   expense compared to the increase in general and administrative expenses was offset by significant professional costs associated with the Merger.

Depreciation, Depletion, and Amortization

Depreciation, depletion, and amortization was approximately $539,000 during the three months ended June 30, 2016, compared to approximately $191,000 during the three months ended June 30, 2015, an increase of approximately $348,000, or 182%. The increase in depreciation, depletion and amortization was primarily due to the addition of in the Noble Wells in the second quarter of 2016 with associated high production rates. During the three months ended June 30, 2016 and 2015, oil and gas production amounts were 37,972 and 4,070 BOE, respectively, representing an increase of 33,902 BOE, or 833%. Depreciation, depletion, and amortization per BOE decreased to $14.19 from $46.96, respectively, for the three months ended June 30, 2016 and 2015, representing a decrease of $32.77, or 70%.

Inducement Expense

During the three months ended June 30, 2016, an inducement expense of approximately $5.1 million was incurred as a result of debt and equity restructuring in connection with the Merger. There was no inducement expense in the three months ended June 30, 2015.

Impairment of Evaluated Oil and Gas Properties

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized.

During the three months ended June 30, 2016, no impairment was recorded. During the three months ended June 30, 2015, we incurred impairment on our oil and gas properties of approximately $505,000.

Interest Expense

For the three months ended June 30, 2016 and 2015, we incurred interest expense of approximately $2.3 million and $554,000, respectively. Non-cash interest of approximately $1.25 million and $425,000, respectively, were comprised of amortization of the deferred financing costs and accretion of the Company’s 8% Convertible Debentures (the “Debentures”) payable and Convertible Note discounts.

Change in Bristol/Heartland warrant liability

The warrants issued to both Bristol Capital, LLC (“Bristol”) and Heartland have a price protection feature that will automatically reduce the exercise price if the Company enters into another consulting agreement (in the case of Bristol)   or any agreement (in the case of Heartland) pursuant to which warrants are issued at a lower exercise price than $20.00 per share for Bristol and $25.00 per share for Heartland. The aggregate change in fair value of this warrant provision was $41,000 and $217,000 for the three months ended June 30, 2016 and 2015, respectively.

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Pursuant to the Merger Agreement and as a condition to the Fourth Amendment (defined below), the Company was required to make a cash payment of $500,000, issue the SOS Note and the SOS Warrant (each as defined below). The SOS Warrant contains a price protection feature that will automatically reduce the exercise price if the Company enters into another agreement pursuant to which warrants are issued with a lower exercise price after June 23, 2016.

On June 30, 2016, the Company evaluated the SOS Warrant using the following variables: (i) 200,000 warrants issued; (ii) stock price of $25.00; (iii) expected life of 2.0 years; (iv) volatility of 150%; (vi) risk free rate of 0.6% for a total value of approximately $164,000. This initial value was recorded as additional Merger consideration.

For the three months ended June 30, 2016 and 2015 we incurred a change in the fair value of the warrant liability attributed to the warrant issued to Heartland of approximately $41,000 and $217,000, respectively.

Change in Derivative Liability of Debentures

During the quarter ended June 30, 2016, the remaining amount of the Debentures was converted into equity, which eliminated all derivative liability associated therewith. For the three months ended June 30, 2015, we incurred a change in the fair value of the derivative liability related to the Debentures of approximately $(12,000) before the liability was converted to equity.

Change in Derivative Liability of Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon. The Redeemable Preferred has the same par value and stated value characteristics as the Series A 8% Preferred Stock (the “Series A Preferred Stock”), yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s PV-10 value of its producing developed properties filed with the Securities and Exchange Commission exceeds $50 million. As of June 30, 2016, the Company has accrued a cumulative dividend of approximately $180,000. The total outstanding Redeemable Preferred was valued at approximately $1.95 million at June 30, 2016.

For the three months ended June 30, 2016 and 2015, we incurred a change in the fair value of the derivative liability related to the Redeemable Preferred of approximately $454,000 and $(74,000), respectively. The increase in the obligation is primarily due to the company moving closer to meeting the certain thresholds described above.

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Six Months Ended June 30, 2016 Compared To Six Months Ended June 30, 2015

The following table compares operating data for the six months ended June 30, 2016 to June 30, 2015:

	Six Months Ended
	June 30,
	2016	2015
Revenue:
Oil sales	$778,735	$226,161
Gas sales	243,454	48,196
Operating fees	9,625	15,720
Total revenue	1,031,814	290,077

Costs and expenses:
Production costs	365,392	87,216
Production taxes	54,216	15,220
General and administrative	5,168,644	5,404,092
Depreciation, depletion, accretion and amortization	561,829	434,648
Impairment of evaluated oil and gas properties	-	5,966,909
Total costs and expenses	6,150,081	11,908,085

Loss from operations	(5,118,267)	(11,618,008)

Other income (expenses):
Other income	245,354	793
Inducement expense	(5,126,903)	-
Change in fair value of convertible debentures conversion derivative liability	(37,084)	(273,897)
Change in fair value of warrant liability	(60,160)	(266,212)
Change in fair value of conditionally redeemable 6% preferred stock	(777,911)	120,191
Interest expense	(3,602,663)	(775,132)
Total other expenses	(9,359,367)	(1,194,257)

Net loss	$(14,477,634)	$(12,812,265)

Total revenue

Total revenue was approximately $1,032,000 for the six months ended June 30, 2016, compared to approximately $290,000 for the six months ended June 30, 2015, representing an increase of approximately $742,000, or 256%. The increase in revenue was primarily attributable to us regaining compliance with the JOAs (defined below) and having the ability to recognize the revenue attributable to the Noble Wells in the second quarter of 2016.

This increase has been off-set by the 32% decrease in realized price per BOE from $37.67 for the six months ended June 30, 2015 to $25.72 for the six months ended June 30, 2016. During the six months ended June 30, 2016 and 2015, oil and gas production amounts were 39,748 and 7,283 BOE, respectively, representing an increase of 32,465 BOE, or 446%.

The following table shows a comparison of production volumes and average prices:

	For the Six Months Ended June 30,
	2016	2015
Product
Oil (Bbl.)	22,819	4,810
Oil (Bbls)-average price (1)	$34.13	$47.01

Natural Gas (MCF)-volume	101,575	14,841
Natural Gas (MCF)-average price (2)	$2.40	$3.24

Barrels of oil equivalent (BOE)	39,748	7,283
Average daily net production (BOE)	218	40
Average Price per BOE (1)	$25.72	$37.67

(1) Does not include the realized price effects of hedges

(2) Includes proceeds from the sale of NGL's

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Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Average Price per BOE(1)	$25.72	$37.67

Production costs per BOE	$9.19	$11.98
Production taxes per BOE	$1.36	$2.09
Depreciation, depletion, and amortization per BOE	$14.13	$59.68
Total operating costs per BOE	$24.68	$73.75

Gross margin per BOE	$1.04	$(36.08)

Gross margin percentage	4.0%	(95.8)%

Production Costs

Production costs were approximately $365,000 for the six months ended June 30, 2016, compared to approximately $87,000 for the six months ended June 30, 2015, an increase of approximately $278,000, or 319%. Production costs per BOE decreased to $9.19 for the six months ended June 30, 2016 from $11.98 in the six months ended June 30, 2015, a decrease of $2.79 per BOE, or 23%. The increase in revenue was primarily attributable to us regaining compliance with the JOAs (defined below) and having the ability to recognize the revenue attributable to the Noble Wells in the second quarter of 2016.

Production Taxes

Production taxes were approximately $54,000 for the six months ended June 30, 2016, compared to approximately $15,000 for the for the six months ended June 30, 2015, an increase of approximately $39,000 or 260%.  Currently, ad valorem, severance and conservation taxes range from 1% to 13% based on the state and county from which production is derived.  Production taxes per BOE decreased to $1.36 during the six months ended June 30, 2016 from $2.09 during the six months ended June 30, 2015, a decrease of $0.73 or 35%.

General and Administrative Expenses

General and administrative expenses were approximately $5.17 million during the six months ended June 30, 2016, compared to approximately $5.4 million during the three months ended June 30, 2015, a decrease of approximately $235,000, or 4%.  Included in general and administrative expenses for the six months ended June 30, 2016, were approximately $1.74 million of stock-based compensation expense compared to approximately $2.06 million of stock-based compensation expenses during the six months ended June 30, 2015 The decrease in stock based compensation was offset by the additional professional fees associated with the Merger during the six months ended June 30, 2016.

Depreciation, Depletion, and Amortization

Depreciation, depletion, and amortization was approximately $562,000 during the six months ended June 30, 2016, compared to approximately $435,000 during the six months ended June 30, 2015, an increase of approximately $127,000, or 29%. The increase in depreciation, depletion and amortization was primarily due to the addition of in the Noble Wells in the second quarter of 2016 with associated high production rates. During the six months ended June 30, 2016 and 2015, oil and gas production amounts were 39,748 and 7,283 BOE, respectively, representing an increase of 32,465 BOE, or 446%. Depreciation, depletion, and amortization per BOE decreased to $14.13 from $59.68, respectively, for the six months ended June 30, 2016 and 2015, representing a decrease of $45.55, or 76%.

Inducement expense

During the six months ended June 30, 2016 inducement expense of approximately $5.1 million was incurred as a result of debt and equity restructuring in connection with the Merger. There was no inducement expense in the six months ended June 30, 2015.

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Impairment of Evaluated Oil and Gas Properties

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized.

During the six months ended June 30, 2016, no impairment was recorded. During the six months ended June 30, 2015, we incurred impairment on our oil and gas properties of approximately $5.97 million.

Interest Expense

For the six months ended June 30, 2016 and 2015, we incurred interest expense of approximately $3.6 million and $775,000, respectively. Non-cash interest of approximately $3.4 million and $597,000, respectively, were comprised of deferred financing costs, accretion of the Debentures payable, convertible note discounts and interest on non-converted notes.

Change in Bristol/Heartland warrant liability

The warrants issued to both Bristol and Heartland have a price protection feature that will automatically reduce the exercise price if the Company enters into another consulting agreement (in the case of Bristol) or any agreement (in the case of Heartland) pursuant to which warrants are issued at a lower exercise price than $25.00 per share. The aggregate change in fair value of this warrant provision was $60,000 and $266,000 for the six months ended June 30, 2016 and 2015, respectively.

Change in Derivative Liability of Debentures

During the quarter ended June 30, 2016, the remaining amount of the Debentures was converted into equity, which eliminated all derivative liability associated therewith. For the six months ended June 30, 2016 and 2015, we incurred a change in the fair value of the derivative liability related to the Debentures of approximately $37,000 and $274,000 respectively before the liability was converted to equity.

Change in Derivative Liability of Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon. The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s PV-10 value of its producing developed properties filed with the Securities and Exchange Commission exceeds $50 million. As of June 30, 2016, the Company has accrued a cumulative dividend of approximately $180,000. The total outstanding Redeemable Preferred was valued at approximately $1.95 million at June 30, 2016.

For the six months ended June 30, 2016 and 2015, we incurred a change in the fair value of the derivative liability related to the Redeemable Preferred of approximately $778,000 and $(121,000), respectively. The increase in the obligation is primarily due to the company moving closer to meeting the certain thresholds described above.

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Year Ended December 31, 2015 Compared To The Year Ended December 31, 2014

The following table compares operating data for the fiscal year ended December 31, 2015 to December 31, 2014:

	Year Ended December 31,
	2015	2014

Revenue:
Oil sales	$292,332	$2,581,689
Gas sales	77,068	364,732
Operating fees	26,664	182,773
Realized gain on commodity price derivatives	-	11,143
Total revenue	396,064	3,140,337

Costs and expenses:
Production costs	195,435	954,347
Production taxes	27,917	269,823
General and administrative	7,929,628	10,325,843
Depreciation, depletion and amortization	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Total costs and expenses	33,215,561	12,887,675

Loss from operations before conveyance	(32,819,497)	(9,747,338)
Loss on conveyance of oil and gas properties	-	(2,269,760)
Loss from operations	(32,819,497)	(12,017,098)

Other income (expenses):
Other income	3,160	32,444
Inducement expense	-	(6,661,275)
Change in fair value of convertible debentures conversion derivative liability	1,243,931	(5,526,945)
Change in fair value of warrant liability	394,383	571,228
Change in fair value of conditionally redeemable 6% Preferred stock	513,585	-
Interest expense	(1,696,899)	(4,837,025)
Net Loss	$(32,361,337)	$(28,438,671)

Total revenue

On September 2, 2014, we entered into a final settlement agreement (the “Final Settlement Agreement”) to convey our interest in 31,725 evaluated and unevaluated net acres located in the DJ Basin and the associated oil and natural gas (“Hexagon Collateral”), to our former primary lender, Hexagon, LLC (“Hexagon”), in exchange for extinguishment of all outstanding debt and accrued interest obligations owed to Hexagon in an aggregate amount of approximately $15.1 million. The conveyance assigned all assets and liabilities associated with the property, which includes PDP and PUD reserves, plugging and abandonment, and other assets and liabilities associated with the property. Pursuant to the Final Settlement Agreement, we also issued to Hexagon $2.0 million in 6% Conditionally Redeemable Preferred Stock valued at $1.69 million and considered as temporary equity for reporting purposes.

Total revenue was $396,000 for the year ended December 31, 2015, compared to $3.14 million for the year ended December 31, 2014, a decrease of $2.7 million, or 87%. The decrease in revenue was primarily due to the reduction in oil and gas revenue associated with 32,000 acres and 17 operated wells we conveyed to Hexagon pursuant to the Final Settlement Agreement and the reduction in commodity prices during the year.

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During the year ended December 31, 2015 and 2014, production amounts were 12,449 and 46,500 BOE, respectively, a decrease of 34,051 BOE, or 73%. In addition to the conveyance, production declined due to certain operated wells shut in for workovers and non-payments to vendors.

The following table shows a comparison of production volumes and average prices:

	For the Year Ended December 31,
	2015	2014
Product
Oil (Bbl.)	7,067	33,508
Oil (Bbls)-average price (1)	$41.36	$77.05

Natural Gas (MCFE)-volume	32,291	77,954
Natural Gas (MCFE)-average price (2)	$2.39	$4.68

Barrels of oil equivalent (BOE)	12,449	46,500
Average daily net production (BOE)	34	127
Average Price per BOE (1)	$29.67	$63.36

(1)	Does not include the realized price effects of hedges.
(2)	Includes proceeds from the sale of NGL’s.

Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Production costs per BOE	15.70	20.52
Production taxes per BOE	2.24	5.80
Depreciation, depletion, and amortization per BOE	46.93	28.76
Total operating costs per BOE (1)	$64.87	$55.08
Gross margin per BOE (1)	$(35.20)	$8.28
Gross margin percentage	(119)%	13%

(1)	Does not include the loss on conveyance.

Commodity price derivative activities

Changes in the market price of oil can significantly affect our profitability and cash flow.  In the past we have entered into various commodity derivative instruments to mitigate the risk associated with downward fluctuations in oil prices.  These derivative instruments consisted exclusively of swaps.  The duration and size of our various derivative instruments varies, and depends on our view of market conditions, available contract prices and our operating strategy.

As of December 31, 2015, we did not maintain any active commodity swaps. During 2014, we held one commodity swap which matured on January 31, 2014. Commodity price derivative realized a gain of $11,000 during the year ended December 31, 2014.

Production costs

Production costs were $195,000 for the year ended December 31, 2015, compared to $954,000 for the year ended December 31, 2014, a decrease of $759,000, or 80%. The decrease was due to the conveyance of 32,000 acres and 17 operated wells to Hexagon discussed above and certain operated wells shut in during the year. Production costs per BOE decreased to $15.70 for the year ended December 31, 2015 from $20.52 in 2014, a decrease of $4.80 per BOE, or 23%, primarily the result of reduced service costs realized in lower commodity environment.

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Production taxes

Production taxes were $28,000 for the year ended December 31, 2015, compared to $270,000 for the year ended December 31, 2014, a decrease of $242,000, or 90%.  Currently, ad valorem, severance and conservation taxes range from 1% to 13% based on the state and county from which production is derived.  Production taxes per BOE decreased to $2.24 during the year ended December 31, 2015 from $5.80 in 2014, a decrease of $3.56 or 61%.

General and administrative expenses

General and administrative expenses were $7.93 million during the year ended December 31, 2015, compared to $10.33 million during the year ended December 31, 2014, a decrease of $2.40 million, or 23%.  Included in general and administrative expenses for the year ended December 31, 2015 were $3.45 million of stock-based compensation expense compared to $3.43 million of stock-based compensation expenses during the year ended December 31, 2014. The decrease in general and administrative expenses was largely attributed to a $1.0 million lump sum payment paid to Abraham “Avi” Mirman in 2014 as a one-time bonus related to achievement of capital raising milestones and a decrease in professional fees incurred in 2014 relating to multiple financings and a conveyance of properties to Hexagon offset by increased compensation relating to additional employees along with higher contract services in 2015.

Depreciation, depletion, and amortization

Depreciation, depletion, and amortization were $584,000 during the year ended December 31, 2015, compared to $1.34 million during the year ended December 31, 2014, a decrease of $754,000, or 56%. Decrease in depreciation, depletion, and amortization was the result of the conveyance of properties to Hexagon, lowering the depletion pool and a decrease in production amounts in 2015 from 2014.

Impairment of evaluated oil and gas properties

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized.

During the year ended December 31, 2015, the lower commodity prices and lack of capital to develop its undeveloped oil and gas properties caused us to recognize an impairment expense of $24.48 million. We did not recognize any impairment expense during 2014.

Inducement expense

In January 2014, we incurred an inducement expense of $6.66 million. We entered into an initial conversion agreement with all of the holders of our Debentures (“Initial Conversion Agreement”).  Under the terms of the Initial Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures then outstanding were converted into our Common Stock at a price of $2.00 per share.  As an inducement, we issued warrants to purchase one share of our Common Stock, at an exercise price equal to $2.50 per share (“Initial Conversion Warrants”), to the converting Debenture holders, for each share of our Common Stock issued upon conversion of the Debentures. We used the Lattice model to value the Initial Conversion Warrants, utilizing a volatility of 65%, and a life of 3 years, which resulted in a fair value of $6.66 million for the Initial Conversion Warrants.

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Loss on conveyance of oil and gas properties

On September 2, 2014, we entered into the Final Settlement Agreement to settle all amounts payable by us pursuant to the then existing credit agreements with Hexagon (described above). The transaction was accounted for under the full cost method of accounting for oil and natural gas operations. Under the full cost method, sales or abandonments of oil and natural gas properties, whether or not being amortized, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. The transfer to Hexagon represented greater than 25% of our proved reserves of oil and gas attributable to the full cost pool and thus we incurred a loss on the conveyance. Following this methodology, the following table represents an allocation of the transaction.

Payment of debt and accrued interest payable	$15,063,289
Add: disposition of asset retirement obligations	973,132
Total disposition of liabilities	$16,036,421

Proved oil and natural gas properties	$32,574,603
Accumulated depletion	(22,148,686)
Unproved oil and natural gas properties	6,194,162
Redeemable Preferred Stock at fair value	1,686,102
Total conveyance of assets and preferred stock	18,306,181
Loss on conveyance	$(2,269,760)

Interest expense

For the years ended December 31, 2015 and 2014, we incurred interest expense of approximately $1.70 million and $4.84 million, respectively, of which approximately $131,000 and $2.43 million is classified as non-cash interest expense in 2015 and 2014, respectively. The details of the non-cash interest expense for the year ended December 31, 2015 were the amortization of the deferred financing costs of $125,000, and accrued interest to convertible debenture of $7,000. The details of the non-cash interest expense for the year ended December 31, 2014 are as follows: (i) Hexagon non-payment penalty of $1 million, (ii) amortization of the deferred financing costs of $235,000, (iii) accretion of the Debentures payable discount of $849,000, (iv) Common Stock issued for interest of $1.19 million, (v) accrued interest to convertible debenture of $7,000, and (vi) amortization of forbearance fees of $250,000.

Change in Bristol warrant liability

On September 2, 2014 we entered into a Consulting Agreement with Bristol Capital, LLC (“Bristol”), pursuant to which we issued to Bristol a warrant to purchase up to 100,000 shares of our Common Stock at an exercise price of $20.00 per share (or, in the alternative, 100,000 options, but in no case both). The agreement has a price protection feature that will automatically reduce the exercise price if we enter into another consulting agreement pursuant to which warrants are issued with a lower exercise price. The change in fair value of this warrant provision was $350,000 and $571,000 for the years ended December 31, 2015 and 2014, respectively.

Change in credit agreement warrant liability

On January 8, 2015, we entered into the Credit Agreement. In connection with the Credit Agreement, we issued to Heartland a warrant to purchase up to 22,500 shares of our Common Stock at an exercise price of $25.00 with the initial advance, which contains an anti-dilution feature that will automatically reduce the exercise price if we enter into another agreement pursuant to which warrants are issued with a lower exercise price. The change in fair value valuation from issuance was $12,000 for the year ended December 31, 2015.

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Change in derivative liability of debentures

For the years ended December 31, 2015 and 2014, we incurred a change in the fair value of the derivative liability related to the Debentures of approximately $1.24 million and $(5.53) million respectively. During the year ended December 31, 2014, we reduced the conversion price from $4.25 to $2.00, consistent with the exercise price of the warrants issued in our private placement in January 2014. The conversion resulted in a reduction of the convertible debenture liability by $5.69 million and an increase in additional paid in capital.

Liquidity and Capital Resources

The financial statements for the three and six months ended June 30, 2016 and for the year ended December 31, 2015 were prepared on a going concern basis, as a result of net operating losses, decreases in commodity prices and short term debt obligations during the three and six months ended June 30, 2016 and for the past five years. However, due to the completion of the merger with Brushy, the conversion of the Convertible Notes, Debentures and Series A Preferred in full, the completion of the Series B Preferred Offering, our entry into the Credit and Guarantee Agreement and the resulting pay off of Independent Bank, and the acquisition of additional producing wells and properties, as of October 25, 2016, our cash balance was approximately $16.7 million. As a result of these transactions, we believe we have mitigated substantial doubt about the Company’s ability to continue as a going concern. Still, our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plan, successfully integrate the Merger and eventually secure other sources of financing and attain continuously profitable operations. We continue to pursue additional sources of financing but there can be no assurance that such financing will be completed on terms favorable to the Company, if at all.

Information about our financial position as of June 30, 2016 compared to December 31, 2015 is presented in the following table (in thousands):

	June 30,	December 31,
	2016	2015

Financial Position Summary
Cash and cash equivalents	$6,489	$110
Working capital (deficit)	$(10,082)	$(15,475)

Term loan	$5,379	$2,492
Stockholders’ equity (deficiency)	$16,515	$(14,344)

Merger with Brushy

We paid deposits and operating expenses of Brushy toward completion of the Merger of approximately $2.5 million, which is recorded as additional consideration. The Company has historically financed its operations through the sale of debt and equity securities and borrowings under credit facilities with financial institutions.

In connection with the closing of the Merger, the Company entered into the following financing transactions:

Equity Financing and Short-Term Indebtedness

Series A Preferred Stock Conversion

On June 23, 2016, after receiving the requisite stockholder approval and upon consummation of the Merger, each outstanding share of our Series A Preferred Stock automatically converted into Common Stock at a conversion price of $5.00 resulting in the issuance of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid dividends were forfeited.

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Series B 6% Preferred Stock

On June 15, 2016, we entered into a securities purchase agreement for gross proceeds of $20 million in the private placement of 20,000 shares of our Series B 6% Convertible Preferred Stock (the "Series B Preferred Stock") with a conversion price of $1.10 and warrants to purchase up to 9,090,909 shares of Common Stock at an exercise price of $2.50, exercisable immediately for a period of two years, subject to certain circumstances. At June 30, 2016, proceeds of approximately $2.1 million were still outstanding and were recorded as a subscription receivable as a reduction to the Series B Preferred proceeds. Subsequent to June 30, 2016, the Company received an additional $1.65 million in proceeds with the additional $450,000 committed still outstanding but expected to be funded in full during the third quarter. For a more detailed description of the terms of the Series B Preferred Stock see Note 9-Shareholders Equity.

In connection with the Series B Preferred Stock Offering, we also paid a cash fee of $500,000 and $900,000 to T.R. Winston & Company, LLC ("TRW") and KES 7 Capital Inc. ("KES 7"), respectively, who acted as co-placement agents and TRW as administrative agent. Each of TRW and KES 7 also received fee warrants to purchase up to 452,724 and 820,000 shares of Common Stock, respectively, at an exercise price of $1.30, exercisable on or after September 17, 2016, for a period of two years. Of the cash fee paid to TRW, $150,000 was reinvested into the Series B Preferred Offering in exchange for 150 shares of Series B Preferred Stock and the related warrants to purchase 68,182 shares of Common Stock at an exercise price of $2.50.

Heartland Bank

On January 8, 2015, we entered into the Credit Agreement with Heartland Bank (the “Credit Agreement”), as administrative agent and the Lenders party thereto. The Credit Agreement provided for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, or the Term Loan. On December 29, 2015, after a default on an interest payment and in connection with the Merger, we entered into the forbearance agreement with Heartland (the “Heartland Forbearance Agreement”). The Heartland Forbearance Agreement, restricted Heartland from exercising any of its remedies until April 30, 2016 which was subject to certain conditions, including a requirement for us to make a monthly interest payment to Heartland.

Following the First Amendment entered into on March 1, 2016, on May 4, 2016, as a result of a default on the required March 1, April 1 and May 1 interest payments pursuant to the Forbearance Agreement, we entered into a second amendment to the Heartland Forbearance Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the limit on the amount of New Subordinated Debt we had been permitted to incur was eliminated and the Forbearance Expiration Date was extended to May 31, 2016. As consideration for the forgoing, we paid Heartland the overdue interest owed pursuant to the Term Loan and interest due through May 31, 2016 in the approximate amount of $87,000 and reimbursement of a portion of Heartland’s fees and expenses in an approximate amount of $53,000.

In connection with the consummation of the Merger, on June 22, 2016, we repaid the balance of our outstanding indebtedness with Heartland at a discount of $250,000, resulting in the elimination of $2.75 million in senior secured debt and the extinguishment of Heartland’s security interest in the assets of the Company.

Independent Bank and Promissory Note

On June 22, 2016, in connection with the completion of the Merger, we entered into an amendment with Brushy and its senior secured lender, Independent Bank (the “Lender”) to Brushy’s Forbearance Agreement with the Lender (the “Fourth Amendment”), which, among other things, provided for a pay-down of $6.0 million of the principal amount outstanding on the loan (the “Loan”), plus fees and other expenses incurred in connection with the Loan, in exchange for an extension of the maturity date through December 15, 2016, at an interest rate of 6.5%, payable monthly. Additionally, we agreed to (i) guaranty the approximately $5.4 million aggregate principal amount of the Loan, (ii) grant a lien in favor of the Lender on all of our real and personal property, (iii) restrict the incurrence of additional debt and (iv) maintain certain deposit accounts with various restrictions with the Lender.

As a condition of the Fourth Amendment and pursuant to the Merger Agreement, Brushy also completed the divestiture of certain of its assets in South Texas to its subordinated lender, SOS Ventures (“SOS”) in exchange for the extinguishment of $20.5 million of subordinated debt, a cash payment of $500,000, the issuance of the SOS Note, and the issuance of the SOS Warrant.

On July 25, 2016, we entered into a security and control agreement and related mortgages pursuant to which we granted Independent Bank a senior security interest in substantially all of our assets as additional security for repayment of the Loan, pursuant to the terms of the Fourth Amendment to the Forbearance Agreement.

On September 29, 2016, we repaid the Independent Bank debt in full, resulting in the extinguishment of Independent Bank’s security interest.

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Convertible Notes

In a series of transactions from December 29, 2015 to May 6, 2016, we issued an aggregate of approximately $5.8 million in Convertible Notes maturing on June 30, 2016 and April 1, 2017 at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December and March and $0.10 for the warrants issued in May. Subsequently, warrants to purchase 620,000 shares of Common Stock issued between December and March were amended and restated to reduce the exercise price to $0.10 in exchange for additional consideration in the form of participation in the May Convertible Notes offering. The Company accounted for the reduction in the conversion price as an inducement expense and recognized $3.4 million in other income (expense).

The proceeds from this financing were used to pay a $2 million refundable deposit in connection with the Merger, to fund certain operating expenses of Brushy in an aggregate amount of approximately $508,000, to fund approximately $1.3 million of interest payments to Heartland and to fund approximately $2.0 million in working capital and accounts payables reductions.

In connection with the closing of the Merger, on June 23, 2016, certain holders of Convertible Notes in an aggregate principal amount of approximately $4.0 million entered into the Note Conversion Agreement. The terms of the Note Conversion Agreement provided that the Convertible Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Notes Conversion Agreement, the conversion price was reduced to $1.10, which resulted in the issuance of 3,636,363 shares of Common Stock. Holders of these Convertible Notes waived and forfeited any and all rights to receive accrued but unpaid interest of approximately $198,000.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our Common Stock at a conversion price of $5.00. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

On August 3, 2016, we entered into the first amendment to the Notes with the remaining holders of approximately $1.8 million of Convertible Notes.  Pursuant to the first amendment: (i) the maturity date was changed to January 2, 2017, (ii) the conversion price was adjusted to $1.10 and (iii) the coupon was increased to 15% per annum. All accrued and unpaid interest on the Convertible Notes may also be convertible in certain circumstances at the conversion price. Additionally, if the aggregate principal amount outstanding on the Convertible Notes is not either converted by the holder or repaid in full on or before the maturity date, we will pay a 25% premium on the maturity date. In exchange for the holders’ willingness to enter into the first amendment, we issued to the holders warrants to purchase up to approximately 1.7 million shares of Common Stock. The warrants have an exercise price of $2.50 per share, and are immediately exercisable from the issuance date for a period of three years, subject to certain circumstances.

On September 29, 2016, in connection with our entry into the Credit and Guarantee Agreement (defined below), the remaining holders of the Convertible Notes converted the outstanding principal amount of approximately $1.8 million and accrued and unpaid interest in an amount of approximately $138,000 into 1,772,456 shares of our common stock.

Credit and Guarantee Agreement and Warrant Reprice

On September 29, 2016, we entered into a credit and guaranty agreement (the “Credit and Guarantee Agreement”) by and among us, Brushy, ImPetro Operating, LLC (“Operating”) and ImPetro Resources, LLC (“Resources”, and together with Brushy and Operating, the “Initial Guarantors”), and the lenders party thereto (each a “Lender” and together, the “Lenders”) and TRW acting as collateral agent.

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The Credit and Guarantee Agreement provides for a three-year senior secured term loan with initial commitments for $31,000,000 in aggregate principal amount, of which we received $25,000,000 as of the closing date. The initial aggregate principal amount may be increased to a maximum principal amount of $50,000,000 at our request and with the consent of the Lenders holding loans in excess of 60% of the then outstanding loans pursuant to an accordion advance provision in the Credit and Guarantee Agreement (the “Term Loan”).

As discussed above, in connection with our entry into the Credit and Guarantee Agreement, on September 29, 2016, we used part of the proceeds of the Term Loan to repay the balance of Brushy’s outstanding indebtedness with Independent Bank, resulting in the elimination of approximately $5.4 million in senior secured debt, including accrued interest, fees and expenses, and the extinguishment of Independent Bank’s security interest in the assets of the Initial Guarantors and of our guaranty to Independent Bank in full.

Funds borrowed under the Credit and Guarantee Agreement may be used by us to (i) fund drilling and development projects, (ii) purchase oil and gas assets and other acquisition targets, (iii) pay all costs and expenses arising in connection with the negotiation and execution of the Credit and Guarantee Agreement, and (iv) fund our general working capital needs.

In connection with our entry into the Credit and Guarantee Agreement, we paid advisory fees to KES 7 and TRW in an amount of $420,000 and $80,000, respectively and a commitment fee to each of the Lenders equal to 2.0% of their respective initial loan advances. As partial consideration, we also amended certain warrants issued in the June 2016 Series B private placement held by the Lenders to purchase up to an aggregate amount of approximately 2,850,000 shares of common stock such that the exercise price per share was lowered from $2.50 to $0.01 on such warrants. The number of warrants amended for each Lender was based on the amount of each Lender’s respective participation in the initial Term Loan relative to the amount invested in the June 2016 Series B private placement. All of the amended warrants are immediately exercisable from the original issuance date, for a period of two years, subject to certain conditions.

The Term Loan bears interest at a rate of 6.0% per annum and matures on September 30, 2019. We have the right to prepay the Term Loan, in whole or in part, at any time at a prepayment premium equal to 6.0% of the amount repaid. Such prepayment premium must also be paid if the Term Loan is repaid prior to maturity as a result of a change in control. In certain situations, the Credit and Guarantee Agreement requires mandatory prepayments of the Term Loans at the request of the Lenders, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and our receipt of proceeds in connection with insurance claims.

The Credit and Guarantee Agreement contains certain customary representations and warranties and affirmative and negative covenants, including covenants relating to maintenance of books and records, financial reporting and notification, compliance with laws, maintenance of properties and insurance, and limitations on guaranties, investments, issuance of debt, lease obligations and capital expenditures. The Credit and Guarantee Agreement also provides for events of default, including failure to pay any principal or interest when due, failure to perform or observe covenants, cross-default on certain outstanding debt obligations, the failure of a Guarantor to comply with the provisions of its Guaranty, and bankruptcy or insolvency events. The amounts under the Credit Agreement could be accelerated and be due and payable upon an event of default.

Debentures

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, dated as of December 29, 2015, the Company’s remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited.   The modification of such conversion rate resulted in an immaterial gain.  The Convertible Debentures and associated derivative liability was then reclassified to additional paid in capital.

Development and Production

During the year ended December 31, 2015, we entered into eight joint operating agreements ("JOAs") to participate as a non-operator in the drilling of the Noble Wells in the DJ Basin, which due to capital constraints, were temporarily shut-in. In May 2016, we renegotiated the ability to fund our share of the outstanding drilling operations in the amount of approximately $1.68 million, the outstanding balance of which we paid in June 2016, using the proceeds from the transactions described above. As a result, we regained compliance under each of the JOAs. The oil and gas production and associated revenue for these eight Noble Wells in a total amount of approximately $861,000 from inception through June 30, 2016 have been recorded and earned in the quarter ended June 30, 2016.

As a result of the completion of the Merger, and the acquisition of certain oil and gas properties located in Winkler County, Texas completed on October 12, 2016 with an effective date of August 1, 2016, as of October 25, 2016, we were producing approximately 610 BOE a day from 36 economically producing wells.

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Cash Flows

Six-Months Ended June 30, 2016 Compared To The Six-Months Ended June 30, 2015

Cash used in operating activities during the six months ended June 30, 2016 was approximately $1.75 million. Cash used in operating activities combined with the approximately $2.47 million used in investing activities offset by the approximately $10.6 million provided by financing activities, resulted in an increase in cash of approximately $6.38 million during the year.

The following table compares cash flow items during the six-months ended June 30, 2016 to June 30, 2015:

	Six-months ended June 30,
	2016	2015

Cash provided by (used in):
Operating activities	$(1,751,896)	$(2,782,375)
Investing activities	(2,469,798)	(73,081)
Financing activities	10,600,801	2,553,692
Net change in cash	$6,379,107	$(301,764)

During the six months ended June 30, 2016 compared to June 30, 2015, net cash used in operating activities was approximately $1.75 million, compared to approximately $2.78 million, respectively, a decrease of cash used in operating activities of approximately $1.03 million, or 37%.  The primary changes in operating activities during the six months ended June 30, 2016 compared to same period during 2015, was the increase in oil and gas revenues, specifically the additional revenue earned from eight newly drilled wells and timing of payments.

During the six months ended June 30, 2016 compared to June 30, 2015, net cash used in investing activities was approximately $2.47 million, compared to $73,000, respectively, an increase of cash used in investing activities of approximately $1.74 million. During the six months ended June 30, 2016, we increased our cash consideration provided to Brushy in conjunction with the Merger of approximately $1.26 million, bringing the total amount paid to Brushy to approximately $2.5 million, offset by cash on hand at Brushy of approximately $706,000 and paid $1.92 million in drilling capital expenditures.

During the six months ended June 30, 2016, net cash provided by financing activities was approximately $10.6 million, compared to net cash provided by financing activities of approximately $2.55 million during the six months ended June 30, 2015, an increase of approximately $8.05 million, or 315%. During the six months ended June 30, 2016, we raised and collected approximately $16.1 million from the issuance of Series B Preferred Stock, raised approximately $2.86 million from addition convertible notes offset by the repayment of approximately $8.5 million in debt. During the six months ended June 30, 2015, we received approximately $2.75 million in net proceeds from the issuance of a term loan offset by $250,000 repayment in debt.

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Year Ended December 31, 2015 Compared To The Year Ended December 31, 2014

Cash used in operating activities during the year ended December 31, 2015 was $3.81 million. Cash used in operating activities combined with the $1.85 million used in investing activities offset by the $5.25 million provided by financing activities, resulted in a decrease in cash of $400,000 during the year.

The following table compares cash flow items during the year ended December 31, 2015 to December 31, 2014 (in thousands):

	Year ended December 31,
	2015	2014

Cash provided by (used in):
Operating activities	$(3,805)	$(7,306)
Investing activities	(1,848)	(507)
Financing activities	5,254	8,157
Net change in cash	$(399)	$344

During the year ended December 31, 2015, net cash used in operating activities was $3.81 million, compared to $7.31 million during the year ended December 31, 2014, a decrease of cash used in operating activities of $3.5 million, or 49%.  The primary changes in operating cash during the year ended December 31, 2015 was from a reduction of oil and gas revenues and our inability to raise additional capital to fund and pay for our operations. Additionally, we added a new Chief Financial Officer and General Counsel increasing salaries by $470,000, paid $343,000 for the due diligence of a potential acquisition which was not completed, $250,000 for additional investment banking firms, $650,000 in additional legal fees and approximately $670,000 of other professional fees for acquisitions and additional support during the year.

During the year ended December 31, 2015, net cash used in investing activities was $1.85 million, compared to net cash used in investing activity of $507,000 during the year ended December 31, 2014, an increase of cash used in investing activities of $1.3 million, or 264%. On December 30, 2015, we paid $1.75 million towards the required $2.0 million deposit relating to the merger with Brushy described above. During 2014, we invested $496,000 of cost associated with acquisition of undeveloped leaseholds and development of assets throughout Wattenberg.

During the year ended December 31, 2015, net cash provided by financing activities was $5.3 million, compared to net cash provided by financing activities of $8.16 million during the year ended December 31, 2014, an increase of $2.9 million, or 36%. In 2015, we received $5.95 million in debt proceeds, $3.0 million in Term Loan proceeds from Heartland and $2.95 million in convertible bridge note funding relating to the merger with Brushy. In 2014, we received cash proceeds of $12.0 million from two private placements offset by the repayment of debt of $3.7 million and dividend payments of $162,000.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires our management to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period.  The following is a summary of the significant accounting policies and related estimates that affect our financial disclosures.

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Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Recently Issued Accounting Pronouncements

Various accounting standards updates are issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, are not expected to have a material impact on our condensed financial position and, results of operations.

On August 26, 2016, the FASB issued Accounting Standards Update (ASU) 2016-15, Classification of Certain Cash Receipts and Cash Payments, seeking to eliminate diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in ASU 2016-15 address eight specific cash flow issues and apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under FASB Accounting Standards Codification (FASB ASC) 230, Statement of Cash Flows. The amendments in ASU 2016-15 are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.

Use of Estimates

The financial statements included herein were prepared from our records in accordance with GAAP, and reflect all normal recurring adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods.  The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  We evaluate our estimates on an on-going basis and base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances.  Although actual results may differ from these estimates under different assumptions or conditions, we believe that our estimates are reasonable.

The preparation of financial statements in conformity with GAAP requires us to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment.

Our most significant financial estimates are associated with our estimated proved oil and gas reserves, assessments of impairment imbedded in the carrying value of undeveloped acreage and proven properties, as well as the valuation of our Common Stock, options and warrants, and estimated derivative liabilities.

Oil and Natural Gas Reserves

We follow the full cost method of accounting. All of our oil and gas properties are located within the United States, and therefore all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center referred to as a full cost pool.  Depletion of exploration and development costs and depreciation of production equipment is computed using the units-of-production method based upon estimated proved oil and gas reserves.  Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued on the balance sheet plus the cost, or estimated fair value if lower, of unproved properties.  Should capitalized costs exceed this ceiling, impairment would be recognized.  Under the SEC rules, we prepared our oil and gas reserve estimates as of December 31, 2015, using the average, first-day-of-the-month price during the 12-month period ended December 31, 2015.

Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process.  The process relies on interpretations of available geological, geophysical, engineering and production data.  The extent, quality and reliability of this technical data can vary.  The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  The accuracy of a reserve estimate is a function of the quality and quantity of available data; the interpretation of that data; the accuracy of various mandated economic assumptions; and the judgment of the persons preparing the estimate.

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We believe estimated reserve quantities and the related estimates of future net cash flows are among the most important estimates made by an exploration and production company such as ours because they affect the perceived value of our company, are used in comparative financial analysis ratios, and are used as the basis for the most significant accounting estimates in our financial statements, including the quarterly calculation of depletion, depreciation and impairment of our proved oil and natural gas properties.  Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. We determine anticipated future cash inflows and future production and development costs by applying benchmark prices and costs, including transportation, quality and basis differentials, in effect at the end of each quarter to the estimated quantities of oil and natural gas remaining to be produced as of the end of that quarter. We reduce expected cash flows to present value using a discount rate that depends upon the purpose for which the reserve estimates will be used.  For example, the standardized measure calculation requires us to apply a 10% discount rate.  Although reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than those of established proved producing oil and natural gas properties, we make considerable effort to estimate our reserves, including through the use of independent reserves engineering consultants. We expect that quarterly reserve estimates will change in the future as additional information becomes available or as oil and natural gas prices and operating and capital costs change.  We evaluate and estimate our oil and natural gas reserves as of December 31 and quarterly throughout the year.  For purposes of depletion, depreciation, and impairment, we adjust reserve quantities at all quarterly periods for the estimated impact of acquisitions and dispositions.  Changes in depletion, depreciation or impairment calculations caused by changes in reserve quantities or net cash flows are recorded in the period in which the reserves or net cash flow estimate changes.

Oil and Natural Gas Properties—Full Cost Method of Accounting

We use the full cost method of accounting whereby all costs related to the acquisition and development of oil and natural gas properties are capitalized into a single cost center referred to as a full cost pool.  These costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

Capitalized costs, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. For this purpose, we convert our petroleum products and reserves to a common unit of measure.

Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations.  This undeveloped acreage is assessed quarterly to ascertain whether impairment has occurred.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to the full cost pool and becomes subject to depletion calculations.

Proceeds from the sale of oil and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless the sale would alter the rate of depletion by more than 25%.  Royalties paid, net of any tax credits received, are netted against oil and natural gas sales.

In applying the full cost method, we perform a ceiling test on properties that restricts the capitalized costs, less accumulated depletion, from exceeding an amount equal to the estimated undiscounted value of future net revenues from proved oil and natural gas reserves, as determined by independent petroleum engineers.  The estimated future revenues are based on sales prices achievable under existing contracts and posted average reference prices in effect at the end of the applicable period, and current costs, and after deducting estimated future general and administrative expenses, production related expenses, financing costs, future site restoration costs and income taxes.  Under the full cost method of accounting, capitalized oil and natural gas property costs, less accumulated depletion and net of deferred income taxes, may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves, plus the cost, or estimated fair value if lower, of unproved properties. Should capitalized costs exceed this ceiling, we would recognize impairment.

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Revenue Recognition

We derive revenue primarily from the sale of produced natural gas and crude oil.  We report revenue as the gross amount received before taking into account production taxes and transportation costs, which are reported as separate expenses and are included in oil and gas production expense in the accompanying consolidated statements of operations.  Revenue is recorded in the month our production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production.  No revenue is recognized unless it is determined that title to the product has transferred to the purchaser.  At the end of each month, we eliminate the amount of production delivered to the purchaser and the price we will receive.  We use our knowledge of our properties, its historical performance, NYMEX and local spot market prices, quality and transportation differentials, and other factors as the basis for these estimates.

Share Based Compensation

We account for share-based compensation by estimating the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock units, restricted stock, and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.

On July 7, 2016, in connection with the closing of the Merger, all of our directors, with the exception of Mr. Mirman and Mr. Pawelek, received a restricted stock grant pursuant to our 2016 Omnibus Incentive Plan, resulting in the issuance of 1,570,500 shares, which vest in equal installments with one-third vesting immediately and two-thirds on each anniversary of the grant. Additionally, on July 25, 2016, the Board reassessed non-employee director compensation under the 2016 Plan and determined to maintain the current compensation package granted to each non-employee director pursuant to the 2016 Omnibus Incentive Plan that was in effect under the prior plan, with adjustments to the share amounts to reflect the Reverse Split, pursuant to which, 10,000 shares of restricted Common Stock and options to purchase 45,000 shares of Common Stock were granted to a new non-employee director on that date.

Derivative Instruments

Periodically in the past, we have entered into swaps to reduce the effect of price changes on a portion of our future oil production. We reflect the fair market value of our derivative instruments on our balance sheet.  Our estimates of fair value are determined by obtaining independent market quotes as well as utilizing a valuation model that is based upon underlying forward curve data and risk free interest rates.  Changes in commodity prices will result in substantially similar changes in the fair value of our commodity derivative agreements.  We do not apply hedge accounting to any of our derivative contracts, therefore we recognize mark-to-market gains and losses in earnings currently.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 7, 2014, we were notified by our independent registered public accounting firm, Hein & Associates LLP, or Hein, that it did not wish to stand for re-election. On November 25, 2014, we engaged Marcum LLP, or Marcum, as our independent registered public accounting firm, which was approved by our Board of Directors and on December 10, 2015, the Board of Directors approved Marcum to continue as the Company’s independent registered public accounting firm. The reports of Hein for our consolidated financial statements as of and for the fiscal year ended December 31, 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2013 and up until its date of resignation, there were no disagreements between us and Hein on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein would have caused them to make reference thereto in their reports on our financial statements for such years. For more information on the change in accountants, please see our Current Reports on Form 8-K filed with the SEC on November 13, 2014 and December 2, 2014.

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BUSINESS

Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company”) is an upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects.  We were incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc.  In October 2009, we changed our name to Recovery Energy, Inc. and in December 2013, we changed our name to Lilis Energy, Inc.

Our current operating activities are focused on the Denver-Julesburg Basin (“DJ Basin”) in Colorado, Wyoming and Nebraska and the Permian Basin in southeast New Mexico and west Texas.

Overview of Our Business and Strategy

On June 23, 2016, we completed our merger with Brushy Resources, Inc. See “—Merger With Brushy Resources, Inc.” below for more information. Prior to the merger, our operating activities were focused only on the DJ Basin in Colorado, Wyoming and Nebraska, where we have acquired and developed a producing base of oil and natural gas proved reserves, as well as a portfolio of exploration and other undeveloped assets with conventional and non-conventional reservoir opportunities, with an emphasis on those with multiple producing horizons, in particular the Muddy “J” conventional reservoirs and the Niobrara shale and Codell resource plays. As of June 30, 2016, we owned interests in 16 economically producing wells and approximately 7,600 net developed leasehold acres in the DJ Basin. As a result of the completion of the Merger, and the acquisition of certain oil and gas assets located in Winkler County Texas, our operating activities are additionally focused on the Permian Basin, with operations in the Delaware Basin in Texas and New Mexico where we owned interests in 20 economically producing wells and approximately 3,600 developed net leasehold acres. Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America. We believe these assets offer the possibility of repeatable year-over-year success and significant and cost-effective production and reserve growth. Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America. We are primarily focused on acquiring companies and production throughout North America and developing our Delaware Basin and North and South Wattenberg Field assets, which include attractive unconventional reservoir drilling opportunities in mature development areas with low risk productive potential.

Our goal is to create value by acquiring producing assets and developing our remaining inventory of low and controlled-risk conventional and unconventional properties, while maintaining a low cost structure. To achieve our goal, our business strategy includes the following elements:

Capital raising. The business of oil and natural gas property acquisition, exploration and development is highly capital intensive and the level of operations attainable by oil and natural gas companies is directly linked to and limited by the amount of available capital. Therefore, it is critical that we raise the additional capital required to finance the exploration and development of our current oil and natural gas prospects and the acquisition of additional properties and companies. We plan to seek additional capital through the sale of our securities, through potential refinancing activities, debt and project financing, joint venture agreements with industry partners, and through sale of assets. Our ability to obtain additional capital may be subject to the repayment of our existing obligations.

Acquiring additional assets and companies throughout North America. We target acquisitions in North America, which meet certain current and future production thresholds. We anticipate the acquisitions will be funded with funds borrowed under new debt instruments, warrant exercises, or the issuance of new equity.

Pursuing the initial development of our Delaware Basin and Greater Wattenberg Field unconventional assets.  We plan to drill several horizontal wells on our Delaware Basin property as well as pursue further development in the South Wattenberg Field if we can obtain the financing to do so. Initial drilling activities will target the Wolfcamp formation in the Delaware Basin and the Niobrara and Codell formations in the Wattenberg.

Extending the development of certain conventional prospects within our inventory of other DJ Basin properties.  Subject to the securing of additional capital, we anticipate drilling and developing our DJ Basin assets where initial exploration has yielded positive results.

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Retaining operational control and significant working interest.  In our principal development targets, we typically seek to maintain operational control of our development and drilling activities.  As operator, we retain more control over the timing, selection and process of drilling prospects and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of capital expenditures.

Leasing of prospective acreage.  We seek to identify drilling opportunities on properties that have not yet been leased.  Subject to securing additional capital, we may take the initiative to lease prospective acreage and we may sell all or any portion of the leased acreage to other companies that want to participate in the drilling and development of the prospect acreage.

Consistently evaluating acreage. Currently, our inventory of developed and undeveloped acreage includes approximately 17,700 net acres, of which 11,200 net acres that are held by production, approximately 0, 4,600 and 1,900 net acres that expire in the years 2016, 2017, and thereafter, respectively. The foregoing information in this paragraph includes changes to our inventory as a result of the merger and regaining compliance under our eight joint operating agreements that were previously in non-consent status. In 2015, we evaluated our leases and allowed 63% of our leaseholds at that time to expire due to capital constraints or the determination that present and future carrying and drilling costs were uneconomic. We continue to evaluate the 2016 and 2017 lease expirations to determine if production on this acreage would be economic and as such, a focus for future development. If determined to be a focus for future development, we plan to re-lease if available. If not a focus, we plan to let the acreage expire. We will continue to pursue additional properties, acquire other properties throughout North America, or drill wells on our core properties to hold the property by production if financing is available to us and the properties are economic.

Hedging. From time to time, we may use commodity price hedging instruments to reduce our exposure to oil and natural gas price fluctuations and to help ensure that we have adequate cash flow to fund our debt service costs and capital programs. As such, we expect to enter into futures contracts, collars and basis swap agreements, as well as fixed price physical delivery contracts. We intend to use hedging primarily to manage price risks and returns on certain acquisitions and drilling programs. Our policy is to consider hedging an appropriate portion of our production at commodity prices we deem attractive. In the future we may also be required by our lenders to hedge a portion of production as part of any financing.

Outsourcing. We intend to continue to use the services of independent consultants and contractors to provide various professional services, including land, legal, environmental, technical, investor relations and tax services.  We believe that by limiting our management and employee costs, we may be able to better control lifting costs and retain general and administrative expense flexibility.

Merger with Brushy Resources, Inc.

On June 23, 2016, we completed our merger with Brushy, whereby we issued 5,785,121 shares of our common stock for each outstanding share of Brushy common stock. As a result of the merger, Brushy became a wholly-owned subsidiary of Lilis, which we refer to as the “merger.”

The location and predominant nature of Brushy’s oil and gas properties is consistent with our strategy to focus our efforts on oil and gas properties in similar areas, and the complementary nature of our two companies’ respective asset bases is expected to permit our combined company to compete more effectively with other exploration and production companies. In addition, we expect that the combined entity will result in a larger company with a greater market capitalization, which we in turn expect to provide us with more liquidity in our Common Stock and better access to capital markets.

We expect the combination with Brushy to provide us with a significant presence in the Permian Basin in southeast New Mexico and west Texas, which we did not have prior to the Merger, including in the Crittendon Field. The Crittendon Field is approximately 3,800 net acres and contains approximately 20 gross (13.9 net) oil and natural gas wells, with estimated proved producing reserves of approximately 510 MBOE.

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The foregoing discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and our other filings with the Securities and Exchange Commission (“SEC”). For additional details regarding the terms and conditions of the Merger, you can refer to our filings with the SEC, which can be accessed at www.sec.gov. Additional information regarding the Merger, including risks associated with the Merger, will be contained in a joint proxy statement/prospectus to be filed by us and Brushy.

To the extent the following discussion of our business and operations includes information specific to Brushy’s business and operations, we have expressly stated so.

Principal Oil and Gas Interests

All references to production, sales volumes and reserve quantities are net to our interest unless otherwise indicated.

As of October 25, 2016, we own interests in approximately 13,900 net acres, of which 6,300 net acres are classified as undeveloped acreage and all of which are located in west Texas and New Mexico within the Delaware Basin and Colorado, Wyoming and Nebraska within the DJ Basin.  Our primary targets within the Delaware Basin are the Wolfcamp formation as well as the Bone Springs and Avalon Formations. Our primary targets within the DJ Basin are the conventional Dakota and Muddy “J” formations, the Codell and the developing unconventional Niobrara shale play.

During the year ended December 31, 2015, we made minimal capital expenditures on our oil and gas properties due to capital constraints. In addition, the lower commodity prices and lack of capital to develop our undeveloped oil and gas properties caused us to recognize an impairment expense of $24.48 million. No impairment expense was recognized during the three and six months ended June 30, 2016.

Reserves

The table below presents summary information with respect to the estimates of our proved oil and gas reserves for the year ended December 31, 2015. We engaged Forrest A Garb & Associates, Inc. (“Forrest Garb”) and Ralph E. Davis to audit internal engineering estimates for 100% of our proved reserves at year-end 2015 and 2014, respectively.  The prices used in the calculation of proved reserve estimates as of December 31, 2015, were $42.59 per Bbl and $2.79 per MCF; as of December 31, 2014, were $81.71 per Bbl and $5.34 per MCF and as of December 31, 2013, were $89.57 per Bbl and $4.74 per MCF for oil and natural gas, respectively.  The prices were adjusted for basis differentials, pipeline adjustments, and BTU content.

We emphasize that reserve estimates are inherently imprecise and that estimates of all new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties.  Accordingly, these estimates are expected to change as new information becomes available.  The PV-10 values shown in the following table are not intended to represent the current market value of the estimated proved oil and gas reserves owned by us.  Neither prices nor costs have been escalated (or reduced).  The following table should be read along with the section entitled “Risk Factors—Risks Related to Our Company”.  The actual quantities and present values of our proved oil and natural gas reserves may be less than we have estimated.

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Summary of Oil and Gas Reserves as of Fiscal-Year End

	As of December 31,
	2015	2014	2013
Reserve data:
Proved developed
Oil (MBbl)	33	50	171
Gas (MMcfe)	141	197	313
Total (MBOE)(1)	57	83	223
Proved undeveloped
Oil (MBbl)	-	850	672
Gas (MMcfe)	-	4,040	2,251
Total (MBOE)(1)	-	1,523	1,047
Total Proved
Oil (MBbl)	33	900	843
Gas (MMcfe)	141	4,237	2,564
Total (MBOE)(1)	57	1,606	1,270
Proved developed reserves %	100%	5%	18%
Proved undeveloped reserves %	-	95%	82%

Reserve value data (in thousands):
Proved developed PV-10	$608	2,340	$7,675
Proved undeveloped PV-10	$-	20,914	$15,667
Total proved PV-10 (2)	$608	23,254	$23,342
Standardized measure of discounted future cash flows	$608	23,254	$23,342
Reserve life (years)	26.2	39.25	33.25

(1)	BOE is determined using the ratio of six MCF of natural gas to one Bbl of crude oil, condensate or natural gas.
(2)	As we currently do not expect to pay income taxes in the near future, there is no difference between the PV-10 value and the standardized measure of discounted future net cash flows. Please see the definitions of standardized measure of discounted future net cash flows and PV-10 value in the “Glossary of Oil and Gas Terms.”

Changes in Proved Undeveloped Reserves

During the year ended December 31, 2015, we recognized an impairment expense of $24.48 million due to the lower commodity prices and lack of capital to develop our undeveloped oil and gas properties. As such, we currently have no proved undeveloped reserves.

Internal Controls over Reserves Estimate

Our policy regarding internal controls over the recording of reserves is structured to objectively and accurately estimate our oil and gas reserve quantities and values in compliance with the regulations of the SEC.  Responsibility for compliance in reserve bookings is delegated to our Chief Financial Officer with assistance from our senior geologist consultant and a senior reserve engineering consultant.

Technical reviews are performed throughout the year by our senior reserve engineering consultant and our geologist and other consultants who evaluate all available geological and engineering data, under the guidance of the Chief Financial Officer.  This data, in conjunction with economic data and ownership information, is used in making a determination of estimated proved reserve quantities. The 2015 reserve process was overseen by Kent Lina, our senior reserve engineering consultant. Mr. Lina was previously employed by us from October 2010 through December 2012, and prior to that was employed by Delta Petroleum Corporation from March 2002 to September 2010 in various operations and reservoir engineering capacities culminating as the Senior Vice President of Corporate Engineering. Mr. Lina received a Bachelor of Science degree in Civil Engineering from University of Missouri at Rolla in 1981. Mr. Lina currently serves various industry clients as a senior reserve engineering consultant.

Third-party Reserves Study

An independent third-party reserve study as of December 31, 2015 was performed by Forrest Garb using its own engineering assumptions and other economic data provided by us.  All of our total calculated proved reserve PV-10 value was prepared by Forrest Garb. Forrest Garb is an independent petroleum engineering consulting firm that has been providing petroleum engineering consulting services for over 28 years.  The individual at Forrest Garb primarily responsible for overseeing our reserve audit is Stacy M. Light, Senior Vice President of Petroleum Engineering, who received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer in the States of Texas.  She is also a member of the Society of Petroleum Engineers.

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The Forrest Garb report dated April 13, 2016, is filed as Exhibit 99.1 to this Registration Statement on Form S-1.

Oil and gas reserves and the estimates of the present value of future net cash flows therefrom were determined based on prices and costs as prescribed by the SEC and Financial Accounting Standards Board (“FASB”) guidelines.  Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net cash flows to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.  Proved reserves were estimated in accordance with guidelines established by the SEC and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.  For the year ended December 31, 2015, commodity prices over the prior 12-month period and year end costs were used in estimating net cash flows in accordance with SEC guidelines.

In addition to a third-party reserve study, our reserves and the corresponding report are reviewed by our Chief Financial Officer, geologist and principal accounting officer and the Audit Committee of our Board of Directors.  Our Chief Financial Officer is responsible for reviewing and verifying that the estimate of proved reserves is reasonable, complete, and accurate.  The Audit Committee of our Board of Directors reviews the final reserves estimate in conjunction with Forrest Garb’s audit letter.

For the impact of the Brushy merger on our proved oil and gas reserves, see “—Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data” below.

Production

The following table summarizes the average volumes and realized prices, excluding the effects of our economic hedges, of oil and gas produced from properties in which we held an interest during the periods indicated, and production cost per BOE:

	For the Six Months Ended June 30, 2016	For the Year Ended December 31,
		2015	2014	2013
Product
Oil (Bbl.)	22,819	7,067	33,508	51,705
Oil (Bbls)-average price (1)	$34.13	$41.36	$77.05	$83.40

Natural Gas (MCFE)-volume	101,575	32,291	77,954	64,845
Natural Gas (MCFE)-average price (2)	$2.40	$2.39	$4.68	$5.25

Barrels of oil equivalent (BOE)	39,748	12,449	46,500	62,512
Average daily net production (BOE)	218	34	127	171
Average Price per BOE (1)	$25.72	$29.67	$63.36	$74.43

(1)	Does not include the realized price effects of hedges
(2)	Includes proceeds from the sale of NGL's

Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Production costs per BOE	$9.19	15.70	20.52	19.48
Production taxes per BOE	$1.36	2.24	5.80	4,21
Depreciation, depletion, and amortization per BOE	$14.13	46.93	28.76	38.21
Total operating costs per BOE (1)	$24.68	$64.87	$55.08	$61.90
Gross margin per BOE (1)	$1.04	$(35.20)	$8.28	$12.53
Gross margin percentage	4%	119%	13%	17%

(1)	Does not include the loss on conveyance

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For the impact of the Brushy merger on our production data, see “—Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data” below.

Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data

As a result of our merger with Brushy, we are providing additional information setting forth the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2015 of Lilis and Brushy. This pro forma information gives effect to the merger as if it occurred on December 31, 2015. The Lilis and Brushy reserve data presented below was derived from independent engineering reports of each company. Forrest A. Garb and Associates (“Garb”) prepared both the Lilis and Brushy reserve estimates as of December 31, 2015. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil, and natural gas for the year ended December 31, 2015.

	Estimated Quantities of Reserves as of December 31, 2015
	Lilis	Brushy	Adjustment (2)	Adjusted Brushy	Pro Forma

Estimated Proved Reserves:
Oil (Mbls)	33	669	(266)	403	436
Natural Gas (MMcf)	141	2,769	(564)	2,205	2,346
Total (Mboe) (1)	57	1,130	(360)	771	827

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil

(2)	Prior to closing the merger, Brushy was required to divest the Giddings Field Assets for the elimination of debt. These reserves have been removed from the pro forma.

Note: As of the date of this filing, neither Lilis nor Brushy had sufficient capital to drill its proved undeveloped reserves. As such, the proved undeveloped reserves no longer meet SEC guidelines and have been removed from the pro forma. Once the merged company obtains sufficient capital, it will re-evaluate these reserves.

The following table sets forth summary historical and pro forma combined oil and natural gas production information for the years ended December 31, 2015. This pro forma information gives effect to the merger as if it occurred on January 1, 2015 for the year ended 2015. The historical Lilis and Brushy oil and natural gas production data presented below is derived from their respective quarterly and annual reports of each company.

	Year Ended December 31, 2015
	Lilis	Brushy	Adjustment
	Historical	Historical	(2)	Pro Forma

Estimated Production:
Oil (Bls)	7,067	152,273	(92,508)	66,832
Natural Gas (Mcf)	32,291	676,847	(249,427)	459,711
Total (Boe) (1)	12,449	265,081	(134,079)	143,451

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil

(2)	Prior to closing the merger, Brushy was required to divest the Giddings Field Assets for the elimination of debt. The historical production from these properties have been removed from the pro forma.

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Productive Wells

As of October 25, 2016, we had working interests in 33 gross (15 net) productive oil wells, and 3 gross (0.92 net) productive gas wells.  Productive wells are either wells producing in commercial quantities or wells capable of commercial production although currently shut-in.  Multiple completions in the same wellbore are counted as one well.  A well is categorized under state reporting regulations as an oil well or a gas well based on the ratio of gas to oil produced when it first commenced production, and such designation may not be indicative of current production.

Acreage

As of October 25, 2016, we own 36 producing wells in Texas and New Mexico within the Delaware Basin and the Denver-Julesburg Basin in Colorado, as well as approximately 34,600 gross (18,400 net) acres, of which 13,300 gross (6,800 net) acres were classified as undeveloped acreage. Our primary assets included acreage located in Winkler and Loving Counties in Texas, Lea County in New Mexico, Laramie and Goshen Counties in Wyoming; Banner, Kimball, and Scotts Bluff Counties in Nebraska; and Weld, Arapahoe and Elbert Counties in Colorado.

The following table sets forth our gross and net developed and undeveloped acreage as of October 25, 2016:

	Undeveloped		Developed
	Gross	Net	Gross	Net
DJ Basin	8,800	6,300	14,300	7,600

Delaware Basin	4,500	500	7,000	4,000

Total	13,300	6,800	21,300	11,600

Currently, our inventory of developed and undeveloped acreage includes approximately 34,600 gross (18,400 net) acres, of which 23,500 gross (11,600 net) that are held by production, approximately, 0, 4,600 and 1,900 net acres that expire in the years 2016, 2017, and thereafter, respectively. In 2015, we evaluated our leases and allowed 63% of our leaseholds to expire due to capital constraints or the determination that present and future carrying and drilling costs were uneconomic. We continue to evaluate the 2016 and 2017 lease expirations to determine if production on this acreage would be economic and as such is a focus for future development. If determined to be a focus for future development, we plan to re-lease if available. If not a focus, we plan to let the acreage expire. We will continue to pursue additional properties, acquire other properties throughout North America, or drill wells on our core properties to hold the property by production if financing is available to us and the properties are economic.

Drilling Activity

The following table describes the development and exploratory wells we drilled from the years ended 2013 through 2015, on an as adjusted basis after giving effect to the merger as of it occurred on January 1, 2013:

	For the Year Ended December 31,
	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Development:
Productive wells	5	.54	1	.13
Dry wells	-	-	-	-	-	-
	5	.535	-	-
Exploratory:
Productive wells	2	1.6	-	-	-	-
Dry wells	-	-	-	-	-	-
	2	1.6

Total development and exploratory	7	2.14	1	.13

The number of wells drilled refers to the number of wells completed at any time during the respective year, regardless of when drilling was initiated.

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Title to Properties

Substantially all of our leasehold interests are held pursuant to leases from third parties. The majority of our producing properties are subject to mortgages securing indebtedness under both our Credit Agreement, entered into on January 8, 2015 (the “Credit Agreement”) with Heartland Bank (“Heartland”), as administrative agent and the lenders party thereto, and our 8% Senior Secured Convertible Debentures (“Debentures”). In connection with the closing of the Merger, we paid down our outstanding indebtedness under the Credit Agreement in full and the remaining Debentures converted into common stock, which resulted in the release of the liens secured by such indebtedness. As a result of the assumption of Brushy’s remaining senior debt, we entered into a guaranty with Brushy’s senior lender, Independent Bank pursuant to the Fourth Amendment (the “Fourth Amendment”) to the Brushy Forbearance Agreement and a security and control agreement (the “Security Agreement”) pursuant to which we granted Independent a senior security interest in substantially all of our assets as additional security for repayment of Brushy’s senior debt. Moreover, pursuant to Brushy’s existing Credit Agreement with Independent Bank, Independent Bank also has a first lien on substantially all of its current assets. We believe these liens do not materially interfere with the use of, or affect the value of, such properties.

Marketing and Pricing

We derive revenue and cash flow principally from the sale of oil and natural gas.  As a result, our revenues are determined, to a large degree, by prevailing prices for crude oil and natural gas.  We sell our oil and natural gas on the open market at prevailing market prices or through forward delivery contracts.  The market price for oil and natural gas is dictated by supply and demand, and we cannot accurately predict or control the price we may receive for our oil and natural gas.

Our revenues, cash flows, profitability and future rate of growth will depend substantially upon prevailing prices for oil and natural gas.  Prices may also affect the amount of cash flow available for capital expenditures and other cash requirements and our ability to borrow money or raise additional capital.  Lower prices may also adversely affect the value of our reserves and make it uneconomical for us to commence or continue production levels of natural gas and crude oil.  Historically, the prices received for oil and natural gas have fluctuated widely.  Among the factors that can cause these fluctuations are:

●	changes in global supply and demand for oil and natural gas;
●	the actions of the Organization of Petroleum Exporting Countries;
●	the price and quantity of imports of foreign oil and natural gas;
●	acts of war or terrorism;
●	political conditions and events, including embargoes, affecting oil-producing activity;
●	the level of global oil and natural gas exploration and production activity;
●	the level of global oil and natural gas inventories;
●	weather conditions;
●	technological advances affecting energy consumption;
●	transportation options from trucking, rail, and pipeline; and
●	the price and availability of alternative fuels.

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Furthermore, regional natural gas, condensate, oil and NGL prices may move independently of broad industry price trends. Because some of our operations are located outside major markets, we are directly impacted by regional prices regardless of Henry Hub, WTI or other major market pricing.

From time to time, we may enter into derivative contracts. These contracts economically hedge our exposure to decreases in the prices of oil and natural gas. Hedging arrangements may expose us to risk of significant financial loss in some circumstances, including instances in which:

●	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
●	our production and/or sales of oil or natural gas are less than expected;
●	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or
●	the other party to the hedging contract defaults on its contract obligations.

In addition, hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas.

As of October 25, 2016, neither we nor Brushy had any hedging agreements in place.

Major Customers

Prior to the Merger, our major customers include, Shell Trading (US), PDC Energy and Noble Energy. These customers accounted for approximately 42%, 26% and 21% of our revenue for the year ended December 31, 2015 and approximately 63%, 14% and 9% of our revenue for the year ended December 31, 2014, respectively. Brushy’s oil and gas production is purchased solely by TEXICAN Natural Gas Company and ETC Oil Co., respectively.

However, we do not believe that the loss of any single customer would materially affect our business because there are numerous other purchasers of our production.

Seasonality

Generally, but not always, the demand and price levels for natural gas increase during colder winter months and decrease during warmer summer months. To lessen seasonal demand fluctuations, pipelines, utilities, local distribution companies, and industrial users utilize natural gas storage facilities and forward purchase some of their anticipated winter requirements during the summer.  However, increased summertime demand for electricity has placed increased demand on storage volumes.  Demand for crude oil and heating oil is also generally higher in the winter and the summer driving season, although oil prices are much more driven by global supply and demand.  Seasonal anomalies, such as mild winters, sometimes lessen these fluctuations.  The impact of seasonality on crude oil has been somewhat magnified by overall supply and demand economics attributable to the narrow margin of production capacity in excess of existing worldwide demand for crude oil.

Competition

The oil and gas industry is intensely competitive, particularly with respect to acquiring prospective oil and natural gas properties. We believe our leasehold position provides a solid foundation for an economically robust exploration program and our future growth.  Our success and growth also depends on our geological, geophysical, and engineering expertise, design and planning, and our financial resources.  We believe the location of our acreage, our technical expertise, available technologies, our financial resources and expertise, and the experience and knowledge of our management enables us to compete effectively in our core operating areas.  However, we face intense competition from a substantial number of major and independent oil and gas companies, which have larger technical staffs and greater financial and operational resources than we do.  Many of these companies not only engage in the acquisition, exploration, development, and production of oil and natural gas reserves, but also have refining operations, market refined products, own drilling rigs, and generate electricity.

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We also compete with other oil and gas companies in attempting to secure drilling rigs and other equipment and services necessary for the drilling, completion, production, processing and maintenance of wells.  Consequently, we may face shortages or delays in securing these services from time to time.  The oil and gas industry also faces competition from alternative fuel sources, including other fossil fuels such as coal and imported liquefied natural gas.  Competitive conditions may also be affected by future new energy, climate-related, financial, and other policies, legislation, and regulations.

In addition, we compete for people, including experienced geologists, geophysicists, engineers, and other professionals and consultants.  Throughout the oil and gas industry, the need to attract and retain talented people has grown at a time when the number of talented people available is constrained.  We are not insulated from this resource constraint, and we must compete effectively in this market in order to be successful.

Government Regulations

General. Our operations covering the exploration, production and sale of oil and natural gas are subject to various types of federal, state and local laws and regulations.  The failure to comply with these laws and regulations can result in substantial penalties. These laws and regulations materially impact our operations and can affect our profitability. However, we do not believe that these laws and regulations affect us in a manner significantly different than our competitors. Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties, restoration of surface areas, plugging and abandonment of wells, requirements for the operation of wells, production and processing facilities, land use, subsurface injection, air emissions, and taxation of production, etc.  At various times, regulatory agencies have imposed price controls and limitations on production.  In order to conserve supplies of oil and natural gas, these agencies have restricted the rates of flow of oil and natural gas wells below actual production capacity, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding production. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil and natural gas operations.  While we believe we will be able to substantially comply with all applicable laws and regulations via our strict attention to regulatory compliance, the requirements of such laws and regulations are frequently changed.  We cannot predict the ultimate cost of compliance with these requirements or their effect on our actual operations.

Federal Income Tax. Federal income tax laws significantly affect our operations.  The principal provisions that affect us are those that permit us, subject to certain limitations, to deduct as incurred, rather than to capitalize and amortize/depreciate, our domestic “intangible drilling and development costs” and to claim depletion on a portion of our domestic oil and natural gas properties based on 15% of our oil and natural gas gross income from such properties (up to an aggregate of 1,000 barrels per day of domestic crude oil and/or equivalent units of domestic natural gas).

Environmental, Health, and Safety Regulations.  Our operations are subject to stringent federal, state, and local laws and regulations relating to the protection of the environment and human health and safety (“EHS”). We are committed to strict compliance with these regulations and the utmost attention to EHS issues.  Environmental laws and regulations may require that permits be obtained before drilling commences or facilities are commissioned, restrict the types, quantities, and concentration of various substances that can be released into the environment in connection with drilling and production activities, govern the handling and disposal of waste material, and limit or prohibit drilling and exploitation activities on certain lands lying within wilderness, wetlands, and other protected areas, including areas containing threatened or endangered animal species.  As a result, these laws and regulations may substantially increase the costs of exploring for, developing, or producing oil and gas and may prevent or delay the commencement or continuation of certain projects.  In addition, these laws and regulations may impose substantial clean-up, remediation, and other obligations in the event of any discharges or emissions in violation of these laws and regulations.  Further, legislative and regulatory initiatives related to global warming or climate change could have an adverse effect on our operations and the demand for oil and natural gas.  See “Risk Factors—Risks Relating to the Oil and Gas Industry—Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.”

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Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight unconventional formations.  For additional information about hydraulic fracturing and related regulatory matters, see “Risk Factors—Risks Relating to the Oil and Gas Industry.”  Federal and state legislation and regulatory initiatives related to hydraulic fracturing could result in increased costs and additional operating restrictions or delays /cancellations in the completion of oil and gas wells.

Federal and state occupational safety and health laws require us to organize and maintain information about hazardous materials used, released, or produced in our operations.  Some of this information must be provided to our employees, state and local governmental authorities, and local citizens.  We are also subject to the requirements and reporting framework set forth in the federal workplace standards.

The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require us to incur costs to remedy discharges.  Natural gas, oil or other pollutants, including salt water brine, may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage or explosion at natural gas facilities of oil and gas wells.  Discharged hydrocarbons may migrate through soil to fresh water aquifers or adjoining property, giving rise to additional liabilities.

A variety of federal and state laws and regulations govern the environmental aspects of natural gas and oil production, transportation and processing. These laws and regulations may impose liability in the event of discharges, including for accidental discharges, failure to notify the proper authorities of a discharge, and other noncompliance.  Compliance with such laws and regulations may increase the cost of oil and gas exploration, development and production; although we do not anticipate that compliance will have a material adverse effect on our capital expenditures or earnings.  Failure to comply with the requirements of the applicable laws and regulations could subject us to substantial civil and/or criminal penalties and to the temporary or permanent curtailment or cessation of all or a portion of our operations.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “superfund law,” imposes liability, regardless of fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that transport, dispose, or arrange for disposal of the hazardous substance(s) released.  Persons who are or were responsible for releases of hazardous substances under CERCLA may be jointly and severally liable for the costs of cleaning up the hazardous substances and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.  We could be subject to liability under CERCLA, including for jointly owned drilling and production activities that generate relatively small amounts of liquid and solid waste that may be subject to classification as hazardous substances under CERCLA.

The Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) is the principal federal statute governing the treatment, storage and disposal of solid and hazardous wastes.  RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.  At present, RCRA includes an exemption that allows certain oil and natural gas exploration and production waste to be classified as nonhazardous waste.  A similar exemption is contained in many of the state counterparts to RCRA. As a result, we are not required to comply with a substantial portion of RCRA’s hazardous waste requirements.  At various times in the past, proposals have been made to amend RCRA to rescind the exemption that excludes oil and natural gas exploration and production wastes from regulation as hazardous waste. For example, in 2010 a petition was filed by the Natural Resources Defense Council (“NRDC”) with the Environmental Protection Agency (“EPA”) requesting that the agency reassess its prior determination that certain E&P wastes are not subject to the RCRA hazardous waste requirements. EPA has not yet acted on the petition and it remains pending. On May 5, 2016, moreover, the NRDC, along with other environmental organizations, commenced a lawsuit against the EPA, asking the U.S. District Court for the District of Columbia to order the agency to “revise” its RCRA regulations as they relate to oil and gas wastes. Repeal or modification of the RCRA exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste we are required to manage and dispose of and would cause us to incur, perhaps significantly, increased operating expenses.

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The Oil Pollution Act of 1990 (“OPA”), and regulations thereunder impose a variety of regulations on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters.  The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages, including natural resource damages.  While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of federal safety, construction or operating regulations.  Few defenses exist to the liability imposed by OPA. In addition, to the extent we acquire offshore leases and those operations affect state waters, we may be subject to additional state and local clean-up requirements or incur liability under state and local laws.  OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill.  We cannot predict whether the financial responsibility requirements under the OPA amendments will adversely restrict our proposed operations or impose substantial additional annual costs to us or otherwise materially adversely affect us.  The impact, however, should not be any more adverse to us than it will be to other similarly situated owners or operators.

The Endangered Species Act restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas. Additionally, significant federal decisions, such as the issuance of federal permits or authorizations for certain oil and gas exploration and production activities may be subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Department of Interior, to evaluate major federal agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. This process has the potential to delay oil and gas development projects.

The federal Clean Water Act (the “Clean Water Act”), imposes restrictions and controls on the discharge of produced waters and other oil and natural gas wastes into navigable waters.  Permits must be obtained to discharge pollutants into state and federal waters and to discharge fill and pollutants into regulated waters and wetlands. Uncertainty regarding regulatory jurisdiction over wetlands and other regulated waters of the United States has complicated, and will continue to complicate and increase the cost of, obtaining such permits or other approvals. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System (“NPDES”) program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the crude oil and natural gas industry into certain coastal and offshore waters.  Further, the EPA has adopted regulations requiring certain crude oil and natural gas exploration and production facilities to obtain permits for storm water discharges.  Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans.  Spill Prevention, Control, and Countermeasure ("SPCC") requirements of the CWA require appropriate secondary containment loadout controls, piping controls, berms and other measures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon spill, rupture or leak. The EPA and U.S. Army Corps of Engineers released a Connectivity Report in September 2013, which determined that virtually all tributary streams, wetlands, open water in floodplains and riparian areas are connected. This report supported the drafting of proposed rules providing updated standards for jurisdictional waters of the U.S. Those rules were finalized on May 27, 2015.  Then, on October 9, 2015, in presiding over a challenge to the rules, the U.S. Court of Appeals for the Sixth Circuit stayed them, nationwide.  The stay remains in place while the Sixth Circuit determines the merits of the challenge. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of crude oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.  We believe that our operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

The Safe Drinking Water Act of 1974, as amended, establishes a regulatory framework for the underground injection of a variety of wastes, including brine produced and separated from crude oil and natural gas production, with the main goal being the protection of usable aquifers. The primary objective of injection well operating permits and requirements is to ensure the mechanical integrity of the wellbore and to prevent migration of fluids from the injection zone into underground sources of drinking water. Class II underground injection wells, a predominant storage method for crude oil and natural gas wastewater, are strictly controlled, and certain wastes, absent an exemption, cannot be injected into such wells.  Failure to abide by our permits could subject us to civil or criminal enforcement.  We believe that we are in compliance in all material respects with the requirements of applicable state underground injection control programs and our permits.

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The federal Clean Air Act (the “Clean Air Act”) and comparable state and local air pollution laws adopted to fulfill its mandate provide a framework for national, state and local efforts to protect air quality.  Our operations utilize equipment that emits air pollutants which may be subject to federal and state air pollution control laws.  These laws generally require utilization of air emissions control equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment.  We believe that we are in compliance in all material respects with the requirements of applicable federal and state air pollution control laws.  Over the next several years, we may be required to incur capital expenditures for air pollution control equipment or other air emissions-related issues.  EPA promulgated significant New Source Performance Standards (“NSPS OOOO”) in 2012, as amended in 2013 and 2014, which have added administrative and operational costs. On May 12, 2016, EPA issued regulations (effective August 2, 2016) that build on the NSPS OOOO standards by directly regulating methane and VOC emissions from various types of new and modified oil and gas sources.  Some of those sources are already regulated under NSPS OOOO, while others -- like hydraulically fractured oil wells, pneumatic pumps, and certain equipment and components at compressor stations -- are covered for the first time.  On March 10, 2016, moreover, EPA announced that it is moving towards issuing performance standards for methane emissions from existing oil and gas sources.  The agency said that it will “begin with a formal process (i.e., an Information Collection Request) to require companies operating existing oil and gas sources to provide information to assist in the development of comprehensive regulations to reduce methane emissions.” On May 12, 2016, EPA issued a draft of the Information Collection Request. It accepted public comments on the draft until August 2, 2016.

Colorado adopted NSPS OOOO in 2014. In addition, Colorado adopted new air regulations for the oil and gas industry effective April 14, 2014, that impose control and other requirements more stringent than NSPS OOOO. These new Colorado oil and natural gas air rules will likely increase our administrative and operational costs.

On October 1, 2015, under the federal Clean Air Act, EPA lowered the national ambient air quality standard (“NAAQS”) for ozone from 75 ppb to 70 ppb.  This change could result in an expansion of ozone nonattainment areas across the United States, including areas in which we operate. Oil and natural gas operations in ozone nonattainment areas would likely be subject to increased regulatory burdens in the form of more stringent emission controls, emission offset requirements, and increased permitting delays and costs.

Along these lines, on September 18, 2015, the EPA proposed Control Techniques Guidelines to reduce emissions from a number of existing oil and gas sources that are located in certain ozone nonattainment areas and states in the Ozone Transport Region (which is comprised of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, the District of Columbia, and Northern Virginia). Those guidelines would lead to direct regulation of VOC emissions and have the incidental effect of reducing methane emissions. The regulations would take the form of reasonably available control technology requirements.

There are numerous state laws and regulations in the states in which we operate which relate to the environmental aspects of our business. These state laws and regulations generally relate to requirements to remediate spills of deleterious substances associated with oil and gas activities, the conduct of salt water disposal operations, and the methods of plugging and abandonment of oil and gas wells which have been unproductive.  Numerous state laws and regulations also relate to air and water quality.

In 2014, Colorado Governor Hickenlooper created the Task Force on State and Local Regulation of Oil and Gas Operations (“Task Force”) to provide recommendations regarding the state and local regulation of oil and gas operations. The Task Force provided its final recommendations on February 27, 2015, which include recommendations for future Colorado rulemakings or legislation to address, among others, local government collaboration with oil and gas operators, operator registration requirements with local governments and submission of operational information for incorporation into local comprehensive plans, and creation of an oil and gas information clearinghouse. We cannot predict the ultimate outcome of the Task Force’s recommendations.

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Additionally, the Colorado Oil and Gas Conservation Act (“COGCA”) was amended in 2014 to increase the potential sanctions for violating the COGCA or its implementing regulations, orders, or permits. These amendments increase the maximum penalty per violation per day from $1,000 to $15,000; eliminate a $10,000 maximum penalty for violations that do not result in significant waste of oil and gas resources, damage to correlative rights, or adverse impact to public health, safety, or welfare; require the Colorado Oil and Gas Conservation Commission (“COGCC”) to assess a penalty for each day there is evidence of a violation; and authorize the COGCC to prohibit the issuance of new permits and suspend certificates of clearance for egregious violations resulting from gross negligence or knowing and willful misconduct. In 2015, the COGCC, consistent with the amendments to the COGCA, amended its regulations governing enforcement and penalties. We cannot predict how such regulatory amendments will ultimately affect the penalties assessed by the COGCC in future enforcement cases involving us.

We do not believe that our environmental risks will be materially different from those of comparable companies in the oil and gas industry.  We believe our present activities substantially comply, in all material respects, with existing environmental laws and regulations.  Nevertheless, we cannot assure you that environmental laws will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect our financial condition and results of operations.  Although we maintain liability insurance coverage for liabilities from pollution, environmental risks, generally are not fully insurable.

In addition, because we have acquired and may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators.  Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

Federal Leases.  For those operations on federal oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies.  In addition, on federal lands in the United States, the Office of Natural Resources Revenue (“ONRR”) prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease.  In particular, ONRR prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees.  Further, the ONRR has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government.  The natural gas and crude oil industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.  We cannot predict what, if any, effect any new rule will have on our operations.

Some of our operations are conducted on federal lands pursuant to oil and gas leases administered by the Bureau of Land Management (“BLM”).  These leases contain relatively standardized terms and require compliance with detailed regulations and orders, which are subject to change.  In addition to permits required from other regulatory agencies, lessees must obtain a permit from the BLM before drilling and comply with regulations governing, among other things, engineering and construction specifications for production facilities, safety procedures, the valuation of production and payment of royalties, the removal of facilities, and the posting of bonds to ensure that lessee obligations are met.  Under certain circumstances, the BLM may require our operations on federal leases to be suspended or terminated.

In May 2010, the BLM adopted changes to its oil and gas leasing program that require, among other things, a more detailed environmental review prior to leasing oil and natural gas resources, increased public engagement in the development of master leasing and development plans prior to leasing areas where intensive new oil and gas development is anticipated, and a comprehensive parcel review process.  These changes have increased the amount of time and regulatory costs necessary to obtain oil and gas leases administered by the BLM. In addition, the BLM, on March 20, 2015, issued its final regulations for hydraulic fracturing on federal and tribal lands. The new regulations require, among other things, disclosure of chemicals, annulus pressure monitoring, flow back and produced water management and storage, and more stringent well integrity measures associated with hydraulic fracturing operations on public land. The new regulations become effective on June 24, 2015. BLM has also announced its intention to conduct a separate rulemaking to address venting and flaring of natural gas from oil and gas operations on public land. These hydraulic fracturing-related rulemakings may adversely affect our operations conducted on federal lands.

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Other Laws and Regulations.  Various laws and regulations require permits for drilling wells and also cover spacing of wells, the prevention of waste of natural gas and oil including maintenance of certain gas/oil ratios, rates of production and other matters.  The effect of these laws and regulations, as well as other regulations that could be promulgated by the jurisdictions, in which we have production, could be to limit the number of wells that could be drilled on our properties and to limit the allowable production from the successful wells completed on our properties, thereby limiting our revenues.

To date we have not experienced any material adverse effect on our operations from obligations under environmental, health, and safety laws and regulations.  We believe that we are in substantial compliance with currently applicable environmental, health, and safety laws and regulations, and that continued compliance with existing requirements will not have a materially adverse impact on us.

Employees

As of October25, 2016, we had 21 full-time employees and two part-time employees.  For the foreseeable future, we intend to only add additional personnel as our operational requirements grow.  In the interim, we plan to continue to leverage the use of independent consultants and contractors to provide various professional services, including land, legal, engineering, geology, environmental and tax services.  We believe that by limiting our management and employee costs, we are able to better control total costs and retain flexibility in terms of project management.

Available Information

Our executive offices are located at 216 16th Street, Suite 1350, Denver, Colorado 80202, and our telephone number is (210) 999-5400. Our web site is www.lilisenergy.com. Additional information that may be obtained through our web site does not constitute part of this Registration Statement on Form S-1. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports are accessible free of charge at our website. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

Legal Proceedings

We may from time to time be involved in various legal actions arising in the normal course of business. However, we do not believe there is any currently pending litigation that could have, individually or in the aggregate, a material adverse effect on our results of operations or financial condition.

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MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Recent Market Prices

On November 2, 2011 our common stock began trading on the Nasdaq Global Market under the symbol “RECV.”  Between September 25, 2009 and November 1, 2011 our stock traded on the OTC Bulletin Board under the symbol “RECV.OB.” On December 1, 2013, in connection with our name changes, our common stock began trading on the Nasdaq Global Market under the symbol “LLEX.” On February 11, 2016, our common stock was transferred and began trading, at our request, to the Nasdaq Capital Market. On May 26, 2016 our common stock was suspended from trading on the Nasdaq Capital Market and began trading on the OTC Pink Current Information under the same symbol. On May 27, 2016, our application to have our common stock traded on the OTCQB Venture Marketplace, or the OTCQB, was approved and our common stock began trading on the OTCQB effective on May 27, 2016 under the temporary symbol “LLEXD,” which subsequently reverted to “LLEX” after 20 business days. On July 29, 2016, the Nasdaq Stock Market announced that was delisting our common stock and filed a Form 25 with the Securities and Exchange Commission on August 1, 2016. The delisting was effective on or about August 11, 2016, and completed the Nasdaq delisting process. The Form 25 had no impact on the trading of our common stock which continues to trade on the OTCQB. Additionally, the Company has applied for relisting on The Nasdaq Capital Market, and is working to show full compliance with all applicable Nasdaq initial listing criteria.

The following table shows the high and low reported sales prices of our common stock for the periods indicated. The prices reported in this table have been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding common stock, which took effect on June 23, 2016.

	High	Low
	2016

First Quarter	$3.70	$1.00
Second Quarter	$0.50	$2.33

	2015

Fourth Quarter	$7.00	$0.70
Third Quarter	$31.50	$4.80
Second Quarter	$19.00	$7.40
First Quarter	$12.60	$6.00

	2014

Fourth Quarter	$22.00	$6.20
Third Quarter	$24.80	$10.20
Second Quarter	$33.00	$17.30
First Quarter	$35.80	$20.60

On October 25, 2016, the last reported sale price of shares of our common stock on the OTCQB was $3.48, and there were 145 owners of record of our common stock.

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

Our directors and executive officers and their ages and positions as of October 25, 2016 are as follows:

Name	Age	Position
Abraham “Avi” Mirman	46	Chief Executive Officer, Director
Michael Pawelek	57	President, Director
Ronald D. Ormand	58	Executive Chairman of the Board of Directors
Nuno Brandolini	62	Director
General Merrill McPeak	80	Director
R. Glenn Dawson	60	Director
Peter Benz	55	Director
Kevin K. Nanke	51	Executive Vice President and Chief Financial Officer
Edward Shaw	53	Executive Vice President and Chief Operating Officer
Ariella Fuchs	34	General Counsel and Secretary

Abraham Mirman, Chief Executive Officer, Director. Mr. Mirman joined Lilis’s Board of Directors on September 12, 2014. He currently serves as Lilis’s Chief Executive Officer and has held that position since April 21, 2014. Prior to being appointed to his current position of Chief Executive Officer, Mr. Mirman served as Lilis’s President beginning in September 2013. During that same time, from April 2013 until September 2014, Mr. Mirman served as the Managing Director, Investment Banking at T.R. Winston & Company, LLC, or TRW. Between 2012 and February 2013, Mr. Mirman served as Head of Investment Banking at John Thomas Financial. From 2011 to 2012, Mr. Mirman served as Head of Investment Banking at BMA Securities. Lastly, from 2006 to 2011, Mr. Mirman served as Chairman of the Board of Cresta Capital Strategies LLC. During Mr. Mirman’s service as Chief Executive Officer, Lilis has completed several significant capital raising and restructuring transactions, and completed the merger with Brushy Resources.

Director Qualifications:

●	Leadership Experience – Chief Executive Officer of Lilis Energy, Inc.; Chairman of the Board of Cresta Capital Strategies LLC; Head of Investment Banking at BMA Securities; Head of Investment Banking at John Thomas Financial; Managing Director, Investment Banking at TRW.
●	Industry Experience – Personal investment in oil and gas industry, and experience as executive officer and Director of Lilis Energy, Inc.

Michael Pawelek, President, Director. Mr. Pawelek joined Lilis’s Board of Directors and became the President of Lilis on June 23, 2016 in connection with the completion of the merger with Brushy Resources, Inc., or Brushy. Prior to this time, Mr. Pawelek had served on the board of directors of Brushy since January 20, 2012 and had been Brushy’s Chief Executive Officer since its acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Pawelek has over 27 years of exploration and production and oilfield services industries experience. Prior to that, Mr. Pawelek was the Chief Executive Officer and President of ImPetro Resources, LLC from 2010 to 2011 and Chief Executive Officer and President of South Texas Oil Company in 2009. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. From 2004 to 2008 Mr. Pawelek was President of BOSS Exploration & Production Corporation, a privately held Gulf Coast exploration and production company. Mr. Pawelek began his career as a geophysicist with Clayton Williams Company; was a district geophysicist with TXO Production Corporation; founded CPX Petroleum which drilled over 60 wells under his management; founded and was the Chief Executive Officer of Universal Seismic Associates, Inc.; served as VP of Operations of Amenix USA, Inc., a private exploration and production company focused on oil and natural gas exploration in Louisiana and served as President of Sonterra Resources, Inc., a company that has oil and natural gas assets in Texas state waters in Matagorda Bay. He received a BS degree in Petroleum Engineering from Texas A&M. As a result of these professional experiences, Mr. Pawelek possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the board of director’s collective qualifications, skills, and experience.

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Director Qualifications:

●	Leadership Experience – President of Lilis Energy, Inc.; Former Chief Executive Officer of Brushy Resources, Inc.; former Chief Executive Officer and President of South Texas Oil Company; former President of BOSS Exploration & Production Corporation.
●	Industry Experience – Over 27 years of exploration and production and oilfield services industries experience.

Ronald D. Ormand, Executive Chairman of the Board of Directors. Mr. Ormand joined Lilis’s Board of Directors in February, 2015, bringing with him more than 33 years of experience as a senior executive and investment banker in energy, including extensive financing and mergers and acquisitions expertise in the oil and gas industry. During his career, he has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker. He is currently the Chairman and Head of Energy Investment Banking Group at MLV & Co., or MLV, which is now FBR & Co., after it acquired MLV in September of 2015, where he focuses on investment banking and principal investments in the energy sector. Prior to joining MLV in November 2013, from 2009 to 2013 he was a senior executive at Magnum Hunter Resources Corporation, or MHR (NYSE:MHR), an exploration and production company engaged in unconventional resource plays, as well as midstream and oilfield services operations. He was part of the management team that took over prior management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. On March 10, 2016, in connection with his prior position as Chief Financial Officer of MHR, Mr. Ormand, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of MHR’s books and records and internal controls for financial reporting. Specifically, Mr. Ormand agreed to cease and desist from violating Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 13a-1, 13a-13 and 13-15(a) thereunder. He has also paid a penalty of $25,000. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful conduct on the part of Mr. Ormand. Mr. Ormand’s career includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988-2004); Head Of North American Oil and Gas Investment Banking at West LB A.G. (2005-2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007-2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011-2013), Tremisis (2007-2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010-2013). Mr. Ormand holds a B.A. in Economics, an M.B.A. in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

Director Qualifications:

●	Leadership Experience – Chairman, Head of Energy Investment Banking Group at MLV; Senior executive at Magnum Hunter Resources Corporation and investment banker.
●	Industry Experience – Extensive experience in oil and gas development and services industries at the entities and in the capacities described above.

Nuno Brandolini, Director. Mr. Brandolini joined Lilis’s Board of Directors in February 2014, and became Chairman in April 2014. On January 13, 2016, Mr. Brandolini was replaced as Chairman of Lilis’s Board of Directors by Ronald D. Ormand. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE MKT: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

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Director Qualifications:

●	Leadership Experience – Executive positions with several private equity firms, and Board position with Cheniere Energy, Inc.
●	Industry Experience – Service on the Board of Cheniere Energy, Inc., as well as personal investments in the oil and gas industry.

General Merrill McPeak, Director. General McPeak joined Lilis’s Board of Directors in January 2015. He served as the fourteenth chief of staff of the U.S. Air Force and flew 269 combat missions in Vietnam during his distinguished 37-year military career. Following retirement from active service in 1994, General McPeak launched a second career in business. He was a founding investor and chairman of Ethicspoint, an ethics and compliance software and services company, which was subsequently restyled as industry leader Navex Global, and acquired in 2011 by a private equity firm. General McPeak co-invested and remained a board member of NAVEX Global, which was sold again in 2014. From 2012 to 2014, General McPeak was Chairman of Coast Plating, Inc., a Los Angeles-based, privately held provider of metal processing and finishing services, primarily to the aerospace industry, which was also acquired in a private equity buyout. He remains a director of that company, now called Valence Surface Technologies. He also currently serves as a director of DGT Holdings, GenCorp, Lion Biotechnologies and Research Solutions, Inc. Formerly, he was a director of Tektronix, TWA and ECC International, a defense subcontractor, where he served for many years as chairman of the Board. General McPeak has a B.A. degree in Economics from San Diego State College and an M.S. in International Relations from George Washington University. He is a graduate of the National War College and of the Executive Development Program of the University of Michigan Graduate School of Business. He spent an academic year as Military Fellow at the Council on Foreign Relations.

Director Qualifications:

●	Leadership Experience – Chief of Staff of the U.S. Air Force; Founding investor and chairman of Ethicspoint (subsequently Navex Global);
●	Industry Experience – Personal investments in the oil and gas industry.

R. Glenn Dawson, Director. Mr. Dawson joined Lilis’s Board of Directors on January 13, 2016. Mr. Dawson has over 30 years of experience in oil and gas exploration in North America and is currently President and Chief Executive Officer of Cuda Energy, Inc., a private Canadian-based exploration and production company. Mr. Dawson’s career includes serving as President of Bakken Hunter, a division of Magnum Hunter Resources, where he managed operations and development of Bakken assets in the U.S. and Canada, from 2011 to 2014. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on their Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration, Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005. Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Masters Program for Geology. As a result of these professional experiences, Mr. Dawson possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Board’s collective qualifications, skills, and experience.

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Director Qualifications:

●	Leadership Experience – President and Chief Executive Officer of Cuda Energy, Inc.; former President of Bakken Hunter.
●	Industry Experience – Extensive experience in oil and gas exploration industry; co-founded numerous oil and gas exploration companies.

Peter Benz. Mr. Benz joined Lilis’s Board of Directors on June 23, 2016 in connection with the completion of the merger with Brushy. Prior to that, Mr. Benz had served on Brushy’s board of directors since January 20, 2012. Mr. Benz serves as the Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of its Investment Committee. He has been affiliated with Viking Asset Management, LLC since 2001. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. He has founded three public companies and served as a director for four other public companies. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz became a director of usell.com, Inc. on May 15, 2014. Mr. Benz is a graduate of Notre Dame University. As a result of these professional experiences, Mr. Benz possesses particular knowledge and experience in developing companies and capital markets that strengthen the board of director’s collective qualifications, skills, and experience.

Director Qualifications:

●	Leadership Experience – Chairman and CEO of Viking Asset Management; founded three public companies.
●	Industry Experience – Extensive experience in the investment banking and corporate advisory services industries; founded of Bi Coastal Consulting, a consulting company advising companies regarding private placements, initial public offerings, secondary public offerings and acquisitions.

Kevin K. Nanke, Executive Vice President and Chief Financial Officer. On March 6, 2015, Lilis’s Board of Directors appointed Kevin Nanke to the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Nanke served as the President of KN Consulting, Inc., a consulting firm focused on the energy, real estate and restaurant industries, from 2012 to 2015. Previously, Mr. Nanke served as the Treasurer and Chief Financial Officer of Delta Petroleum Corporation, or Delta, from 1999 to 2012, and as its Controller from 1995 to 1999. At the same time, Mr. Nanke served as Treasurer and Chief Financial Officer of Amber Resources, an E&P subsidiary of Delta, and as Treasurer, Chief Financial Officer and Director of DHS Drilling Company, a drilling company that was 50% owned by Delta. He was instrumental in preserving a $1.3 billion tax loss carryforward when Delta successfully completed a reorganization and emerged as Par Petroleum Corporation after Delta and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in December of 2011. Prior to joining Delta, Mr. Nanke was employed by KPMG LLP, a global audit, tax and advisory firm. Mr. Nanke received a B.A. in Accounting from the University of Northern Iowa in 1989 and is a Certified Public Accountant (inactive).

Edward Shaw, Executive Vice President and Chief Operating Officer. Mr. Shaw became the Executive Vice President and Chief Operating Officer of Lilis on June 23, 2016 in connection with the completion of the merger with Brushy. Prior to that, Mr. Shaw had been Brushy’s Chief Operating Officer since acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Shaw was Chief Operating Officer of ImPetro Resources, LLC from 2010-2011. From 2005 to 2009 Mr. Shaw was Chief Operating Officer and Vice-President of Operations for Nutek Oil and South Texas Oil Company. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. Mr. Shaw began his career as a systems analyst before becoming involved in the oil and gas industry. He has prior experience in Saudi Arabia and in New Zealand researching and developing methods of monitoring oil wells to optimize production, including using existing products integrated with emerging telemetry technologies. He holds a Diploma in Electrical Engineering.

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Ariella Fuchs, General Counsel and Secretary. Ariella Fuchs joined Lilis in March 2015. Prior to that, Ms. Fuchs was an associate with Baker Botts L.L.P. from April 2013 to February 2015, specializing in securities transactions and corporate governance. Prior to joining Baker Botts L.L.P, she served as an associate at White & Case LLP and Dewey and LeBoeuf LLP from January 2010 to March 2013 in their mergers and acquisitions groups. Ms. Fuchs received a J.D. from New York Law School and a B.A. in Political Science from Tufts University. Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our Board of Directors. None of the above individuals has any family relationship with any other. It is expected that our Board of Directors will elect officers annually following each annual meeting of stockholders.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation for Fiscal Year 2015

The compensation earned by our executive officers for the fiscal year ending December 31, 2015 consisted of base salary and long-term incentive compensation consisting of awards of stock grants. All share amounts, fair values and exercise prices that appear in this section have been adjusted to reflect a 1-for-10 reverse stock split of Lilis Energy, Inc.’s outstanding common stock effected on June 23, 2016.

Summary Compensation Table

The table below sets forth compensation paid to our named executive officers for the fiscal years ending December 31, 2015 and 2014.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Abraham “Avi” Mirman	2015	$325,466	$100,000	(4)	$90,000	$1,397,721	$31,504	$1,944,691
(president from September 2013 to April 2014; chief executive officer from April 2014 to present)	2014	$260,356	$1,000,000	(5)	$-	$-	$8,800	$1,269,156

Kevin K. Nanke (executive vice president and chief financial officer from March 2015 to present)	2015	$200,000	$200,000	(4)	$99,000	$608,291	$24,634	$1,131,925

Ariella Fuchs (general counsel and secretary from February 2015 to present)	2015	$182,083	$-		$48,000	$234,887	$10,538	$475,508

Eric Ulwelling	2015	$158,542	$-		$-	$300,736	$26,242	$485,520
(principal accounting officer and controller from March 2015 to October 2015)(6)	2014	$152,667	$-		$21,125	$-	$4,896	$178,688

(1)	Represents restricted stock awards under our 2012 Equity Incentive Plan (“EIP”). The grant date fair values for restricted stock awards were computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the stock awards and do not necessarily correspond to the actual economic value that may be received for the stock awards.
(2)	Awards in this column are reported at grant date fair value, if awarded in the period, and at incremental fair value, if modified in the period, in each case in accordance with FASB ASC Topic 718. The grant date fair values for options granted during the year ended December 31, 2015 to Mr. Nanke, Ms. Fuchs and Mr. Ulwelling were $8.111, $7.830, and $7.830, respectively. The incremental fair value for options modified in the year ended December 31, 2015 for Mr. Mirman was $6.989. The amounts reported in this column reflect the accounting cost for the options and do not correspond to the actual economic value that may be received for the options. The assumptions used to calculate the fair value of options are set forth in the notes to our consolidated financial statements included in this Annual Report on Form 10-K. (3) Reflects reimbursement of health insurance premiums and employer contributions to our 401(k) plan.
(4)	Reflects a sign-on bonus.
(5)	Reflects a bonus paid to Mr. Mirman in 2014. See Item 13— Certain Relationships and Related Transactions, and Director Independence—Abraham Mirman.
(6)	Mr. Ulwelling served as our Principal Accounting Officer and Controller until he was appointed to the position of Acting Chief Financial Officer in May 2014 and then to the position of Chief Financial Officer in October 2014. In March of 2015, Mr. Ulwelling returned to his position as Principal Accounting Officer and Controller. He subsequently resigned from all positions with us on October 15, 2015.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying options unexercisable		Equity incentive plan awards; Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Abraham “Avi” Mirman (1)	66,667	133,333	(2)	-	$9.00	3/10/2025	-	-	-	-
	60,000	-		-	$21.10	9/6/2018

Kevin K. Nanke	-	75,000	(3)	-	$9.90	3/6/2018	-	-	-	-

Ariella Fuchs	-	30,000	(4)	-	$9.60	3/16/2018	-	-	-	-

Eric Ulwelling (5)	10,000	-		-	$25.00	2/19/2016	-	-	-	-

(1)	During 2015, Mr. Mirman entered into an amended and restated employment agreement. Pursuant to this agreement, Mr. Mirman forfeited 200,000 options with an exercise price of $24.50. The 200,000 options outstanding included in the table represent options granted under the amended and restated employment agreement.
(2)	Options vest in equal installments on each of March 30, 2016 and March 30, 2017, subject to acceleration provisions and continued service.
(3)	Options vest in equal installment on each of March 6, 2016, 2017 and 2018.
(4)	Options vest in equal installments on each of March 16, 2016, 2017 and 2018.
(5)	Mr. Ulwelling served as our Principal Accounting Officer and Controller until he was appointed to the position of Acting Chief Financial Officer in May 2014 and then to the position of Chief Financial Officer in October 2014. In March of 2015, Mr. Ulwelling returned to his position as Principal Accounting Officer and Controller. He subsequently resigned from all positions with us on October 15, 2015 and forfeited any unvested options

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Employment Agreements and Other Compensation Arrangements

2012 Equity Incentive Plan (“EIP”)

Our Board and stockholders approved our EIP in August 2012. The EIP provides for grants of equity incentives to attract, motivate and retain the best available personnel for positions of substantial responsibility; to provide additional incentives to our employees, directors and consultants; and to promote the success and growth of our business. Equity incentives that may be granted under our EIP include: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) stock options that do not qualify as incentive stock options; (iii) stock appreciation rights (“SARs”); (iv) restricted stock awards; (v) restricted stock units; and (vi) unrestricted stock awards.

Our compensation committee believes long-term incentive-based equity compensation is an important component of our overall compensation program because it:

•	rewards the achievement of our long-term goals;
•	aligns our executives’ interests with the long-term interests of our stockholders;
•	aligns compensation with sustained long-term value creation;
•	encourages executive retention with vesting of awards over multiple years; and
•	conserves our cash resources.

Our EIP is administered by our compensation committee, subject to the ultimate authority of our Board, which has full power and authority to take all actions and to make all determinations required or provided for under the EIP, including designation of grantees, determination of types of awards, determination of the number of shares of Common Stock subject an award and establishment of the terms and conditions of awards.

Under our EIP, originally 90,000 shares of our Common Stock were available for issuance. At the annual meeting of stockholders held on June 27, 2013, our stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 90,000 shares to 180,000 shares. At a special meeting of stockholders held on November 13, 2013, the stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 180,000 shares to 680,000 shares. At the annual meeting of stockholders held on December 29, 2015, our stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 680,000 shares to 1,000,000 shares. The number of shares issued or reserved pursuant to our EIP is subject to adjustment as a result of certain mergers, exchanges or other changes in our Common Stock. Each member of the Board of Directors and the management team has been periodically awarded stock options and/or restricted stock grants and restricted stock units, and in the future may be awarded such grants under the terms of the EIP.

During the year ended December 31, 2015, the Company granted 114,501 shares of restricted Common Stock and 480,000 options to purchase shares of Common Stock, to employees and directors. Also during the year ended December 31, 2015, the Company forfeited or cancelled 80,741 shares of restricted Common Stock and 230,000 stock options previously issued in connection with the termination of certain employees and directors. As a result, as of December 31, 2015, the Company had 100,937 restricted shares of Common Stock and 608,333 options to purchase shares of Common Stock outstanding to employees and directors. Options issued to employees and directors vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds. During the year ended December 31, 2015, the Company also issued 7,500 shares of Common Stock to consultants for professional services which was not pursuant to an equity compensation plan.

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Employment Agreements

Mr. Mirman

In connection with his appointment as the Company’s President, we entered into an employment agreement with Mr. Mirman, dated September 16, 2013. The agreement provided, among other things, that Mr. Mirman would receive an annual salary of $240,000 which was deferred until we successfully consummated a financing of any kind of not less than $2.0 million in gross proceeds. Additionally, he was granted 10,000 shares of Common Stock, which vested immediately and were fully paid and non-assessable as an inducement for joining the Company. Mr. Mirman was granted an option to purchase 60,000 shares of our Common Stock, at a strike price equal to the Company’s closing share price on the September 16, 2013, to become exercisable upon the date we achieved certain conditions specified in the agreement. The Board determined in September 2014 that those criteria had been met and consequently the options vested. Mr. Mirman was also provided an incentive bonus package and an additional stock option grant contingent on our achievement of certain additional performance conditions. We engaged a third-party to complete a valuation of this incentive bonus and not having been paid out, has been recorded as a liability and valued at each reporting period.

Effective as of March 30, 2015, we entered into an amended and restated employment agreement with Mr. Mirman, which replaced the prior agreement. The agreement has a three year term and provides for a $100,000 cash bonus due upon signing, base compensation of $350,000 per year, plus 200,000 options to purchase shares of our Common Stock where one-third of the options vest immediately and two-thirds vest in two annual installments on each of the next two anniversaries of the grant date, which we refer to as the Unvested Shares. The Unvested Shares were subject to the approval of the stockholders of an increase in the number of shares available for grant under the Plan, which was approved on December 29, 2015. The agreement also provides for additional bonuses due based on our achievement of certain performance thresholds, which are described in further detail in the agreement as filed with the SEC.

Mr. Nanke

In connection with the appointment of Mr. Nanke as the Company’s Executive Vice President and Chief Financial Officer, we entered into an executive employment agreement with Mr. Nanke, dated March 6, 2015. Pursuant to the terms of the agreement, Mr. Nanke will serve as our Executive Vice President and Chief Financial Officer until his employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Mr. Nanke will receive an annual salary of $240,000. Additionally, as of the effective date of the agreement, Mr. Nanke was granted (i) 10,000 restricted shares of our Common Stock; (ii) paid a cash signing bonus of $100,000; and (iii) an incentive stock option to purchase up to 75,000 shares of our Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Mr. Nanke will also receive a cash incentive bonus if we achieve certain production thresholds, which are described in further detail in the agreement as filed with the SEC, and a performance bonus of $100,000 if we achieve certain goals set forth in the agreement.

Ms. Fuchs

In connection with the appointment of Ms. Fuchs as the Company’s General Counsel, we entered into an executive employment agreement with Ms. Fuchs dated March 16, 2015. Pursuant to the terms of the agreement, Ms. Fuchs will serve as the Company’s General Counsel until her employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Ms. Fuchs will receive an annual salary of $230,000. Additionally, as of the effective date of the agreement, Ms. Fuchs was granted (i) 5,000 restricted shares of our Common Stock and (ii) an incentive stock option to purchase up to 30,000 shares of our Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Ms. Fuchs will also receive a cash incentive bonus if we achieve certain production thresholds, which are described in further detail in the agreement as filed with the SEC.

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Mr. Ulwelling

In connection with his original position of Principal Accounting Officer and Controller, Mr. Ulwelling entered into an employment agreement, dated as of January 19, 2012, which provided for a minimum base salary of $110,000 per year, a $15,000 signing bonus in 2012, an automatic increase of $15,000 upon achievement of specified performance targets and a grant of 2,500 shares of common stock to vest in equal installments over three years.

Upon his appointment to Interim Chief Financial Officer in May of 2014, Mr. Ulwelling did not immediately enter into a new employment agreement and his original employment agreement remained in effect until February of 2015, when an executive employment agreement was entered into, dated as of February 19, 2015, appointing him as our Chief Financial Officer. That agreement remained in effect as to his role of Principal Accounting Officer and Controller through the date of his resignation on October 15, 2015.

Pursuant to the terms of the agreement, Mr. Ulwelling served as our Principal Accounting Officer and Controller until his employment terminated. The agreement provided, among other things, that Mr. Ulwelling would receive an annual salary of $175,000. Additionally, as of the effective date of the agreement, Mr. Ulwelling was (i) granted an option to purchase 40,000 shares of our Common Stock, with an exercise price equal to the greater of fair market value on the effective date or $25.00 per share, of which one-fourth of the option vested immediately, and the remainder of the option was to vest in equal installments on each of the next three anniversaries of the effective date. Mr. Ulwelling had the opportunity to receive a discretionary annual bonus equal to 50% of his base salary, based on achievement of annual target performance goals established by our compensation committee. In addition, the agreement provided for the payment of severance to Mr. Ulwelling in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Ulwelling’s resignation for “good reason,” in each case subject to Mr. Ulwelling’s execution, non-revocation and delivery of a release agreement, described further below.

In October 2015, in connection with his resignation from all positions with the Company, Mr. Ulwelling forfeited 2,833 unvested restricted stock awards and 30,000 stock option awards.

Potential Payments Upon Termination or Change-In-Control

Each of the named executive officers’ employment agreements provides for the payment of severance to the executive in connection with termination of employment in certain circumstances, including termination by the Company without “cause” or upon the executive resignation for “good reason,” equal to (i) a lump sum payment of twelve months base salary, in the case of Mr. Mirman, and six months base salary, in the case of Mr. Nanke and Ms. Fuchs, in effect immediately prior to the executive’s last date of employment ($350,000, $125,000 and $115,000 for each of Mr. Mirman, Mr. Nanke and Ms. Fuchs, respectively) less applicable withholdings and deductions and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the EIP, in each case subject to the executive’s execution, non-revocation and delivery of a release agreement.

Upon a “change in control,” as defined in the agreements, each executive is entitled to a severance payment equal to a lump sum payment of twenty-four months base salary in effect immediately prior to the executive’s last date of employment ($700,000, $500,000 and $460,000 for each of Mr. Mirman, Mr. Nanke and Ms. Fuchs, respectively) less applicable withholdings and deductions; and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the EIP, in each case subject to the executive’s execution, non-revocation and delivery of a release agreement.

In each case referenced above, Mr. Nanke is also entitled to a pro rata portion of the $100,000 cash bonus referenced above, adjusted for the number of days of service of the applicable 12 month period in which the termination occurs. Additionally, each executive and his or her eligible dependents are also entitled to continue to be covered by all medical, vision and dental benefit plans maintained by the Company under which the executive was covered immediately prior to the date of his or her termination of employment at the same active employee premium cost as a similarly situated active employee; provided, however, that in the event that the executive’s employment is terminated without “cause” or as the result of a “change in control,” we must pay all such expenses on behalf of that executive and his or her eligible dependents during the entire eighteen-month period following the date of the termination of employment.

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Narrative Disclosure to Summary Compensation Table

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table above. As more fully described below, our compensation committee reviews and recommends to our full Board of Directors the total direct compensation programs for our named executive officers. Our chief executive officer also reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers. Neither our compensation committee nor management, nor any other person on behalf of our company, retained any compensation consultant for the fiscal year ending December 31, 2015.

Compensation Philosophy and Objectives

Our compensation philosophy has been to encourage growth in our oil and natural gas reserves and production, encourage growth in cash flow, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the compensation committee believes that the compensation of executive officers should reflect the growth and entrepreneurial environment that has characterized our industry in the past, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

Based on these objectives, the compensation committee has recommended an executive compensation program that includes the following components:

●	a base salary at a level that is competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have characteristics similar to ours and could compete with the Company for executive officer level employees;
●	annual incentive compensation to reward achievement of the our objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability and that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to ours; and
●	long-term incentive compensation in the form of stock-based awards that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to ours.

As described below, the compensation committee periodically reviews data about the compensation of executives in the oil and gas industry. Based on these reviews, we believe that the elements of our executive compensation program have been comparable to those offered by our industry competitors.

Elements of Our Compensation Program

The three principal components of our compensation program for our executive officers, base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards, are discussed in more detail below.

Base Salary

Base salaries (paid in cash) for our executive officers have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by our peer companies for similar positions. We have reviewed our executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at companies that have certain characteristics similar to ours. Base salaries are reviewed annually, and typically are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The compensation committee reviews with the chief executive officer his recommendations for base salaries for the named executive officers, other than himself, each year. New base salary amounts have historically been based on an evaluation of individual performance and expected future contributions to ensure competitive compensation against the external market, including the companies in our industry with which we compete. The compensation committee has targeted base salaries for executive officers, including the chief executive officer, to be competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have some characteristics similar to ours. We believe this is critical to our ability to attract and retain top level talent.

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Long Term Incentive Compensation

We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. Our named executive officers generally receive a stock grant upon becoming an employee of the Company. These grants vest over time.

Retirement and Other Benefits

All employees may participate in our 401(k) retirement savings plan (“401(k) Plan”). Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We make a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.

All full time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash Compensation	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation	Total
G. Tyler Runnels* (4)	$81,667	$225,000	$577,634	$-	$884,301
Nuno Brandolini (5)	$168,750	$124,500	$-	$-	$293,250
General Merrill McPeak (6)	$92,556	$165,000	$577,634	$-	$835,190
Ronald D. Ormand (7)	$76,056	$165,000	$577,634	$-	$818,690
R. Glenn Dawson (8)	$-	$-	$-	$-	$-

* No longer a director of the Company.

(1)	Represents restricted stock awards under our EIP. The grant date fair values for restricted stock awards were determined in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the awards and do not correspond to the actual economic value that may be received for the awards. At the date of separation from the Board, all unvested shares are forfeited and any compensation expense previously recorded for unvested shares will be reversed.
(2)	For the year ended December 31, 2015, each director elected to take restricted stock instead of cash for a portion of their fees in the following amounts: Runnels (3,775), Brandolini (8,493), McPeak (5,348), Ormand (1,888).
(3)	Awards in this column are reported at grant date fair value in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the options and do not correspond to the actual economic value that may be received for the options. The assumptions used to calculate the fair value of options are set forth in the notes to our consolidated financial statements included in this Registration Statement on Form S-1.
(4)	Mr. Runnels served as a director from November 21, 2014, through January 13, 2016. Compensation includes $81,667 in director fees (of which a portion was taken as stock in lieu of cash), 10,000 and 31,579 shares of restricted stock awards granted on April 20, 2015 and November 23, 2015, respectively, and 45,000 options to purchase shares of Common Stock granted on April 20, 2015.
(5)	Mr. Brandolini has served as a director since February 13, 2014. Compensation includes $168,750 in director fees (of which a portion was taken as stock in lieu of cash) and 3,419 and 5,000 shares of restricted stock granted on February 13, 2015 and May 15, 2015, respectively.
(6)	General McPeak was appointed to the board on January 29, 2015. Compensation includes $92,556 in director fees (of which a portion was taken as stock in lieu of cash), 10,000 shares of restricted stock granted on April 20, 2015 and 45,000 options to purchase shares of Common Stock granted on April 20, 2015.

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(7)	Mr. Ormand was appointed to the Board on February 25, 2015 and became Executive Chairman of the Board of Directors on January 13, 2016. Compensation includes $76,056 in director fees (of which a portion was taken as stock in lieu of cash), 10,000 shares of restricted stock granted on April 20, 2015 and 45,000 options to purchase shares of Common Stock.
(8)	Mr. Dawson was appointed to the Board on January 13, 2016 and received no compensation during the year ended December 31, 2015.

On April 16, 2015, the Board adopted an amended non-employee director compensation program. Our non-employee director compensation program is comprised of the following components:

●	Initial Grant: Each non-employee director will receive 10,000 restricted shares of Common Stock on the first anniversary of the date of the director’s appointment, which vest in three equal installments over a three-year period, (subject to the continued service of the director and certain accelerated vesting provisions);
●	Annual Stock Award: Each non-employee director will receive an annual stock award equal to $60,000 divided by the most recent per share closing price of the Common Stock on the national securities exchange on which the Common Stock is traded prior to the date of each annual grant, payable on each anniversary of the date an independent director was initially appointed to our Board, and subject to certain accelerated vesting provisions;
●	Annual Cash Retainer: Each non-employee director will receive an annual cash retainer fee of $60,000, paid quarterly, which at the election of the director is payable in cash or stock (calculated by dividing the value of cash compensation (or a portion thereof), by the most recent per share closing price of the Common Stock on the national securities exchange on which the Common Stock is traded prior to the date of the grant; and
●	Option Award: Each non-employee director will receive a one-time initial grant of 25,000 stock options, which vest immediately and 20,000 options that vest in equal installments over a three year period beginning on the first anniversary of the grant date; and
●	Committee Fees: On a quarterly basis, beginning at the end of the first full quarter following the appointment of the non-employee director to Chairman of the Board, Chairman of the Audit Committee or Chairman of the Compensation Committee, the director will receive $12,500, $6,250 and $6,250, respectively, in cash compensation, which at the election of the director is payable in cash or stock (calculated by dividing the value of cash compensation (or a portion thereof), by the most recent per share closing price of the Common Stock on the national securities exchange on which the Common Stock is traded prior to the date of the grant).

In connection with the Annual Stock Award, so long as such director continues to be a non-employee director on such date, we issue to such director a number of shares of our Common Stock equal to $60,000 divided by the most recent closing price per share prior to the date of each annual grant on the anniversary of the date an independent director was initially appointed to our Board (February 13, 2014 for Mr. Brandolini, November 24, 2014 for Mr. Runnels, January 29, 2015 for General McPeak, February 25, 2015 for Mr. Ormand, and January 13, 2016 for Mr. Dawson), These grants are fully vested upon issuance. Accordingly, we granted Mr. Brandolini 3,419 shares on February 13, 2015 and Mr. Runnels, 31,579 shares on November 21, 2015.

We have entered into agreements with each of our directors that permit the director to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of our company, and that also provide that if the director becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to us, except as may be required by his fiduciary duty as a director or by applicable law.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation we provide indemnification of our directors and officers to the fullest extent permitted under Nevada law. We believe that this indemnification is necessary to attract and retain qualified directors and officers.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2014, to which we were a party, in which:

●	The amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year-end for the last two completed fiscal years; and

●	Any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

All share and per share amounts applicable to our common stock from transactions that occurred prior to the June 23, 2016 reverse split in the following summaries of related party transactions have not been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding common stock, unless specifically described below.

Series B Preferred Stock Private Placement

On June 15, 2016, we entered into the Series B Purchase Agreement with certain institutional and accredited investors (the “Purchasers”) in connection with the Series B Offering.

In connection with the Series B Offering, we issued to the Purchasers warrants to purchase approximately 9.1 million shares of Common Stock. The warrants have an exercise price of $2.50 per share, and are immediately exercisable from the issuance date, for a period of two years, subject to certain conditions.

We also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby we agreed to register, on behalf of the Purchasers, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Common Stock underlying the warrants. Pursuant to the terms of the Registration Rights Agreement, we must file a registration statement within one hundred twenty days of the closing and we are required to obtain the effectiveness of such registration statement within one hundred and twenty calendar days following June 15, 2016 (or, in the event of a review by the Commission, the one hundred and eighty days).

On June 6, 2016, as subsequently amended, we entered into a Transaction Fee Agreement with TRW, a more than 5% stockholder of the Company, in connection with the Series B Preferred Offering to act as co-broker dealers along with KES7, and as administrative agent. TRW received a cash fee of $500,000 and broker warrants to purchase up to 452,724 shares of Common Stock, at an exercise price of $1.30, exercisable on or after September 17, 2016, for a period of two years. Of the cash fee paid to TRW, $150,000 was reinvested into the Series B Preferred Offering in exchange for 150 shares of Series B Preferred Stock and the related warrants to purchase 68,182 shares of Common Stock at an exercise price of $2.50. These fees were recorded as a reduction to equity.

Certain other Purchasers in the Offering include certain of our related parties, such as Abraham Mirman, the Company's Chief Executive Officer and a director, through the Bralina Group, LLC for which Mr. Mirman holds shared voting and dispositive power ($1.65 million); Ronald D. Ormand, the Company's Executive Chairman of the Board through Perugia Investments LP for which Mr. Ormand holds sole voting and dispositive power ($1.0 million), Kevin Nanke, the Company's Chief Financial Officer, through KKN Holdings LLC, for which Mr. Nanke holds sole voting and dispositive power ($200,000), R. Glenn Dawson, a director of the Company ($125,000), Pierre Caland through Wallington Investment Holdings, Ltd. a more than 5% shareholder of our Company ($250,000) and Bryan Ezralow through various entities beneficially owned by him ($1.3 million).

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Credit and Guarantee Agreement and Warrant Reprice

On September 29, 2016, we entered into the Credit and Guarantee Agreement with certain Lenders, each of whom was a participant in the Series B Offering. As partial consideration given to the Lenders, we also amended certain warrants issued in the Series B Offering held by the Lenders to purchase up to an aggregate amount of approximately 2,850,000 shares of common stock such that the exercise price per share was lowered from $2.50 to $0.01 on such warrants. Additionally, each Lender received a 2.0% commitment fee equal to their respective initial loan advance. For a more detailed description of the terms of the Credit and Guarantee Agreement and the warrant reprice see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Certain parties to the Credit and Guarantee Agreement included certain of our related parties such as TRW, acting as collateral agent, and Bryan Ezralow, Marc Ezralow and Marshall Ezralow via certain of their investment entities ($2.8 million).

Debenture Conversion Agreement

On December 29, 2015, we entered into the Debenture Conversion Agreement with all of the remaining holders of the Debentures. The terms of the Debenture Conversion Agreement provided that the entire amount of approximately $6.85 million in outstanding Debentures automatically converted into Common Stock upon the closing of the Merger, provided that we obtain the requisite stockholder approval as required by the Nasdaq Marketplace Rules, which was obtained on May 23, 2016.

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, our remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited. The modification of such conversion rate resulted in an immaterial gain.  The Convertible Debentures and associated derivative liability was then reclassified to additional paid in capital.

Certain parties to the Debenture Conversion Agreement included certain of our related parties, such as the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10, of which its respective Debenture amount converted was approximately $1.02 million, Bryan Ezralow through EZ Colony Partners, LLC of which his respective Debenture amount converted was approximately $1.54 million and Pierre Caland through Wallington Investment Holdings, Ltd., of which its respective Debenture amount converted was approximately $2.09 million. Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10 was a more than 5% shareholder of the Company on the date of conversion.

Series A Preferred Stock

On May 30, 2014, we entered into a securities purchase agreement with accredited investors, pursuant to which it issued an aggregate of $7.5 million in Series A Preferred Stock with a conversion price of $24.10 and warrants to purchase up to 155,602 shares of Common Stock.

On June 23, 2016, after the receipt of requisite stockholder approval and in connection with the consummation of the Merger, all outstanding shares of Series A Preferred Stock were converted into Common Stock at a reduced conversion price of $5.00 a share, resulting in the issuance of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price from $24.10 per share to $5.00 per share, all accrued but unpaid dividends were forfeited.

Several of our officers, directors and affiliates were investors in the Series A Preferred Stock and converted their shares at $5.00 including Abraham Mirman ($250,000), Ronald D. Ormand (through Perugia Investments ($500,000), Nuno Brandolini ($100,000), General Merrill McPeak ($250,000), TRW ($779,000) and Pierre Caland through Wallington Investment Holdings, Ltd. ($125,000).

Convertible Notes

In a series of transactions from December 29, 2015 to May 6, 2016, we issued an aggregate of approximately $5.8 million in Convertible Notes maturing on June 30, 2016 and April 1, 2017 at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. The Purchasers include certain of our related parties, including Abraham Mirman, the Chief Executive Officer and a director of the Company ($750,000), the Bruin Trust (the “Bruin Trust”), an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Ronald D. Ormand, Executive Chairman of the Board ($1.15 million), General Merrill McPeak, a director of the Company ($250,000), Nuno Brandolini, a director of the Company ($250,000), Glenn Dawson, a director of the Company ($50,000), Kevin Nanke, the Chief Executive Officer of the Company ($100,000, which was reinvested instead of a cash bonus payment due to Mr. Nanke pursuant to his prior executive employment agreement), Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), who held more than 5% of the Company’s Common Stock prior to the Merger and TRW ($400,000).

Subsequently, warrants to purchase up to 620,000 shares of Common Stock issued in connection with the Convertible Notes between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10 in exchange for additional consideration given to us in the form of participation in the May Convertible Notes offering. Of those warrants, a total of 80,000 warrants were exercised. Additionally, during the three months ended June 30, 2016, in exchange for several offers to immediately exercise a portion of each investor’s outstanding warrants issued between 2013 and 2014, we reduced the exercise price on warrants to purchase a total of 416,454 shares of Common Stock ranging from $42.50 to $25.00 per share to $0.10 per share, of which a total of 315,990 were subsequently exercised, resulting in the issuance of an aggregate amount of 300,706 shares of Common Stock due to certain cashless exercises. TRW net exercised warrants to purchase 80,000 shares of Common Stock at a reset exercise price of $0.10, resulting in the issuance of 75,820 shares.

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TRW also received an advisory fee on the Convertible Notes in the amount of $350,000, which was subsequently reinvested in full into the Series B Preferred Offering for 350 shares of Series B Preferred Stock and related warrants to purchase up to 159,091 shares of Common Stock.

On June 23, 2016, we entered into a Conversion Agreement (the “Note Conversion Agreement”) with certain holders of the Notes.  The terms of the Note Conversion Agreement provided that approximately $4.0 million in outstanding Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Note Conversion Agreement, the Notes were converted at a price of $1.10 (the “Conversion Price”), which resulted in the issuance of approximately 3.64 million shares of Common Stock upon conversion of the Notes. Holders of the Notes who were a party to the Note Conversion Agreement agreed to waive and forfeited any and all rights to receive accrued but unpaid interest.

Certain parties to the Note Conversion Agreement include certain of our related parties, such as each officer and director who invested in the Notes, each of whom converted their outstanding amounts in full. In addition, Pierre Caland, through Wallington Investments, Ltd., was signatory to the Note Conversion Agreement and converted its outstanding amounts in full.

On August 3, 2016, we entered into the first amendment to the Notes with the remaining holders of approximately $1.8 million of our Notes.  Each of TRW, Bryan Ezralow, Marc Ezralow and Marshall Ezralow were each a party to the first amendment via certain of their investment entities referred to above. On September 29, 2016, in connection with the our entry into the Credit and Guarantee Agreement, the remaining holders converted the balance outstanding under the Notes plus all accrued interest into common stock which resulted in the issuance of 1,772,456 shares of common stock. For a detailed description of the first amendment to the Notes and the Note conversions see—Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources.

SOS Ventures

In connection with the Merger, SOS, Brushy’s former subordinated lender, and currently a more than 5% stockholder of the Company, agreed to extinguish approximately $20.5 million of its outstanding debt in exchange for Brushy’s divestiture of its properties to SOS in the Giddings Field, the SOS Note and the SOS Warrant, which was completed on June 23, 2016.

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Abraham Mirman

Abraham Mirman, the Chief Executive Officer and a director of the Company, is an indirect owner of a group which converted approximately $220,000 of Debentures in connection with the $9.00 million of Debentures converted in January 2014, and was paid $10,000 in interest at the time of the Debenture conversion.

During the January 2014 private placement, Mr. Mirman entered into a subscription agreement with us to invest $500,000, for which Mr. Mirman will receive 250,000 shares of stock and 250,000 warrants. The subscription agreement will not be consummated until a shareholder meeting is conducted to receive the required approval to allow executives and Board directors the ability to participate in the offering. We have not sought the required approval but Mr. Mirman did participate in the May Series A Preferred Offering in which he invested $500,000. Mr. Mirman’s shares of Series A Preferred Stock converted at $ $5.00 in the conversion that took place in connection with the consummation of the Merger as described above.

Additionally, as discussed below, on January 31, 2014, we entered into the First Conversion Agreement with the holders of the Debentures, which also included The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power,

In April 2014, we appointed Abraham Mirman to serve as the Company’s Chief Executive Officer. Prior to joining us, Mr. Mirman was employed by TRW, as its Managing Director of Investment Banking and until September 2014 continued to devote a portion of his time to serving in that role. In connection with the appointment of Mr. Mirman, we and TRW amended the investment banking agreement in place between the us and TRW at that time to provide that, upon our receipt of gross cash proceeds or drawing availability of at least $30.00 million, measured on a cumulative basis and including certain restructuring transactions, subject to the Company’s continued employment of Mr. Mirman, TRW would receive from the Company a lump sum payment of $1.00 million. Mr. Mirman’s compensation arrangements with TRW provided that upon TRW’s receipt from the Company of the lump sum payment, TRW would make a payment of $1 million to Mr. Mirman. The Board determined in September 2014 that the criteria for the lump sum payment had been met. Mr. Mirman also received, as part of his compensation arrangement with TRW, the 100,000 common shares of the Company that were issued to TRW in conjunction with the investment banking agreement.

G. Tyler Runnels and T.R. Winston

We have participated in several transactions with TRW, of which G. Tyler Runnels, a former member of our Board of Directors, is chairman and majority owner. Prior to the Merger, Mr. Runnels beneficially held more than 5% of our Common Stock, including the holdings of TRW and his personal holdings, and has personally participated in certain transactions with us.

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On January 22, 2014, we paid TRW a commission equal to $486,000 (equal to 8% of gross proceeds at the closing of the January 2014 private placement). Of this $486,000 commission, $313,750 was paid in cash and $172,250 was paid in 86,125 Units. In addition, we paid TRW a non-accountable expense allowance of $182,250 (equal to 3% of gross proceeds at the closing of the January 2014 private placement) in cash. If the participation of certain of our current and former officers and directors, who remain committed, is approved by our shareholders, we will pay TRW an additional commission. The Units issued to TRW were the same Units sold in the January 2014 private placement and were invested in the January 2014 private placement.

On January 31, 2014, we entered into a debenture conversion agreement with all of the holders of the Debentures, including TRW and Mr. Runnels’ personal trust, as well as W. Phillip Marcum, our then Chief Executive Officer, and A. Bradley Gabbard, our then Chief Financial Officer, which we refer to as the First Conversion Agreement. Under the terms of the First Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Common Stock at a price of $2.00 per common share. As additional inducement for the conversions, we issued warrants to the converting Debenture holders to purchase one share of Common Stock, at an exercise price equal to $2.50 per share, for each share of Common Stock issued upon conversion of the Debentures. TRW acted as the investment banker for the First Conversion Agreement and was compensated by being issued 225,000 shares of our Common Stock valued at a market price of $3.05 per share. During the year ended December 31, 2014, we valued the investment banker compensation at $686,000.

On May 19, 2014, we and the holders of the Debentures agreed to extend the maturity date under the Debentures until August 15, 2014, and on June 6, 2014, they agreed to further extend the maturity date under the Debentures from August 15, 2014 to January 15, 2015. In January 2015, we entered into an extension agreement which extends the maturity date of the Debentures until January 8, 2018. Upon completion of the conversion of the remaining Debentures, TRW will be entitled to an additional commission.

On October 6, 2014, we entered into a letter agreement, or the Waiver, with the holders of our Debentures, including TRW and Mr. Runnels’ personal trust. Pursuant to the Waiver, the holders of the Debentures agreed to waive any Event of Default (as that term is defined in the Debentures) that may have occurred prior to the date of the Waiver, including any default in connection with the Hexagon term loan, and to rescind and annul any acceleration or right to acceleration that may have been triggered thereby. In exchange for the Waiver, we agreed that TRW, as representative for the holders of the Debentures, would have the right to nominate two qualified individuals to serve on our Board. Mr. Runnels is one of the qualified nomination designees which TRW has elected to place on the Board.

On June 23, 2016, all of the outstanding Debentures were converted at $5.00. See “—Debenture Conversion Agreement.”

On March 28, 2014, we entered into a Transaction Fee Agreement with TRW in connection with the May private placement, which we refer to as the Transaction Fee Agreement. Pursuant to the Transaction Fee Agreement, we agreed to compensate TRW 5% of the gross proceeds of the May private placement, plus a $25,000 expense reimbursement. On April 29, 2014, we and TRW amended the Transaction Fee Agreement to increase TRW’s compensation to 8% of the gross proceeds, plus an additional 1% of the gross proceeds as a non-accountable expense reimbursement in addition to the $25,000 originally contemplated. All fees were netted against gross proceeds from the May private placement.

On May 30, 2014, we paid TRW a commission equal to $600,000 (equal to 8% of gross proceeds at the closing of the May private placement). Of this $600,000 commission, $51,850 was paid in cash to TRW, $94,150 was paid in cash to other brokers designated by TRW, and remaining $454,000 was invested by TRW into shares of Series A 8% Convertible Preferred Stock. In addition, we paid TRW a non-accountable expense allowance of $75,000 (equal to 1% of gross proceeds at the closing of the May private placement) in cash.

On June 6, 2014, TRW executed a commitment to purchase or affect the purchase by third parties of an additional $15 million in Series A 8% Convertible Preferred Stock, to be consummated within ninety (90) days thereof. The agreement was subsequently extended and expired on February 22, 2015. On February 25, 2015, we and TRW agreed in principal to a replacement commitment, pursuant to which TRW has agreed that, at the request of our Board, TRW would purchase or effect the purchase by third parties of an additional $7.5 million in Series A 8% Convertible Preferred Stock, to be consummated no later than February 23, 2016, with all other terms substantially the same as those of the original commitment, which has not yet occurred.

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On May 3, 2016 through May 5, 2016, in exchange for several offers to immediately exercise outstanding warrants issued between 2013 and 2014, we reduced the exercise price on warrants to purchase a total of 265,803 shares of Common Stock from a range of $42.50 to $25.00 per share to $0.10 per share which resulted in the issuance of a total of 250,520 shares of Common Stock. TRW received a total of 758,203 shares of Common Stock in this transaction.

On June 6, 2016, as subsequently amended, we entered into a Transaction Fee Agreement with TRW in connection with the Series B Private Placement. See “—Series B Private Placement.”

On September 29, 2016, we entered into the Credit and Guarantee Agreement, for which TRW acted as collateral agent. TRW received a fee of $80,000.

Ronald D. Ormand

On March 20, 2014, the Company entered into an Engagement Agreement (the “Engagement Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which MLV acted as the Company’s exclusive financial advisor. Ronald D. Ormand, a member of the Company’s board of directors since February 2015 and the current Executive Chairman of the Company, was previously the Managing Director and Head of the Energy Investment Banking Group at MLV. The Engagement Agreement provided for a fee of $25,000 to be paid monthly to MLV, subject to certain adjustments and other specific fee arrangements in connection with the nature of financial services being provided. The Company expensed $75,000 and $175,000 for the three and six months ended June 30, 2015, respectively. On May 27, 2015, MLV agreed to take $150,000 of its accrued fees in the Company’s Common Stock and was issued 75,000 shares in lieu of payment. The closing share price on May 27, 2015 was $1.56. The term of Engagement Agreement expired on October 31, 2015.

Additionally, MLV had been involved in certain initial discussions relating to the Merger for which it did not receive a fee.

Hexagon, LLC

Hexagon, LLC, which we refer to as Hexagon, our former primary lender, held over 5% of our Common Stock as of May 12, 2016.

We were a party to three term loan credit agreements dated as of January 29, 2010, March 25, 2010, and April 14, 2010, respectively, which collectively, we refer to as the credit agreements with Hexagon. On April 15, 2013, Hexagon agreed to amend the credit agreements to extend their maturity dates to May 16, 2014. Pursuant to the amendment, Hexagon agreed to (i) reduce the interest rate under the credit agreements from 15% to 10% beginning retroactively with March 2013, (ii) permit us to make interest only payments for March, April, May, and June 2013, after which time the minimum secured term loan payment became $0.23 million, and (iii) forbear from exercising its rights under the term loan credit agreements for any breach that may have occurred prior to the amendment. In consideration for the extended maturity date, the reduced interest rate and minimum loan payment under the secured term loans, we provided Hexagon an additional security interest in 15,000 acres of our undeveloped acreage.

In addition, Hexagon and its affiliates had interests in certain of our wells independent of Hexagon’s interests under the term loans, for which Hexagon or its affiliates receive revenue and joint-interest billings.

On September 2, 2014, we entered into the Final Settlement Agreement with Hexagon, to settle all amounts payable by us pursuant to existing credit agreements with Hexagon that were secured by mortgages against the Hexagon Collateral. Pursuant to the Final Settlement Agreement, in exchange for full extinguishment of all amounts payable ($15.1 million in principal and interest) pursuant to the credit agreements and related promissory notes, we agreed to assign to Hexagon all of the Hexagon Collateral, and issued to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock. The Final Settlement Agreement also prohibited Hexagon from selling or otherwise disposing of any shares of our Common Stock held by Hexagon until February 29, 2016. In addition, pursuant to the Final Settlement Agreement, we and Hexagon each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or may have, including claims relating to the credit agreements.

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SOS Ventures

In connection with the Merger, SOS, Brushy’s former subordinated lender, and currently a more than 5% stockholder of the Company, agreed to extinguish approximately $20.5 million of its outstanding debt in exchange for Brushy’s divestiture of its properties to SOS in the Giddings Field, the SOS Note and the SOS Warrant, which was completed on June 23, 2016.

Employment Agreements with Officers

On July 5, 2016, we entered into new employment agreements with each of our executive officers (each an “Executive”), effective as of the consummation of the Merger (the “Effective Date”), subject to certain exceptions. The initial term of the agreements is scheduled to end on December 31, 2017, and the agreement will renew automatically for additional one-year periods beginning on December 31, 2017, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term. The agreement replaces in its entirety each Executive’s prior employment agreement with Brushy or us, as applicable.

Under each employment agreement, the Executive will be entitled to a lump sum severance payment equal to 12 months of base salary and 12 months of COBRA premiums upon a termination by the Company without cause or a termination by him for good reason. Upon a termination by the Company without cause or a termination by the Executive for good reason within 12 months following a change in control, he will be entitled to a lump sum severance payment equal to 24 months of base salary and 24 months of COBRA premiums. Upon a termination due to disability, the Executive will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under the Executives’ employment agreements are subject to each Executive’s execution and non-revocation of a release of claims against the Company. The severance payments are also subject to reduction in order to avoid an excise tax associated with Section 280G of the Internal Revenue Code, but only if that reduction would result in the Executive receiving a greater net after tax benefit as a result of the reduction.

All payments to the Executives under each of their employment agreements will be subject to clawback in the event required by applicable law. Further, each Executive is subject to non-competition, non-solicitation, anti-raiding, and confidentiality provisions under the employment agreement.

Employment Agreement with Abraham Mirman, Chief Executive Officer of the Company

Pursuant to Mr. Mirman’s employment agreement he will serve as Chief Executive Officer with a base salary of $350,000 for the first year of the agreement, $375,000 for the second year of the agreement, and $425,000 for the third year of the agreement, which will be reviewed on an annual basis. Mr. Mirman is entitled to a bonus under the agreement equal to $175,000, payable in cash on our first regular payroll date following the Effective Date. Mr. Mirman will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Mirman will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Mirman received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 1,250,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

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Employment Agreement with Ronald Ormand, Executive Chairman of the Company

Pursuant to Mr. Ormand’s employment agreement, which was effective as of July 11, 2016, his base salary is $300,000 for the first year of the agreement, $350,000 for the second year of the agreement, and $400,000 for the third year of the agreement, which will be reviewed on an annual basis. Mr. Ormand will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Ormand will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On July 7, 2016, Mr. Ormand received a grant of restricted stock under our 2016 Omnibus Incentive Plan of 1.25 million shares of restricted Common Stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Employment Agreement with Michael Pawelek, President of the Company

Mr. Pawelek’s initial base salary under his employment agreement under which he will serve as President of the Company is $307,000, which will be reviewed on an annual basis. Mr. Pawelek will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Pawelek will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Pawelek received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Employment Agreement with Kevin Nanke, Chief Financial Officer of the Company.

Mr. Nanke’s initial base salary under the agreement, under which he will serve as Chief Financial Officer is $275,000, which will be reviewed on an annual basis. Mr. Nanke is entitled to a bonus equal to $125,000, payable in cash on our first regular payroll following June 24, 2016. Mr. Nanke will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Nanke will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Nanke received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 625,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Additionally, pursuant to Mr. Nanke’s former employment agreement with the Company, dated as of March 18, 2016, he was entitled to receive a performance bonus of $100,000 if the Company were to achieve certain compliance goals set forth therein. In May 2016, the Board approved the reinvestment by Mr. Nanke of his performance bonus in the amount of $100,000 into the May Offering, pursuant to the same terms as the May Offering.

Employment Agreement with Edward Shaw, Executive Vice President and Chief Operating Officer of the Company

Mr. Shaw’s initial base salary under his employment agreement under which he will serve as Executive Vice President - Chief Operating Officer is $267,000, which will be reviewed on an annual basis. Mr. Shaw will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Shaw will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Shaw received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

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Employment Agreement with Ariella Fuchs, General Counsel and Secretary of the Company

Ms. Fuchs’ initial base salary under the employment agreement, under which she will serve as General Counsel and Secretary is $250,000, which will be reviewed on an annual basis. Ms. Fuchs is entitled to a bonus equal to $112,500, payable in cash on our first regular payroll date following the Effective Date. Ms. Fuchs will be eligible to receive a cash bonus equal to a percentage of her base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Ms. Fuchs will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Ms. Fuchs received a grant of stock options under our 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Compensation of Directors

See “Executive and Director Compensation—Compensation of Non-Employee Directors” above.

In connection with the closing of the Merger, each non-employee director received a restricted stock grant pursuant to our 2016 Omnibus Incentive Plan, resulting in the issuance of 220,500 shares which vest in equal installments with one-third vesting immediately and two-thirds on each anniversary of the grant. Additionally, on July 25, 2016, the Board determined to maintain the current compensation package as described above, granted to each non-employee director pursuant to the 2016 Omnibus Incentive Plan, giving effect to the reverse split.

Conflict of Interest Policy

Our Board of Directors has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. We have a corporate conflict of interest policy that prohibits conflicts of interests unless approved by our Board of Directors. Our Board of Directors has established a course of conduct whereby it considers in each case, whether the proposed transaction is on terms as favorable or more favorable to us than would be available from a non-related party. Our Board of Directors also looks at whether the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Each of the related party transactions described above was presented to our Board of Directors for consideration and each of these transactions was unanimously approved by our Board of Directors after reviewing the criteria set forth in the preceding two sentences.

Director Independence

Our Board of Directors follows the standards of independence established under the rules of the Nasdaq Stock Market, or the Nasdaq, as well as our Corporate Governance Guidelines on Director Independence, which was amended on December 10, 2015, a copy of which is available on our website at www.lilisenergy.com under “Investors—Corporate Governance—Highlights” in determining if directors are independent and has determined that four of our current directors, Mr. Brandolini, General McPeak, Mr. Dawson and Mr. Benz are “independent directors” under the Nasdaq rules referenced above.

No independent director receives, or has received, any fees or compensation directly as an individual from us other than compensation received in his or her capacity as a director or indirectly through their respective companies, except as described above. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the Board of Directors in determining whether any of the directors were independent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of October 25, 2016 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.

This table is based upon the total number of shares outstanding as of October 25, 2016 of 19,013,602. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after October 25, 2016 are deemed outstanding by such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All share amounts that appear in this report have been adjusted to reflect a 1-for-10 reverse stock split of Lilis Energy, Inc.’s outstanding common stock effected on June 23, 2016. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Lilis Energy, Inc., 216 16th St., Suite #1350, Denver, CO 80202.

Name and Address of Beneficial Owner	Lilis common stock Held Directly		Lilis common stock Acquirable Within 60 Days(1)		Total Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
Directors and Named Executive Officers
Abraham Mirman, Chief Executive Officer and Director	762,906	(2)	476,667	(3)	1,239,573	6.4	%(4)
Michael J. Pawelek, President and Director	53,041		125,000	(5)	178,041	1.0%
Kevin Nanke, Chief Financial Officer	100,909		521,062	(6)	621,971	3.2%
Ariella Fuchs, General Counsel and Secretary	—		125,000	(7)	125,000	*
Ronald D. Ormand, Executive Chairman of the Board	2,495,752	(8)	35,000	(9)	2,530,751	13.3	%(10)
Peter Benz, Director	60,000	(11)	25,000	(12)	85,000	*
Nuno Brandolini, Director	382,894		152,908	(13)	535,802	2.8%
R. Glenn Dawson, Director	215,955		215,456	(14)	431,411	2.2%
General Merrill McPeak, Director	387,872		136,854	(15)	524,726	2.7%
Directors and Officers as a Group (10 persons)	4,504,838		1,812,947	(16)	6,317,785	30.1	%(17)

5% Stockholders
Sean O’Sullivan, 174 Nassau Street #3000, Princeton, NJ 08542	1,444,596	(18)	—	(19)	1,444,596	7.6	%(20)
Pierre Caland, Rutimatstrasse 16, 3780 Gstadd, Switzerland Tortola, British Virgin Islands	1,141,715	(21)	—	(22)	1,141,715	6.0	%(23)
G. Tyler Runnels, 2049 Century Park East, Suite 320, Los Angeles, CA 90067	984,108	(24)	20,000	(25)	1,004,108	5.3	%(26)
Bryan Ezralow, Marc Ezralow and Marshall Ezralow, 23622 Calabasas Road, Suite 200, Calabasas, CA 91302	1,561,088	(27)	-	(28)	1,561,088	8.2	%(29)

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*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	The terms of the Series B Preferred, the Series B Warrants, the Note Warrants, the Fee Warrant and warrants issued in connection with the Company’s offering of Series A 8% Convertible Preferred Stock (the “Series A Warrants”), warrants issued in connection with the Company’s January 2014 private placement (the “January 2014 Warrants”) and the warrant issued to SOS Ventures as described in footnote (19) below (the “SOS Warrant” and collectively with the Series B Preferred, the Series B Warrants, the Note Warrants, the Fee Warrant, the Series A Warrants and the January 2014 Warrants, the “Blocker Securities”) contain a provision prohibiting the conversion of such Series B Preferred, and the exercise of such Series B Warrants, Note Warrants, Fee Warrant, Series A Warrants, January 2014 Warrants and the SOS Warrant into common stock of the Company if, upon such conversion or exercise, as applicable, the holder thereof would beneficially own more than a certain percentage of the Company’s then outstanding common stock (the “Blocker Limitation”). This percentage limitation is 4.99%, except that upon 61 days prior notice to the Company, a holder of Series B Preferred may increase the percentage limitation with respect to the Series B Preferred up to a maximum of 9.99%. However, the foregoing restrictions do not prevent such holder from converting or exercising, as applicable, some of its holdings, selling those shares, and then converting or exercising, as applicable, more of its holdings, while still staying below the respective percentage limitation. As a result, the holder could sell more than any applicable ownership limitation while never actually holding more shares than the applicable limitations allow. Accordingly, the share numbers in the above table represent ownership without regard to the beneficial ownership limitations described in this footnote. While the ownership percentages are also given without regard to this beneficial ownership limitation, specific footnotes indicate what the effect of each ownership limitation would be as of October 25, 2016.

(2)	Consists of: (i) 11,087 shares of common stock held by The Bralina Group, LLC; and (ii) 751,819 shares of common stock held directly by Mr. Mirman. Mr. Mirman has shared voting and dispositive power over the securities held by The Bralina Group, LLC with Susan Mirman.

(3)

Represents shares of common stock subject to options exercisable within 60 days.

In addition, Mr. Mirman beneficially owns an aggregate of 2,566,274 additional shares of common stock acquirable within 60 days, each of which is subject to a Blocker Limitation. However, Mr. Mirman’s percentage ownership is currently in excess of such Blocker Limitations, and as a result, such Blocker Securities have been excluded from the table. These Blocker Securities consist of the following: (i) 11,087 shares of common stock issuable upon exercise of January 2014 Warrants held by The Bralina Group, LLC; (ii) 5,187 shares of common stock issuable upon exercise of Series A Warrants held directly by Mr. Mirman; (iii) 300,000 shares of common stock issuable upon exercise of Note Warrants held directly by Mr. Mirman; (iv) 1,500,000 shares of common stock issuable upon conversion of shares of Series B Preferred held directly by Mr. Mirman; and (v) 750,000 shares of common stock issuable upon exercise of Series B Warrants held directly by Mr. Mirman.

(4)	Including the Blocker Securities, and ignoring the Blocker Limitation, Mr. Mirman beneficially owns a total 3,805,847 shares of common stock, which represents 17.3% of our currently issued and outstanding common stock.

(5)	Represents shares of common stock subject to options exercisable within 60 days.

(6)	Consists of: (i) 40,000 shares of common stock issuable upon exercise of Note Warrants held directly by Mr. Nanke; (ii) 208,334 shares of common stock subject to options that have already vested held directly by Mr. Nanke; (iii) 181,818 shares of common stock issuable upon exercise of Series B Preferred held directly by Mr. Nanke; and (iv) 90,910 shares of common stock issuable upon exercise of Series B Warrants held by KKN Holdings LLC, for which Mr. Nanke is the natural person with voting and dispositive power. The effect of any Blocker Limitation in the securities described here has been excluded here, as Mr. Nanke is below the threshold of any such limitation.

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(7)	Represents shares of common stock subject to options exercisable within 60 days.

(8)	Consists of: (i) 1,259,387 shares of common stock; (ii) 100,000 shares of common stock held by Perugia Investments L.P. (“Perugia”); and (iii) 1,136,364 shares of common stock held by The Bruin Trust, an irrevocable trust managed by Jerry Ormand, Mr. Ormand’s brother, as trustee and whose beneficiaries include the adult children of Mr. Ormand. Mr. Ormand is the manager of Perugia Investments L.P. (“Perugia”) and has sole voting and dispositive power over the securities held by Perugia.

(9)

Consists of: (i) 3,333 shares of common stock subject to restricted stock units held directly by Mr. Ormand that have already vested; and (ii) 31,667 shares of common stock subject to options held directly by Mr. Ormand that have already vested.

In addition, Mr. Ormand beneficially owns an aggregate of 1,874,011 additional shares of common stock acquirable within 60 days, each of which is subject to a Blocker Limitation. However, Mr. Ormand’s percentage ownership is currently in excess of such Blocker Limitations, and as a result, such Blocker Securities have been excluded from the table. These Blocker Securities consist of the following: (i) 10,374 shares of common stock issuable upon exercise of Series A Warrants held by Perugia; (ii) 500,000 shares of common stock issuable upon exercise of Note Warrants held by The Bruin Trust; (iii) 454,546 shares of common stock issuable upon exercise of Series B Warrants held by Perugia; and (iv) 909,091 shares of common stock issuable upon conversion of shares of Series B Preferred held directly by Mr. Ormand.

(10)	Including the Blocker Securities, and ignoring the Blocker Limitation, Mr. Ormand beneficially owns a total 4,404,762 shares of common stock, which represents 21.1% of our currently issued and outstanding common stock.

(11)	Consists of 60,000 shares of common stock held directly by Mr. Benz.

(12)	Represents shares of common stock subject to options exercisable within 60 days.

(13)	Consists of: (i) 38,333 shares of common stock subject to options that have already vested; (ii) 12,500 shares of common stock issuable upon exercise of January 2014 Warrants; (iii) 2,075 shares of common stock issuable upon exercise of Series A Warrants; and (iv) 100,000 shares of common stock issuable upon exercise of Note Warrants. The effect of any Blocker Limitation with respect to the securities described here has been excluded, as Mr. Brandolini is below the threshold of any such limitation.

(14)	Consists of: (i) 25,000 shares of common stock subject to options exercisable within 60 days; (ii) 20,000 shares of common stock issuable upon exercise of Note Warrants; (iii) 56,819 shares of common stock issuable upon exercise of Series B Warrants; and (iv) 113,637 shares of common stock issuable upon conversion of shares of Series B Preferred. The effect of any Blocker Limitation with respect to the securities described here has been excluded, as Mr. Dawson is below the threshold of any such limitation.

(15)	Consists of: (i) 31,667 shares of common stock subject to options exercisable within 60 days; (ii) 5,187 shares of common stock issuable upon exercise of Series A Warrants; and (iii) 100,000 shares of common stock issuable upon exercise of Note Warrants. The effect of any Blocker Limitation with respect to the securities described here has been excluded, as General McPeak is below the threshold of any such limitation.

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(16)	As indicated in the above footnotes, this amount excludes an aggregate of 4,440,285 additional shares of common stock acquirable within 60 days, which are subject to Blocker Limitations.

(17)	Including the Blocker Securities, and ignoring the Blocker Limitation, the directors and officers as a group beneficially own a total of 11,747,794 shares of common stock, which represents 50.2% of our currently issued and outstanding common stock.

(18)	Consists of: (i) 10,650 shares of common stock held directly by Sean O’Sullivan and (ii) 1,433,946 shares of common stock held by SOSV Investments LLC. Mr. O’Sullivan is the natural person with voting and investment power over the shares of common stock held by SOSV Investments LLC.

(19)	Mr. O’Sullivan beneficially owns 200,000 shares of common stock acquirable within 60 days upon exercise of the SOS Warrant. However, the SOS Warrant is subject to a Blocker Limitation and Mr. O’Sullivan’s percentage ownership is currently in excess of such Blocker Limitations. As a result, the shares of common stock issuable upon exercise of the SOS Warrant have been excluded from the table.

(20)	Including the Blocker Securities, and ignoring the Blocker Limitation, Mr. O’Sullivan beneficially owns a total 1,644,596 shares of common stock, which represents 8.6% of our currently issued and outstanding common stock.

(21)	Consists of: (i) 60,837 shares of common stock held by Silvercreek Investment Limited Inc. (“Silvercreek”); and (ii) 1,080,878 shares of common stock held by Wallington Investment Holdings, Ltd. (“Wallington”). Mr. Caland is the natural person with ultimate voting or investment control over the shares of common stock held by each of Wallington and Silvercreek.

(22)	Mr. Caland beneficially owns an aggregate of 653,012 shares of common stock acquirable within 60 days, each of which is subject to a Blocker Limitation. However, Mr. Calands’s percentage ownership is currently in excess of such Blocker Limitations, and as a result, such Blocker Securities have been excluded from the table. These Blocker Securities consist of the following: (i) 227,273 shares of common stock issuable upon conversion of shares of Series B Preferred; (ii) 113,636 shares of common stock issuable upon exercise of Series B Warrants; (iii) 120,000 shares of common stock issuable upon exercise of Note Warrants; and (iv) 192,103 shares of common stock issuable upon exercise of January 2014 Warrants.

(23)	Including the Blocker Securities, and ignoring the Blocker Limitation, Mr. Caland beneficially owns a total 1,794,727 shares of common stock, which represents 10.1% of our currently issued and outstanding common stock.

(24)	Consists of: (i) 46,188 shares of common stock held directly by Mr. Runnels; (ii) 465,163 shares of common stock held by the Runnels Family Trust DTD 1-11-2000 (“Runnels Trust”), of which Mr. Runnels, with Jasmine N. Runnels, is trustee; (iii) 12,300 shares of common stock held by High Tide, LLC (“High Tide”); (iv) 403 shares of common stock held by Pangaea Partners, LLC (“Pangaea”); (v) 3 shares of SEP IRA Pershing LLC Custodian (“SEP IRA”); and (vi) 460,051 shares of common stock held by T.R. Winston & Company, LLC (“TRW”). The natural persons with ultimate voting or investment control over the shares of common stock held by each of the Runnels Trust, High Tide, Pangaea, SEP IRA and TRW is G. Tyler Runnels.

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(25)

Consists of 20,000 shares of common stock subject to options held directly by Mr. Runnels exercisable within 60 days.

In addition, Mr. Runnels beneficially owns an aggregate of 1,758,284 additional shares of common stock acquirable within 60 days, each of which is subject to a Blocker Limitation. However, Mr. Runnels’s percentage ownership is currently in excess of such Blocker Limitations, and as a result, such Blocker Securities have been excluded from the table. These Blocker Securities consist of the following: (i) 454,546 shares of common stock issuable upon conversion of shares of Series B Preferred; (ii) 227,273 shares of common stock issuable upon exercise of Series B Warrants; (iii) 452,724 shares of common stock issuable upon exercise of a fee warrant; (iv) 523,636 shares of common stock issuable upon exercise of Note Warrants; (v) 86,730 shares of common stock issuable upon exercise of January 2014 Warrants held by TRW; and (vi) 13,375 shares of common stock issuable upon exercise of January 2014 Warrants held by the Runnels Trust.

(26)	Including the Blocker Securities, and ignoring the Blocker Limitation, Mr. Runnels beneficially owns a total 2,762,392 shares of common stock, which represents 13.2% of our currently issued and outstanding common stock.

(27)	Consists of: 160,113 shares of common stock held by Marc Ezralow TTEE of the Marc Ezralow 1997 Trust UTD 11/26/97 (“1997 Trust”); 298,703 shares of common stock held by Bryan Ezralow TTEE of the Bryan Ezralow 1994 Trust DTD 12-22-94 (the “1994 Trust”); 34,849 shares of common stock held by Marc Ezralow as Trustee of the SPA Trust U/T/D 09/13/2004 (“SPA Trust”); 34,849 shares of common stock held by the Marc Ezralow Irrevocable Trust UAD 06/01/04 (“Irrevocable Trust”); 140,910 shares of common stock held by Elevado Investment Company, LLC (“Elevado”); 81,949 shares of common stock held by EMSE LLC (“EMSE”); 707,702 shares of common stock held by EZ Colony Partners, LLC (“EZ Colony”); 8,003 shares of common stock held by Marshall Ezralow Roth IRA (“Roth IRA”); 42,583 shares of common stock held by the Ezralow Marital Trust U/T/D 01/12/2002 (“Marital Trust”); 36,273 shares of common stock held by the Ezralow Family Trust U/T/D 12/09/1980 (“Family Trust”). The natural persons with ultimate voting or investment control over the shares of common stock held by each of 1997 Trust, 1994 Trust, SPA Trust, Irrevocable Trust, Elevado, EMSE, EZ Colony, Roth IRA, Marital Trust and Family Trust are Bryan Ezralow, Marc Ezralow and Marshall Ezralow.

(28)

In addition, Bryan Ezralow, Marc Ezralow and Marshall Ezralow beneficially own an aggregate of 2,821,598 additional shares of common stock acquirable within 60 days, each of which is subject to a Blocker Limitation. However, the percentage ownership by Bryan Ezralow, Marc Ezralow and Marshall Ezralow is currently in excess of such Blocker Limitations, and as a result, such Blocker Securities have been excluded from the table. These Blocker Securities consist of the following: (A) (i) 136,364 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 68,182 shares of common stock issuable upon exercise of Series B Warrants and (iii) 229,091 shares of common stock issuable upon exercise of Note Warrants, each held by the 1997 Trust; (B) (i) 272,728 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 136,364 shares of common stock issuable upon exercise of Series B Warrants and (iii) 392,727 shares of common stock issuable upon exercise of Note Warrants, each held by the 1994 Trust; (C) (i) 45,455 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 22,727 shares of common stock issuable upon exercise of Series B Warrants and (iii) 45,818 shares of common stock issuable upon exercise of Note Warrants, each held the SPA Trust; (D) (i) 45,455 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 22,728 shares of common stock issuable upon exercise of Series B Warrants and (iii) 45,818 shares of common stock issuable upon exercise of Note Warrants, each held by the Irrevocable Trust; (E) (i) 136,364 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 68,182 shares of common stock issuable upon exercise of Series B Warrants and (iii) 132,189 shares of common stock issuable upon exercise of Note Warrants, each held by Elevado; (F) (i) 90,910 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 45,455 shares of common stock issuable upon exercise of Series B Warrants and (iii) 30,095 shares of common stock issuable upon exercise of Note Warrants, each held by EMSE; (G) (i) 181,819 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 90,910 shares of common stock issuable upon exercise of Series B Warrants and (iii) 252,258 shares of common stock underlying Note Warrants, each held by EZ Colony; (H) (i) 90,910 shares of common stock issuable upon conversion of shares of Series B Preferred and (ii) 45,455 shares of common stock issuable upon exercise of the Series B Warrants, each held by the Roth IRA; (I) (i) 45,455 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 22,728 shares of common stock issuable upon exercise of the Series B Warrants and (iii) and 30,506 shares of common stock issuable upon exercise of the Note Warrants, each held by the Marital Trust; and (J) (i) 45,455 shares of common stock issuable upon conversion of shares of Series B Preferred, (ii) 22,728 shares of common stock issuable upon exercise of the Series B Warrants and (iii) 26,724 shares of common stock issuable upon exercise of Note Warrant, each held by the Family Trust. The natural persons with ultimate voting or investment control over the shares of common stock held by each of 1997 Trust, 1994 Trust, SPA Trust, Irrevocable Trust, Elevado, EMSE, EZ Colony, Roth IRA, Marital Trust and Family Trust are Bryan Ezralow, Marc Ezralow and Marshall Ezralow.

(29)	Including the Blocker Securities, and ignoring the Blocker Limitation, Bryan Ezralow, Marc Ezralow and Marshall Ezralow beneficially own a total 4,382,686 shares of common stock, which represents 20.1% of our currently issued and outstanding common stock.

To Lilis’s knowledge, except as noted above, no person or entity is the beneficial owner of 5% or more of Lilis’s common stock.

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DESCRIPTION OF CAPITAL STOCK

The following description of Lilis’s capital stock is derived from its articles of incorporation and bylaws as well as relevant provisions of applicable law. Lilis’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of preferred stock, par value $0.0001 per share and 7,000 shares of conditionally redeemable 6% preferred stock, par value $0.0001.

Common Stock

Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to Lilis’s articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Lilis’s articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to receive dividends, if any, as may be declared from time to time by Lilis’s board of directors. In the event that Lilis liquidates, dissolves or winds-up, the holders of Lilis’s common stock are entitled to share ratably in all of the assets that remain after Lilis pays its liabilities. This right is subject, however, to the prior distribution rights of any outstanding preferred stock. The terms of Lilis’s common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions.

Preferred Stock

Our Board is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

Series A 8% Convertible Preferred Stock

On May 30, 2014, the Company consummated a private placement of 7,500 shares of Series A Preferred Stock for aggregate gross proceeds of $7.50 million. The Series A Preferred Stock has a par value of $0.0001 per share, a stated value of $1,000 per share, a conversion price of $2.41 per share (pre-split), and a liquidation preference to any junior securities. Except as otherwise required by law, holders of Series A Preferred Stock shall not be entitled to voting rights, except with respect to proposals to alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, authorize or create any class of stock ranking senior to the Series A Preferred Stock as to dividends, redemption or distribution of assets upon liquidation, amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock holder, or increase the number of authorized Series A Preferred Stock.

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The holders of the Series A Preferred Stock are entitled to receive a dividend payable, at the election of the Company (subject to certain conditions as set forth in the Certificate of Designations), in cash or shares of Common Stock, at a rate of 8% per annum payable a day after the end of each quarter. The Series A Preferred Stock is convertible at any time at the option of the holders, or at the Company’s discretion when the Common Stock trades above $7.50 for ten consecutive trading days (subject to any reverse or forward stock splits and the like) with a daily dollar trading volume above $300,000. In addition, the Company has the right to redeem the shares of Series A Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions as set forth in the Certificate of Designations. In addition, holders of the Series A Preferred Stock can require the Company to redeem the Series A Preferred upon the occurrence of certain triggering events, including (i) failure to timely deliver shares of Common Stock after valid delivery of a notice of conversion by the holder; (ii) failure to have available a sufficient number of authorized and unreserved shares of Common Stock to issue upon conversion; (iii) the occurrence of certain change of control transactions; (iv) the occurrence of certain events of insolvency; and (v) the ineligibility of the Company to electronically transfer its shares via the Depository Trust Company or another established clearing corporation.

On June 23, 2016, after receipt of the requisite stockholder approval and in connection with the consummation of the Merger, the Certificate of Designation was amended and all outstanding shares of the Series A Preferred Stock were converted into common stock at and $5.00 a share.

Series B 6% Convertible Preferred Stock

On June 22, 2016, the Company consummated a private placement of 20,000 shares of Series B Preferred Stock for aggregate commitments of $20.0 million. The Series B Preferred Stock has a par value of $0.0001 per share, a stated value of $1,000 per share, a conversion price of $1.10 per share, and a liquidation preference to any junior securities. Except as otherwise required by law, holders of Series B Preferred Stock shall not be entitled to voting rights, except with respect to proposals to alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, authorize or create any class of stock ranking senior to the Series B Preferred Stock as to dividends, redemption or distribution of assets upon liquidation, amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock holder, or increase the number of authorized Series B Preferred Stock.

The holders of the Series B Preferred Stock are entitled to receive a dividend payable, at the election of the Company (subject to certain conditions as set forth in the Certificate of Designations), in cash or shares of Common Stock, at a rate of 6% per annum payable a day after the end of each quarter. The Series B Preferred Stock is convertible at any time at the option of the holders, or at the Company’s discretion when the Common Stock trades above $10.00 (subject to any reverse or forward stock splits and the like) for ten consecutive trading days. In addition, we have the right to redeem the shares of Series B Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions as set forth in the Certificate of Designations.

Conditionally Redeemable 6% Preferred Stock

In August 2014, we designated 2,000 shares of our authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to a Settlement Agreement with Hexagon, LLC, our former lender. The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Redeemable Preferred is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred are not be entitled to voting rights. The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at our option, or at the Holders option upon our achievement of certain production and reserves thresholds.

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Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have such a provision in our articles of incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for shareholders to remove Directors due to the fact the NRS requires greater than majority approval of the shareholders for such removal.

Listing

Our shares of common stock are currently quoted on the OTCQB Venture Marketplace under the symbol “LLEX.”

Transfer Agent and Registrar

The transfer agent and registrar of Lilis’s common stock is Corporate Stock Transfer, Inc., located at 3200 E. Cherry Creek Drive South, #430, Denver, CO 80209, telephone: 210-999-5400.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Fennemore Craig, P.C., Reno, Nevada.

EXPERTS

The consolidated financial statements of Lilis Energy, Inc. as of December 31, 2015 and 2014 and for the years then ended have been included in this prospectus herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

The consolidated financial statements of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of and for the year ended December 31, 2015, have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of and for the year ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, NE, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.lilisenergy.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

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GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this joint proxy statement/prospectus:

Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to crude, condensate or natural gas liquids.

Bcf. Billion cubic feet of natural gas.

BOE. Barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

BOE/d. BOE per day.

Completion. Installation of permanent equipment for production of natural gas or oil, or in the case of a dry hole, the reporting to the appropriate authority that the well has been abandoned.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure but that, when produced, is in the liquid phase at surface pressure and temperature.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well; dry hole. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs all grouped on or related to the same geological structural feature and/or stratigraphic condition.

Formation. An identifiable layer of subsurface rocks named after its geographical location and dominant rock type.

Gross acres, gross wells, or gross reserves. A well, acre or reserve in which the company owns a working interest, reported at the 100% or 8/8ths level. For example, the number of gross wells is the total number of wells in which the company owns a working interest.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

Leasehold. Mineral rights leased in a certain area to form a project area.

Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mboe. Thousand barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Mcf. Thousand cubic feet of natural gas.

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Mcfe. Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

MMbtu. Million British Thermal Units.

MMcf. Million cubic feet of natural gas.

Net acres; net wells. A “net acre” or “net well” is deemed to exist when the sum of fractional ownership working interests in gross acres or wells equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells expressed as whole numbers and fractions of whole numbers.

Ngl. Natural gas liquids, or liquid hydrocarbons found as a by-product of natural gas.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and natural gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no financial or other obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

Production. Natural resources, such as oil or gas, flowed or pumped out of the ground.

Productive well. A producing well or a well that is mechanically capable of production.

Proved reserves. Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved developed oil and gas reserves. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Project. A targeted development area where it is probable that commercial oil and/or gas can be produced from new wells.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

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PV-10 (Present value of future net cash flow). The present value of estimated future revenues to be generated from the production of estimated proved reserves, net of capital expenditures and operating expenses, using the simple 12 month arithmetic average of first of the month prices and current costs (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, depreciation, depletion and amortization or impairment, discounted using an annual discount rate of 10%. While this non-GAAP measure does not include the effect of income taxes as would the use of the standardized measure calculation, we believe it provides an indicative representation of the relative value of Lilis on a comparative basis to other companies and from period to period.

Recompletion. The process of re-entering an existing well bore that is either producing or not producing and modifying the existing completion and/or completing new reservoirs in an attempt to establish new production or increase or re-activate existing production.

Reserves. Estimated remaining quantities of oil, natural gas and gas liquids anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Reservoir. A subsurface formation containing a natural accumulation of producible natural gas and/or oil that is naturally trapped by impermeable rock or other geologic structures or water barriers and is individual and separate from other reservoirs.

Secondary Recovery. A recovery process that uses mechanisms other than the natural pressure or fluid drive of the reservoir, such as gas injection or water flooding, to produce residual oil and natural gas remaining after the primary recovery phase.

Shut-in. A well suspended from production or injection but not abandoned.

Standardized measure. The present value of estimated future cash flows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

Successful. A well is determined to be successful if it is producing oil or natural gas in paying quantities.

Undeveloped acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

Water-flood. A method of secondary recovery in which water is injected into the reservoir formation to maintain or increase reservoir pressure and displace residual oil and enhance hydrocarbon recovery.

Working interest. The operating interest that gives the lessees/owners the right to drill, produce and conduct operating activities on the property, and to receive a share of the production revenue, subject to all royalties, overriding royalties and other burdens, all development costs, and all risks in connection therewith.

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LILIS ENERGY, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Stockholders

of Lilis Energy, Inc.

We have audited the accompanying balance sheets of Lilis Energy, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ (deficit)/equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lilis Energy, Inc., as of December 31 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant accumulated deficit, working capital deficit, incurred significant net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Marcum LLP

Marcum llp

New York, NY
April 14, 2016, except for Note 14, as to which the date is October 25, 2016

F-2

LILIS ENERGY, INC.

Balance Sheets

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash	$110,022	$509,628
Restricted cash	3,777	183,707
Accounts receivable (net of allowance of $80,000 at December 31, 2015 and 2014)	951,645	831,706
Prepaid assets	75,233	54,064
Total current assets	1,140,677	1,579,105

Oil and gas properties (full cost method), at cost:
Evaluated properties	50,096,063	46,268,756
Unevaluated acreage, excluded from amortization	-	2,885,758
Wells in progress, excluded from amortization	-	6,041,743
Total oil and gas properties, at cost	50,096,063	55,196,257
Less accumulated depreciation, depletion, amortization, and impairment	(49,573,439)	(24,550,217)
Oil and gas properties at cost, net	522,624	30,646,040

Other assets:
Office equipment net of accumulated depreciation $137,149 and $107,712 at December 31, 2015 and 2014, respectively.	44,386	73,823
Deferred financing costs, net	220,020	60,000
Restricted cash and deposits	2,000,406	215,541
Total other assets	2,264,812	349,364

Total Assets	$3,928,113	$32,574,509

The accompanying notes are an integral part of these financial statements.

F-3

LILIS ENERGY, INC.

BALANCE SHEETS

	December 31,	December 31,
	2015	2014

Liabilities, Redeemable Preferred Stock and Stockholders' (Deficit)/Equity
Current liabilities:
Dividends accrued on preferred stock	$720,000	180,000
Accrued expenses for drilling activity	535,938	5,734,131
Accounts payable	1,331,963	975,749
Accrued expenses	2,955,419	1,248,995
Convertible bridge notes, net of discount	673,739	-
Convertible bridge notes – related parties, net of discount	1,054,552	-
Term loan – Heartland, net of discount	2,712,089	-
Convertible debentures, net of discount	6,846,465	-
Convertible debentures conversion derivative liability	5,511	-
Total current liabilities	16,835,676	8,138,875

Long term liabilities:
Asset retirement obligation	207,953	200,063
Warranty liability	55,655	393,788
Convertible debentures, net of discount	-	6,840,076
Convertible debentures conversion derivative liability	-	1,249,442
Total long-term liabilities	263,608	8,683,369

Total liabilities	17,099,284	16,822,244

Commitments and contingencies

Conditionally redeemable 6% preferred stock, $0.0001 par value: 7,000 shares authorized, 2,000 shares issued and outstanding with a liquidation preference of $2,150,000 as of December 31, 2015.	1,172,517	1,686,102

Stockholders’ (deficit)/equity
Series A Preferred stock, $0.0001 par value; stated rate $1,000:10,000,000 shares authorized, 7,500 issued and outstanding with a liquidation preference of $8,040,000 as of December 31, 2015.	6,794,000	6,794,000
Common stock, $0.0001 par value: 100,000,000 shares authorized; 2,785,826 and 2,698,824 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	278	269
Additional paid in capital	159,771,692	155,100,215
Accumulated deficit	(180,909,658)	(147,828,321)
Total stockholders' (deficit)/equity	(14,343,688)	14,066,163

Total Liabilities, Redeemable Preferred Stock and Stockholders’ (Deficit)/Equity	$3,928,113	$32,574,509

The accompanying notes are an integral part of these financial statements.

F-4

LILIS ENERGY, INC.

Statements of Operations

Years Ended December 31, 2015 and 2014

	2015	2014

Revenue:
Oil sales	$292,332	$2,581,689
Gas sales	77,068	364,732
Operating fees	26,664	182,773
Realized gain on commodity price derivatives	-	11,143
Total revenue	396,064	3,140,337

Costs and expenses:
Production costs	195,435	954,347
Production taxes	27,917	269,823
General and administrative	7,929,628	10,325,843
Depreciation, depletion and amortization	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Total costs and expenses	33,215,561	12,887,675

Loss from operations before conveyance	(32,819,497)	(9,747,338)
Loss on conveyance of oil and gas properties	-	(2,269,760)
Loss from operations	(32,819,497)	(12,017,098)

Other income (expenses):
Other income	3,160	32,444
Inducement expense	-	(6,661,275)
Change in fair value of convertible debentures conversion derivative liability	1,243,931	(5,526,945)
Change in fair value of warrant liability	394,383	571,228
Change in fair value of conditionally redeemable 6% Preferred stock	513,585	-
Interest expense	(1,696,899)	(4,837,025)
Total other income (expenses)	458,160	(16,421,573)

Net loss	(32,361,337)	(28,438,671)
Dividend on Preferred stock	(120,000)	(341,848)
Deemed dividend Series A Convertible Preferred stock	(600,000)	(3,519,370)
Net loss attributable to common stockholders	$(33,081,337)	$(32,299,889)

Net loss per common share basic and diluted	$(12.13)	$(12.27)
Weighted average shares outstanding:
Basic and diluted	2,726,775	2,633,316

The accompanying notes are an integral part of these financial statements

F-5

LILIS ENERGY, INC.

Statements of STOCKHolders’ (DEFICIT)/Equity

Years Ended December 31, 2015 and 2014

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2014	-	$-	1,967,190	$197	$121,453,002	$(115,528,432)	$5,924,767

Common stock issued in connection with January 2014 private placement	-	-	295,912	29	3,557,374	-	3,557,403
Fair value of warrants issued in connections with January 2014 private placement including placement warrants	-	-	-	-	1,678,596	-	1,678,596
Common stock issued in connection with January 2014 conversion of convertible debt	-	-	436,673	44	8,733,394	-	8,733,438
Common stock issued for placement fees in connection with January 2014 conversion of convertible debt	-	-	22,500	2	686,248	-	686,250
Fair value of inducement expense in connection with debenture conversion	-	-	-	-	6,661,275	-	6,661,275
Reclassification of conversion liability in connection with January 2014 conversion of convertible debt		-	-	-	4,882,815	-	4,882,815
Preferred stock issued in connection with May 2014 private placement, net	7,500	6,794,000	-	-	-	-	6,794,000
Fair value of warrant and beneficial conversion feature in connection with May 2014 private placement	-	-	-	-	3,519,370	(3,519,370)	-
Common stock issued for interest in connection with convertible debt outstanding	-	-	139,613	14	1,188,425	-	1,188,439
Common shares issued for restricted stock vested	-	-	32,790	3	(3)	-	-
Stock based compensation for issuance of restricted stock	-	-	-	-	514,804	-	514,804
Stock based compensation for issuance of stock options	-	-	-	-	1,242,256	-	1,242,256
Common stock issued for professional services	-	-	9,000	1	305,048	-	305,049
Fair value of warrants issued for professional services	-	-	-	-	677,590	-	677,590
Adjustment for restricted stock not vested	-	-	(204,854)	(21)	21	-	-
Dividend Preferred stockholders	-	-	-	-	-	(341,848)	(341,848)
Net Loss	-	-	-	-	-	(28,438,671)	(28,438,671)

Balance, December 31, 2014	7,500	6,794,000	2,698,824	269	155,100,215	(147,828,321)	14,066,163

Common stock issued for professional services	-	-	7,500	1	149,999	-	150,000
Common stock issued for officer and board compensation	-	-	79,502	8	214,994	-	215,002
Fair value of warrants issued for professional services	-	-	-	-	424,636	-	424,636
Fair value of warrants issued for bridge term loan	-	-	-	-	476,261	-	476,261
Fair value of warrants issued for bridge term loan – related parties	-	-	-	-	745,450	-	745,450
Stock based compensation for issuance of stock options	-	-	-	-	2,191,274	-	2,191,274
Stock based compensation for issuance of restricted stock	-	-	-	-	468,863	-	468,863
Dividend Preferred stockholders	-	-	-	-	-	(120,000)	(120,000)
Deemed dividend Series A Convertible Preferred stock	-	-	-	-	-	(600,000)	(600,000)
Net loss	-	-	-	-	-	(32,361,337)	(32,361,337)
Balance, December 31, 2015	7,500	$6,794,000	2,785,826	$278	$159,771,692	$(180,909,658)	$(14,343,688)

The accompanying notes are an integral part of these financial statements.

F-6

LILIS ENERGY, INC.

Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(32,361,337)	$(28,438,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Inducement expense	-	6,661,275
Common stock issued to investment bank for fees related to conversion of convertible debentures	-	686,250
Equity instruments issued for services and compensation	3,449,775	2,739,699
Reserve on bad debt expense	-	30,000
Loss on conveyance of property	-	2,269,760
Loss from hedge settlements	-	11,143
Change in fair value of price derivative		(4,464)
Change in fair value of executive incentive bonus	33,508	(105,000)
Amortization of deferred financing cost	27,391	234,699
Common stock issued for convertible note interest	-	1,188,439
Change in fair value of convertible debenture conversion derivative	(1,243,931)	5,526,945
Change in fair value of warrant liability	(394,383)	(571,228)
Change in fair value of conditionally redeemable 6% Preferred stock	(513,585)	965,016
Depreciation, depletion, amortization and accretion of asset retirement obligation	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Accretion of debt discount	24,728	849,147
Changes in operating assets and liabilities:
Accounts receivable	(119,939)	(394,369)
Restricted cash	145,065	320,916
Other assets	57,728	141,652
Accounts payable and other accrued expenses	2,027,098	(755,108)
Net cash used in operating activities	(3,805,301)	(7,306,237)

Cash flows from investing activities:
Acquisition of undeveloped acreage	-	(305,000)
Drilling capital expenditures	(97,999)	(190,786)
Additions of office equipment	-	(10,815)
Deposit on potential merger	(1,750,000)	-
Net cash used in investing activities	(1,847,999)	(506,601)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	-	5,236,000
Proceeds from issuance of debt	5,950,002	-
Net proceeds from issuance of Series A Convertible Preferred Stock	-	6,794,000
Debt issuance cost	(266,308)	-
Dividend payments on Preferred stock	(180,000)	(161,848)
Repayment of debt	(250,000)	(3,711,051)
Net cash provided by financing activities	5,253,694	8,157,101

Increase (decrease) in cash	(399,606)	344,263
Cash at beginning of year	509,628	165,365

CASH AT END OF YEAR	$110,022	$509,628
Supplemental disclosure:
Cash paid for interest	$365,303	$1,324,988
Cash paid for income taxes	$-	$-

Non-cash transactions:
Fair value of warrants issued as debt discount	$1,221,711	$-
Disposition of oil and gas assets for elimination of accrued expenses for drilling	$5,198,193	$-
Common stock issued for accrued convertible debenture interest	$-	$1,188,439
Acquisition of oil and gas assets for accounts payable and accrued interest	$-	$5,466,405
Transfer from derivative liability to equity	$-	$4,882,815
Issuance of Common Stock for payment of convertible debentures	$-	$8,733,438
Issuance of redeemable preferred stock for payment of term notes payable	$-	$1,686,102
Conveyance of oil and gas properties for payment of term notes payable	$-	$15,063,289
Conveyance of oil and gas properties for reduction in asset retirement obligation	$-	$973,132

The accompanying notes are an integral part of these financial statements.

F-7

LILIS ENERGY, INC.

Notes to THE Financial Statements

NOTE 1 – ORGANIZATION

On September 21, 2009, Universal Holdings, Inc. (“Universal”), a Nevada corporation, completed the acquisition of Coronado Acquisitions, LLC (“Coronado”). Under the terms of the acquisition, Coronado was merged into Universal. On October 12, 2009, Universal changed its name to Recovery Energy, Inc. On December 1, 2013, Recovery Energy, Inc. changed its name to Lilis Energy, Inc. (“Lilis”, “Lilis Energy”, “we”, “our”, and the “Company”). The acquisition was accounted for as a reverse acquisition with Coronado being treated as the acquirer for accounting purposes. Accordingly, the financial statements of Coronado and Recovery Energy have been adopted as the historical financial statements of Lilis.

The Company is an independent oil and gas exploration and production company focused on the Denver-Julesburg Basin (“DJ Basin”) where it holds 16,000 net acres. Lilis drills for, operates and produces oil and natural gas wells through the Company’s land holdings located in Wyoming, Colorado, and Nebraska.

All references to production, sales volumes and reserves quantities are net to the Company’s interest unless otherwise indicated.

NOTE 2 – GOING CONCERN AND MANAGEMENT PLANS

The Company’s financial statements for the year ended December 31, 2015 have been prepared on a going concern basis.  The Company has reported net operating losses during the year ended December 31, 2015 and for the past five years. This history of operating losses, along with the recent decrease in commodity prices, may adversely affect the Company’s ability to access capital it needs to continue operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts of liabilities, that might result from this uncertainty.

We will need to raise additional funds to finance continuing operations. However, we may not be successful in doing so. Without sufficient additional financing, it would be unlikely for us to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plan and eventually secure other sources of financing and attain profitable operations.

Information about our year-end financial position is presented in the following table (in thousands):

	Year ended December 31,
	2015	2014

Financial Position Summary
Cash and cash equivalents	$110	$510
Working capital (deficit)	$(15,695)	$(6,560)
Balance outstanding on convertible debentures, convertible notes payable and term loan	$11,317	$6,840
Stockholders’ (deficit)/equity	$(14,344)	$14,067

As of December 31, 2015, the Company had a negative working capital balance and a cash balance of approximately $15.7 million and $110,000, respectively. As of March 30, 2016, the Company’s cash balance was approximately $50,000. The Company has historically financed its operations through the sale of debt and equity securities and borrowings under credit facilities with financial institutions.

For a complete description of the Company’s indebtedness, see Note 7 — Loan Agreements.

F-8

Development and Production

During the year ended December 31, 2015, the Company transferred $847,000 from wells-in progress to developed oil and natural gas properties. This included approximately $491,000 from a well currently producing in Northern Wattenberg and approximately $356,000 of cost incurred for projects that the Company no longer plans to pursue.

During the year ended December 31, 2015, the Company entered into five joint operating agreements to participate as a non-operator in the drilling of five horizontal wells. The Company has an average of 2.78% working interest in each of these wells which are being drilled by reliable companies. However, due to capital constraints, the Company expects that it will be put into non-consent status on each of these wells unless other arrangements can be made.

Additionally, as of March 30, 2016, the Company was producing approximately 20 BOE a day from eight economically producing wells. Due to a decline in commodity prices, the cash generated from the Company’s production activity is not sufficient to pay its operating costs and the Company does not have sufficient cash to continue operations in the ordinary course.

Proposed Merger with Brushy Resources

On December 29, 2015, the Company entered into the Merger Agreement, which is described in more detail under “Business and Properties—Pending Merger with Brushy Resources.” Among other conditions to the Merger, the Company is required to repay its Term Loan in full, convert the $6.85 million outstanding under its Debentures into Common Stock at $5.00 and convert $7.5 million of its outstanding Series A Preferred Stock into Common Stock at $5.00. In addition, Brushy will have to repay, refinance or negotiate alternative terms with its senior lender prior to completing the Merger.

The Company believes that if the Merger is successfully completed, it will substantially increase its producing properties resulting in significantly greater cash flow while eliminating or refinancing its existing indebtedness. The Company will however be required to obtain significant additional capital to pay outstanding debt obligations, pay professional fees related to the Merger, pay outstanding payables in the ordinary course and to fund the combined company’s working capital requirements. While the Company expects to raise additional capital to fund all of these obligations, the current volatility in the commodity markets has made it difficult for oil and gas exploration companies, including the Company, to access debt or equity financing or obtain borrowings from financial lenders.

If the Company is unable to complete the Merger or otherwise obtain significant capital, it will likely not be able to continue its current operations and would have to consider other alternatives to preserve value for the Company’s stockholders. These alternatives could include engaging in discussions to acquire other producing properties, selling or disposing of some or all of the Company’s assets or a liquidation of its business.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Basis of Presentation

The accompanying financial statements were prepared by the Company in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Although actual results may differ from these estimates under different assumptions or conditions, the Company believes that its estimates are reasonable.

F-9

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreage and undeveloped properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies.

Restricted Cash and Deposits

Short term restricted cash consists of severance and ad valorem tax proceeds which are payable to various tax authorities. As of December 31, 2015 and 2014, the short-term deposits were approximately $4,000 and $184,000, respectively. At December 31, 2015 and 2014, the Company had $215,000 of non-current restricted cash for plugging bonds. Long term restricted cash and deposits consist of a $1.75 million deposit for the proposed merger with Brushy described in more detail below, plugging bonds and other deposits.  As of December 31, 2015 and 2014 the long-term deposits were approximately $2.0 million and $216,000, respectively.

Accounts Receivable

The Company records actual and estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners. The Company typically has the right to withhold future revenue disbursements to recover outstanding joint interest billings on outstanding receivables from joint interest owners. Management periodically reviews accounts receivable amounts for collectability and records its allowance for uncollectible receivables using the allowance method based on past experience. Allowance for doubtful accounts are based primarily on joint interest billings for expenses related to oil and natural gas wells. Receivables which derive from sales of certain oil and gas production are collateral under the Company’s Credit Agreement.

Concentration of Credit Risk

The Company's cash is invested at major financial institutions primarily within the United States. At December 31, 2015 and 2014, the Company’s cash was maintained in accounts that are insured up to the limit determined by the federal governmental agency. The Company may at times have balances in excess of the federally insured limits. Periodically, the Company evaluates the creditworthy of the financial institutions, and has not experienced any losses in such accounts.

Significant Customers

The Company’s major customers include, Shell Trading (US), PDC Energy and Noble Energy. These customers accounted for approximately 43%, 26% and 21% for the year ended December 31, 2015 and approximately 63%, 14% and 9% for the year ended December 31, 2014, respectively.

However, the Company does not believe that the loss of a single purchaser would materially affect the Company’s business because there are numerous other purchasers in the area in which the Company sells its production.

Reserves

All of the reserves data included herein are estimates.  Estimates of the Company’s crude oil and natural gas reserves are prepared in accordance with guidelines established by the SEC, including rule revisions designed to modernize the oil and gas company reserves reporting requirements, which the Company implemented effective December 31, 2010.  Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas. There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Uncertainties include the projection of future production rates and the expected timing of development expenditures.  The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  As a result, reserves estimates may be different from the quantities of crude oil and natural gas that are ultimately recovered. In addition, the ability to produce economic reserves is dependent on the oil and gas prices used in the reserves estimate. The Company’s reserves estimates are based on 12-month average commodity prices, unless contractual arrangements otherwise designate the price to be used, in accordance with the SEC rules.  However, oil and gas prices are volatile and, as a result, the Company’s reserves estimates may change in the future.

F-10

Estimates of proved crude oil and natural gas reserves significantly affect the Company’s depreciation, depletion, and amortization “DD&A” expense. For example, if estimates of proved reserves decline, the DD&A rate will increase, resulting in a decrease in net income. A decline in estimates of proved reserves could also result in an impairment charge, which would reduce earnings.

Oil and Gas Producing Activities

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration, non-production related development and acquisition of oil and natural gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling, developing and completing productive wells and/or plugging and abandoning non-productive wells, and any other costs directly related to acquisition and exploration activities. Proceeds from property sales are generally applied as a credit against capitalized exploration and development costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of proved reserves.

The Company accounts for its unproven long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.

Depletion of exploration and development costs and depreciation of wells and tangible production assets is computed using the units-of-production method based upon estimated proved oil and gas reserves. Costs included in the depletion base to be amortized include (a) all proved capitalized costs including capitalized asset retirement costs net of estimated salvage values, less accumulated depletion, (b) estimated future development cost to be incurred in developing proved reserves; and (c) estimated decommissioning and abandonment/restoration costs, net of estimated salvage values, that are not otherwise included in capitalized costs.

The costs of undeveloped acreage are withheld from the depletion base until it is determined whether or not proved reserves can be assigned to the properties. When proved reserves are assigned to such properties or one or more specific properties are deemed to be impaired, the cost of such properties or the amount of the impairment is added to full cost pool which is subject to depletion calculations.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized. During the year ended December 31, 2015, the Company recorded a $24.5 million impairment. No impairment was recorded in 2014.

The present value of estimated future net cash flows was computed by applying: a flat oil price to forecast revenues from estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves (assuming the continuation of existing economic conditions), less any applicable future taxes.

Effective as of December 31, 2014, the Company completed an assessment of its inventory of unevaluated acreage, which resulted in a transfer of $9.90 million from unevaluated acreage to evaluated properties. In assessing the unevaluated acreage, the Company analyzed the expiration dates during the years ended December 31, 2014 and 2015 of leases that are not otherwise renewable, and transferred such acreage in the amount of $6.99 million. In addition to the transfer of near and intermediate term expirations, the Company assessed the carrying value of its remaining acreage, and concluded that an additional transfer of $2.91 million was necessary. No proved reserves were associated with the transferred acreage.

F-11

Due to the decline in commodity prices, the Company incurred a full cost ceiling impairment in the year ended December 31, 2015. Because the ceiling calculation uses rolling 12-month average commodity prices, lower quarter-over-quarter prices in 2015 compared to 2014 resulted in a lower ceiling value each quarter. Impairment charges do not affect cash flow from operating activities, but have and could continue to adversely affect the Company’s net income and stockholders’ equity.

During the year ended December 31, 2015, the Company transferred its remaining inventory of unevaluated acreage of $2.9 million to evaluated properties.

Wells in Progress

Wells in progress connotes wells that are currently in the process of being drilled or completed or otherwise under evaluation as to their potential to produce oil and gas reserves in commercial quantities. Such wells continue to be classified as wells in progress and withheld from the depletion calculation and the ceiling test until such time as either proved reserves can be assigned, or the wells are otherwise abandoned. Upon either the assignment of proved reserves or abandonment, the costs for these wells are then transferred to the full cost pool and become subject to both depletion and the ceiling test calculations in accordance with full cost accounting under Rule 4-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

Deferred Financing Costs

As of December 31, 2015 and 2014, the Company recorded unamortized deferred financing costs of $220,000 and $60,000, respectively, related to the closing of its term loans and credit agreements. Deferred financing costs include origination (cash and warrants), legal and engineering fees incurred in connection with the Company's term notes, which are being amortized using the straight-line method, which approximated interest rate method, over the term of the loans. The Company recorded amortization expense of approximately $27,000 and $295,000, respectively, in the years ended December 31, 2015 and 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment range from one to seven years. The Company recorded approximately $29,000 and $28,000 of depreciation for the years ended December 31, 2015 and 2014, respectively.

Impairment of Long-lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Fair Value of Financial Instruments

As of December 31, 2015 and 2014, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, interest and dividends payable and customer deposits approximates fair value due to the short-term nature of such items. The carrying value of the Company’s secured debt is carried at cost as the related interest rate are at the terms approximates rates currently available to the Company.

F-12

Commodity Derivative Instrument

The Company utilizes swaps to reduce the effect of price changes on a portion of its future oil production. On a monthly basis, a swap requires the Company to pay the counterparty if the settlement price exceeds the strike price and the same counterparty is required to pay the Company if the settlement price is less than the strike price. The objective of the Company's use of derivative financial instruments is to achieve more predictable cash flows in an environment of volatile oil and gas prices and to manage its exposure to commodity price risk. While the use of these derivative instruments limits the downside risk of adverse price movements, such use may also limit the Company's ability to benefit from favorable price movements. The Company may, from time to time, add incremental derivative contracts to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of the Company's existing positions.

The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The Company's derivative contracts have typically been arranged with one counterparty. The Company has netting arrangements with this counterparty that provide for the offset of payables against receivables from separate derivative arrangements with the counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. The Company periodically enters into various commodity derivative financial instruments intended to hedge against exposure to market fluctuations of oil prices. As of December 31, 2015 and 2014, the Company did not have any commodity derivative instruments outstanding.

Revenue Recognition

The Company records revenues from the sales of crude oil, natural gas and natural gas liquids when the product is delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured.

Oil and Natural Gas Revenue

Sales of oil and natural gas, net of any royalties, are recognized when persuasive evidence of a sales arrangement exists, oil and natural gas have been delivered to a custody transfer point, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Virtually all of the Company’s contracts’ oil and natural gas pricing provisions are tied to a NYMEX market index, with certain local differential adjustments based on, among other factors, whether a well delivers oil or natural gas to a gathering, refinery, marketing company, or transmission line and prevailing local supply and demand conditions. The price of the oil and natural gas fluctuates to remain competitive with other local oil suppliers.

Asset Retirement Obligation

The Company incurs retirement obligations for certain assets at the time they are placed in service. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value.

For purposes of depletion calculations, the Company also includes estimated dismantlement and abandonment costs, net of salvage values, associated with future development activities that have not yet been capitalized as asset retirement obligations.

Asset retirement obligations incurred are classified as Level 3 (unobservable inputs) fair value measurements. The asset retirement liability is allocated to operating expense using a systematic and rational method. As of December 31, 2015 and 2014, the Company recorded a related liability of approximately $208,000 and $200,000, respectively.

F-13

The information below reconciles the value of the asset retirement obligation for the periods presented (in thousands):

	For the years ended December 31,
	2015	2014
Balance, beginning of year	$200	$1,105
Liabilities incurred	-	4
Accretion expense	10	64
Conveyance of liability with oil and gas properties conveyance	-	(973)
Change in estimate	(2)	-
Balance, end of year	$208	$200

Stock Based Compensation

The Company measures the fair value of stock-based compensation expense awards made to employees and directors, including stock options, restricted stock units, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using a Black-Scholes model. Restricted stock awards are recorded at the fair market value of the stock on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. The measurement of share-based compensation expense is based on several criteria, including but not limited to the valuation model used and associated input factors, such as expected term of the award, stock price volatility, risk free interest rate, dividend rate and award cancellation rate. These inputs are subjective and are determined using management’s judgment. If differences arise between the assumptions used in determining share-based compensation expense and the actual factors, which become known over time. The Company may change the input factors used in determining future share-based compensation expense.

The Company accounts for warrant grants to non-employees whereby the fair values of such warrants are determined using the option pricing model at the earlier of the date at which the non-employee’s performance is complete or a performance commitment is reached.

Warrant Modification Expense

The Company accounts for the modification of warrants as an exchange of the old award for a new award. The incremental value is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before modification, and is either expensed as a period expense or amortized over the performance or vesting date. The Company estimates the incremental value of each warrant using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimate with the greatest degree of subjective judgment is the estimated volatility of the Company’s stock price.

Net Loss per Common Share

Earnings (losses) per share are computed based on the weighted average number of common shares outstanding during the period presented. Diluted earnings per share are computed using the weighted-average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares.

Potentially dilutive securities, such as shares issuable upon the conversion of debt or preferred stock, and exercise of stock purchase warrants and options, are excluded from the calculation when their effect would be anti-dilutive. As of December 31, 2015 and 2014 shares underlying options, warrants, preferred stock and convertible debentures have been excluded from the diluted share calculations as they were anti-dilutive as a result of net losses incurred.

The Company had the following Common Stock equivalents at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Stock Options	608,333	358,333
Restricted Stock Units (employees/directors)	186,900	163,067
Series A Preferred Stock	311,203	311,203
Stock Purchase Warrants	2,438,316	1,700,706
Convertible Debentures	342,323	342,323
Convertible Bridge Notes	590,000	-
	4,477,075	2,875,632

F-14

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities, and are measured using the tax rates expected to be in effect when the differences reverse. Deferred tax assets are also recognized for operating loss and tax credit carry forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is used to reduce deferred tax assets when uncertainty exists regarding their realization.

The Company recognizes its tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed that do not meet these recognition and measurement standards. As of December 31, 2015 and 2014, the Company has determined that no liability is required to be recognized.

The Company’s policy is to recognize any interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were required to be accrued at December 31, 2015 and December 31, 2014. Further, the Company does not expect that the total amount of unrecognized tax benefits will significantly increase or decrease during the next 12 months.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers,” which requires an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. ASU 2014-09 is intended to establish principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts with customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for us on January 1, 2018. Early application is only permitted as of January 1, 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard is effective for us on January 1, 2016. The Company does not expect adoption of ASU 2014-12 to have a significant impact on its financial statements.

In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.” ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for us on January 1, 2017. The Company does not expect the adoption of ASU 2014–15 to have a significant impact on its financial statements.

F-15

In November 2014, the FASB issued ASU No. 2014-16 (“ASU 2014-16”), “Derivative and Hedging (Topic 815).” ASU 2014-16 addresses whether the host contract in a hybrid financial instrument issued in the form of share should be accounted for as debt or equity. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of ASU 2014–16 to have a significant impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for us on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect the adoption of ASU 2015-03 to have a significant impact on its financial statements.

In May 2015, the FASB issued ASU No. 2015-07 (“2015-07”), “Fair Value Measurement.” ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. ASU 2015-07 is effective for us on January 1, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015–07 to have a significant impact on its financial statements.

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for us on January 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB has issued an update to ASU No. 2015-17 (“ASU 2015-17”) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The update requires a company to classify all deferred tax assets and liabilities as noncurrent. The update of ASU 2015-17 is effective for us on January 1, 2018. The Company does not expect the adoption of the update of ASU 2015–17 to have a significant impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), “Financial Instruments – Overall (Subtopic 825-10)”.  ASU 2016-01 updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for us on January 1, 2018. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for us on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

F-16

In March 2016, the FASB issued ASU No. 2016-06 (“ASU 2016-06”), “Contingent Put and Call Option in Debt Instruments”.  ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

Management does not believe that these or any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 4 – OIL AND GAS PROPERTIES & OIL AND GAS PROPERTIES ACQUISITIONS AND DIVESTITURES

The following table sets forth a summary of oil and gas property costs (net of divestitures) not being amortized as of December 31, 2015 and 2014 (in thousands):

	As of December 31,
	2015	2014
Undeveloped unevaluated acreage
Beginning Balance	$2,886	$18,664
Lease purchases	-	305
Assets Conveyed	-	(6,194)
Transfer and other reclassification to evaluated properties	(2,886)	(9,889)
Total undeveloped acreage	$-	$2,886

Wells in progress:
Beginning Balance	$6,042	$1,146
Additions	-	5,412
Disposition of wells in progress for elimination of accrued expenses for drilling	(5,198)	-
Reclassification to evaluated properties	(844)	(516)
Total wells in progress and not subject to DD&A	$-	$6,042

During the year ended December 31, 2015, the Company did not buy or sell any of its oil and gas properties.

Upon entering into the Credit Agreement, the Company believed we had secured adequate access to capital generally, and specifically, to fund the drilling and development of its proved undeveloped reserves. Due to the lack of liquidity that had been expected, but unavailable to the Company pursuant to the Credit Agreement, the Company recorded a $24.5 million impairment of its proved undeveloped and unproved properties during the year ended December 31, 2015. No impairment was recorded in the year ended December 31, 2014.

Depreciation, depletion and amortization (“DD&A”) expenses related to the proved properties were approximately $555,000 and $1.24 million for the years ended December 31, 2015 and 2014, respectively.

During the year ended December 31, 2015, the Company was put in non-consent status on three wells it agreed to participate in within the Northern Wattenberg field which includes each of two Wattenberg horizontal wells (1 Niobrara and 1 Codell), and a third well (Niobrara) that are described further below in connection with the Great Western Operating Company, LLC litigation. As such, the previously capitalized and accrued costs of approximately $5.20 million relating to these wells were eliminated since being placed in non-consent status relieved the Company of such liabilities. The Company has retained the right to participate in future drilling on this acreage block.

F-17

On September 2, 2014, the Company entered into a final settlement agreement, or the Final Settlement Agreement to convey its interest in 31,725 evaluated and unevaluated net acres located in the DJ Basin and the associated oil and natural gas, which we refer to as the Hexagon Collateral to the Company’s primary lender, Hexagon, LLC, which we refer to as Hexagon, in exchange for extinguishment of all outstanding debt and accrued interest obligations owed to Hexagon in an aggregate amount of approximately $15.1 million. The conveyance assigned all assets and liabilities associated with the property, which includes PDP and PUD reserves, plugging and abandonment, and other assets and liabilities associated with the property. Pursuant to the Final Settlement Agreement, we also issued to Hexagon $2.0 million in 6% Conditionally Redeemable Preferred Stock valued at $1.69 million and considered as temporary equity for reporting purposes.

The Hexagon transaction was accounted for under the full cost method of accounting for oil and natural gas operations. Under the full cost method, sales or abandonments of oil and natural gas properties, whether or not being amortized, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. The transfer to Hexagon represents greater than 25% of the Company’s proved reserves of oil and gas attributable to the full cost pool and thus the Company incurred a loss on the conveyance. Following this methodology, the following table represents an allocation of the transaction.

Payment of debt and accrued interest payable	$15,063,289
Add: disposition of asset retirement obligations	973,132
Total disposition of liabilities	$16,036,421

Proved oil and natural gas properties	$32,574,603
Accumulated depletion	(22,148,686)
Unproved oil and natural gas properties	6,194,162
Net oil and natural gas conveyed at cost	16,620,079
Redeemable Preferred Stock at fair value	1,686,102
Total conveyance of assets and preferred stock	18,306,181
Loss on conveyance	$(2,269,760)

As of December 31, 2015 and 2014, the Company completed an assessment of its inventory of unevaluated acreage, which resulted in a transfer of $2.89 million and $9.90 million, respectively from unevaluated acreage to evaluated properties.

NOTE 5 - DERIVATIVES

The Company periodically enters into various commodity derivative financial instruments intended to hedge against exposure to market fluctuations of oil prices. As of December 31, 2015 and 2014, the Company did not have any commodity derivative instruments. The Company had an active commodity swap for 100 barrels of oil per day through January 31, 2014 at a price of $99.25 per barrel and realized a gain on that contract of $11,000 during the year ended December 31, 2014.

Realized gains and losses are recorded as individual swaps mature and settle. These gains and losses are recorded as income or expenses in the periods during which applicable contracts settle. Swaps which are unsettled as of a balance sheet date are carried at fair market value, either as an asset or liability. Unrealized gains and losses result from mark-to-market changes in the fair value of these derivatives between balance sheet dates.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value of its financial assets on a three-tier value hierarchy, which prioritizes the inputs, used in the valuation methodologies in measuring fair value:

●	Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 – Other inputs that are directly or indirectly observable in the marketplace.
●	Level 3 – Unobservable inputs which are supported by little or no market activity.

F-18

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company’s interest rate Loan and Debentures are measured using Level 3 inputs.

Derivative Instruments

The Company determines its estimate of the fair value of derivative instruments using a market approach based on several factors, including quoted market prices in active markets, quotes from third parties, and the credit rating of its counterparty. The Company also performs an internal valuation to ensure the reasonableness of third-party quotes.

The types of derivative instruments utilized by the Company included commodity swaps. The oil derivative markets are highly active. Although the Company’s economic hedges are valued using public indices, the instruments themselves are traded with third-party counterparties and are not openly traded on an exchange. As such, the Company classifies these instruments as Level 2.

In evaluating counterparty credit risk, the Company assessed the possibility of whether the counterparty to the derivative would default by failing to make any contractually required payments. The Company considered that the counterparty is of substantial credit quality and has the financial resources and willingness to meet its potential repayment obligations associated with the derivative transactions.

The Company has no such derivative instruments at December 31, 2015 and 2014.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated at the point of inception by taking into account, the cost of abandoning oil and gas wells, which is based on the Company’s and/or Industry’s historical experience for similar work, or estimates from independent third-parties; the economic lives of its properties, which are based on estimates from reserve engineers; the inflation rate; and the credit adjusted risk-free rate, which takes into account the Company’s credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs.

Impairment.

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgement and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. Impairment of oil and gas assets for the year ended December 31, 2015 was $24.5 million. No impairment charges on proved oil and natural gas properties were recorded for the years ended December 31, 2014.

Executive Compensation

In September 2013, the Company announced the appointment of Abraham Mirman as its new president. In connection with Mr. Mirman’s appointment, the Company entered into an employment agreement with Mr. Mirman (the “Mirman Agreement”). The Mirman Agreement provides for an incentive bonus package that, depending upon the relative performance of the Company’s Common Stock compared to the performance of stocks of certain peer group companies as measured from Mr. Mirman’s initial date of employment through December 31, 2014, may result in a cash bonus payment to Mr. Mirman of up to 3.0 times his base salary. The incentive bonus is recorded as a liability and valued at each reporting period. The Company engaged a valuation firm (“VFIRM”) to complete a valuation of this incentive bonus. As of December 31, 2014, the Company recorded a liability of $40,000 for accrued compensation. As previously announced, on March 30, 2015, the Company entered into an amended and restated employment agreement, which we refer to as the Mirman CEO Agreement with Mr. Mirman. The Mirman CEO Agreement also provides for Mr. Mirman to receive a cash incentive bonus if certain production thresholds are achieved by the Company. Mr. Mirman’s new incentive bonus liability was valued by VFIRM at $104,000 at December 31, 2015. As of December 31, 2015, the Company provided for $87,000 of the bonus liability which represents the amount earned as of December 31, 2015.

F-19

On March 6, 2015, the Company announced the appointment of Kevin Nanke as its new Executive Vice President and Chief Financial Officer. Mr. Nanke will also receive a cash incentive bonus if certain production thresholds are achieved by the Company and a performance bonus of $100,000 if the Company achieves certain goals set forth in Mr. Nanke’s employment agreement. Mr. Nanke’s new incentive bonus liability was valued by VFIRM at $83,000 at December 31, 2015. As of December 31, 2015, provided for $69,000 of the liability which represents the amount earned as of that date.

On March 16, 2015, the Company entered into an employment agreement with Ariella Fuchs for services to be performed as General Counsel to the Company. Ms. Fuchs will also receive a cash incentive bonus if certain production thresholds are achieved by the Company. Ms. Fuchs’ new incentive bonus liability was valued by VFIRM at $80,000 at December 31, 2015. As of December 31, 2015, the Company has provided for $67,000 of the liability which represents the amount earned as of that date.

Change in Warrant Liability

On September 2, 2014, the Company entered into a Consulting Agreement with Bristol Capital, LLC, pursuant to which the Company issued to Bristol a warrant to purchase up to 100,000 shares of Common Stock at an exercise price of $20.00 per share (or, in the alternative, 100,000 options, but in no case both). The agreement has a price protection feature that will automatically reduce the exercise price if the Company enters into another consulting agreement pursuant to which warrants are issued with a lower exercise price. On December 31, 2014, the Company revalued the warrants/option using the following variables: (i) 100,000 total warrants/options issued (as stated above, the Company will only issue a total of 100,000 shares of Common Stock under the option or the warrant, but no more than 100,000 shares in the aggregate); (ii) stock price of $7.20; (iii) exercise price of $20.00; (iv) expected life of 4.67 years; (v) volatility of 96.78%; (vi) risk free rate of 1.10% for a total value of $394,000, which adjusted the change in fair value valuation of the derivative by $571,000.

On December 31, 2015, the Company revalued the warrants/options using the following variables: (i) 100,000 total warrants/options issued (as stated above, the Company will only issue a total of 100,000 shares of Common Stock under the option or the warrant, but no more than 100,000 shares in the aggregate); (ii) stock price of $2.00; (iii) exercise price of $20.00; (iv) expected life of 3.7 years; (v) volatility of 100%; risk free rate of 1.5% for a total value of $44,000, which adjusted the change in fair value valuation of the derivative by $350,000 for the year ended December 31, 2015.

On January 8, 2015, the Company entered into the Credit Agreement. In connection with the Credit Agreement, the Company issued to Heartland a warrant to purchase up to 22,500 shares of Common Stock at an exercise price of $25.00 with the initial advance, which contains an anti-dilution feature that will automatically reduce the exercise price if the Company enters into another agreement pursuant to which warrants are issued with a lower exercise price.

On December 31, 2015, the Company revalued the warrants using the following variables: (i) 22,500 warrants issued; (ii) stock price of $2.00; (iii) exercise price of $ 25.00; (iv) expected life of 4.0 years; (v) volatility of 100%; (vi) risk free rate of 1.5% for a total value of $12,000, which adjusted the change in fair value valuation of the derivative by $12,000 for the year ended December 31, 2015.

F-20

Debentures Conversion Derivative Liability

As of December 31, 2015, the Company had $6.85 million in remaining Debentures, which, subject to stockholder approval, were convertible at any time at the holders’ option into shares of Common Stock at $20.00 per share, or 342,323 underlying conversion shares prior to the execution of the Debenture Conversion Agreement. The Debentures have elements of a derivative due to the potential for certain adjustments, including both the conversion option and the price protection embedded in the Debentures. The conversion option allows the Debenture holders to convert their Debentures to underlying Common Stock at a conversion price of $20.00 per share, subject to certain adjustments, including the requirement to reset the conversion for any subsequent offering at a lower price per share amount. The Company values this conversion liability at each reporting period using a Monte Carlo pricing model.

At December 31, 2015 and 2014, the Company valued the conversion feature associated with the Debentures at $6,000 and $1.25 million, respectively. The Company used the following inputs to calculate the valuation of the derivative as of December 31, 2015: (i) volatility of 100%; (ii) conversion price of $20.00; (iii) stock price of $2.00; and (iv) present value of conversion feature of $0.016 per convertible share and as of December 31, 2014: (i) volatility of 70%; (ii) conversion price of $20.00; (iii) stock price of $7.20; and (iv) present value of conversion feature of $4.70 per convertible share.  The change in fair value valuation of the derivative was $1.24 million for the year ended December 31, 2015.

The following table provides a summary of the fair values of assets and liabilities measured at fair value:

December 31, 2015:

	Level 1	Level 2	Level 3	Total

Liability
Executive employment agreements	$-	$-	$(223,000)	$(223,000)
Warrant liabilities	-	-	(56,000)	(56,000)
Convertible debenture conversion derivative liability	-	-	(6,000)	(6,000)
Total liability, at fair value	$-	$-	$(285,000)	$(285,000)

December 31, 2014:

	Level 1	Level 2	Level 3	Total

Liability
Executive employment agreement	$-	$-	$(40,000)	$(40,000)
Warrant liabilities	-	-	(394,000)	(394,000)
Convertible debenture conversion derivative liability	-	-	(1,249,000)	(1,249,000)
Total liability, at fair value	$-	$-	$(1,683,000)	$(1,683,000)

The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities as of December 31, 2015 and 2014:

	Conversion derivative liability	Bristol/ Heartland warrant liability	Incentive bonus	Total

Balance at January 1, 2015	$1,249,000	$394,000	$40,000	$1,683,000
Additional liability	-	56,000	149,000	205,000
Change in fair value of liability	(1,243,000)	(394,000)	34,000	(1,603,000)
Balance at December 31, 2015	$6,000	$56,000	$223,000	$285,000

F-21

	Conversion derivative liability	Bristol warrant liability	Incentive bonus	Total

Balance at January 1, 2014	$605,000	$-	$145,000	$750,000
Additional liability	-	965,000	-	965,000
Change in fair value of liability	5,527,000	(571,000)	(105,000)	4,851,000
Reclassification from liability to equity	(4,883,000)	-	-	(4,883,000)
Balance at December 31, 2014	$1,249,000	$394,000	$40,000	$1,683,000

The Company did not have any transfers of assets or liabilities between Level 1, Level 2 or Level 3 of the fair value measurement hierarchy during the years ended December 31, 2015 and 2014.

NOTE 7 - LOAN AGREEMENTS

Credit Agreement

As of December 31, 2015

Term loan - Heartland (due January 8, 2018)	$2,750,000
Unamortized debt discount	(37,911)
Term loan - Heartland, net	2,712,089
Less: amount due within one year	(2,712,089)
Term loan - Heartland due after one year	$-

On January 8, 2015, the Company entered into the Credit Agreement with Heartland Bank, as administrative agent and the Lenders party thereto. The Credit Agreement provides for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, or the Term Loan, which principal amount may be increased to a maximum principal amount of $50,000,000 at the request of the Company pursuant to an accordion advance provision in the Credit Agreement subject to certain conditions, including the discretion of the lender. Funds borrowed under the Credit Agreement may be used by the Company to (i) purchase oil and gas assets, (ii) fund certain Lender-approved development projects, (iii) fund a debt service reserve account, (iv) pay all costs and expenses arising in connection with the negotiation and execution of the Credit Agreement, and (v) fund the Company’s general working capital needs.

The Term Loan bears interest at a rate calculated based upon the Company’s leverage ratio and the “prime rate” then in effect. In connection with its entry into the Credit Agreement, the Company also paid a nonrefundable commitment fee in the amount of $75,000, and agreed to issue to the Lenders 7,500 5-year warrants for every $1 million funded. An initial warrant to purchase up to 22,500 shares of the Company’s common stock at $25.00 per share was issued in connection with closing. As of January 8, 2015, the Company valued the 22,500 warrants at $56,000, which was accounted for as debt discount and amortized over the life of the debt. The Company accreted $18,000 of debt discount for the year ended December 31, 2015.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The Credit Agreement also contains financial covenants with respect to the Company’s (i) debt to EBITDAX ratio and (ii) debt coverage ratio. In addition, in certain situations, the Credit Agreement requires mandatory prepayments of the Term Loans, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and the Company’s receipt of proceeds in connection with insurance claims.

F-22

As previously disclosed, as of June 30, 2015 and September 30, 2015, the Company was not in compliance with the financial covenant in the Credit Agreement that relates to the total debt to EBITDAX ratio. EBITDAX is defined in the Credit Agreement as, for any period of determination, determined in accordance with GAAP, the pre-tax net income for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense for such period, depreciation and amortization expense, extraordinary or non-recurring items reducing net income for such period, and other non-cash expenses for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income plus (without duplication and only to the extent deducted in determining such net income) exploration, drilling and completion expenses or costs. Specifically, the ratio requires that the Company maintain at all times, as determined on June 30 of each year, a ratio of (i) the aggregate amount of all Debt (as defined in the Credit Agreement), to (ii) EBITDAX of not less than 4.5:1, 3.5:1 and 2.5:1 for the periods ending June 30, 2015, 2016, and 2017 and thereafter, respectively. Prior to the filing of our quarterly report for the period ended June 30, 2015, the Company received a waiver from Heartland for this covenant violation, which will not be measured again until June 30, 2016. The Company will need to raise additional capital and acquire and/or successfully develop its oil and gas assets to meet this covenant.

On December 29, 2015, after a default on an interest payment and in connection with the merger transactions, the Company entered into the Forbearance Agreement with Heartland. The Forbearance Agreement restricts Heartland from exercising any of its remedies until April 30, 2016 and is subject to certain conditions, including a requirement for the Company to make a monthly interest payment to Heartland. On April 1, 2016, the Company failed to make the required interest payment to Heartland for the month of March. As a result, Heartland has the right to declare an event of default under the Forbearance Agreement, terminate the remaining commitment and accelerate payment of all principal and interest outstanding. The Company has not yet received a notice of default and is currently in discussions with Heartland with respect to the missed interest payment. Moreover, the Debentures also contain certain cross-default provisions with certain other debt instruments. Therefore, a default under the Credit Agreement, constitutes an event of default pursuant to the Debentures which may result in an acceleration of our obligations at the holders’ election.

Convertible Notes

	Related Party	Non Related Party
Convertible notes	$1,800,002	$1,150,000
Unamortized debt discount	(745,450)	(476,261)
Convertible notes, net	1,054,552	673,739
Less: amount due within one year	(1,054,552)	(673,739)
Convertible notes due after one year	$-	$-

From December 29, 2015 to January 5, 2016, the Company entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, which we refer to as the Purchasers, for the issuance of an aggregate principal amount of $3.75 million unsecured subordinated convertible notes, or the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by the Company and warrants to purchase up to an aggregate of approximately 1,500,000 shares of Common Stock at an exercise price of $2.50 per share. The proceeds from this financing were used to pay a $2 million refundable deposit in connection with the Merger, to fund approximately $1.3 million of interest payments to our lenders and for our working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our Common Stock at a conversion price of $5.00. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 of Convertible Notes, which have the terms and conditions as the Convertible Notes with the exception of the maturity date, which is April 1, 2017. The proceeds from these Convertible Notes were used to make advances to Brushy for payment of operating expenses pending completion of the Merger. If the Merger is not completed, these amounts are subject to repayment by Brushy.

F-23

Debentures

	As of December 31, 2015	As of December 31, 2014

8% Convertible debentures, net (due 2018; 8% weighted average interest rate)	$6,846,465	$6,846,465
Unamortized debt discount	-	(6,389)
8% Convertible debenture, net	6,846,465	6,840,076
Less: amount due within one year	(6,846,465)	-
8% Convertible debenture due after one year	$-	$6,840,076

In numerous separate private placement transactions between February 2011 and October 2013, the Company issued an aggregate of approximately $15.6 million of Debentures, secured by mortgages on several of its properties. On January 31, 2014, the Company entered into a debenture conversion agreement (the “First Conversion Agreement”) with all of the holders of the Debentures.

Pursuant to the terms of the First Conversion Agreement, $9.0 million in Debentures (approximately $8.73 million of principal and $270,000 in interest) was converted by the holders to shares of Common Stock at a conversion price of $20.00 per share. In addition, the Company issued warrants to the Debenture holders to purchase one share of Common Stock for each share issued in connection with the conversion of the Debentures, at an exercise price equal to $25.00 per share.

Under the terms of the First Conversion Agreement, the balance of the Debentures may be converted to Common Stock on the terms provided therein (including the terms related to the warrants) at the election of the holder, subject to receipt of stockholder approval as required by Nasdaq continued listing requirements.

On December 29, 2015, the Company entered into a second agreement with the holders of its Debentures, which provides for the full automatic conversion of Debentures into shares of the Company’s Common Stock at a price of $5.00 per share, upon the receipt of requisite stockholder approval and the consummation of the Merger. If the Debentures are converted on these terms, it would result in the issuance of 1,369,293 shares of Common Stock and the elimination of $8.08 million in short-term debt obligations including accrued but unpaid interest which would be forfeited and cancelled upon conversion pursuant to the terms of the agreement.

As of December 31, 2015 and 2014, the Company had $6.85 million and $6.84 million, net, remaining Debentures, respectively, which prior to December 29, 2015, were convertible at any time at the holders’ option into shares of Common Stock at a conversion price of $20.00 per share, subject to certain standard adjustments. If the Merger is not successful or the stockholders do not approve the conversion of the Debentures at the Company’s special meeting to be held in the second quarter of 2016, the Debentures will no longer be subject to the terms of current debenture conversion agreement.

The debt discount amortization on the Debentures was approximately $6,000 and $472,000 for the years ended December 31, 2015 and 2014, respectively.

10% Term Loans

On May 30, 2014, the Company entered into the First Settlement Agreement with Hexagon, which provided for the settlement of all amounts outstanding under the term loans. In connection with the execution of the First Settlement Agreement, the Company made an initial cash payment of $5.0 million reducing the total principal and interest due under the term loan from $19.83 million to $14.83 million. The First Settlement Agreement required the Company to make an additional cash payment of $5.0 million (the “Second Cash Payment”) by August 15, 2014, and at that time issue to Hexagon (i) a two-year $6.0 million unsecured note (the “Replacement Note”), bearing interest at an annual rate of 8%, requiring principal and interest payments of $90,000 per month, and (ii) 94,321 shares of unregistered Common Stock (the “Shares”). The parties also agreed that if the Second Cash Payment was not made by June 30, 2014, an additional $1.0 million in principal would be added to the Replacement Note, and if the Replacement Note was not retired by December 31, 2014, the Company would issue an additional 100,000 shares of Common Stock to Hexagon. The First Settlement Agreement was superseded by the Final Settlement Agreement which is discussed below.

F-24

On September 2, 2014, the Company entered into the Final Settlement Agreement with Hexagon which replaced the First Settlement Agreement, pursuant to which, in exchange for full extinguishment of all amounts outstanding under the term loans (approximately $15.06 million in principal and interest as of the settlement date), the Company assigned Hexagon the collateral securing the term loans, which consisted of approximately 32,000 net acres including 17 producing wells that consisted of several economic wells which secured properties with PDP reserves and PUD reserves with a carrying value of approximately $16.62 million. The Company also conveyed $973,000 in asset retirement obligations (“ARO”) for the 17 active and several non-producing wells. In addition to the conveyance of oil and natural gas property, the Company issued to Hexagon 2,000 shares of 6% Conditionally Redeemable Preferred Stock with a par value of $0.0001, stated value of $1,000 and dividends paid on a quarterly basis valued at approximately $1.69 million at December 31, 2014. As a result of this conveyance, the Company recorded a loss on conveyance of property of $2.27 million.

The 2,000 shares of Conditionally Redeemable 6% Preferred Stock were issued on September 2, 2014 with a stated rate of $1,000 per share, par $0.0001. The shares were valued using the Monte Carlo projection model to determine the value of the preferred stock. The Company used the following inputs to calculate the valuation of the preferred stock at conveyance. The inputs consisted of a maturity range from 13.91 to 17.29 percent, redemption probability rate of 50%, and other probability weighted projected inputs including acquisitions, production, and other criteria that trigger a mandatory redemption.

Inducement Expense

On January 31, 2014, as discussed above, the Company entered into the Initial Conversion Agreement with all of the holders of the Debentures. Under the terms of the Initial Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Common Stock at a price of $20.00 per common share. As additional inducement for the conversions, the Company issued warrants to the converting Debenture holders to purchase one share of Common Stock, at an exercise price equal to $25.00 per share (the “Warrants”), for each share of Common Stock issued upon conversion of the Debentures. The Company utilized a Black Scholes option price model, with a 3 year life and 65% volatility, risk free rate of 0.2%, and the market price of $30.50. The Company recorded an inducement expense of $6.66 million during the year ended December 31, 2014 for the Warrants. TRW acted as the investment banker for the Initial Conversion Agreement and was compensated with 22,500 shares of Common Stock valued at a market price of $30.50 per share. During the year ended December 31, 2014, the Company valued that compensation at $686,000, which was expensed immediately.

Interest Expense

For the year ended December 31, 2015 and 2014, the Company incurred interest expense of approximately $1.70 million and $4.84 million, respectively, of which approximately $131,000 and $2.43 million, respectively, were non-cash interest expense conveyed through property, amortization of the deferred financing costs, accretion of the Debentures payable discount, and Debentures interest paid in Common Stock.

Debenture Interest – Non Cash

During the year ended December 31, 2014, the Company elected to fund its interest payment for its Debentures with stock and issued 139,613 shares valued at approximately $1.19 million which is an add back to accrued expense in the cash flow and further disclosed in the supplemental disclosure. The interest was accrued for the period from November 15, 2013 to December 29, 2014.

F-25

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Environmental and Governmental Regulation

At December 31, 2015, there were no known environmental or regulatory matters which are reasonably expected to result in a material liability to the Company. Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and air emissions/pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, land use, and various other matters including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of December 31, 2015 the Company had not been fined or cited for any violations of governmental regulations that would have a material adverse effect upon the financial condition of the Company.

Legal Proceedings

The Company may from time to time be involved in various legal actions arising in the normal course of business. In the opinion of management, the Company’s liability, if any, in these pending actions would not have a material adverse effect on the financial position of the Company. The Company’s general and administrative expenses would include amounts incurred to resolve claims made against the Company.

Parker v. Tracinda Corporation, Denver District Court, Case No. 2011CV561. In November 2012, the Company filed a motion to intervene in garnishment proceedings involving Roger Parker, the Company’s former Chief Executive Officer and Chairman. The Defendant, Tracinda, served various writs of garnishment on the Company to enforce a judgment against Mr. Parker seeking, among other things, shares of unvested restricted stock. The Company asserted rights to lawful set-offs and deductions in connection with certain tax consequences, which may be material to the Company. The underlying judgment against Mr. Parker was appealed to the Colorado Court of Appeals and, by Order dated October 17, 2013, that Court reversed the trial court with respect to Mr. Parker’s claims of waiver, estoppel and mitigation of damages and remanded with instruction to enter judgment for Mr. Parker. The Court of Appeals also ordered the trial court to conduct further proceedings to determine the amount of damages to award Mr. Parker on his breach of contract claim. The trial court conducted a later hearing and found in its Findings of Fact, Conclusions of Law and Order dated January 9, 2015, in favor of Mr. Parker on his claim for breach of contract, awarding him $6,981,302.60.Tracinda’s Motion for Amendment of the Court’s January 9 Findings and Conclusions was the subject of an Order dated April 10, 2015, in which the Court set off the award in favor of Mr. Parker against the award in favor of Tracinda, resulting in judgment in favor of Tracinda and against Mr. Parker in the amount of $625,572. On April 16, 2015, Tracinda filed a Notice of Appeal in the Colorado Court of Appeals, appealing both the January 9 Order and the April 10 Order. On May 18, 2015, Parker filed a Notice of Cross-Appeal in the Colorado Court of Appeals, cross-appealing both the January 9 Order and the April 10 Order. The record is in the process of being certified. The filing of the record will trigger the parties' briefing schedule.

In re Roger A. Parker: Tracinda Corp. v. Recovery Energy, Inc. and Roger A. Parker, United States Bankruptcy Court for the District of Colorado, Case No. 13-10897-EEB. On June 10, 2013, Tracinda Corp. (“Tracinda”) filed a complaint (Adversary No. 13-011301 EEB) against the Company and Roger Parker in connection with the personal bankruptcy proceedings of Roger Parker, alleging that the Company improperly failed to remit to Tracinda certain property in connection with a writs of garnishment issued by the Denver District Court (discussed above). The Company filed an answer to this complaint on July 10, 2013. A trial date has not been set and, by Order dated February 2, 2015, the Bankruptcy Court ordered that the Adversary Proceeding be held in abeyance pending final resolution of the state-court action (2011CV561). The Company is unable to predict the timing and outcome of this matter.

Lilis Energy, Inc. v. Great Western Operating Company LLC, Eighth Judicial District Court for Clark County, Nevada, Case No. A-15-714879-B. On March 6, 2015, the Company filed a lawsuit against Great Western Operating Company, LLC, or the Operator. The dispute related to the Company’s interest in certain producing wells and the Operator’s assertion that the Company’s interest was reduced and/or eliminated as a result of a default or a farm-out agreement. Underlying the dispute is the JOA which provides the parties with various rights and obligations. In its complaint, the Company sought monetary damages and declaratory relief on claims of breach of contract, breach of the implied covenant of good faith and fair dealing, tortious breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion and declaratory judgment related to the JOA. The Operator filed a motion to dismiss on May 26, 2015 and the Company responded by filing an opposition motion on June 12, 2015.

F-26

On July 7, 2015, as previously reported, the Company entered into a settlement agreement with the Operator. Due to the Company’s inability to secure financing pursuant to the Credit Agreement or another funding source, payment was not remanded to the Operator and the dispute remained unsettled.

During the year ended December 31, 2015, the Company was put in non-consent status. As such, the previously capitalized and accrued costs of approximately $5.20 million relating to these wells were eliminated since being placed in non-consent status relieved the Company of such liabilities. The Company has retained the right to participate in future drilling on this acreage block.

The Company believes there is no other litigation pending that could have, individually or in the aggregate, a material adverse effect on its results of operations or financial condition.

Operating Leases

The Company leases an office space under a two year operating lease in Denver, Colorado and a one year operating lease in Melville, New York expiring in November 2017. Rent expense for the years ended December 31, 2015 and 2014, were $73,000 and $109,000, respectively. As of December 31, 2015, the Company has approximately $90,000 of minimum lease payments on its existing operating leases.

NOTE 9 - RELATED PARTY TRANSACTIONS

During the fiscal years ended December 31, 2015 and 2014, the Company has engaged in the following transactions with related parties:

Debenture Conversion Agreement

On December 29, 2015, the Company entered into a Debenture Conversion Agreement between with all of the remaining holders of its Debentures. The terms of the Agreement provide that the entire amount of approximately $6.85 million in outstanding Debentures are automatically converted into the Company’s Common Stock upon the closing of the proposed merger with Brushy Resources, Inc., or the Conversion Date, provided that the Company obtains the requisite stockholder approval as required by the Nasdaq Marketplace Rules, which it plans to seek at the next stockholders’ meeting to be held in connection with approving the proposed merger with Brushy Resources, Inc. Pursuant to the terms of the Debenture Conversion Agreement, the Debentures will be converted at a price of $5.00, or the Conversion Price, which will result in the issuance of an aggregate of 1,369,293 shares of Common Stock upon conversion of the Debentures. Holders of the Debentures have waived and forfeited any and all rights to receive accrued but unpaid interest. Upon the conversion of the Debentures, the holders’ security interest will also be extinguished.

Certain parties to the Debenture Conversion Agreement include related parties of our the Company, such as the Steven B. Dunn and Laura Dunn Revocable Trust dated October 28, 2010, of which its respective Debenture amount to be converted on the Conversion Date is $1,017,111, and Wallington Investment Holdings, Ltd., of which its respective Debenture amount to be converted on the Conversion Date is $2,090,180. Each of the Steven B. Dunn and Laura Dunn Revocable Trust dated October 28, 2010 and Wallington Investment Holdings, Ltd. are a more than 5% shareholder of our company.

From December 29, 2015 to January 5, 2016, the Company entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, or the Purchasers, for the issuance of an aggregate principal amount of $3.75 million unsecured subordinated convertible notes, or the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by the Company and warrants to purchase up to an aggregate of approximately 1,500,000 shares of Common Stock at an exercise price of $2.50 per share. As of December 31, 2015, $2.95 million Convertible Notes were outstanding. The proceeds from this financing was used to pay a $2 million refundable deposit in connection with the Merger, to fund approximately $1.3 million of interest payments to certain of our lenders and for the Company’s working capital and accounts payables.

F-27

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $5.00. The Convertible Notes may be prepaid in whole or in part by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

The Purchasers include certain related parties of the Company, including Abraham Mirman, our Chief Executive Officer and a member of the Board of Directors ($750,000 including the short-term note exchange investment), the Bruin Trust, an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Ronald D. Ormand, Chairman of the Company’s Board of Directors ($1.15 million) and Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), who holds more than 5% of our Common Stock.

Certain of the Company’s officers, directors and consultants who the Company entered into short-term note agreements with in 2015, also entered into note exchange agreements, whereby the short-term noteholder agreed to exchange all of the Company’s outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the Convertible Notes at a rate, expressed in principal amount of Convertible Notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

The short-term noteholders include certain related parties of the Company, including Abraham Mirman, the Chief Executive Officer and a director of the Company ($250,000), General Merrill McPeak, a director of the Company ($250,000), and Nuno Brandolini, a director of the Company ($150,000).

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 in Convertible Notes and warrants to purchase up to 200,000 shares of our Common Stock. The terms and conditions of the Convertible Notes are identical to those of the Convertible Notes issued previously with the exception of the maturity date, which is April 1, 2017.

The Purchasers include a related party of the Company, R. Glenn Dawson, a director of the Company ($50,000).

Abraham Mirman

Abraham Mirman, the Chief Executive Officer and a director of the Company, is an indirect owner of a group which converted approximately $220,000 of Debentures in connection with the $9.00 million of Debentures converted in January 2014, and was paid $10,000 in interest at the time of the Debenture conversion.

During the January 2014 private placement, Mr. Mirman entered into a subscription agreement with the Company to invest $500,000, for which Mr. Mirman will receive 25,000 shares of stock and 25,000 warrants. The subscription agreement will not be consummated until a shareholder meeting is conducted to receive the required approval to allow executives and Board directors the ability to participate in the offering.

Additionally, as discussed below, on January 31, 2014, the Company entered into the First Conversion Agreement with the holders of the Debentures, which also included The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power,

F-28

In April 2014, the Company appointed Abraham Mirman to serve as the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Mirman was employed by T.R. Winston & Company, LLC, or TRW, as its Managing Director of Investment Banking and until September 2014 continued to devote a portion of his time to serving in that role. In connection with the appointment of Mr. Mirman, the Company and TRW amended the investment banking agreement in place between the Company and TRW at that time to provide that, upon our receipt of gross cash proceeds or drawing availability of at least $30.00 million, measured on a cumulative basis and including certain restructuring transactions, subject to the Company’s continued employment of Mr. Mirman, TRW would receive from the Company a lump sum payment of $1.00 million. Mr. Mirman’s compensation arrangements with TRW provided that upon TRW’s receipt from the Company of the lump sum payment, TRW would make a payment of $1 million to Mr. Mirman. The Board determined in September 2014 that the criteria for the lump sum payment had been met. Mr. Mirman also received, as part of his compensation arrangement with TRW, the 10,000 shares of Common Stock that were issued to TRW in conjunction with the investment banking agreement.

G. Tyler Runnels and T.R. Winston

The Company has participated in several transactions with TRW, of which G. Tyler Runnels, a former member of the Board of Directors, is chairman and majority owner. Mr. Runnels also beneficially holds more than 5% of Common Stock, including the holdings of TRW and his personal holdings, and has personally participated in certain transactions with the Company.

On January 22, 2014, the Company paid TRW a commission equal to $486,000 (equal to 8% of gross proceeds at the closing of the January 2014 private placement). Of this $486,000 commission, $313,750 was paid in cash and $172,250 was paid in 86,125 Units. In addition, the Company paid TRW a non-accountable expense allowance of $182,250 (equal to 3% of gross proceeds at the closing of the January 2014 private placement) in cash. If the participation of certain of the Company’s current and former officers and directors, who remain committed, is approved by stockholders, the Company will pay TRW an additional commission. The Units issued to TRW were the same Units sold in the January 2014 private placement and were invested in the January 2014 private placement.

On January 31, 2014, the Company entered into a conversion agreement with all of the holders of the Debentures, including TRW and Mr. Runnels’ personal trust, or the First Conversion Agreement. Under the terms of the First Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Common Stock at a price of $20.00 per common share. As additional inducement for the conversions, the Company issued warrants to the converting Debenture holders to purchase one share of Common Stock, at an exercise price equal to $25.00 per share, for each share of Common Stock issued upon conversion of the Debentures. TRW acted as the investment banker for the First Conversion Agreement and was compensated by being issued 22,500 shares of Common Stock valued at a market price of $30.50 per share. During the year ended December 31, 2014, the Company valued the investment banker compensation at $686,000.

On May 19, 2014, the Company and the holders of the Debentures agreed to extend the maturity date under the Debentures until August 15, 2014, and on June 6, 2014, they agreed to further extend the maturity date under the Debentures from August 15, 2014 to January 15, 2015. In January 2015, the Company entered into an extension agreement which extends the maturity date of the Debentures until January 8, 2018. Upon completion of the conversion of the remaining Debentures, TRW will be entitled to an additional commission.

On October 6, 2014, the Company entered into a letter agreement, or the Waiver, with the holders of the Debentures, including TRW and Mr. Runnels’ personal trust. Pursuant to the Waiver, the holders of the Debentures agreed to waive any Event of Default (as that term is defined in the Debentures) that may have occurred prior to the date of the Waiver, including any default in connection with the Hexagon term loan, and to rescind and annul any acceleration or right to acceleration that may have been triggered thereby. In exchange for the Waiver, the Company agreed that TRW, as representative for the holders of the Debentures, would have the right to nominate two qualified individuals to serve on the Board. Mr. Runnels is one of the qualified nomination designees which TRW had elected to place on the Board.

On March 28, 2014, the Company entered into a Transaction Fee Agreement with TRW in connection with the May private placement, or the Transaction Fee Agreement. Pursuant to the Transaction Fee Agreement, the Company agreed to compensate TRW 5% of the gross proceeds of the May private placement, plus a $25,000 expense reimbursement. On April 29, 2014, the Company and TRW amended the Transaction Fee Agreement to increase TRW’s compensation to 8% of the gross proceeds, plus an additional 1% of the gross proceeds as a non-accountable expense reimbursement in addition to the $25,000 originally contemplated. All fees were netted against gross proceeds from the May private placement.

F-29

On May 30, 2014, the Company paid TRW a commission equal to $600,000 (equal to 8% of gross proceeds at the closing of the May private placement). Of this $600,000 commission, $51,850 was paid in cash to TRW, $94,150 was paid in cash to other brokers designated by TRW, and remaining $454,000 was invested by TRW into shares of Series A 8% Convertible Preferred Stock. In addition, the Company paid TRW a non-accountable expense allowance of $75,000 (equal to 1% of gross proceeds at the closing of the May private placement) in cash.

On June 6, 2014, TRW executed a commitment to purchase or affect the purchase by third parties of an additional $15 million in Series A 8% Convertible Preferred Stock, to be consummated within ninety (90) days thereof. The agreement was subsequently extended and expired on February 22, 2015. On February 25, 2015, the Company and TRW agreed in principal to a replacement commitment, pursuant to which TRW has agreed that, at the request of the Board, TRW would purchase or effect the purchase by third parties of an additional $7.5 million in Series A 8% Convertible Preferred Stock, to be consummated no later than February 23, 2016, with all other terms substantially the same as those of the original commitment, which has not occurred.

Ronald D. Ormand

On March 20, 2014, the Company entered into an Engagement Agreement, or the MLV Engagement Agreement, with MLV in September of 2015. Pursuant to the Engagement Agreement, MLV acted as the Company’s exclusive financial advisor. Ronald D. Ormand, director of the Company since February 2015 and chairman of the Board of Directors as of January 2016, was the former Managing Director and Head of the Energy Investment Banking Group at MLV until January 2016. The Engagement Agreement provided for a fee of $25,000 to be paid monthly to MLV, subject to certain adjustments and other specific fee arrangements in connection with the nature of financial services being provided. The term of the MLV Engagement Agreement expired on October 31, 2015.

The Company expensed $150,000 and $50,000 for the years ended December 31, 2015 and 2014, respectively. A total of $150,000 was paid to MLV for the year ended December 31, 2014. On May 27, 2015, MLV agreed to take $150,000 of its accrued fees Common Stock and was issued 7,500 shares in lieu of cash payment. The closing share price on May 27, 2015 was $15.60.

Hexagon, LLC

Hexagon, LLC, or Hexagon, our former primary lender, still holds over 5% of the Company’s Common Stock.

The Company was a party to three term loan credit agreements dated as of January 29, 2010, March 25, 2010, and April 14, 2010, respectively, which collectively, are referred to as the credit agreements with Hexagon. On April 15, 2013, the Company and Hexagon agreed to amend the credit agreements to extend their maturity dates to May 16, 2014. Pursuant to the amendment, Hexagon agreed to (i) reduce the interest rate under the credit agreements from 15% to 10% beginning retroactively with March 2013, (ii) permit the Company to make interest only payments for March, April, May, and June 2013, after which time the minimum secured term loan payment became $0.23 million, and (iii) forbear from exercising its rights under the term loan credit agreements for any breach that may have occurred prior to the amendment. In consideration for the extended maturity date, the reduced interest rate and minimum loan payment under the secured term loans, the Company provided Hexagon an additional security interest in 15,000 acres of its undeveloped acreage.

In addition, Hexagon and its affiliates had interests in certain of the Company’s wells independent of Hexagon’s interests under the term loans, for which Hexagon or its affiliates receive revenue and joint-interest billings.

On September 2, 2014, the Company entered into the Final Settlement Agreement with Hexagon, to settle all amounts payable by the Company pursuant to existing credit agreements with Hexagon that were secured by the Hexagon Collateral. Pursuant to the Final Settlement Agreement, in exchange for full extinguishment of all amounts payable ($15.1 million in principal and interest) pursuant to the credit agreements and related promissory notes, the Company agreed to assign to Hexagon all of the Hexagon Collateral, and issued to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock. The Final Settlement Agreement also prohibited Hexagon from selling or otherwise disposing of any shares of Common Stock held by Hexagon until February 29, 2016. In addition, pursuant to the Final Settlement Agreement, the Company and Hexagon each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or may have, including claims relating to the credit agreements.

F-30

Officers and Directors

As discussed above, on January 31, 2014, the Company entered into the First Conversion Agreement with the holders of the Debentures, which also included W. Phillip Marcum, the Company’s then Chief Executive Officer, and A. Bradley Gabbard, the Company’s then Chief Financial Officer.

Employment Agreements with Officers

See Note 12—Share Based and Other Compensation.

Compensation of Directors

See Note 12—Share Based and Other Compensation.

NOTE 10 - INCOME TAXES

The income tax provision (benefit) for the years ended December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
U.S. Federal:
Current	$-	$-
Deferred	(10,559,507)	(5,279,080)

State and local:
Current	-	-
Deferred	(914,239)	(337,066)
	(11,473,746)	(5,616,146)
Change in valuation allowance	11,473,746	5,616,146
Income tax provision	$-	$-

The tax effects of temporary differences that give rise to the Company’s deferred tax asset as of December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
Deferred tax assets:
Oil and gas properties and equipment	$3,848,288	$-
Net operating loss carry-forward	41,374,334	37,857,532
Share based compensation	1,278,948	1,290,482
Abandonment obligation	76,826	72,365
Derivative instruments	20,561	142,434
Accrued liabilities	36,944	132,574
Debt conversion costs	502,751	477,439
Other	29,555	28,937
Total deferred tax asset	47,168,207	40,001,763
Valuation allowance	(47,168,207)	(35,694,459)
Deferred tax asset , net of valuation allowance	$-	$4,307,304

Deferred tax liabilities:
Oil and gas properties and equipment	$-	$(4,307,304)
Total deferred tax liability	-	(4,307,304)
Net deferred tax asset (liability)	$-	$-

F-31

Reconciliation of the Company’s effective tax rate to the expected U.S. federal tax rate is:

	For the Year Ended December 31,
	2015	2014
Effective federal tax rate	34.00%	34.00%
State tax rate, net of federal benefit	2.94%	2.17%
Change in fair value derivative liability	1.42%	-7.03%
Conversion inducement expense	-%	-8.47%
Debt discount amortization	-0.01%	-1.08%
Share based compensation differences and forfeitures	-4.18%	-%
Change in rate	2.35%	-1.28%
Other permanent differences	-1.06%	1.44%
Valuation allowance	-35.46%	-19.75%
Net	-%	-%

The Company is in the process of filing its federal and state tax returns for the years ended April 30, 2011, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015. The net operating losses for these years will not be available to reduce future taxable income until the returns are filed. Assuming these returns are filed, as of December 31, 2015 and 2014, the Company had net operating loss carry-forwards for federal income tax purposes of approximately $112.0 million and $106.8 million, respectively, available to offset future taxable income. To the extent not utilized, the net operating loss carry-forwards as of December 31, 2015 will expire beginning in 2027 through 2035. The net operating loss carryovers may be subject to reduction or limitation by application of Internal Revenue Code Section 382 from the result of ownership changes. A full Section 382 analysis has not been prepared and the Company's net operating losses could be subject to limitation under Section 382.

In assessing the need for a valuation allowance on our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon whether future book income is sufficient to reverse existing temporary differences that give rise to deferred tax assets, as well as whether future taxable income is sufficient to utilize net operating loss and credit carryforwards. Assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both positive and negative. Management had no positive evidence to consider. Negative evidence considered by management includes cumulative book and tax losses in recent years, forecasted book and tax losses, no taxable income in available carryback years, and no tax planning strategies contemplated to realize the valued deferred tax assets.

As of December 31, 2015 and 2014, management assessed the available positive and negative evidence to estimate if sufficient future taxable income would be generated to use the Company’s deferred tax assets and determined that it is not more-likely-than-not that the deferred tax assets would be realized in the near future. Therefore, the Company recorded a full valuation allowance of approximately 47.2 million and $35.7 million on its deferred tax assets as of December 31, 2015 and 2014, respectively.

NOTE 11 - STOCKHOLDERS’ EQUITY

As of December 31, 2015, the Company has 100,000,000 shares of Common Stock authorized, 10,000,000 shares of Series A Preferred Stock, and 7,000 shares of Conditionally Redeemable 6% Preferred Stock authorized. Of the shares authorized, 2,785,826 shares of Common Stock, 7,500,000 shares of Series A Preferred Stock, and 2,000 shares of Conditionally Redeemable 6% Preferred Stock were issued and outstanding.

F-32

During the year ended December 31, 2014, the Company issued 934,821 shares of Common Stock including 295,912 issued in connection with the January 2014 Private Placement, 436,673 shares issued in connection with the January 2014 conversion of Debentures, 22,500 shares issued for placement fees in connection with the January 2014 Debenture conversion, 139,613 shares issued for interest owed in connection with outstanding Debentures, 32,790 shares issued for the vesting of restricted stock grants to employees, board members, or consultants, and 9,000 shares issued to consultants for professional services received.

During the year ended December 31, 2015, the Company granted 87,002 shares of Common Stock including 79,502 shares issued for restricted stock to employees and board members and 7,500 issued to consultants for professional services valued at $365,002.

January 2014 Private Placement

In January 2014, the Company entered into and closed a series of subscription agreements with accredited investors, pursuant to which the Company issued an aggregate of 295,912 units, with each unit consisting of (i) one share of Common Stock for $20.00 a share and (ii) one three-year warrant to purchase one share of Common Stock at an exercise price equal to $25.00 per share (together, the “Units”), for a purchase price of $20.00 per Unit, for aggregate gross proceeds of $5.24 million (the “January Private Placement”).  The warrants became exercisable in July 2014. As of February 23, 2015, neither the Common Stock issued in the January Private Placement nor the Common Stock underlying the warrants has been registered for resale. The Company intends to file a resale registration statement during the year 2015 that will cover the Common Stock issued in the private placement and the Common Stock underlying the warrants. The Company valued the warrants within the Unit, utilizing a Black Scholes Option Pricing Model using a volatility calculation of 65%, risk free rate at the date of grant, and a 3 year term, the relative fair value allocated to warrants were approximately $1.68 million. The Company paid TRW 24,300 warrants valued using the Black Scholes option model at $203,000 and cash of approximately $668,000 million in financing fees to TRW, of which approximately $172,000 was reinvested into the private placement.

May 2014 Private Placement - Series A 8% Convertible Preferred Stock

On May 30, 2014, the Company consummated a private placement of 7,500 shares of Series A Preferred Stock, along with detachable warrants to purchase up to 155,602 shares of Common Stock, at an exercise price of $28.90 per share, for aggregate gross proceeds of $7.50 million. The Series A Preferred Stock has a par value of $0.0001 per share, a stated value of $1,000 per share, a conversion price of $2.41 per share, and a liquidation preference to any junior securities. Except as otherwise required by law, holders of Series A Preferred Stock shall not be entitled to voting rights, except with respect to proposals to alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, authorize or create any class of stock ranking senior to the Series A Preferred Stock as to dividends, redemption or distribution of assets upon liquidation, amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock holder, or increase the number of authorized Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to receive a dividend payable, at the election of the Company (subject to certain conditions as set forth in the Certificate of Designations), in cash or shares of Common Stock, at a rate of 8% per annum payable a day after the end of each quarter. The Series A Preferred Stock is convertible at any time at the option of the holders, or at the Company’s discretion when the Common Stock trades above $7.50 for ten consecutive days with a daily dollar trading volume above $300,000. In addition, the Company has the right to redeem the shares of Series A Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions as set forth in the Certificate of Designations. In addition, holders of the Series A Preferred Stock can require the Company to redeem the Series A Preferred upon the occurrence of certain triggering events, including (i) failure to timely deliver shares of Common Stock after valid delivery of a notice of conversion by the holder; (ii) failure to have available a sufficient number of authorized and unreserved shares of Common Stock to issue upon conversion; (iii) the occurrence of certain change of control transactions; (iv) the occurrence of certain events of insolvency; and (v) the ineligibility of the Company to electronically transfer its shares via the Depository Trust Company or another established clearing corporation.

The Series A Preferred Stock is classified as equity based on the following criteria: i) the redemption of the instrument at the control of the Company; ii) the instrument is convertible into a fixed amount of shares at a conversion price of $2.41; iii) the instrument is closely related to the underlying Company’s Common Stock; iv) the conversion option is indexed to the Company’s stock; v) the conversion option cannot be settled in cash and only can be redeemed at the discretion of the Company; vi) and the Series A Preferred Stock is not considered convertible debt.

F-33

In connection with the issuance of the Series A Preferred Stock, the Company also issued a warrant for 50% of the amount of shares of Common Stock into which the Series A Preferred Stock is convertible.

In connection with issuance of the Series A Preferred Stock, the beneficial conversion feature (“BCF”) was valued at $2.21 million and the fair value of the warrant was valued at $1.35 million. The aggregate value of the Series A Preferred Stock and warrant, valued at $3.56 million, was considered a deemed dividend and the full amount was expensed immediately. The Company determined the transaction created a beneficial conversion feature which is calculated by taking the net proceeds of $6.79 million and valuing the warrants as of May 2014, utilizing a Black Scholes option pricing model. The inputs for the pricing model are: $2.48 market price per share; exercise price of $2.89 per share; expected life of 3 years; volatility of 70%; and risk free rate of 0.20%. The Company calculated the total consideration given to be $8.40 million comprised of $6.80 million for the Series A Preferred and $1.6 million for the warrants. The Company deemed the value of the beneficial conversion feature to be $2.21 million and immediately accreted that amount as a deemed dividend. As of December 31, 2015, the Company has accrued a cumulative dividend for $600,000.

Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon. The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s PV-10 value of its producing developed properties filed with the Securities and Exchange Commission exceeds $50 million. As of December 31, 2015, the Company has accrued a cumulative dividend of $120,000. The total outstanding Redeemable Preferred was valued at approximately $1.17 million at December 31, 2015.

Debenture Interest

During the year ended December 31, 2014, the Company issued 139,613 shares of Common Stock for payment of yearly interest expense on the Debentures valued at $1.19 million.  The interest option price is calculated using a 10 day VWAP discounted by 5% and applied to the outstanding interest.

Warrants

A summary of warrant activity for the twelve months ended December 31, 2015 and 2014:

	Warrants	Weighted- Average Exercise Price
Outstanding at January 1, 2014	677,391	52.40
Warrants issued in connection with conversion of debt	450,001	25.00
Warrants issued in connection with January 2014 private placement	295,912	25.00
Warrants issued to TR Winston as placement fee in January 2014 private placement	24,300	25.00
Warrants issued with Series A Preferred shares in May 2014	155,602	28.90
Warrants issued to Bristol (consultant)	100,000	20.00
Warrants issued to MDC (consultant)	10,000	20.00
Warrants issued to MDC (consultant)	25,000	23.30
Exercised, forfeited, or expired	(37,500)	(25.00)
Outstanding at December 31, 2014	1,700,706	$35.90
Warrants issued to consultants	60,000	16.30
Warrants issued to Heartland	22,500	25.00
Warrants issued with Convertible Notes	1,180,001	2.50
Exercised, forfeited, or expired	(484,891)	(61.30)
Outstanding at December 31, 2015	2,478,316	$14.80

F-34

The aggregate intrinsic value associated with outstanding warrants was zero at December 31, 2015 and 2014, respectively, as the strike price of all warrants exceeded the market price for Common Stock, based on the Company’s closing Common Stock price of $2.10 and 7.20, respectively. The weighted average remaining contract life was 2.13 years and 1.71 years as of December 31, 2015 and 2014.

During the year ended December 31, 2015 and 2014, the Company issued warrants to purchase Common Stock for professional services. The warrants were valued using a Black -Scholes option pricing model and $425,000 and $678,000 were expensed immediately for the years ended December 31, 2015 and 2014, respectively. For a discussion of the assumptions used to value the warrants see Note 6 —Fair Value of Financial Instruments.

NOTE 12 - SHARE BASED AND OTHER COMPENSATION

Share-Based Compensation

In September 2012, the Company adopted the 2012 Equity Incentive Plan (the “EIP”). The EIP was amended by the stockholders June 27, 2013, November 13, 2013 and December 29, 2015. As of December 31, 2015, up to 10,000,000 shares of Common Stock are authorized for grant pursuant to the EIP. Each member of the Board of Directors and the management team has been periodically awarded stock options and/or restricted stock grants, and in the future may be awarded such grants under the terms of the EIP.

The value of employee services received in exchange for an award of equity instruments are based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award.

During the year ended December 31, 2015, the Company granted 114,501 shares of restricted Common Stock and 480,000 options to purchase shares of Common Stock, to employees and directors. Also during the year ended December 31, 2015, the Company forfeited or cancelled 80,741 shares of restricted Common Stock and 230,000 stock options previously issued in connection with the termination of certain employees and directors. For the year ended December 31, 2015, stock based compensation was valued at $2.66 million. As a result, as of December 31, 2015, the Company had 100,937 restricted shares of Common Stock and 608,333 options to purchase shares of Common Stock outstanding to employees and directors. Options issued to employees and directors vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds. During the year ended December 31, 2015, the Company also issued 7,500 shares of Common Stock to consultants for professional services which was not pursuant to an equity compensation plan.

During the year ended December 31, 2014, the Company granted 32,486 shares of restricted Common Stock and 215,000 stock options, to employees, directors and consultants. Also during the year ended December 31, 2014, the Company forfeited 39,067 shares of restricted Common Stock and 236,667 stock options previously issued in connection with the termination of certain employees, directors and consultants. As a result, as of December 31, 2014, the Company had 163,037 restricted shares and 358,333 options to purchase common shares outstanding to employees and directors. Options issued to employees vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds.

F-35

Compensation Costs

	As of December 31, 2015			As of December 31, 2014
(Dollar amounts in thousands)	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Stock-based compensation expensed	$2,191	$469	$2,660	$1,242	$515	$1,757
Unamortized stock-based compensation costs	$2,091	$266	$2,357	$243	$107	$350
Weighted average amortization period remaining*	2.18	1.05		2.75	1.01

* Only includes directors and employees which the options vest over time instead of performance criteria which the performance criteria has not been met as of December 31, 2015 and 2014, respectively.

	As of December 31,
Statement of Cash Flows:	2015	2014
Common stock issued to investment bank for fees related to conversion of convertible debentures	$-	$686,250
Equity instruments issued for services and compensation	3,449,775	2,739,699
Non-equity (derivative) Bristol Warrant	-	965,016
Total non-cash compensation in Statement of Cash Flows	3,449,775	4,390,965
Fair value of warrants issued with convertible Bridge financing	1,221,711	-
Total non-cash	$4,671,486	$4,390,965

Statement of Stockholder’s Equity:
Common stock issued for BOD fees	$215,002	$-
Common stock issued for placement fees in connection with January 2014 conversion of convertible debt	-	686,250
Stock based compensation for vesting of restricted stock	468,863	514,804
Stock based compensation for issuance of stock options	2,191,274	1,242,256
Common stock issued for professional services	150,000	305,049
Fair value of warrants issued for professional services	424,636	677,590
Fair value of warrants issued with bridge financing	1,221,711	-
Total non-cash compensation in Statement of Stockholders’ Equity	4,671,486	3,425,949
Non-equity (derivative ) Bristol Warrant	-	965,016
Total non-cash	$4,671,486	$4,390,965

Restricted Stock

A summary of restricted stock grant activity for the years ended December 31, 2015 and 2014 is presented below:

	Number of Shares	Weighted Average Grant Date Price
Outstanding at January 1, 2014	202,438	23.00

Granted	32,486	26.60
Issued	(32,790)	18.80
Forfeited	(39,067)	22.70
Outstanding at December 31, 2014	163,067	24.40

Granted	114,501	9.00
Issued	(77,835)	6.60
Forfeited	(12,833)	24.50
Outstanding at December 31, 2015	186,900	12.30

F-36

As of December 31, 2015, the Company had 151 ,900 shares vested but unissued and total unrecognized compensation cost related to the 35,000 unvested shares of restricted stock was approximately $266,000, which is expected to be recognized over a weighted-average remaining service period of 1.05 years.

During the year ended December 31, 2015 and 2014, the Company issued restricted stock for professional services. The restricted stock issued was valued at the fair market value at the date of grant and vested over the useful life of the service contract. During the years ended December 31, 2015 and 2014 the Company amortized $469,000 and $515,000, respectively relating to these contracts.

Stock Options

A summary of stock options activity for the years ended December 31, 2015 and 2014 is presented below:

			Stock Options Outstanding and Exercisable
	Number of Options	Weighted Average Exercise Price	Number of Options Vested/ Exercisable	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2014	380,000	$20.20

Granted	215,000	$26.80
Exercised	-	-
Forfeited or cancelled	(236,667)	(23.90)
Outstanding at December 31, 2014	358,333	$21.60	138,333	$4.24

Granted	480,000	$12.60
Exercised	-
Forfeited or cancelled	(230,000)	$(24.60)
Outstanding at December 31, 2015	608,333	$14.60	296,667	$4.10

As of December 31, 2015, total unrecognized compensation costs relating to the outstanding options was $3.74 million, which is expected to be recognized over the remaining vesting period of approximately 3.58 years.

The outstanding options do not have any intrinsic value at year end, as their weighted average price is greater than the trading price at December 31, 2015. The average life of the options is 3 years and has no intrinsic value as of December 31, 2014.

During the year ended December 31, 2015 and 2014, the Company issued options to purchase shares of Common Stock to certain officers and directors. The options are valued using a Black Scholes model and amortized over the life of the option. During the years ended December 31, 2015 and 2014 the Company amortized $2.19 million and $515,000, respectively relating to options outstanding.

Employment and Separation Agreements

Mr. Mirman

In connection with his appointment as the Company’s President, the Company entered into an Employment Agreement with Mr. Mirman, dated September 16, 2013. The agreement provides, among other things, that Mr. Mirman would receive an annual salary of $240,000 which was deferred until the Company successfully consummated a financing of any kind of not less than $2 million in gross proceeds. Additionally, he was granted 10,000 shares of Common Stock, which vested immediately and were fully paid and non-assessable as an inducement for joining the Company. Mr. Mirman was granted an option to purchase 60,000 shares of Common Stock, at a strike price equal to the Company’s closing share price on the September 16, 2013, to become exercisable upon the date the Company achieved certain conditions specified in the agreement. The Board determined in September 2014 that those criteria had been met and consequently the options vested. Mr. Mirman was also provided an incentive bonus package and an additional stock option grant contingent on the Company’s achievement of certain additional performance conditions. The Company engaged a third-party to complete a valuation of this incentive bonus and not having been paid out, has been recorded as a liability and valued at each reporting period.

F-37

Effective as of March 30, 2015, the Company entered into an amended and restated employment agreement with Mr. Mirman, which replaced the prior agreement. The agreement has a three year term and provides for a $100,000 cash bonus due upon signing, base compensation of $350,000 per year, plus 200,000 options to purchase shares of Common Stock where one-third of the options vest immediately and two-thirds vest in two annual installments on each of the next two anniversaries of the grant date (the “Unvested Shares”). The Unvested Shares were subject to the approval of the stockholders of an increase in the number of shares available for grant under the Plan, which was approved on December 29, 2015. The agreement also allows for additional bonuses due based on the Company’s achievement of certain performance thresholds.

Mr. Nanke

In connection with the appointment of Mr. Nanke as the Company’s Executive Vice President and Chief Financial Officer, the Company entered into an executive employment agreement with Mr. Nanke, dated March 6, 2015. Pursuant to the terms of the agreement, Mr. Nanke will serve as the Company’s Executive Vice President and Chief Financial Officer until his employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Mr. Nanke will receive an annual salary of $240,000. Additionally, as of the effective date of the agreement, Mr. Nanke was granted (i) 10,000 restricted shares of Common Stock; (ii) paid a cash signing bonus of $100,000; and (iii) an incentive stock option to purchase up to 75,000 shares of Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Mr. Nanke will also receive a cash incentive bonus if certain production thresholds are achieved by the Company and a performance bonus of $100,000 if the Company achieves certain goals set forth in the agreement. In addition, the agreement provides for the payment of severance to Mr. Nanke in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Nanke’s resignation for “good reason,” in each case subject to Mr. Nanke’s execution, non-revocation and delivery of a release agreement.

Ms. Fuchs

In connection with the appointment of Ms. Fuchs as the Company’s General Counsel, the Company entered into an executive employment agreement with Ms. Fuchs dated March 16, 2015. Pursuant to the terms of the agreement, Ms. Fuchs will serve as the Company’s General Counsel until her employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Ms. Fuchs will receive an annual salary of $230,000. Additionally, as of the effective date of the agreement, Ms. Fuchs was granted (i) 5,000 restricted shares of Common Stock and (ii) an incentive stock option to purchase up to 30,000 shares of Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date if the agreement. Ms. Fuchs will also receive a cash incentive bonus if certain production thresholds are achieved by the Company. In addition, the agreement provides for the payment of severance to Ms. Fuchs in connection with termination of her employment in certain circumstances, including termination by the Company without “cause” or upon Ms. Fuchs’s resignation for “good reason,” in each case subject to Ms. Fuchs’s execution, non-revocation and delivery of a release agreement.

Mr. Ulwelling

In connection with his original position of Principal Accounting Officer and Controller, Mr. Ulwelling entered into an employment agreement, dated as of January 19, 2012, which provided for a minimum base salary of $110,000 per year, a $15,000 signing bonus in 2012, an automatic increase of $15,000 upon achievement of specified performance targets and a grant of 2,500 shares of Common Stock to vest in equal installments over three years.

F-38

Upon his appointment to Interim Chief Financial Officer in May of 2014, Mr. Ulwelling did not immediately enter into a new employment agreement and his original employment agreement remained in effect until February of 2015, when an executive employment agreement was entered into, dated as of February 19, 2015, appointing him as the Company’s Chief Financial Officer. That agreement remained in effect as to his role of Principal Accounting Officer and Controller through the date of his resignation on October 15, 2015.

Pursuant to the terms of the agreement, Mr. Ulwelling served as the Company’s Principal Accounting Officer and Controller until his employment terminated. The agreement provided, among other things, that Mr. Ulwelling would receive an annual salary of $175,000. Additionally, as of the effective date of the agreement, Mr. Ulwelling was (i) granted an option to purchase 40,000 shares of Common Stock, with an exercise price equal to the greater of fair market value on the effective date or $25.00 per share, of which one-fourth of the option vested immediately, and the remainder of the option was to vest in equal installments on each of the next three anniversaries of the effective date. Mr. Ulwelling had the opportunity to receive a discretionary annual bonus equal to 50% of his base salary, based on achievement of annual target performance goals established by the Company’s compensation committee. In addition, the agreement provided for the payment of severance to Mr. Ulwelling in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Ulwelling’s resignation for “good reason,” in each case subject to Mr. Ulwelling’s execution, non-revocation and delivery of a release agreement.

In October 2015, in connection with his resignation from all positions with the Company, Mr. Ulwelling forfeited 2,833 unvested restricted stock awards and 30,000 stock option awards.

W. Phillip Marcum

In April 2014, the Company entered into a separation agreement (the “Marcum Agreement”) with W. Phillip Marcum, its former Chief Executive Officer, in connection with his resignation from his positions with the Company. The Marcum Agreement provides, among other things, that, consistent with his resignation for good reason under his Employment Agreement, the Company would pay him 12 months of severance through payroll continuation, in the gross amount of $220,000, less all applicable withholdings and taxes, that all stock options held by Mr. Marcum as of the time of his termination would immediately vest, and that Mr. Marcum would remain eligible to receive any performance bonus granted by the Company to its senior executives with respect to Company and/or executive performance in 2013. In addition, the Marcum Agreement provides that the Company would pay Mr. Marcum $150,000 in accrued base salary for his service in 2013, less all applicable withholdings and taxes, in exchange for Mr. Marcum’s forfeiture of the 9,375 shares of unvested restricted Common Stock of the Company that was issued to Marcum in June 2013 in lieu of such base salary. Mr. Marcum may elect to apply amounts payable under the Marcum Agreement against his commitment to invest $125,000 in the Company’s previously disclosed private offering, upon stockholder approval of the participation of the Company’s officers and directors in that offering. The Marcum Agreement also contains certain mutual non-disparagement covenants, as well as certain mutual confidentiality, non-solicitation and non-compete covenants. In addition, Mr. Marcum and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to Mr. Marcum’s employment. The Marcum Agreement effectively terminated the previously disclosed Employment Agreement entered into between Mr. Marcum and the Company, dated as of June 25, 2013, and all items were immediately accrued.

In connection with the Marcum Agreement, the Company reversed the 20,000 unvested options previously issued to Mr. Marcum valued at approximately $0.07 million, and reissued fully vested options, which it valued utilizing the Black Scholes option pricing model at $4 million. The Company used a Black Scholes option pricing model to value the 20,000 options which Mr. Marcum retained using the following variables: i) 20,000 options; ii) stock price $ 35.00; iii) strike price $16.00; volatility 65%; and a total value of approximately $420,000 which was expensed immediately since under the terms of the Marcum Agreement, the Company was not to be provided any additional services.

F-39

Robert A. Bell

On May 1, 2014, Robert A. Bell entered into an employment agreement with the Company, pursuant to which he became the President and Chief Operating Officer. On August 1, 2014, the Company entered into a separation agreement with Mr. Bell (the “Separation Agreement”). The Separation Agreement provides, among other things, that the Company would pay to Mr. Bell an aggregate of $100,000 in cash and issue to Mr. Bell 6,667 shares of Common Stock, in addition to satisfying the Company’s obligation to pay Mr. Bell $100,000 in cash and issue to Mr. Bell 3,333 shares of Common Stock. The Separation Agreement also contains certain mutual covenants, and reaffirms the survival of certain confidentiality provisions contained in Mr. Bell’s employment agreement. In addition, Mr. Bell and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to Mr. Bell’s employment. The total amount of $206,000 was expensed in 2014.

In connection with the termination of his employment, Mr. Bell forfeited the 150,000 stock options that were unvested at the time of his termination and the Company reversed $108,000.

A .Bradley Gabbard

In May 2014, in connection with his resignation as CFO of the Company, A. Bradley Gabbard forfeited the 20,000 options that were unvested at the time of his termination, in accordance with the terms of the EIP. At the date of his resignation, the Company recorded a credit of approximately $0.07 million into the stockholder employee compensation expense account. Additionally, Mr. Gabbard forfeited his 5,208 shares of unvested restricted stock, for which the Company recorded a reversal of approximately $59,000.

Board of Directors

For the year ended December 31, 2015, in connection with the execution of amended non-employee director award agreements each non-employee director was issued 10,000 shares of restricted Common Stock for a value of $165,000 and a total of 54,501 shares of restricted Common Stock were issued as stock in lieu of cash fees and director appointment anniversary awards.

For the year ended December 31, 2015, the Company granted 135,000 options to purchase Common Stock to certain directors, net of 200,000 options granted and forfeited in 2015, described in more detail above. Additionally, the Company cancelled 30,000 options for a certain officer that is no longer with the Company.

For the year ended December 31, 2014, in connection with the execution of amended independent award agreements, each director was issued 3,125 shares of restricted Common Stock in lieu of a portion of their cash salaries, a total of 9,375 shares for three directors, for a value of $150,000.

For the year ended December 31, 2014, the Company granted 65,000 options to purchase Common Stock to certain officer and directors, net of 150,000 options granted and forfeited in 2014, described in more detail above. Additionally, the Company cancelled 86,700 options for certain officers and directors that are no longer with the Company.

NOTE 13 SUBSEQUENT EVENTS

Convertible Notes

In January, 2016, the Company issued an additional $800,000 in Convertible Notes. The aggregate principal amount of Convertible Notes issued from December 29, 2015 through January 5, 2016, was $3.75 million.

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 of Convertible Notes, which have the same terms and conditions as the Convertible Notes with the exception of the maturity date, which is April 1, 2017. The proceeds were used to make advances to Brushy for payment of operating expenses pending completion of the Merger. If the Merger is not completed, these amounts are subject to repayment by Brushy.

F-40

Director Fees.

In connection with certain of the non-employee director appointment anniversaries and quarterly Board fees pursuant to each non-employee director award agreement, the Company issued an additional 130,834 shares of restricted stock subsequent to year end.

NOTE 14- SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following table sets forth information for the years ended December 31, 2015 and 2014 with respect to changes in the Company's proved (i.e. proved developed and undeveloped) reserves:

	Crude Oil (Bbls)	Natural Gas (Mcf)
December 31, 2013	842,719	2,564,277
Purchase of reserves	-	-
Revisions of previous estimates	(127,574)	(862,412)
Extensions, discoveries	579,991	2,715,870
Sale/conveyance of reserves	(361,901)	(102,540)
Production	(33,508)	(77,954)
December 31, 2014	899,727	4,237,241
Purchase of reserves	-	-
Revisions of previous estimates	(859,230)	(4,063,500)
Extensions, discoveries	-	-
Sale of reserves	-	-
Production	(7,067)	(32,291)
December 31, 2015	33,430	141,450

Proved Developed Reserves, included above:
Balance, December 31, 2013	170,531	313,358
Balance, December 31, 2014	50,185	197,146
Balance, December 31, 2015	33,430	141,450
Proved Undeveloped Reserves, included above:
Balance, December 31, 2013	672,188	2,250,920
Balance, December 31, 2014	849,542	4,040,095
Balance, December 31, 2015	-	-

As of December 31, 2015 and December 31, 2014, the Company had estimated proved reserves of 33,430 and 899,727 barrels of oil, respectively and 141,450 and 4,237,241 thousand cubic feet ("MCF") of natural gas converted to BOE, respectively.  The Company’s reserves are comprised of 59% and 56% crude oil and 41% and 44% natural gas on an energy equivalent basis, as of December 31, 2015 and December 31, 2014, respectively.

The following values for the December 31, 2015 and December 31, 2014 oil and gas reserves are based on the 12 month arithmetic average first of month price January through December 31; resulting in a natural gas price of $2.79 and $6.70 per MMBtu (NYMEX price), respectively, and crude oil price of $42.59 and $82.77 per barrel (West Texas Intermediate price), respectively. All prices are then further adjusted for transportation, quality and basis differentials.

F-41

The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves:

	For the Year Ended December 31,
	(in thousands)
	2015	2014
Future oil and gas sales	$1,819	$96,165
Future production costs	(983)	(22,895)
Future development costs	-	(28,388)
Future income tax expense (1)	-	-
Future net cash flows	836	44,882
10% annual discount	(228)	(21,628)
Standardized measure of discounted future net cash flows	$608	$23,254

The principal sources of change in the standardized measure of discounted future net cash flows are (in thousands):

	2015	2014
Balance at beginning of period	$23,254	$23,342
Sales of oil and gas, net	(146)	(1,722)
Net change in prices and production costs	(26,115)	(262)
Net change in future development costs	20,626	2,781
Extensions and discoveries	-	16,137
Acquisition of reserves	-	-
Sale / conveyance of reserves	-	(11,514)
Revisions of previous quantity estimates	(19,336)	(7,842)
Previously estimated development costs incurred	-	-
Net change in income taxes	-	-
Accretion of discount	2,325	2,334
Balance at end of period	$608	$23,254

(1)	Calculations of the standardized measure of discounted future net cash flows include the effect of estimated future income tax expenses for all years reported. The Company expects that all of its Net Operating Loss’ (“NOL”) will be realized within future carry forward periods. All of the Company's operations, and resulting NOLs, are attributable to its oil and gas assets. There were no taxes in any year as the tax basis and NOLs exceeded the future net revenue.

A variety of methodologies are used to determine the Company’s proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

NOTE 15 – Reverse Stock Split

On June 23, 2016, the Company effected a 1-for-10 reverse stock split of its Common Stock (the “Reverse Split”). The accompanying financial statements and these notes to the financial statements give retroactive effect to the Reverse Split for all periods presented.

F-42

LILIS ENERGY, INC.

Condensed Consolidated Balance Sheets

 (Unaudited)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash	$6,489,129	$110,022
Restricted cash	8,287	3,777
Accounts receivable (net of allowance of $280,000 and $80,000, respectively)	1,067,624	951,645
Prepaid expenses	372,061	75,233
Total current assets	7,937,101	1,140,677

Oil and gas properties (full cost method), at cost:
Evaluated properties	59,527,700	50,096,063
Unevaluated acreage, excluded from amortization	20,625,201	-
Total oil and gas properties, cost	80,152,901	50,096,063
Less accumulated depreciation, depletion, amortization, and impairment	(50,108,797)	(49,573,439)
Total oil and gas properties at cost, net	30,044,104	522,624

Other assets:
Office equipment net of accumulated depreciation of $157,510 and $137,149, respectively.	65,839	44,386
Restricted cash, deposits and other	575,109	2,000,406
Total other assets	640,948	2,044,792

Total Assets	$38,622,153	$3,708,093

The accompanying notes are an integral part of these condensed financial statements.

F-43

LILIS ENERGY, INC.

Condensed Consolidated Balance Sheets

 (Unaudited)

	June 30,	December 31,
	2016	2015
	(Unaudited)

Liabilities, Redeemable Preferred Stock and Stockholders' Equity (Deficiency)

Current liabilities:
Dividends accrued on preferred stock	$206,667	$720,000
Accrued expenses for drilling activity	-	535,938
Accounts payable	6,820,208	1,331,963
Accrued expenses	2,759,040	2,955,419
Revenue payable	1,347,871	-
Term loan - Independent Bank	5,379,211	-
Current asset retirement obligations	155,468	-
Convertible notes – net of discount	1,165,151	673,739
Convertible notes – related parties, net of discount	185,778	1,054,552
Term loan – Heartland, net of discount	-	2,492,069
Convertible debentures, net of discount	-	6,846,465
Derivative liability – conversion feature	-	5,511
Total current liabilities	18,019,394	16,615,656

Long term liabilities:
Other long-term liabilities	19,428	-
Note payable – SOS Ventures	1,000,000	-
Asset retirement obligation-non-current	837,660	207,953
Warrant liability	279,815	55,655
Total long-term liabilities	2,136,903	263,608

Total liabilities	20,156,297	16,879,264

Commitments and contingencies

Conditionally redeemable 6% preferred stock, $0.0001 par value: 7,000 shares authorized; 2,000 shares issued and outstanding with a liquidation preference of $2,180,000 as of June 30, 2016	$1,950,428	$1,172,517

Stockholders’ equity (deficiency)
Series A Preferred stock, $0.0001 par value; stated rate $1,000:10,000,000 shares authorized; no shares issued and outstanding at June 30, 2016 and 7,500 shares issued and outstanding at December 31, 2015.	-	6,794,000
Series B Preferred stock, $0.0001 par value; stated rate $10,000:20,000 shares authorized; 17,900 shares issued and outstanding and no shares issued and outstanding at December 31, 2015 with a liquidation preference of $17,923,867 as of June 30, 2016.	16,604,213	-
Series B Preferred stock subscribed 2,100 shares subscribed at June 30, 2016 and no shares subscribed at December 31, 2015.	(2,100,000)	-
Common stock, $0.0001 par value: 100,000,000 shares authorized; 15,588,594 shares issued and outstanding as of June 30, 2016 and 2,786,276 issued and outstanding as of December 31, 2015.	1,558	278
Additional paid in capital	206,190,005	159,771,692
Accumulated deficit	(204,180,348)	(180,909,658)
Total stockholders' equity (deficiency)	16,515,428	(14,343,688)

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficiency)	$38,622,153	$3,708,093

The accompanying notes are an integral part of these condensed financial statements.

F-44

LILIS ENERGY, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Oil sales	$742,499	$136,776	$778,735	$226,161
Gas sales	240,373	26,253	243,454	48,196
Operating fees	7,225	8,888	9,625	15,720
Total revenue	990,097	171,917	1,031,814	290,077

Costs and expenses:
Production costs	328,167	66,824	365,392	87,216
Production taxes	52,288	4,406	54,216	15,220
General and administrative	3,504,669	3,051,214	5,168,644	5,404,092
Depreciation, depletion, accretion and amortization	538,944	191,068	561,829	434,648
Impairment of evaluated oil and gas properties	-	504,897	-	5,966,909
Total costs and expenses	4,424,068	3,818,409	6,150,081	11,908,085

Loss from operations	(3,433,971)	(3,646,492)	(5,118,267)	(11,618,008)

Other income (expenses):
Other income	246,818	785	245,354	793
Inducement expense	(5,126,903)	-	(5,126,903)	-
Change in fair value of derivative liability – conversion feature	11,834	(161,806)	(37,084)	(273,897)
Change in fair value of warrant liability	(41,362)	(217,250)	(60,160)	(266,212)
Change in fair value of conditionally redeemable 6% preferred stock	(453,971)	74,305	(777,911)	120,191
Interest expense	(2,268,660)	(553,522)	(3,602,663)	(775,132)
Total other expenses	(7,632,244)	(857,488)	(9,359,367)	(1,194,257)

Net loss	(11,066,215)	(4,503,980)	(14,477,634)	(12,812,265)
Dividends on redeemable preferred stock	(30,000)	(30,000)	(60,000)	(60,000)
Dividend Series A Convertible Preferred Stock	(136,813)	(150,000)	(286,813)	(300,000)
Loss on extinguishment of Series A Convertible Preferred Stock	(540,000)	-	(540,000)	-
Deemed dividend Series B Convertible Preferred Stock	(7,906,243)	-	(7,906,243)	-
Net loss attributable to common shareholders	$(19,679,271)	$(4,683,980)	$(23,270,690)	$(13,172,265)

Net loss per common share basic and diluted	$(4.99)	$(1.73)	$(6.78)	$(4.87)
Weighted average shares outstanding:
Basic and diluted	3,946,573	2,712,607	3,431,122	2,705,754

F-45

LILIS ENERGY, INC.

Statements of Stockholders’ Equity (Deficit)

Six Months Ended June 30, 2016

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series B Preferred Stock Subscribed		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2015	7,500	$6,794,000	-	$-			2,786,276	$278	159,771,692	(180,909,658)	(14,343,688)

Common stock issued for officer and board compensation	-	-	-	-			130,834	13	204,987	-	205,000
Stock based compensation for issuance of stock options	-	-	-	-			-	-	1,731,383	-	1,731,383
Stock based compensation for issuance of restricted stock	-	-	-	-			-	-	9,900	-	9,900
Cashless warrant exercise	-	-	-	-			250,520	25	(25)	-	-
Warrants exercised for cash	-	-	-	-			130,187	13	143,192	-	143,205
Fair value of warrants issued for bridge term loan	-	-	-	-			-	-	1,478,790	-	1,478,790
Common stock issued for convertible debentures and accrued interest	-	-	-	-			1,369,293	137	8,723,777	-	8,723,914
Common stock issued to Brushy Shareholders in connection with the merger	-	-	-	-			5,785,121	578	6,941,565	-	6,942,143
Warrants issued to SOS in connection with the Merger	-	-	-	-			-	-	169,609	-	169,609
Common stock issued for Series A Preferred Stock and accrued dividends	(7,500)	(6,794,000)	-	-			1,500,000	150	8,220,663	(540,000)	886,813
Common stock issued for convertible notes and accrued interest	-	-	-	-			3,636,363	364	7,601,343	-	7,601,707
Series B Preferred Stock issued for cash	-	-	17,900	18,194,501			-	-	-	-	18,194,501
Series B Preferred Stock subscription receivable	-	-	-	-	2,100	(2,100,000)	-	-	-	-	(2,100,000)
Warrants issued for Series B Preferred Stock offering fees	-	-	-	(1,590,288)			-	-	1,590,288	-	-
Warrants re-priced to induce conversion	-	-	-	-			-	-	1,445,905	-	1,445,905
Warrants re-priced to induce cash warrant exercise	-	-	-	-			-	-	277,360	-	277,360
Dividend Preferred stockholders	-	-	-	-			-	-	-	(60,000)	(60,000)
Dividend Series A Convertible Preferred stock	-	-	-	-			-	-	-	(286,813)	(286,813)
Deemed dividend Series B Convertible Preferred stock	-	-	-	-			-	-	7,879,576	(7,906,243)	(26,667)
Net loss	-	-	-	-			-	-	-	(14,477,634)	(14,477,634)
Balance, June 30, 2016	-	$-	17,900	$16,604,213	2,100	$(2,100,000)	15,588,594	$1,558	$206,190,005	$(204,180,348)	$16,515,428

The accompanying notes are an integral part of these financial statements.

F-46

LILIS ENERGY, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30
	2016	2015
Cash flows from operating activities:
Net loss	$(14,477,634)	$(12,812,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity instruments issued for services and compensation	1,946,283	2,638,110
Inducement expense	5,126,903	-
Bad debt expense	200,000	-
Amortization of deferred financing cost	220,020	51,507
Gain on extinguishment of debt	(250,000)	-
Change in fair value of executive bonus	(222,508)	-
Change in fair value of convertible debentures conversion derivative liability	37,084	273,897
Change in fair value of warrant liability	60,160	266,212
Change in fair value of conditionally redeemable 6% Preferred Stock	777,911	(120,191)
Depreciation, depletion, amortization and accretion of asset retirement obligation	561,829	434,648
Impairment of evaluated oil and gas properties	-	5,966,909
Accretion of debt discount	2,276,248	15,276
Changes in operating assets and liabilities:
Accounts receivable	209,264	(80,712)
Restricted cash	29,539	(69,803)
Prepaid assets	(218,432)	(47,784)
Accounts payable and other accrued expenses	1,971,437	701,821
Net cash used in operating activities	(1,751,896)	(2,782,375)

Cash flows from investing activities:		-
Cash consideration advanced to Brushy – Merger consideration	(1,258,105)	-
Cash held at Brushy	705,881	-
Drilling capital expenditures	(1,917,574)	(73,081)
Net cash used in investing activities	(2,469,798)	(73,081)

Cash flows from financing activities:
Net proceeds from issuance of Series B Preferred Stock	16,094,501	-
Net proceeds from issuance of convertible notes	2,863,095	-
Proceeds from warrant exercise	143,205	-
Dividend payments on preferred stock	-	(180,000)
Debt issuance costs		(266,308)
Proceeds from issuance of term loan	-	250,000
Proceeds from issuance of debt	-	3,000,000
Repayment of debt	(8,500,000)	(250,000)
Net cash provided by financing activities	10,600,801	2,553,692

Increase (decrease) in cash	6,379,107	(301,764)
Cash at beginning of period	110,022	509,628
CASH AT END OF THE PERIOD	$6,489,129	$207,864
Supplemental disclosure:
Cash paid for interest	$216,507	$147,680
Cash paid for income taxes	-	-

Supplemental Non-cash transactions:

Common stock issued for Brushy’s common stock	$6,942,143	$-
Common stock issued for Series A Preferred Stock and accrued dividends	$8,220,813	$-
Loss on extinguishment of Series A Preferred Stock	$540,000	$-
Common stock issued for convertible debentures and accrued interest	$8,723,913	$-
Common stock issued for convertible notes and accrued interest	$7,601,707	$-
Warrants issued for fees associated with Series B Preferred Stock issuance	$1,590,288	$-
Warrants issued with Series B Preferred Stock issuance and recorded as a deemed dividend	$7,879,576	$-
Asset retirement established on newly drilled wells	$2,273	$-
Series B Preferred stock subscribed	$2,100,000	$-
Fair value of warrants issued as debt discount	$1,478,790	$56,250

Assets acquired and liabilities assumed through Brushy Merger:
Cash	$705,881	$-
Accounts receivable	$525,243	$-
Prepaid assets	$78,396	$-
Oil and gas properties - Evaluated	$7,511,790	$-
Oil and gas properties - Unevaluated	$20,625,201	$-
Office equipment	$41,814	$-
Restricted cash, deposits and other	$358,752	$-
Accounts payable	$4,366,580	$-
Accrued expenses	$1,348,687	$-
Revenue payable	$982,063	$-
Term loan – Independent Bank	$11,379,211	$-
Asset retirement obligations	$776,792	$-
Note payable – SOS Ventures	$1,000,000	$-
SOS warrant liability	$164,000	$-
Other liabilities	$19,428	$-

The accompanying notes are an integral part of these condensed financial statements.

F-47

LILIS ENERGY, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2016

(UNAUDITED)

NOTE 1 – ORGANIZATION

On June 23, 2016, Lilis Energy, Inc. (“Lilis”, “Lilis Energy”, “we”, “our”, and the “Company”) completed the merger transaction contemplated by the Agreement and Plan of Merger dated as of December 29, 2015, as amended (the “Merger Agreement”) by and among Lilis, Brushy Resources, Inc., a Delaware corporation (“Brushy”) and Lilis Merger Sub, Inc., a Delaware corporation, a wholly-owned subsidiary of Lilis (“Merger Sub”). Pursuant to the terms of the Merger Agreement, at the effective time (the “Effective Time”), Merger Sub merged with and into Brushy (the “Merger”), with Brushy continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilis.  The results of operations of Brushy are included with those of Lilis from June 23, 2016 through June 30, 2016.  See Note 4 — Merger with Brushy and Related Transactions for additional information.

The Company is an independent oil and gas exploration and production company, which historically, was focused on the Denver-Julesburg Basin (“DJ Basin”) where it currently holds approximately 7,600 net acres located in Wyoming, Colorado and Nebraska. As a result of the completion of the Merger, the Company’s operating activities are additionally focused on the Permian Basin, with operations in the Delaware Basin in Texas and New Mexico, where it holds approximately 3,800 net acres. Lilis drills for, operates and produces oil and natural gas wells through the Company’s land holdings.

On June 23, 2016, the Company effected a 1-for-10 reverse stock split of its Common Stock (the “Reverse Split”). The accompanying condensed consolidated financial statements and these notes to the condensed consolidated financial statements give retroactive effect to the Reverse Split for all periods presented. For additional information on the Reverse Split see Note 4 – Merger with Brushy and Related Transactions.

NOTE 2 – LIQUIDITYAND GOING CONCERN

The Company's financial statements for the three and six months ended June 30, 2016 have been prepared on a going concern basis. The Company has reported net operating losses during the three and six months ended June 30, 2016 and for the past five years. This history of operating losses, along with the recent decrease in commodity prices, and short-term debt obligations may adversely affect the Company's ability to access the capital it needs to continue operations on terms acceptable to the Company when such capital is needed. However, due to the completion of the merger with Brushy, the conversion of the Convertible Notes, Debentures and Series A Preferred in full, the completion of the Series B Preferred Offering, the Company’s entry into the Credit and Guarantee Agreement and the resulting pay off of Independent Bank, and the acquisition of additional producing wells and properties, as of October 25, 2016, the Company’s cash balance was approximately $16.7 million. As a result of these transactions, the Company believes it has mitigated substantial doubt about its ability to continue as a going concern. Still, the Company’s ability to continue as a going concern is subject to its ability to obtain appropriate financing from sources other than its operations.

Recent Developments and Managements Plan

On June 15, 2016, the Company entered into a securities purchase agreement (the “Series B Purchase Agreement”) for $20 million shares of its Series B 6% Convertible Preferred Stock (the “Series B Preferred Stock”) and warrants to purchase up to 9,090,909 shares of its common stock, par value $0.0001 (“Common Stock”) at an exercise price of $2.50 (the “Series B Preferred Offering”). See Note 4 — Merger with Brushy and Related Transactions for additional information.

On June 23, 2016, the Company completed its Merger with Brushy. In connection with the Merger, the Company converted approximately $6.85 million of its 8% Convertible Debentures (the “Debentures”) and $7.5 million in its outstanding Series A Preferred Stock (“Series A Preferred Stock”) into Common Stock at a conversion price of $5.00. Additionally, in a series of transactions from December 29, 2015 through May 6, 2016, the Company issued approximately $5.8 million in 12% Convertible Subordinated Notes (the “Convertible Notes”) of which approximately $4.0 million was converted to Common Stock at $1.10 on June 23, 2016, in connection with the consummation of the Merger. As part of the Convertible Notes transactions, the Company issued warrants to purchase up to approximately 2.3 million shares of Common Stock with exercise prices of $0.10 and $2.50.

F-48

In connection with the Merger, the Company used a portion of the proceeds received through the transactions above to pay-down its term loan with Heartland Bank at a discount of $250,000. The Company also assumed certain liabilities of Brushy in an aggregate amount of $18.6 million. The proceeds from the Series B Preferred Offering were subsequently used to pay-down $6.0 million of Brushy's outstanding loan with its senior Lender, Independent Bank resulting in a remaining aggregate outstanding balance of $5.4 million due on December 15, 2016. Additionally, Lilis paid SOSV Investments, LLC ("SOS"), Brushy's former subordinated lender, a cash payment of $500,000, issued a subordinated unsecured promissory note in the amount of $1.0 million, due June 30, 2019 (the "SOS Note"), and a warrant to purchase up to 200,000 shares of Common at an exercise price of $25.00 (the "SOS Warrant") as partial consideration in exchange for the extinguishment of $20.5 million of Brushy's subordinated debt. The additional consideration paid to SOS was recorded as additional Merger consideration.

The Company had also paid deposits and operating expenses of Brushy toward completion of the Merger of approximately $2.5 million, which is recorded as additional Merger consideration.

For a complete description of the transactions referred to above and the Company’s outstanding indebtedness see Note 4 — Merger with Brushy and Related Transactions and Note 7 — Loan Agreements.

During the year ended December 31, 2015, the Company entered into eight joint operating agreements (“JOAs”) to participate as a non-operator in the drilling of eight wells in the DJ Basin (the “Noble Wells”), which due to capital constraints, were temporarily shut-in. In May 2016, the Company renegotiated the ability to fund its share of the outstanding drilling operations in the amount of approximately $1.68 million, the outstanding balance of which the Company paid in June 2016, using the proceeds from the transactions described above. As a result, the Company regained compliance under each of the JOAs. The oil and gas production and associated revenue for these eight wells in a total amount of $861,000 from inception through June 30, 2016, have been recorded and earned in the quarter ended June 30, 2016.

As a result of the completion of the Merger and regaining compliance with the JOAs, as of August 24, 2016, the Company was producing approximately 650 BOE a day from 35 economically producing wells. However, even after giving effect to the Merger and regaining compliance with the JOAs, due to the decline in commodity prices combined with the Company's resulting short-term outstanding indebtedness, the cash generated from the Company's production activity is not sufficient to pay its operating costs and the Company does not currently have sufficient cash to continue operations in the ordinary course without raising additional capital. The Company continues to pursue additional sources of financing but there can be no assurance that such financing will be completed on terms favorable to the Company, if at all.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Basis of Presentation

The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial statements and with Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission. Accordingly, the financial statements do not contain all information and footnotes required by U.S. GAAP for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2016 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the operating results for the full fiscal year for any future period.

These condensed financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Company’s accounting policies are described in the Notes to Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2015, and updated, as necessary, in this Quarterly Report on Form 10-Q.

F-49

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Although actual results may differ from these estimates under different assumptions or conditions, the Company believes that its estimates are reasonable.

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreage and undeveloped properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies, in addition to valuing the assets acquired and liabilities assumed in the Merger

Oil and Gas Producing Activities

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration, non-production related development and acquisition of oil and natural gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling, developing and completing productive wells and/or plugging and abandoning non-productive wells, and any other costs directly related to acquisition and exploration activities. Proceeds from property sales are generally applied as a credit against capitalized exploration and development costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of proved reserves.

The Company accounts for its unproven long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.

Depletion of exploration and development costs and depreciation of wells and tangible production assets is computed using the units-of-production method based upon estimated proved oil and gas reserves. Costs included in the depletion base to be amortized include (a) all proved capitalized costs including capitalized asset retirement costs net of estimated salvage values, less accumulated depletion, (b) estimated future development costs to be incurred in developing proved reserves; and (c) estimated decommissioning and abandonment/restoration costs, net of estimated salvage values, that are not otherwise included in capitalized costs.

The costs of undeveloped acreage are withheld from the depletion base until it is determined whether or not proved reserves can be assigned to the properties. When proved reserves are assigned to such properties or one or more specific properties are deemed to be impaired, the cost of such properties or the amount of the impairment is added to the full cost pool which is subject to depletion calculations.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized. During the three and six months ended June 30, 2016 no impairment was recorded. During the three and six months ended June 30, 2015, the Company incurred impairment on its oil and gas properties of approximately $505,000 and $5.97 million, respectively.

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The present value of estimated future net cash flows was computed by applying a flat oil price to forecast revenues from estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves (assuming the continuation of existing economic conditions), less any applicable future taxes.

Accrued Expense

Accrued liabilities are probable future sacrifices of economic benefits arising from present obligations of a particular entity to transfer assets or provide service to other entities in the future as a result of past transactions or events. Below is the break-out of the accrued expense account as of June 30, 2016 and December 31, 2015.

	June 30, 2016	December 31, 2015
Penalties due stakeholders – assumed in Merger	$738,320	$-
Ad Valorem and production taxes	483,818	357,618
Accrued professional fees	531,500	90,825
Accrued executive compensation	412,500	720,414
Board of director fees	260,869	-
Lease operating expense	166,282	177,847
Accrued interest	89,883	1,239,210
Other payables	75,868	369,505
	$2,759,040	$2,955,419

Asset Retirement Obligations

The Company's activities are subject to various laws and regulations, including legal and contractual obligations to reclaim, remediate, or otherwise restore properties at the time the asset is permanently removed from service.  Calculation of an asset retirement obligation ("ARO") requires estimates about several future events, including the life of the asset, the costs to remove the asset from service, and inflation factors.  The ARO is initially estimated based upon discounted cash flows over the life of the asset and is accreted to full value over time using the Company's credit adjusted risk-free interest rate.  Estimates are periodically reviewed and adjusted to reflect changes.

The present value of a liability for the ARO is initially recorded when it is incurred if a reasonable estimate of fair value can be made.  This is typically done when a well is completed or an asset is placed in service.  When the ARO is initially recorded, the Company capitalizes the cost (the asset retirement cost or "ARC") by increasing the carrying value of the related asset.  ARCs related to wells are capitalized to the full cost pool and are subject to depletion.  Over time, the liability increases for the change in its present value (accretion of ARO), while the net capitalized cost decreases over the useful life of the asset as depletion expense is recognized.  In addition, ARCs are included in the ceiling test calculation for valuing the full cost pool.

The fair value of the Company’s asset retirement obligation liability is calculated at the point of inception by taking into account (i) the cost of abandoning oil and gas wells, which is based on the Company’s and/or industry’s historical experience for similar work, or estimates from independent third-parties; (ii) the economic lives of its properties, which are based on estimates from reserve engineers; (iii) the inflation rate; and (iv) the credit adjusted risk-free rate, which takes into account the Company’s credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs.  The Company has accreted approximately $3,000 and $6,000 for the three and six months ended June 30, 2016, respectively, and approximately $5,000 and $9,000 for the three and six months ended June 30, 2015, respectively.

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Changes to the asset retirement obligation were as follows, (in thousands):

	June 30, 2016	December 31, 2015
Balance, beginning of period	$208	$200
Additions	779	-
Disposition	-	-
Revisions	-	(2)
Accretion	6	10
	993	208
Less: Current portion for cash flows expected to be incurred within one year	(155)	-
Long-term portion, end of period	$838	$208

Expected timing of asset retirement obligations:

Year Ending June 30,
2016	$155
2017	-
2018	24
2019	-
2020	87
Thereafter	727
Total	$993

Revenue Recognition

The Company derives revenue primarily from the sale of produced natural gas and crude oil. The Company reports revenue as the gross amount received before taking into account production taxes and transportation costs, which are reported as separate expenses and are included in oil and gas production expense in the accompanying consolidated statements of operations. Revenue is recorded in the month the Company’s production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production. No revenue is recognized unless it is determined that title to the product has transferred to the purchaser. At the end of each month, the Company estimates the amount of production delivered to the purchaser and the price the Company will receive. The Company uses its knowledge of its properties, its historical performance, existing contracts, NYMEX and local spot market prices, quality and transportation differentials, and other factors as the basis for these estimates.

Impairment of Long-lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Net Loss per Common Share

Earnings (losses) per share are computed based on the weighted average number of common shares outstanding during the period presented. Diluted earnings per share are computed using the weighted-average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares.

Potentially dilutive securities, such as shares issuable upon the conversion of debt or preferred stock, and exercise of warrants and options, are excluded from the calculation when their effect would be anti-dilutive. As of June 30, 2016 and June 30, 2015 shares underlying restricted stock units, options, warrants, preferred stock and Debentures have been excluded from the diluted share calculations as they were anti-dilutive as a result of net losses incurred.

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The Company had the following Common Stock equivalents at June 30, 2016 and June 30, 2015:

	June 30, 2016	June 30, 2015
Stock Options	3,318,333	615,000
Restricted Stock Units (employees/directors)	159,583	191,400
Series A Preferred Stock	-	311,203
Series B Preferred Stock	18,181,818	-
Warrants to Purchase Common Stock	13,720,747	1,568,533
Convertible Notes	1,648,268	-
Convertible Debentures	-	342,323
	37,028,749	3,028,459

Recently Issued Accounting Pronouncements

In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” (topic 606). In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross verses Net)” (topic 606). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, “Revenue from Contracts with Customers”. The amendments in ASU 2016-10 provide clarifying guidance on materiality of performance obligations; evaluating distinct performance obligations; treatment of shipping and handling costs; and determining whether an entity's promise to grant a license provides a customer with either a right to use an entity's intellectual property or a right to access an entity's intellectual property. The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. The adoption of ASU 2016-10 and ASU 2016-08 is to coincide with an entity's adoption of ASU 2014-09, which we intend to adopt for interim and annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the new standard.

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition and is effective during the same period as ASU 2014-09. The Company is currently evaluating the impact of the new standard.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This ASU amends the principal versus agent guidance in ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which was issued in May 2014 (“ASU 2014-09”). Further, in April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This ASU also amends ASU 2014-09 and is related to the identification of performance obligations and accounting for licenses. The effective date and transition requirements for both of these amendments to ASU 2014-09 are the same as those of ASU 2014-09, which was deferred for one year by ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. That is, the guidance under these standards is to be applied using a full retrospective method or a modified retrospective method, as outlined in the guidance, and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted only for annual periods, and interim period within those annual periods, beginning after December 15, 2016. The Company is currently evaluating the provisions of each of these standards and assessing their impact on the Company’s condensed consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The main provisions of ASU No. 2016-02 require management to recognize lease assets and lease liabilities for all leases. ASU 2016-02 retains a distinction between finance leases and operating leases. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. The result of retaining a distinction between finance leases and operating leases is that under the lessee accounting model, the effect of leases in the statement of comprehensive income and the statement of cash flows is largely unchanged from previous GAAP. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

F-53

The FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU will simplify the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for annual and interim periods beginning in 2017 with early adoption permitted. The Company is evaluating the impact of the adoption of this ASU on its financial statements.

Management does not believe that these or any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 4 – MERGER WITH BRUSHY RESOURCES, INC. AND RELATED TRANSACTIONS

As described in Note 1 above, on June 23, 2016, the Company completed its Merger with Brushy. The results of the Company's operations since the closing date of the Merger are included in its consolidated statement of operations. The Merger was effected through the issuance of approximately 5.785 million shares of Common Stock in exchange for all outstanding shares of Brushy common stock using a ratio of 0.4550916 shares of Lilis Common Stock for each share of Brushy common stock and the assumption of Brushy's liabilities, including approximately $11.4 million of outstanding debt with Independent Bank, Brushy's senior lender, and approximately $7.2 million of accounts payable, accrued expenses and asset retirement obligations. In connection with the closing of the Merger, Lilis paid down $6.0 million of the principal amount outstanding on the loan, made a cash payment of $500,000 to SOS and issued SOS a Note of $1 million, along with a warrant to purchase 200,000 shares of Common Stock. For a complete description of the liabilities assumed by the Company in connection with the Merger see Note 7 -Loan Agreements-Independent Bank and Promissory Note.

In connection with the Merger, Lilis incurred Merger-related costs of approximately $3.22 million to date, including (i) $3.05 million of consulting, investment, advisory, legal and other Merger-related fees, and (ii) $169,000 of value in conjunction with the warrants issued to SOS recorded additional Merger consideration.

Allocation of Purchase Price - The Merger has been accounted for as a business combination, using the acquisition method. The following table represents the preliminary allocation of the total purchase price of Brushy to the assets and liabilities assumed based on the fair value on the closing date of the Merger.

The following table sets forth our preliminary purchase price allocation:

	(in thousands, except number of shares and stock price)
Shares of Lilis Common Stock issued to Brushy shareholders		5,785,119
Lilis Common Stock closing price on June 23, 2016		$1.20
Fair value of Common Stock issued		$6,942
Cash consideration paid to SOS		500
SOS Note		1,000
Fair value of SOS warrant		170
Warrant liability – repricing derivative		164
Advance to Brushy pre-merger		2,508
Total purchase price		11,284
Plus: liabilities assumed by Lilis
Current Liabilities
Account payable and accrued expenses	$5,650
Accrued expenses – penalties assumed with Merger	738
Term loan - Independent Bank	11,379
		17,767

Long-Term Debt		19
Asset Retirement Obligation		777
Amount attributable to liabilities assumed		18,563
		$29,847

Fair Value of Brushy Assets
Current Assets:
Cash	$706
Other current assets	603
		$1,309
Oil and Gas Properties:
Evaluated properties	7,512
Unevaluated properties	20,625
		28,137
Other assets
Other Property Plant & Equipment	42
Other assets	359
		401
Total Asset Value		$29,847

F-54

The fair value measurements of oil and natural gas properties and asset retirement obligations are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair values of oil and natural gas properties and asset retirement obligations were measured using valuation techniques that convert future cash flows to a single discounted amount. Significant inputs to the valuation of oil and natural gas properties included estimates of: (i) recoverable reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity prices; and (v) a market-based weighted average cost of capital rate. These inputs required significant judgments and estimates by management at the time of the valuation and are the most sensitive and may be subject to change.

The results of operations attributable to Brushy are included in the Company’s consolidated statement of operations beginning on June 24, 2016. Revenues of approximately $70,000 and pre-tax net loss of approximately $129,000 from Brushy were generated from June 24, 2016 to June 30, 2016.

Pro forma Financial Information - The following pro forma condensed combined financial information was derived from the historical financial statements of Lilis and Brushy and gives effect to the Merger as if it had occurred on January 1, 2015. The below information reflects pro forma adjustments based on available information and certain assumptions that we believe are reasonable, including (i) Lilis’s Common Stock issued to convert Brushy’s outstanding shares of common stock as of the closing date of the Merger, (ii) adjustments to conform Brushy’s historical policy of accounting for its oil and natural gas properties from the successful efforts method to the full cost method of accounting, (iii) depletion of Brushy's fair-valued proved oil and gas properties, and (iv) the estimated tax impacts of the pro forma adjustments. Additionally, pro forma earnings for the three and six months ended June 30, 2016 were adjusted to exclude $6.8 million and $7.4 million, respectively, of Merger-related costs, which includes an inducement expense of $5.1 million for both periods presented incurred by Lilis and $582,000 and $746,000, respectively, incurred by Brushy. The pro forma results of operations do not include any cost savings or other synergies that may result from the Merger or any estimated costs that have been or will be incurred by Lilis to integrate the Brushy assets. The pro forma condensed combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Merger taken place on January 1, 2015; furthermore, the financial information is not intended to be a projection of future results.

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	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2016	2015	2016	2015
(in thousands, except per share amounts)
Revenue	$1,808	$568	$2,630	$1,297

Net loss	$(5,843)	$(6,522)	$(10,511)	$(14,305)

Net loss per common share basic and diluted	$(1.48)	$(2.40)	$(3.06)	$(5.29)

Weighted average shares outstanding:
Basic and diluted	3,946,573	2,712,607	3,431,122	2,705,754

Debenture Conversion

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, dated as of December 29, 2015, the Company's remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited. The modification of such conversion rate resulted in an immaterial gain. The convertible debentures and associated derivative liability was then reclassified to additional paid in capital.

Series A Preferred Stock Conversion

On June 23, 2016, upon consummation of the Merger, each outstanding share of Series A Preferred Stock automatically converted into Common Stock at a conversion price of $5.00 resulting in the issuance of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid dividends were forfeited. The modification of such conversion rate resulted in a $540,000 loss on extinguishment.

Convertible Notes Transactions and Conversion

In a series of transactions from December 29, 2015 to May 6, 2016, the Company issued an aggregate of approximately $5.8 million Convertible Notes maturing on June 30, 2016 and April 1, 2017, at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. Subsequently, as an inducement to participate in the May Convertible Notes offering, warrants to purchase up to 620,000 shares of Common Stock issued between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10. As such, the Company recorded in other income (expense) an inducement expense of $1.72 million. The proceeds from this financing were used to pay a $2.0 million refundable deposit in connection with the Merger, to fund certain operating expenses of Brushy in an aggregate amount of $508,000, to fund approximately $1.3 million of interest payments to Heartland and to fund approximately $2.0 million in working capital and accounts payables reductions.

In connection with the closing of the Merger, on June 23, 2016, certain holders of Convertible Notes in an aggregate principal amount of approximately $4.0 million entered into a Conversion Agreement with the Company (the "Note Conversion Agreement"). The terms of the Note Conversion Agreement provided that the Convertible Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Note Conversion Agreement, in exchange for immediate conversion upon closing, the conversion price was reduced to $1.10, which resulted in the issuance of 3,636,363 shares of Common Stock. The modification of such conversion rate resulted in a $3.4 million inducement charge recorded in other expense. Holders of these Convertible Notes waived and forfeited any and all rights to receive accrued but unpaid interest. For a more detailed description of the terms of the Convertible Notes see Note 7 -Loan Agreements-Convertible Notes. T.R. Winston & Company, LLC ("TRW") also received an advisory fee in connection with the Convertible Notes transactions of $350,000, which was subsequently reinvested into the Series B Preferred Offering for 350 shares of Series B Preferred Stock and the related warrants to purchase 159,091 shares of Common Stock at an exercise price of $2.50.

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Series B Preferred Stock Issuance

On June 15, 2016, the Company entered into the Series B Purchase Agreement with accredited investors, pursuant to which the Company issued an aggregate of $20 million of Series B Preferred Stock with a conversion price of $1.10 and warrants to purchase 9,090,909 shares of Common Stock at an exercise price of $2.50. The warrants are immediately exercisable from the issuance date, for a period of two years, subject to certain conditions. The Company also issued to TRW and KES 7 Capital Inc. ("KES7") warrants to purchase 452,724 and 820,000 shares of common stock respectively, in addition to a cash fee of $500,000 to TRW, $150,000 of which was subsequently reinvested in the Series B Preferred Offering for 150 shares of Series B Preferred Stock and the related warrants to purchase 68,182 shares of Common Stock at an exercise price of $2.50 and $900,000 to KES7, in addition to certain fees and expenses associated with the transaction. The Company used and expects to continue to use the proceeds of the Series B Preferred Stock offering for acquisition costs incurred in connection with the Merger, debt repayment, drilling and development costs and general corporate purposes. For a more detailed description of terms of the Series B Preferred Stock see Note 10 - Shareholders' Equity.

NOTE 5 - OIL AND GAS ASSETS

On June 23, 2016, the Company completed its Merger with Brushy, as described above. As a result of the Merger, the Company acquired 19 producing properties valued at $7.5 million and 3,458 net acres in the Permian Basin, unevaluated properties valued at $20.6 million

During the year ended December 31, 2015, the Company entered into the JOAs with Noble. The Company has an average of 3.41% working interest in each of the Noble Wells. However, due to capital constraints, the Company was placed in non-consent status and the wells were temporarily shut-in. In May 2016, the Company renegotiated the ability to fund its share of the outstanding drilling operations in the amount of approximately $1.68 million. It paid a $300,000 deposit immediately and paid the balance in June 2016, which enabled the Company to regain compliance under each of the JOAs.

Depreciation, depletion and amortization expenses related to the proved properties were approximately $365,000 and $388,000 for three and six months ended June 30, 2016, respectively, as compared to approximately $184,000 and $416,000 for the three and six months ended June 30, 2015, respectively.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value of its financial assets on a three-tier value hierarchy, which prioritizes the inputs, used in the valuation methodologies in measuring fair value:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - Other inputs that are directly or indirectly observable in the marketplace.

●	Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company’s interest rate Term Loan, Debentures and Convertible Notes are measured using Level 3 inputs.

Derivative Instruments

The Company determines its estimate of the fair value of derivative instruments using a market approach based on several factors, including quoted market prices in active markets, quotes from third parties, and the credit rating of its counterparty. The Company also performs an internal valuation to ensure the reasonableness of third-party quotes.

F-57

In evaluating counterparty credit risk, the Company assessed the possibility of whether the counterparty to the derivative would default by failing to make any contractually required payments. The Company considered that the counterparty is of substantial credit quality and has the financial resources and willingness to meet its potential repayment obligations associated with the derivative transactions.

The Company has no such derivative instruments at June 30, 2016 and December 31, 2015.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated at the point of inception by taking into account, the cost of abandoning oil and gas wells, which is based on the Company’s and/or Industry’s historical experience for similar work, or estimates from independent third-parties; the economic lives of its properties, which are based on estimates from reserve engineers; the inflation rate; and the credit adjusted risk-free rate, which takes into account the Company’s credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs.

Impairment

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. The Company did not have an impairment during the three and six months ended June 30, 2016. Impairment of oil and gas assets for the three and six months ended June 30, 2015 was approximately $505,000 and $5.97 million, respectively.

Executive Compensation

Effective as of June 23, 2016, the Company and each of Abraham Mirman, Ronald D. Ormand, Michael Pawelek, Kevin Nanke, Edward Shaw, Ariella Fuchs and Joe Pawelek entered into a new employment agreement, which replaced any prior employment agreements with the Company or Brushy in the entirety. Each employment agreement provides for the executive to receive a cash incentive bonus if certain production thresholds are achieved by the Company. The Company has not yet met these production thresholds within the required measurement period for that term under the new employment agreements or the prior employment agreements in effect prior to June 23, 2016. As such, at June 30, 2016, the incentive bonus liability had no value.

For a complete description of the terms of each employment agreement see Note 9—Related Party Transactions.

Change in Warrant Liability

On September 2, 2014, the Company entered into a Consulting Agreement with Bristol Capital, LLC (“Bristol”), pursuant to which the Company issued to Bristol a warrant to purchase up to 100,000 shares of Common Stock at an exercise price of $20.00 per share (or, in the alternative, 100,000 options, but in no case both). The agreement has a price protection feature that will automatically reduce the exercise price if the Company enters into another consulting agreement pursuant to which warrants are issued with a lower exercise price.

On June 30, 2016, the Company revalued the warrants/options using the following variables: (i) warrants to purchase up to 100,000 shares of Common Stock; (ii) stock price of $2.00; (iii) exercise price of $20.00; (iv) expected life of 3.2 years; (v) volatility of 150%; risk free rate of 0.8% for a total value of approximately $94,000, which adjusted the change in fair value valuation of the derivative by approximately $36,000 and $50,000 for the three and six months ended June 30, 2016, respectively.

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On January 8, 2015, the Company entered into the Credit Agreement (as defined below). In connection with the Credit Agreement, the Company issued to Heartland a warrant to purchase up to 22,500 shares of Common Stock at an adjusted exercise price of $4.26 with the initial advance, which contains an anti-dilution feature that reduces the exercise price and adjusts the share amount if the Company enters into another agreement pursuant to which warrants are issued with a lower exercise price. During the three and six months ended June 30, 2016, the Company issued the Convertible Notes with a conversion price of $5.00, which was subsequently reduced to $1.10 and warrants with an exercise price of $0.10.

On June 30, 2016, the Company revalued the warrants using the following variables: (i) 22,500 warrants issued; (ii) stock price of $2.00; (iii) adjusted exercise price of $4.26; (iv) expected life of 3.5 years; (v) volatility of 150%; (vi) risk free rate of 0.8% for a total value of approximately $22,000, which adjusted the fair value valuation of the derivative by approximately $6,000 and $13,000 for the three and six months ended June 30, 2016, respectively.

Pursuant to the Merger Agreement and as a condition to the Fourth Amendment (defined below), the Company was required to make a cash payment of $500,000, issue the SOS Note and the SOS Warrant. The SOS Warrant contains a price protection feature that will automatically reduce the exercise price if the Company enters into another agreement pursuant to which warrants are issued with a lower exercise price after June 23, 2016.

On June 30, 2016, the Company evaluated the SOS Warrant using the following variables: (i) 200,000 warrants issued; (ii) stock price of $25.00; (iii) expected life of 2.0 years; (iv) volatility of 150%; (vi) risk free rate of 0.6% for a total value of approximately $164,000. This initial value was recorded as additional Merger consideration.

Debentures Conversion Derivative Liability

As of June 30, 2016, the Company had no outstanding 8% Convertible Debentures, the remaining balance of which was converted into Common Stock in connection with the consummation of the Merger at $5.00.

The following table provides a summary of the fair values of assets and liabilities measured at fair value (rounded to the nearest thousands):

June 30, 2016:

	Level 1	Level 2	Level 3	Total

Liability
Warrant liabilities	$-	$-	$(280,000)	$(280,000)
Total liability, at fair value	$-	$-	$(280,000)	$(280,000)

December 31, 2015:

	Level 1	Level 2	Level 3	Total

Liability
Executive employment agreements	$-	$-	$(223,000)	$(223,000)
Warrant liabilities	-	-	(56,000)	(56,000)
Convertible debenture conversion derivative liability	-	-	(6,000)	(6,000)
Total liability, at fair value	$-	$-	$(285,000)	$(285,000)

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The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities as of June 30, 2016 and 2015:

	Conversion derivative liability	Bristol/ Heartland/SOS warrant liability	Incentive bonus	Total

Balance at January 1, 2016	$(6,000)	$(56,000)	$(223,000)	$(285,000)
Additional liability	-	(164,000)	-	(164,000)
Change in fair value of liability	(37,000)	(60,000)	223,000	126,000
Converted to equity	43,000	-	-	43,000
Balance at June 30, 2016	$-	$(280,000)	$-	$(280,000)

	Conversion derivative liability	Bristol/ Heartland warrant liability	Incentive bonus	Total

Balance at January 1, 2015	$1,249,000	$394,000	$40,000	$1,683,000
Additional liability	-	56,000	149,000	205,000
Change in fair value of liability	274,000	266,000	42,000	582,000
Balance at June 30, 2015	$1,523,000	$716,000	$231,000	$2,470,000

The Company did not have any transfers of assets or liabilities between Level 1, Level 2 or Level 3 of the fair value measurement hierarchy during the three and six months ended June 30, 2016 and June 30, 2015.

NOTE 7 - LOAN AGREEMENTS

Credit Agreements - Current

	As of June 30, 2016	As of December 31, 2015

Term loan – Independent Bank	$5,379,000	$-

Term loan – Heartland, net of deferred financing costs	$-	$2,492,000

Independent Bank and Promissory Note

On June 22, 2016, in connection with the completion of the Merger, the Company, Brushy and Independent Bank (the “Lender”), Brushy’s senior secured lender, entered into an amendment to Brushy’s forbearance agreement with the Lender (the “Fourth Amendment”), which, among other things, provided for a pay-down of approximately $6.0 million of the principal amount outstanding on the loan (the “Loan”), plus fees and other expenses incurred in connection with the Loan, in exchange for an extension of the maturity date through December 15, 2016, at an interest rate of 6.5%, payable monthly. Additionally, the Company agreed to (i) guaranty the approximately $5.4 million aggregate principal amount of the Loan, (ii) grant a lien in favor of the Lender on all of the Company’s real and personal property, (iii) restrict the incurrence of additional debt and (iv) maintain certain deposit accounts with various restrictions with the Lender.

Heartland Bank

On January 8, 2015, the Company entered into the Credit Agreement with Heartland Bank (the “Credit Agreement”), as administrative agent and the Lenders party thereto. The Credit Agreement provided for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, or the Term Loan. On December 29, 2015, after a default on an interest payment and in connection with the Merger, the Company entered into the Forbearance Agreement with Heartland (the “Heartland Forbearance Agreement”). The Heartland Forbearance Agreement, restricted Heartland from exercising any of its remedies until April 30, 2016, which was subject to certain conditions, including a requirement for the Company to make a monthly interest payment to Heartland.

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Following the First Amendment entered into on March 1, 2016, on May 4, 2016, as a result of a default on the required March 1, April 1 and May 1 interest payments pursuant to the Forbearance Agreement, the Company entered into a second amendment to the Forbearance Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the limit on the amount of New Subordinated Debt the Company had been permitted to raise was eliminated and the Forbearance Expiration Date was extended to May 31, 2016. As consideration for the forgoing, the Company paid Heartland the overdue interest owed pursuant to the Term Loan and interest due through May 31, 2016 in the approximate amount of $87,000 and reimbursement of a portion of Heartland’s fees and expenses in an approximate amount of $53,000. During the three and six months ended June 30, 2016, the Company amortized approximately $193,000 and $220,000 of deferred financing, respectively. This amount is recorded as a component of non-cash interest expense.

In connection with the consummation of the Merger, on June 22, 2016, the Company repaid the entire balance of its outstanding indebtedness with Heartland at a discount of $250,000 (recognized as a gain in other income (expense), resulting in the elimination of $2.75 million in senior secured debt and the extinguishment of Heartland’s security interest in the assets of the Company.

Convertible Notes

Current - (rounded to the nearest thousands):

June 30, 2016:

	Related Party	Non Related Party
Convertible notes, net - January 1, 2016	$1,055,000	$674,000
Borrowings	1,250,000	1,613,000
Warrants issued as debt discount	(646,000)	(833,000)
Accretion of debt discount	1,177,000	1,061,000
Converted to equity	(2,650,000)	(1,350,000)
Convertible notes, net- June 30, 2016	$186,000	$1,165,000

	Related Party	Non Related Party
Convertible notes	$400,000	$1,413,000
Unamortized debt discount	(214,000)	(248,000)
Convertible notes, net	$186,000	$1,165,000

December 31, 2015:

	Related Party	Non Related Party
Convertible notes	$1,800,000	$1,150,000
Unamortized debt discount	(745,000)	(476,000)
Convertible notes, net	$1,055,000	$674,000

During the three and six months ended June 30, 2016, the Company amortized approximately $1.45 million and $2.24 million of convertible debt discount, respectively. This amount is recorded as a component of non-cash interest expense.

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In a series of transactions from December 29, 2015 to May 6, 2016, the Company issued an aggregate of approximately $5.8 million in Convertible Notes maturing on June 30, 2016 and April 1, 2017 at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. Subsequently, warrants to purchase 620,000 shares of Common Stock issued between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10 in exchange for additional consideration in the form of participation in the May Convertible Notes offering. The proceeds from this financing were used to pay a $2 million refundable deposit in connection with the Merger, to fund certain operating expenses of Brushy in an aggregate amount of approximately $508,000, to fund approximately $1.3 million of interest payments to Heartland and to fund approximately $2.0 million in working capital and accounts payables reductions.

In connection with the closing of the Merger, on June 23, 2016, certain holders of Convertible Notes in an aggregate principal amount of approximately $4.0 million entered into the Note Conversion Agreement. The terms of the Note Conversion Agreement provided that the Convertible Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Conversion Agreement, the conversion price was reduced to $1.10, which resulted in the issuance of 3,636,363 shares of Common Stock. Holders of these Convertible Notes waived and forfeited any and all rights to receive accrued but unpaid interest. The Company accounted for the reduction in the conversion price as an inducement expense and recognized $3.4 million in other income (expense).

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity. The Convertible Notes and accrued but unpaid interest thereon is convertible in whole or in part from time to time at the option of the holders thereof into shares of our Common Stock at a conversion price of $5.00. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

On August 3, 2016, the Company entered into an amendment with the remaining holders of approximately $1.8 million in Convertible Notes. For more information on the amendment, see Note 12 — Subsequent Events.

Debentures

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, dated as of December 29, 2015, the Company’s remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited.   The modification of such conversion rate resulted in an immaterial gain.  The Convertible Debentures and associated derivative liability was then reclassified to additional paid in capital.

Note Payable – SOS Ventures

Pursuant to the Merger Agreement and as a condition of the Fourth Amendment, the Company was required to make a cash payment of $500,000, the issuance of the SOS Note and the SOS Warrant.

As of June 30, 2016

Note payable – SOS due after one year (1)	$1,000,000

(1)	The SOS Note matures on June 30, 2019 and has an interest rate of 6.0% due at maturity.

Interest Expense

Interest expense for the three and six months ended June 30, 2016 was approximately $2.27 million and $3.60 million, respectively, as compared to the three and six months ended June 30, 2015 of approximately $553,000 and $775,000, respectively. The non-cash interest expense during the three and six months ended June 30, 2016 was approximately $2.1 million and $3.38 million, respectively, as compared to approximately $425,000 and $597,000 for the three and six months ended June 30, 2015. The non-cash interest expenses consisted of non-cash interest expense and amortization of the deferred financing costs, accretion of the Debentures payable discount, and Debentures interest paid in Common Stock.

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NOTE 8 - COMMITMENTS AND CONTINGENCIES

Environmental and Governmental Regulation

At June 30, 2016, there were no known environmental or regulatory matters which are reasonably expected to result in a material liability to the Company. Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and air emissions/pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, land use, and various other matters including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of June 30, 2016, the Company had not been fined or cited for any violations of governmental regulations that would have a material adverse effect upon the financial condition of the Company.

Legal Proceedings

The Company may from time to time be involved in various legal actions arising in the normal course of business. The Company does not believe that there is any litigation pending that could have, individually or in the aggregate, a material adverse effect on its results of operations or financial condition.

NOTE 9 - RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2016 and 2015, the Company has engaged in the following transactions with related parties:

Six Months Ended June 30, 2016

Series B Preferred Stock Private Placement

On June 15, 2016, the Company entered into the Series B Purchase Agreement with certain institutional and accredited investors (the “Purchasers”) in connection with the Series B Offering.

In connection with the Series B Offering, the Company issued to the Purchasers warrants to purchase approximately 9.1 million shares of Common Stock. The warrants have an exercise price of $2.50 per share, and are immediately exercisable from the issuance date, for a period of two years, subject to certain conditions.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby the Company agreed to register, on behalf of the Purchasers, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the shares of Common Stock underlying the warrants. Pursuant to the terms of the Registration Rights Agreement, the Company must file a registration statement within one hundred twenty days of the closing and is required to obtain the effectiveness of such registration statement within one hundred and twenty calendar days following June 15, 2016 (or, in the event of a review by the Commission, the one hundred and eighty days).

On June 6, 2016, as subsequently amended, the Company entered into a Transaction Fee Agreement with TRW, a more than 5% stockholder of the Company, in connection with the Series B Preferred Offering to act as co-broker dealers along with KES7, and as administrative agent. TRW received a cash fee of $500,000 and broker warrants to purchase up to 452,724 shares of Common Stock, at an exercise price of $1.30, exercisable on or after September 17, 2016, for a period of two years. Of the cash fee paid to TRW, $150,000 was reinvested into the Series B Preferred Offering in exchange for 150 shares of Series B Preferred Stock and the related warrants to purchase 68,182 shares of Common Stock at an exercise price of $2.50. These fees were recorded as a reduction to equity.

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Certain other Purchasers in the Offering include related parties of the Company, such as Abraham Mirman, the Company's Chief Executive Officer and a director, through the Bralina Group, LLC for which Mr. Mirman holds shared voting and dispositive power ($1.65 million); Ronald D. Ormand, the Company's Executive Chairman of the Board through Perugia Investments LP for which Mr. Ormand holds sole voting and dispositive power ($1.0 million), Kevin Nanke, the Company's Chief Financial Officer, through KKN Holdings LLC, for which Mr. Nanke holds sole voting and dispositive power ($200,000), R. Glenn Dawson, a director of the Company ($125,000), Pierre Caland through Wallington Investment Holdings, Ltd. a more than 5% shareholder of our Company ($250,000) and Bryan Ezralow through various entities beneficially owned by him ($1.3 million).

Debenture Conversion Agreement

On December 29, 2015, the Company entered into the Debenture Conversion Agreement with all of the remaining holders of the Debentures. The terms of the Debenture Conversion Agreement provided that the entire amount of approximately $6.85 million in outstanding Debentures automatically converted into Common Stock upon the closing of the Merger, provided that we obtain the requisite stockholder approval as required by the Nasdaq Marketplace Rules, which was obtained on May 23, 2016.

On June 23, 2016, pursuant to the terms of the Debenture Conversion Agreement, dated as of December 29, 2015, the Company’s remaining outstanding 8% Convertible Debentures converted automatically upon consummation of the Merger at $5.00 per share, resulting in the issuance of 1,369,293 shares of Common Stock. In exchange for the reduction in conversion price, all accrued but unpaid interest was forfeited. The modification of such conversion rate resulted in an immaterial gain.  The Convertible Debentures and associated derivative liability was then reclassified to additional paid in capital.

Certain parties to the Debenture Conversion Agreement include related parties of the Company, such as the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10, of which its respective Debenture amount converted was approximately $1.02 million, Bryan Ezralow through EZ Colony Partners, LLC of which his respective Debenture amount converted was approximately $1.54 million and Pierre Caland through Wallington Investment Holdings, Ltd., of which its respective Debenture amount converted was approximately $2.09 million. Each of the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10 and Wallington Investment Holdings, Ltd. were a more than 5% shareholder of the Company on the date of conversion.

Series A Preferred Stock

On May 30, 2014, the Company entered into a securities purchase agreement with accredited investors, pursuant to which it issued an aggregate of $7.5 million in Series A Preferred Stock with a conversion price of $24.10 and warrants to purchase up to 155,602 shares of Common Stock.

On June 23, 2016, after the receipt of requisite stockholder approval and in connection with the consummation of the Merger, all outstanding shares of Series A Preferred Stock were converted into Common Stock at a reduced conversion price of $5.00 a share, resulting in the issuance of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price from $24.10 per share to $5.00 per share, all accrued but unpaid dividends were forfeited.

Several of the Company’s officers, directors and affiliates were investors in the Series A Preferred Stock and converted their shares at $5.00 including Abraham Mirman ($250,000), Ronald D. Ormand (through Perugia Investments ($500,000), Nuno Brandolini ($100,000), General Merrill McPeak ($250,000), TRW ($779,000) and Pierre Caland through Wallington Investment Holdings, Ltd. ($125,000).

Convertible Notes

In a series of transactions from December 29, 2015 to May 6, 2016, the Company issued an aggregate of approximately $5.8 million in Convertible Notes maturing on June 30, 2016 and April 1, 2017 at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. The Purchasers include certain related parties of us, including Abraham Mirman, the Chief Executive Officer and a director of the Company ($750,000), the Bruin Trust (the “Bruin Trust”), an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Ronald D. Ormand, Executive Chairman of the Board ($1.15 million), General Merrill McPeak, a director of the Company ($250,000), Nuno Brandolini, a director of the Company ($250,000), Glenn Dawson, a director of the Company ($50,000), Kevin Nanke, the Chief Executive Officer of the Company ($100,000, which was reinvested instead of a cash bonus payment due to Mr. Nanke pursuant to his prior executive employment agreement), Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), who held more than 5% of the Company’s Common Stock prior to the Merger and TRW ($400,000).

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Subsequently, warrants to purchase up to 620,000 shares of Common Stock issued in connection with the Convertible Notes between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10 in exchange for additional consideration given to the Company in the form of participation in the May Convertible Notes offering. Of those warrants, a total of 80,000 warrants were exercised. Additionally, during the three months ended June 30, 2016, in exchange for several offers to immediately exercise a portion of each investor’s outstanding warrants issued between 2013 and 2014, the Company reduced the exercise price on warrants to purchase a total of 416,454 shares of Common Stock ranging from $42.50 to $25.00 per share to $0.10 per share, of which a total of 315,990 were subsequently exercised, resulting in the issuance of an aggregate amount of 300,706 shares of Common Stock due to certain cashless exercises. TRW net exercised warrants to purchase 80,000 shares of Common Stock at a reset exercise price of $0.10, resulting in the issuance of 75,820 shares.

In connection with the closing of the Merger, on June 23, 2016, certain holders of Convertible Notes in an aggregate principal amount of approximately $4.0 million entered into the Note Conversion Agreement. The terms of the Note Conversion Agreement provided that the Notes were automatically converted into Common Stock upon the closing of the Merger. Pursuant to the terms of the Conversion Agreement, the conversion price was reduced to $1.10, which resulted in the issuance of 3,636,363 shares of Common Stock. Holders of these Convertible Notes waived and forfeited any and all rights to receive accrued but unpaid interest. The Company accounted for the reduction in the conversion price as an inducement expense and recognized $3.4 million in other income (expense). For a more detailed description of the terms of the Convertible Notes see Note 7 — Loan Agreements — Convertible Notes. Each of the Company’s officers and directors who were purchasers of the Convertible Notes and Pierre Caland through Wallington Investments, Ltd., were signatories to the Note Conversion Agreement and converted their outstanding amounts in full.

T.R. Winston also received an advisory fee on the Convertible Notes in the amount of $350,000, which was subsequently reinvested in full into the Series B Preferred Offering for 350 shares of Series B Preferred Stock and related warrants to purchase up to 159,091 shares of Common Stock.

SOS Ventures

In connection with the Merger, SOS, Brushy’s former subordinated lender, and currently a more than 5% stockholder of the Company, agreed to extinguish approximately $20.5 million of its outstanding debt in exchange for Brushy’s divestiture of its properties to SOS in the Giddings Field, the SOS Note and the SOS Warrant, which was completed on June 23, 2016.

Employment Agreements with Officers

On July 5, 2016, the Company entered into new employment agreements with each of its executive officers (each an “Executive”), effective as of the Effective Time, subject to certain exceptions. The initial term of the agreements is scheduled to end on December 31, 2017, and the agreement will renew automatically for additional one-year periods beginning on December 31, 2017, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term. The agreement replaces in its entirety each Executive’s prior employment agreement with Brushy or us, as applicable.

Under each employment agreement, the Executive will be entitled to a lump sum severance payment equal to 12 months of base salary and 12 months of COBRA premiums upon a termination by the Company without cause or a termination by him for good reason. Upon a termination by the Company without cause or a termination by the Executive for good reason within 12 months following a change in control, he will be entitled to a lump sum severance payment equal to 24 months of base salary and 24 months of COBRA premiums. Upon a termination due to disability, the Executive will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under the Executives’ employment agreements are subject to each Executive’s execution and non-revocation of a release of claims against the Company. The severance payments are also subject to reduction in order to avoid an excise tax associated with Section 280G of the Internal Revenue Code, but only if that reduction would result in the Executive receiving a greater net after tax benefit as a result of the reduction.

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All payments to the Executives under each of their employment agreements will be subject to clawback in the event required by applicable law. Further, each Executive is subject to non-competition, non-solicitation, anti-raiding, and confidentiality provisions under the employment agreement.

Employment Agreement with Abraham Mirman, Chief Executive Officer of the Company

Pursuant to Mr. Mirman’s employment agreement he will serve as Chief Executive Officer with a base salary of $350,000 for the first year of the agreement, $375,000 for the second year of the agreement, and $425,000 for the third year of the agreement, which will be reviewed on an annual basis. Mr. Mirman is entitled to a bonus under the agreement equal to $175,000, payable in cash on our first regular payroll date following the Effective Date. Mr. Mirman will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX, as defined in each of the employment agreements (“EBITDAX”) and cash on hand performance measures during the first year of the agreement. Mr. Mirman will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Mirman received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 1,250,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Employment Agreement with Ronald Ormand, Executive Chairman of the Company

Pursuant to Mr. Ormand’s employment agreement, which was effective as of July 11, 2016, his base salary is $300,000 for the first year of the agreement, $350,000 for the second year of the agreement, and $400,000 for the third year of the agreement, which will be reviewed on an annual basis. Mr. Ormand will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Ormand will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On July 7, 2016, Mr. Ormand received a grant of restricted stock under our 2016 Omnibus Incentive Plan to purchase 1.25 million shares of restricted Common Stock. The restricted Common Stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Employment Agreement with Michael Pawelek, President of the Company

Mr. Pawelek’s initial base salary under his employment agreement under which he will serve as President of the Company is $307,000, which will be reviewed on an annual basis. Mr. Pawelek will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Pawelek will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Pawelek received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

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Employment Agreement with Kevin Nanke, Chief Financial Officer of the Company.

Mr. Nanke’s initial base salary under the agreement, under which he will serve as Chief Financial Officer is $275,000, which will be reviewed on an annual basis. Mr. Nanke is entitled to a bonus equal to $125,000, payable in cash on our first regular payroll following June 24, 2016. Mr. Nanke will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Nanke will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Nanke received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 625,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Additionally, pursuant to Mr. Nanke’s former employment agreement with the Company, dated as of March 18, 2016, he was entitled to receive a performance bonus of $100,000 if the Company were to achieve certain compliance goals set forth therein. In May 2016, the Board approved the reinvestment by Mr. Nanke of his performance bonus in the amount of $100,000 into the May Offering, pursuant to the same terms as the May Offering.

Employment Agreement with Edward Shaw, Executive Vice President and Chief Operating Officer of the Company

Mr. Shaw’s initial base salary under his employment agreement under which he will serve as Executive Vice President - Chief Operating Officer is $267,000, which will be reviewed on an annual basis. Mr. Shaw will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Mr. Shaw will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Mr. Shaw received a grant of stock options under the Company’s 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Employment Agreement with Ariella Fuchs, General Counsel and Secretary of the Company

Ms. Fuchs’ initial base salary under the employment agreement, under which she will serve as General Counsel and Secretary is $250,000, which will be reviewed on an annual basis. Ms. Fuchs is entitled to a bonus equal to $112,500, payable in cash on our first regular payroll date following the Effective Date. Ms. Fuchs will be eligible to receive a cash bonus equal to a percentage of her base salary (ranging from 0% to 500%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures during the first year of the agreement. Ms. Fuchs will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by the Board in its discretion. On June 24, 2016, Ms. Fuchs received a grant of stock options under our 2016 Omnibus Incentive Plan to purchase 375,000 shares of common stock with an exercise price of $1.34. This option vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Quarter Ended June 30, 2015

On March 20, 2014, the Company entered into an Engagement Agreement (the “Engagement Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which MLV acted as the Company’s exclusive financial advisor. Ronald D. Ormand, a member of the Company’s board of directors since February 2015 and the current Executive Chairman of the Company, was previously the Managing Director and Head of the Energy Investment Banking Group at MLV. The Engagement Agreement provided for a fee of $25,000 to be paid monthly to MLV, subject to certain adjustments and other specific fee arrangements in connection with the nature of financial services being provided. The Company expensed $75,000 and $175,000 for the three and six months ended June 30, 2015, respectively. On May 27, 2015, MLV agreed to take $150,000 of its accrued fees in the Company’s Common Stock and was issued 75,000 shares in lieu of payment. The closing share price on May 27, 2015 was $1.56. The term of Engagement Agreement expired on October 31, 2015.

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Additionally, MLV had been involved in certain initial discussions relating to the Merger for which they did not receive a fee.

NOTE 10 - SHAREHOLDERS’ EQUITY

May 2014 Private Placement - Series A 8% Convertible Preferred Stock

On June 23, 2016, in connection with the consummation of Merger, each share of Series A Preferred Stock converted into Common Stock at a reduced conversion price of $5.00 a share, resulting in the issuance of an aggregate of 1,500,000 shares of Common Stock. In exchange for the reduction in conversion price from $24.10 per share to $5.00 per share, all accrued but unpaid dividends were forfeited.

Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon. The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s PV-10 value of its producing developed properties filed with the Securities and Exchange Commission exceeds $50 million. As of June 30, 2016, the Company has accrued a cumulative dividend of $180,000 The total outstanding Redeemable Preferred was valued at approximately $1.95 million at June 30, 2016.

Series B 6% Convertible Preferred Stock

On June 15, 2016, the Company entered into the Series B Purchase Agreement for the private placement of 20,000 shares of its Series B Preferred Stock, along with detachable warrants to purchase up to 9,090,909 shares of Common Stock, at an exercise price of $2.50 per share, for aggregate gross proceeds of $20 million. At June 30, 2016, proceeds of approximately $2.1 million were still outstanding and were recorded as a subscription receivable as a reduction to the Series B Preferred proceeds. Subsequent to June 30, 2016, the Company received an additional $1.65 million in proceeds with the additional $450,000 committed still outstanding but expected to be funded in full during the third quarter.

Each share of Series B Preferred Stock is convertible, at the option of the holder, subject to adjustment under certain circumstances into shares of Common Stock of the Company at a conversion price of $2.50. Except as otherwise required by law, holders of the Series B Preferred Stock shall not be entitled to voting rights. The Series B Preferred Stock is convertible at any time, subject to certain conditions, at the option of the holders, or at the Company’s discretion when the Company’s Common Stock trades above $10.00 (subject to any reverse or forward stock splits and the like) for ten consecutive days. In addition, the Company has the right to redeem the shares of Series B Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions as set forth in the Certificate of Designation. The holders of the Series B Preferred Stock are entitled to receive a dividend payable (subject to certain conditions as set forth in the Certificate of Designation), in cash or shares of Common Stock of the Company, at the election of the Company, at a rate of 6% per annum.

The Series B Preferred Stock is classified as equity based on the following criteria: i) the redemption of the instrument at the control of the Company; ii) the instrument is convertible into a fixed amount of shares at a conversion price of $1.10; iii) the instrument is closely related to the underlying Company’s Common Stock; iv) the conversion option is indexed to the Company’s stock; v) the conversion option cannot be settled in cash and only can be redeemed at the discretion of the Company; vi) and the Series B Preferred Stock is not considered convertible debt.

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In connection with the issuance of the Series B Preferred Stock, the Company also issued a warrant for 50% of the amount of shares of Common Stock into which the Series B Preferred Stock is convertible.

In connection with issuance of the Series B Preferred Stock, the shares of the Series B Preferred Stock and related warrants were valued using the relative fair value method. The Company determined the transaction created a beneficial conversion feature of $7.9 million, which was expensed immediately and was calculated by taking the net proceeds of approximately $15.2 million and valuing the warrants as of June 2016, utilizing a Black Scholes option pricing model. The inputs for the pricing model are: $1.20 market price per share; exercise price of $2.50 per share; expected life of 2 years; volatility of 238%; and risk free rate of 0.78%.

Warrants

Below is a summary of warrant activity for the three months ended June 30, 2016:

	Warrants	Weighted- Average Exercise Price
Outstanding at January 1, 2016	2,478,316	$14.80
Warrants issued with Series B Preferred Stock	10,318,182	2.36
Warrants issued with Convertible Notes	1,145,238	.85
Warrant issued to SOS Ventures	200,000	25.00
Exercised, forfeited or expired	(420,989)	(35.67)
Outstanding at June 30, 2016	13,720,747	$4.02

The aggregate intrinsic value associated with outstanding warrants was $11.4 million using a Common Stock closing price of $2 at June 30, 2016. The weighted average remaining contract life as of June 30, 2016 was 2.03 years.

During the six months ended June 30, 2016, the Company issued approximately 11.66 million warrants to purchase shares of Common Stock to Purchasers of the Convertible Notes, Purchasers of Series B Preferred Stock and placement agent fees in connection with the Series B Preferred Stock Offering. The Company also issued a warrant to purchase 200,000 shares of Common Stock to Brushy's subordinated lender in exchange for extinguishment of certain debt owed by Brushy. The warrants issued in connection with the Series B Preferred Stock Offering were valued using the following variables: (i) approximately 9.09 million warrants; (ii) stock price of $1.30; (iii) exercise price of $2.50; (iv) expected life of 2 years; (v) volatility of 238%; (vi) risk free rate of 0.78% for a total value of approximately $9.4 million. This amount was used to calculate the deemed dividend described in Note 10 - Stockholders' Equity. The warrants issued to the placement agents in connection with the Series B Preferred Stock Offering were valued using the following variables: (i) approximately 1.27 million warrants; (ii) stock price of $1.20; (iii) exercise price of $1.2; (iv) expected life of 3 years; (v) volatility of 238%; (vi) risk free rate of 0.92% for a total value of approximately $1.59 million. This amount was recorded as an adjustment to the offering proceeds and an offset to additional paid in capital. As of June 30, 2016, there was no unearned compensation related to warrants issued as of that date.

In connection with the May Financing, in exchange for additional consideration in the form of participation in the May Convertible Notes offering, certain Purchasers received amended and restated warrants to purchase approximately 620,000 shares of Common Stock, which reduced the exercise price of the warrants issued to these Purchasers in each of the prior two Convertible Notes issuances from $2.50 to $0.10, 80,000 of which were subsequently exercised. Additionally, during the three months ended June 30, 2016, in exchange for several offers to immediately exercise a portion of each investor’s outstanding warrants issued between 2013 and 2014, the Company reduced the exercise price on warrants to purchase a total of 416,454 shares of Common Stock ranging from $42.50 to $25.00 per share to $0.10 per share, of which a total of 315,990 were subsequently exercised, resulting in the issuance of an aggregate amount of 300,706 shares of Common Stock due to certain cashless exercises. The Company accounted for the reduction in the exercise price as an inducement expense and recognized $1.72 million in other income (expense).

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NOTE 11 - SHARE BASED AND OTHER COMPENSATION

Share-Based Compensation

On April 20, 2016, the Company’s Board and the Compensation Committee of the Board approved the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”). The number of shares of Common Stock authorized for issuance under the 2016 Plan is 5.0 million.

During the six months ended June 30, 2016, the Company granted 120,000 shares of restricted Common Stock to certain non-employee directors in connection with each of their appointment anniversaries pursuant to each director's non-employee director award agreement and as Board fees for the quarter ended December 31, 2015, paid in stock in lieu of cash. During the six months ended June 30, 2016, the Company also issued (i) 10,000 restricted stock units and options to purchase 45,000 shares of Common Stock under the 2016 Plan to a newly appointed director pursuant to his non-employee director award. Additionally, during the six months ended June 30, 2016, the Company granted options to purchase a total of 3,000,000 shares of Common Stock to management and employees under the 2016 Plan.

During the six months ended June 30, 2016, certain of the Company's employees, directors and consultants forfeited 26,412 restricted stock units and 335,000 options to purchase Common Stock previously granted in connection with various terminations and forfeitures.

As a result, as of June 30, 2016, the Company had 159,583 restricted stock units, and 3,318,333 options to purchase shares of Common Stock outstanding to employees and directors. Options issued to employees vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds.

The Company requires that employees and directors pay the tax on equity grants in order to issue the shares and there is currently no cashless exercise option. As of June 30, 2016, 128,750 restricted stock units have been granted, but have not been issued.

Compensation Costs

	Three Months Ended June 30, 2016**			Three Months Ended As of June 30, 2015
	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Stock-based compensation expensed*	$1,539,000	$39,000	$1,578,000	$1,168,000	$283,000	$1,451,000

	Six Months Ended June 30, 2016**			Six Months Ended As of June 30, 2015
(Dollar amounts in thousands)	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Stock-based compensation expensed*	$1,731,000	$10,000	$1,741,000	$1,723,000	$341,000	$2,064,000

*	Only includes directors and employees for which the options vest over time instead of based upon performance criteria for which the performance criteria has not been met as of June 30, 2016 and 2015.

**	As of June 30, 2016, the Company has unamortized stock-based compensation costs for stock options of approximately $3.05 million and $120,000 for restricted stock. The Company has a weighted average amortization period remaining for stock options of 1.99 years and 0.87 years for restricted stock.

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Restricted Stock Units

A summary of restricted stock unit grant activity pursuant to the 2012 EIP and the 2016 Plan for the six months ended June 30, 2016 is presented below:

	Number of Shares	Weighted Average Grant Date Price
Outstanding at January 1, 2016	186,900	$12.29
Granted	10,000	1.80
Vested and issued	(10,834)	(18.75)
Forfeited	(26,483)	(16.15)
Outstanding at June 30, 2016	159,583	$10.56

Stock Options

A summary of stock options activity for the six months ended June 30, 2016 pursuant to the Company’s equity incentive plans is presented below:

			Stock Options Outstanding and Exercisable
	Number of Options	Weighted Average Exercise Price	Number of Options Vested/ Exercisable	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2016	608,333	$14.60
Granted	3,045,000	1.35
Exercised	-	-
Forfeited or cancelled	(335,000)	(10.18)
Outstanding at June 30, 2016	3,318,333	$1.27	1,258,334	8.94

The aggregate intrinsic value associated with outstanding options was $2.0 million using a Common Stock closing price of $2 at June 30, 2016. On June 24, 2016, the Company granted options to purchase a total of 3,000,000 shares of Common Stock to management and employees, of which one-third vested immediately and balance will vest evenly over two years valued using the following variables: (i) 3,000,000 options; (ii) stock price of $1.34; (iii) exercise price of $1.34; (iv) expected life of 5 years; (v) volatility of 197%; (vi) risk free rate of 1.08% for a total value of approximately $3.91 million of which approximately $1.32 million was expensed immediately and the remaining balance will be expensed over the vesting period. On January 13, 2016, the Company granted 20,000 stock options to a non-employee director, which vest in equal installments over three years and were valued using the following variables: (i) 20,000 options; (ii) stock price of $.18; (iii) exercise price of $0.18; (iv) expected life of 7 years; (v) volatility of 192.13%; (vi) risk free rate of 1.85% for a total value of approximately $36,000 which the amount is amortized over the vesting period.

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NOTE 12 – SUBSEQUENT EVENTS

On July 7, 2016, in connection with the closing of the Merger, all of the Company's current directors, with the exception of Mr. Mirman and Mr. Pawelek, received a restricted stock grant pursuant to the Company's 2016 Plan, resulting in the issuance of 1,570,500 shares, which vest in equal installments with one-third vesting immediately and two-thirds on each anniversary of the grant. Additionally, on July 25, 2016, the Board reassessed non-employee director compensation under the 2016 Plan and determined to maintain the current compensation package granted to each non-employee director pursuant to the 2016 Plan that was in effect under the prior plan, with adjustments to the share amounts to reflect the Reverse Split, pursuant to which, 10,000 shares of restricted Common Stock and options to purchase 45,000 shares of Common Stock were granted to a new non-employee director on that date.

On July 25, 2016, the Company entered into a security and control agreement and related mortgages pursuant to which the Company granted Independent Bank a senior security interest in substantially all of its assets as additional security for repayment of the Loan, pursuant to the terms of the Fourth Amendment to the Forbearance Agreement.

On August 3, 2016, the Company entered into the first amendment to the Notes with the remaining holders of approximately $1.8 million of Convertible Notes.  Pursuant to the first amendment: (i) the maturity date was changed to January 2, 2017, (ii) the conversion price was adjusted to $1.10 and (iii) the coupon was increased to 15% per annum. All accrued and unpaid interest on the Convertible Notes may also be convertible in certain circumstances at the conversion price. Additionally, if the aggregate principal amount outstanding on the Convertible Notes is not either converted by the holder or repaid in full on or before the maturity date, the Company will pay a 25% premium on the maturity date. In exchange for the holders’ willingness to enter into the first amendment, the Company issued to the holders warrants to purchase up to approximately 1.7 million shares of Common Stock. The warrants have an exercise price of $2.50 per share, and are immediately exercisable from the issuance date for a period of three years, subject to certain circumstances.

On September 29, 2016, we entered into a credit and guaranty agreement (the “Credit and Guarantee Agreement”) by and among us, Brushy, ImPetro Operating, LLC (“Operating”) and ImPetro Resources, LLC (“Resources”, and together with Brushy and Operating, the “Initial Guarantors”), and the lenders party thereto (each a “Lender” and together, the “Lenders”) and TRW acting as collateral agent. In connection with the Company’s entry into the Credit and Guarantee Agreement, the remaining holders of the Notes converted the outstanding principal amount of approximately $1.8 million and accrued and unpaid interest in an amount of approximately $138,000 into 1,772,456 shares of the Company’s common stock.

 The Credit and Guarantee Agreement provides for a three-year senior secured term loan with initial commitments for $31,000,000 in aggregate principal amount, of which we received $25,000,000 as of the closing date. The initial aggregate principal amount may be increased to a maximum principal amount of $50,000,000 at the Company’s request and with the consent of the Lenders holding loans in excess of 60% of the then outstanding loans pursuant to an accordion advance provision in the Credit and Guarantee Agreement (the “Term Loan”).

A portion of the proceeds of the Term Loan to repay the balance of Brushy’s outstanding indebtedness with Independent Bank, resulting in the elimination of approximately $5.4 million in senior secured debt, including accrued interest, fees and expenses, and the extinguishment of Independent Bank’s security interest in the assets of the Initial Guarantors and of our guaranty to Independent Bank in full.

Additionally, the Company paid advisory fees to KES 7 and TRW in an amount of $420,000 and $80,000, respectively and a commitment fee to each of the Lenders equal to 2.0% of their respective initial loan advances. As partial consideration, the Company also amended certain warrants issued in the June 2016 Series B private placement held by the Lenders to purchase up to an aggregate amount of approximately 2,850,000 shares of common stock such that the exercise price per share was lowered from $2.50 to $0.01 on such warrants. The number of warrants amended for each Lender was based on the amount of each Lender’s respective participation in the initial Term Loan relative to the amount invested in the June 2016 Series B private placement. All of the amended warrants are immediately exercisable from the original issuance date, for a period of two years, subject to certain conditions.

F-72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Brushy Resources, Inc.

We have audited the accompanying consolidated balance sheet of Brushy Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ (deficit)/equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brushy Resources, Inc. and Subsidiaries, as of December 31, 2015, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. A more fully described in Note 2, the Company has a significant accumulated and working capital deficit, incurred significant net losses, in default of its loan agreements and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum llp

New York, NY

April 20, 2016

F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Starboard Resources, Inc.:

We have audited the accompanying consolidated balance sheet of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

KPMG LLP	/s/ KPMG LLP

Dallas, Texas

April 15, 2015

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2015	2014

ASSETS

Current assets
Cash	$2,839,266	$3,574,427
Trade receivable	1,101,161	1,860,293
Joint interest receivable	171,501	508,001
Current derivative asset	733,131	1,699,156
Prepaid expenses	66,120	283,580

Total current assets	4,911,179	7,925,457

Oil and natural gas properties and other equipment
Oil and natural gas properties, successful efforts method, net of accumulated depletion and impairment	16,883,758	91,766,118
Other property and equipment, net of depreciation	67,321	103,757

Total oil and natural gas properties and other equipment, net	16,951,079	91,869,875

Other assets
Derivative asset	-	66,930
Goodwill	959,681	959,681
Other	358,752	981,283

Total other assets	1,318,433	2,007,894

Total assets	$23,180,691	$101,803,226

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,563,473	$5,096,825
Going public delay fee	738,320	738,320
Joint interest revenues payable	1,017,823	828,924
Current maturities of related party notes payable	20,898,750	-
Current maturities of notes payable	14,171,713	2,353,322
Current asset retirement obligations	392,398	428,258

Total current liabilities	42,782,477	9,445,649

Long-term liabilities
Notes payable	-	23,104,333
Related party note payable	-	10,180,000
Deferred tax liabilities	-	14,039,742
Asset retirement obligations	3,204,160	3,177,295
Other long-term liabilities	35,147	57,234
Total long-term liabilities	3,239,307	50,558,604

Commitments and contingencies

Stockholders' (deficit) equity
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding
Common stock, $.001 par value, authorized 150,000,000 shares; 12,711,986 and 12,362,336 shares issued at December 31, 2015, and 2014, respectively	12,712	12,362
Additional Paid-in capital	57,044,255	55,919,905
Accumulated deficit	(79,898,060)	(14,133,294)

Total stockholders' (deficit) equity	(22,841,093)	41,798,973

Total liabilities and stockholders' (deficit) / equity	$23,180,691	$101,803,226

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2015	2014

Oil, natural gas, and related product sales	$8,606,606	$20,172,792

Expenses
Depreciation and depletion	22,510,290	10,140,152
Lease operating	3,677,845	5,457,471
General and administrative	3,938,291	3,876,698
Professional fees	1,041,527	986,774
Production taxes	369,317	695,693
Accretion of discount on asset retirement obligation	187,183	319,703
Exploration	49,531	80,533
Impairment of oil and gas properties	55,753,481	4,428,378
Gain on sale of assets	(2,375,333)	(2,115,967)

Total expenses	85,152,132	23,869,435

Operating loss	(76,545,526)	(3,696,643)

Other expenses
Interest	(4,149,251)	(2,617,481)
Realized gain from derivative contracts	2,302,860	185,891
Change in fair value of derivative contracts	(1,032,955)	1,880,107
Other expenses	(396,793)	-

Total other expenses	(3,276,139)	(551,483)

Loss before income taxes	(79,821,665)	(4,248,126)

Income tax (expense) benefit:
Current income taxes (expense) benefit	17,157	(15,465)
Deferred income taxes	14,039,742	1,502,671

Total income tax expenses	14,056,899	1,487,206

Net loss	$(65,764,766)	$(2,760,920)

Net loss per basic and diluted common shares	$(5.20)	$(0.22)

Weighted average basic and diluted common share outstanding	12,655,467	12,362,336

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) / EQUITY

Years Ended December 31, 2015 and 2014

	Common Stock ($.001 Par Value)		Paid-In Capital in	Retained Earnings
	Shares	Amount	Excess of Par	(Deficit)	Total

Balances, January 1, 2014	12,362,336	$12,362	$54,446,105	$(11,372,374)	$43,086,093

Stock-based compensation			$1,473,800		1,473,800

Net loss				(2,760,920)	(2,760,920)

Balances, December 31, 2014	12,362,336	12,362	55,919,905	(14,133,294)	41,798,973

Stock-based compensation	349,650	350	1,124,350		1,124,700

Net loss				(65,764,766)	(65,764,766)

Balances, December 31, 2015	12,711,986	$12,712	$57,044,255	$(79,898,060)	$(22,841,093)

F-77

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2015	2014

Cash flows from operating activities
Net loss	$(65,764,766)	$(2,760,920)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	22,510,290	10,140,152
Impairment of oil and gas properties	55,753,481	4,428,378
Deferred income taxes	(14,039,742)	(1,506,168)
Stock-based compensation	1,124,700	1,473,800
Accretion of asset retirement obligation	187,183	319,703
Change in fair value of derivative contracts	1,032,955	(1,880,107)
Accretion of debt issuance costs	438,535	192,739
Write off deferred offering costs	537,927	-
Gain on asset sale	(2,375,333)	(2,115,916)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Trade receivable	759,132	(82,079)
Joint interest receivable	336,500	(447,627)
Prepaid expenses and other assets	100,776	71,808
Accounts payable and accrued liabilities	37,345	(1,134,686)
Joint interest revenues payable	188,899	(138,856)

Net cash provided by operating activities	827,882	6,560,221

Cash flows from investing activities
Development of oil and natural gas properties	(5,101,544)	(16,492,626)
Acquisition of oil and natural gas properties	-	(16,803,448)
Proceeds from sale of oil and natural gas properties	7,083,778	1,891,743
Acquisition of other property and equipment	-	(9,495)
Oil and natural gas abandonment costs	-	(27,345)

Net cash provided by / (used in) investing activities	1,982,234	(31,441,171)

Cash flows from financing activities
Proceeds from notes payable	9,750,000	24,060,170
Debt issuance costs	(229,937)	(210,612)
Deferred offering costs	(7,310)	(86,231)
Repayments of notes payable	(13,058,030)	(1,102,367)

Net cash (used in) / provided by financing activities	(3,545,277)	22,660,960

Net (decrease) in cash	(735,161)	(2,219,990)

Cash, beginning of year	3,574,427	5,794,417

Cash, end of year	$2,839,266	$3,574,427

F-78

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31,	2015	2014

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$12,766	$3,835
Cash paid during the period for interest	$829,153	$2,231,137

Supplemental disclosure of non-cash investing transactions
Payables related to oil and natural gas capitalized expenditures	$3,131,917	$1,537,638
Capitalized asset retirement cost	$(41,574)	$849,181
Payable settled through asset sales	$-	$3,872,674

F-79

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Brushy was originally formed as Starboard Resources LLC in Delaware on June 2, 2011 as a limited liability company to acquire, own, operate, produce, and develop oil and natural gas properties primarily in Texas and Oklahoma. On June 28, 2012, Starboard converted from a Delaware limited liability company to a Delaware C-Corporation and was named Starboard Resources, Inc. The membership units of Starboard Resources LLC were exchanged on a 1:1 basis for common shares of the Company. On July 31, 2015 Brushy sold substantially all of its Oklahoma producing properties and is primarily now focused on its Texas and New Mexico properties. On August 25, 2015 Starboard changed its name to Brushy Resources, Inc. (the “Company”).

NOTE 2 - GOING CONCERN

Our independent registered public accounting firm for the year ended December 31, 2015 issued their report dated April 20, 2016, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern due to our significant accumulated deficit, working capital deficit, significant net losses and need to raise additional funds to meet our obligations and sustain our operations.

Given the precipitous decline in oil and natural gas prices during 2015 and into 2016, we expect to continue to face liquidity constraints. Our cash flows are negatively impacted by lower realized oil and natural gas sales prices and the significant decline in oil and natural gas prices also increases the uncertainty as to the impact of commodity prices on our estimated proved reserves. As a result, we have been in default under the 2013 Credit Agreement between us and Independent Bank, acting for itself and as administrative agent for the other lenders (as amended, the “IB Credit Agreement”) since November 2015. As a result of these defaults, we are no longer permitted to make further draws on the IB Credit Agreement and have been subject to a forbearance agreement with the lenders (the “IB Forbearance Agreement”) pursuant to which the lenders agreed to forbear exercising any of its remedies for the existing covenant defaults for a period of time (the “Forbearance Period”) to permit us to seek refinancing of the indebtedness owed under the IB Credit Agreement in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. During the Forbearance Period we are not permitted to drill new oil or gas wells or make distributions to equity holders. Furthermore, this also cross defaulted the SOSventures Credit Agreement, however, the Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but was subsequently extended to March 31, 2016. We are currently in discussions with the lender under the IB Credit Agreement regarding a further extension of the Forbearance Period. If we do not obtain a further extension of the Forbearance Period, the lenders under the IB Credit Agreement will be able to accelerate the repayment of debt under the IB Credit Agreement. For more information see Note 9 - Notes Payable.

Proposed Merger with Lilis

On December 29, 2015, we agreed to combine our business with Lilis pursuant to the Agreement and Plan of Merger (the “merger agreement”). Pursuant to the merger agreement, Lilis Merger Sub, Inc. (“Merger Sub”) will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis (the “merger”). Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount of shares of Lilis’s common stock such that our former shareholders will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock). In connection with the merger, we are obligated to convey Giddings Field and the Bigfoot Area, to SOSventures, LLC ("SOSventures"), in exchange for a release of our obligations under its subordinated credit agreement with SOSventures, dated March 29, 2013, as amended. We expect the closing of the merger to occur in the first half of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside our control could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before May 31, 2016, either Lilis or Brushy may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party.

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Collectively, these matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s Board of Directors and management team continue to take steps to try to strengthen the Company’s balance sheet. We intend to execute the merger (which is subject to usual and customary closing conditions beyond our control) and, in the event the merger is not consummated, we intend to refinance our existing debt, sell non-core properties and seek private financings to fund our cash needs. Any decision regarding the merger or financing transaction, and our ability to complete such a transaction, will depend on prevailing market conditions and other factors. No assurances can be given that such transactions can be consummated on terms that are acceptable to the Company, or at all. If we are unable to restructure our current obligations under our existing outstanding debt and preferred stock instruments, and address near-term liquidity needs, we may need to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of the Company’s assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that the Company would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Brushy and its wholly owned subsidiaries, ImPetro Resources, LLC (“ImPetro”) and ImPetro Operating (“Operating”) (Collectively the “Company”). All intercompany transactions and balances have been eliminated in consolidation.

Oil and Gas Natural Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas. Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysics and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis at the field level.

If an exploratory well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense. Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

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The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For the years ended December 31, 2015 and 2014, the Company's impairment charge was approximately $55,753,481 and $4,428,378, respectively.

Other Property and Equipment

Other property and equipment, which includes field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Vehicles and office equipment are generally depreciated over a useful life of five years and field equipment is generally depreciated over a useful life of twenty years.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. However, the Company only has one reporting unit. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. As of December 31, 2015 and 2014 and the years then ended there was no impairment of goodwill. Goodwill of $959,681 was from the acquisition of ImPetro Resources LLC on June 13, 2011.

Deferred Offering Costs

The Company complies with the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (SAB) Topic 5A “Expenses of Offering”. Deferred offering costs consist principally of accounting, legal and other fees incurred through the consolidated balance sheet dates that are related to a proposed initial public offering and that will be charged to stockholders’ equity upon the receipt of the offering proceeds or charged to expense if the offering is not completed. For the years ended December 31, 2015 and 2014, the Company incurred deferred offering costs of approximately $7,310 and $86,231, respectively, relating to expenses connected with the proposed offering. The deferred offering costs are included in other assets in the consolidated balance sheets. For the years ended December 31, 2015 and 2014, the Company had a write off of approximately $537,927 and $0, respectively.

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820. Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

F-82

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells upon delivery to third parties. The Company will also enter into physical contract sale agreements through its normal operations.

Gas imbalances are accounted for using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. However, the Company has no history of significant gas imbalances.

Cash

The Company considers all highly-liquid debt instruments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2015 and 2014, the Company did not hold any cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). From time to time, the Company will maintain cash balances in a financial institution that may exceed the FDIC coverage of $250,000. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash.

Trade Receivable and Joint Interest Receivable

Trade receivable is comprised of accrued natural gas and crude oil sales and joint interest receivable is comprised of amounts owed to the Company from joint interest owners for their proportionate share of expenses. Generally, operators of natural gas and crude oil properties have the right to offset joint interest receivables with revenue payables. Accordingly, any joint interest owner that has a joint interest receivable and joint interest revenue payable as of December 31, 2015 and 2014 are shown at net in the accompanying consolidated balance sheets.

The Company performs ongoing credit evaluations of its customers’ and extends credit to virtually all of its customers. Credit losses to date have not been significant and have been within management’s expectations. In the event of complete non-performance by the Company’s customers and joint interest owners, the maximum exposure to the Company is the outstanding trade and joint interest receivable balance at the date of nonperformance. For the years ended December 31, 2015 and 2014, the Company had minimal bad debt expense.

Derivative Activities

The Company utilized oil and natural gas derivative contracts to mitigate its exposure to commodity price risk associated with its future oil and natural gas production. These derivative contracts have historically consisted of options, in the form of price floors or collars. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company does not apply hedge accounting to its oil and natural gas derivative contracts and accordingly the changes in the fair value of these instruments are recognized in the statement of operations in the period of change.

The Company’s derivative instruments are issued to manage the price risk attributable to our expected natural gas and oil production. While there is risk that the financial benefit of rising natural gas and oil prices may not be captured, Company management believes the benefits of stable and predictable cash flow are more important. Every unsettled derivative instrument is recorded on the accompanying consolidated balance sheets as either an asset or a liability measured at its fair value. Changes in a derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from natural gas and oil derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

F-83

Realized and unrealized gains and losses on derivatives are accounted for using the mark-to-market accounting method. The Company recognizes all unrealized and realized gains and losses related to these contracts in each period in gain (loss) from derivative contracts in the accompanying consolidated statements of operations.

Lease Operating Expenses

Lease operating expenses represent, pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses. Lease operating expenses are expensed as incurred.

Sales-Based Taxes

The Company incurs severance tax on the sale of its production which is generated in Texas, New Mexico and Oklahoma. These taxes are reported on a gross basis and are included in production taxes within the accompanying consolidated statements of operations.

Stock-Based Compensation and Equity Incentive Plans

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The standard requires the measurement and recognition of compensation expense in the Company’s consolidated statements of operations for all share-based payment awards made to the Company’s employees, directors and consultants including employee stock options, non-vested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at the grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as an expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, ASC 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules.

The Company’s forfeiture rate represents the historical rate at which the Company’s stock-based awards were surrendered prior to vesting. ASC 718 requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2015 and 2014, the Company incurred a stock based compensation expense of approximately $1,125,000 and $1,474,000, respectively, and is included in the accompanying consolidated statements of operations in general and administrative expenses.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases expense in that period. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2015. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of December 31, 2015.

F-84

Long-Lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Net Loss Per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated in the same manner, but also considers the impact to common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares. For the year ended December 31, 2015, there were 900,000 potentially dilutive non-vested and vested stock options and 2,542,397 stock warrants. For the year ended December 31, 2014, there were 1,249,650 potentially dilutive non-vested restricted shares and stock options. The potentially dilutive shares, for the December 31, 2015 and 2014, are considered antidilutive since the Company is in a net loss position and thus result in the basic net loss per common share equaling the diluted net loss per common share.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreages undeveloped properties and developed properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies.

F-85

New Accounting Pronouncement

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers,” which requires an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. ASU 2014-09 is intended to establish principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts with customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for us on January 1, 2018. Early application is only permitted as of January 1, 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard is effective for us on January 1, 2016. The Company does not expect adoption of ASU 2014-12 to have a significant impact on its financial statements.

In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.” ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for us on January 1, 2017. The Company does not expect the adoption of ASU 2014–15 to have a significant impact on its financial statements.

In November 2014, the FASB issued ASU No. 2014-16 (“ASU 2014-16”), “Derivative and Hedging (Topic 815).” ASU 2014-16 addresses whether the host contract in a hybrid financial instrument issued in the form of share should be accounted for as debt or equity. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of ASU 2014–16 to have a significant impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for us on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effect that ASU 2015-03 will have on its financial statements and related disclosures.

In May 2015, the FASB issued ASU No. 2015-07 (“2015-07”), “Fair Value Measurement.” ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. ASU 2015-07 is effective for us on January 1, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015–07 to have a significant impact on its financial statements.

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for us on January 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

F-86

In November 2015, the FASB has issued an update to ASU No. 2015-17 (“ASU 2015-17”) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The update requires a company to classify all deferred tax assets and liabilities as noncurrent. The update of ASU 2015-17 is effective for us on January 1, 2018. The Company does not expect the adoption of the update of ASU 2015–17 to have a significant impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), “Financial Instruments – Overall (Subtopic 825-10)”. ASU 2016-01 updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for us on January 1, 2018. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for us on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06 (“ASU 2016-06”), “Contingent Put and Call Option in Debt Instruments”. ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

NOTE 4 - FAIR VALUE MEASUREMENTS

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash, trade receivable, joint interest receivable, joint interest revenues payable, accounts payable and accrued liabilities and related party payable, approximate their fair values because of the short maturity of these instruments. The carrying amount of the notes payable in long-term debt also approximates fair value due to its variable-rate characteristics.

The following tables present information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2015 and December 31, 2014:

($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2015
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$733	$-	$733
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,597	$3,597

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($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2014
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$1,766	$-	$1,766
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,606	$3,606

The Company's derivative contracts consist of NYMEX-based fixed price commodity swaps and NYMEX collars. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, we have characterized these derivative contracts as Level 2.

The asset retirement liability is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs. See Note 7 - Asset Retirement Obligations.

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. Impairment of oil and gas assets for the year ended December 31, 2015 and 2014 was $55,753 thousand and $4,428 thousand, respectively.

NOTE 5 - PROPERTY ACQUISITION AND DIVESTITURE

On March 26, 2014 (the “Acquisition Date”), the Company completed the purchase of oil and natural gas leases and leasehold interests (the “Oil and Natural Gas Properties”) from White Oak Resources VI, LLC and Permian Atlantis LLC (collectively the “Seller”) for the purpose of increasing the Company’s oil and natural gas operations in the Permian Basin. The assets acquired are: (a) oil and natural gas leases and leasehold interests in Winkler and Loving Counties in Texas and Lea County, New Mexico; (b) twenty-nine wellbores; and (c) any contracts or agreements related to the foregoing lands, leases and wells. The Oil and Natural Gas Properties include total acreage held by production of 5,160 gross developed acres (1,983.61 net developed acres). Additionally, producing wells and surrounding acreage have been unitized under Texas Railroad Commission regulations. Under the terms of the agreement, the Company purchased the Oil and Natural Gas Properties for $16,803,000 in cash, including before purchase price adjustments. For the year ended December 31, 2014, the Company recognized $1,932 thousand of oil, natural gas and products sales and $725 thousand of net operating income related to properties acquired from White Oak Resources VI, LLC and Permian Atlantis LLC and transaction cost of $45 thousand in profession fees.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma financial statements give effect to the acquisition of the Oil and Natural Gas Properties. The unaudited pro forma statement of operations for the year ended December 31, 2014, reflects the acquisition of the Oil and Natural Gas Properties as if it had occurred on January 1, 2014.

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It is not intended to be indicative of the Company's results of operations or financial position that might have been achieved had the acquisition been completed as of the dates presented, or the Company's future results of operations or financial position.

in thousands, except share data	Year Ended December 31, 2014
Oil, natural gas, and related product sales	$20,855

Net loss	$2,442

Net loss per basic and diluted common share	$0.20

Weighted average basic and diluted common shares outstanding	12,362,336

Financial Statement Presentation and Purchase Price Allocation

The following table summarizes the purchase price and values of assets acquired and liabilities assumed:

Fair value of assets acquired and liabilities assumed (in thousands)
Proved oil and natural gas properties (1)	$17,662
Revenue payable	(27)
Asset retirement obligations	(832)
Total fair value of assets acquired and liabilities assumed, net	$16,803

Cash consideration transferred	$16,803

(1) Amount includes asset retirement costs of approximately $832.

On July 31, 2015, the Company sold all of its Oklahoma properties, which were located in Logan and Kingfisher Counties, Oklahoma, to Remora Petroleum, LP (Austin, TX) for $7,249,390. The purchaser is not affiliated with any Company officers, directors or material stockholders.

The following table summarized the results of operation from the properties sold:

($ in thousands)	Year Ended December 31, 2015	Year Ended December 31, 2014
Oil, natural gas, and related product sales	$1,368	$6,720
Expenses	269	782
Operating income	$1,099	$5,938

As part of this transaction, the Company entered into the Fifth Amendment to its Credit Agreement with Independent Bank (“Amendment”). The Amendment provides that $4,000,000 of the purchase price was paid to Independent Bank to pay down its credit facility with Independent Bank.

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NOTE 6 - OIL AND NATURAL GAS PROPERTIES

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2015 and December 31, 2014:

($ in thousands)	December 31, 2015	December 31, 2014
Oil and natural gas properties
Proved-developed producing properties	$43,912	$96,691
Proved-developed non-producing properties	5,865	2,880
Proved-undeveloped properties	-	13,330
Unproved properties	2,389	1,996
Less: Accumulated depletion	(35,282)	(23,131)
Total oil and natural gas properties, net of accumulated depletion and impairment	$16,884	$91,766

As of December 31, 2015 and December 31, 2014, the accumulated impairment was $55,985 thousand and $3,955 thousand, respectively.

NOTE 7 - ASSET RETIREMENT OBLIGATIONS

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties. The liability has been accreted to its present value as of the end of each period. At December 31, 2015 and December 31, 2014, the Company evaluated 147 and 169 wells, respectively, and has determined a range of abandonment dates between January 2016 and October 2044. The following table represents a reconciliation of the asset retirement obligations for the year ended December 31, 2015 and December 31, 2014:

	Year Ended December 31, 2015	Year Ended December 31, 2014
($ in thousands)
Asset retirement obligations, beginning of period	$3,606	$2,437
Additions to asset retirement obligation	0	859
Liabilities settled during the period	(155)	0
Accretion of discount	187	320
Revision of estimate	(41)	(10)
Asset retirement obligations, end of period	$3,597	$3,606

As of December 31, 2015 and 2014, the current asset retirement obligation was approximately $392 thousand and $428 thousand respectively, and the long term asset retirement obligation was approximately $3,204 thousand and $3,177 thousand respectively.

See Note 4 - Fair Value Measurements.

NOTE 8 – DERIVATIVES

We use derivatives to hedge our oil production. Our current hedge position consists put options, of some which have deferred premiums paid at settlement. These contracts and any future hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to us of increases in the price of oil. Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our derivative instrument, which we utilize entirely to hedge our production and do not enter into for speculative purposes. We have not designated the derivative contracts as hedges for accounting purposes, and accordingly, we record the derivative contracts at fair value and recognize changes in fair value in earnings as they occur.

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At January 1, 2016, we had the following open crude oil derivative contracts:

			January 1, 2016
	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price
January 2016 – March 2016	Put	Crude Oil	1,500			75.00
January 2016 – December 2016	Put	Crude Oil	3,000			50.00
January 2016 – December 2016	Collar	Crude Oil	3,000	54.00	79.30

The following tables identify the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative contracts, categorized by primary underlying risk. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. The following tables also identify the net gain (loss) amounts included in the accompanying consolidated statements of operations as gain (loss) from derivative contracts.

Fair Value of Derivative Financial Instruments

($ in thousands)	December 31, 2015	December 31, 2014

Derivative financial instruments - Current asset	$733	$1,699
Derivative financial instruments - Long-term assets	-	67
Net derivative financial instruments	$733	$1,766

Effect of Derivative Financial Instruments

($ in thousands)	December 31, 2015	December 31, 2014

Realized gain/(loss) on settlement of derivative contracts	$2,303	$186
Change in fair value of derivative contracts	(1,033)	1,880
Realized/Unrealized gain/(loss) from derivative contracts	$1,270	2,066

NOTE 9 - NOTES PAYABLE

On June 27, 2013, the Company entered into a credit agreement (“Credit Agreement”) with Independent Bank to borrow up to $100,000,000 at a current rate of 4.00% annum. The Credit Agreement was obtained to fund the development of the Company’s oil and natural gas properties and refinance the prior bank facility. At December 31, 2015 and December 31, 2014, the Company had approximately $12,600,000 and $22,500,000 in borrowings outstanding under the Credit Agreement, respectively.

Loans under the Credit Agreement bear interest at the greater of: (1) the prime rate, the annual rate of interest announced by the Wall Street Journal as its “prime rate”, or (2) the floor rate of 4.00%.

In November 2015 counsel for Independent Bank had notified us of the following defaults under IB Credit Agreement: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) the Company is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement. The letter further stated that the bank was contemplating its course of action.

On November 24, 2015, we entered into the Forbearance Agreement and the Third Amendment to the Amended and Restated Credit Agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit us to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016. The Forbearance Period was subsequently extended to March 31, 2016.

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In connection with IB Forbearance Agreement, we provided certain additional collateral protections to Independent Bank. The Company granted a first lien mortgage on a newly completed well in New Mexico. We also delivered certain written directives to Independent Bank. In the event of default on the IB Forbearance Agreement or any IB Non-Forbearance Default, Independent Bank is authorized to send the written directives to Cargill, the counterparty to certain hedging contracts with the Company. These written directives instruct Cargill to pay over to Independent Bank “all hedge settlement proceeds, all hedge liquidation proceeds, and all amount otherwise payable by such hedge providers to Brushy.” We also executed and delivered to Independent Bank certain letters in lieu of transfer orders, whereby we instructed first purchasers of oil and gas production to pay directly to Independent Bank all production revenues attributable to our interest in such oil and gas assets. Independent Bank agrees not to send such letters provided that the IB Indebtedness is paid in full on or before the end of the Forbearance Period. At the time of the extension of the Forbearance Period to March 31, 2016, we agreed to unwind the remaining existing hedge contract with Cargill and permit Cargill to pay to Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to us. Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses. In addition, such payments reduced the principal due Independent Bank by $406,720.

During the Forbearance Period, we are not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, this also cross defaulted the SOSVentures Credit Agreement, however the maturity of the second lien note to SOSventures was extended to August 1, 2016.

We are currently in discussions with the lenders under the IB Credit Agreement regarding a further extension of the Forbearance Period. We are also in discussions with Lilis and other financings parties regarding possible refinance options for the amount outstanding under the IB Credit Agreement

NOTE 10 - STOCK BASED COMPENSATION AND CONDITIONAL PERFORMANCE AWARDS

On April 1, 2012, the Company entered into employment agreements (the “Employment Agreement”) which provided a restricted stock grant and a conditional performance award to key members of management.

The restricted stock grant of 349,650 shares had a grant date fair value of $10.00 per share as approved by the Company's compensation committee and vests in full upon the earlier of an initial public offering (“IPO”) which includes the sale of shares to the public, a business combination whereas 50% or more of the voting power is transferred to the new owners, or March 1, 2015. Those 349,650 shares were earned by the employee recipients and issued to them during the three month period ending March 31, 2015.

During the twelve months ended December 31, 2015 and 2014, the Company incurred a stock-based compensation expense of approximately $300,000 and $1,199,000, respectively, related to the restricted stock grant, which is included in the accompanying consolidated statements of operations in general and administrative expenses.

Additionally, the Employment Agreement provides for a conditional performance award where if an IPO occurs, the employee will receive: (1) a cash payment of 1% of the difference between the Company market capital and the book value at the time of the IPO, (2) common stock options to purchase 1.0% of the fully-diluted capital stock as of the IPO date and IPO price which will vest over a four year period and contain a cashless exercise, (3) common stock options to purchase 1.0% of the fully-diluted capital stock as of the 2nd anniversary of the IPO date at the closing price of the common stock on the 2nd anniversary date of the IPO and will vest six years after the grant and contain a cashless exercise. As of the twelve months ended December 31, 2015 and 2014, the conditional performance feature is not probable and as such, no compensation expense related to the conditional performance feature has been recognized.

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On August 30, 2014, the Company amended and restated the Employment Agreement which provided for additional stock options.

The equity award of options to purchase 900,000 shares at the exercise price of $4.75 per share and vesting over three years from September 4, 2014 with a one-year cliff (in respect of 300,000 shares) and monthly vesting thereafter of 25,000 shares over the remaining two years. During the twelve months ended December 31, 2015 and 2014, the Company incurred a stock-based compensation expense of approximately $825,000 and $275,000, respectively, related to stock option, which is included in the accompanying consolidated statements of operations in general and administrative expenses. As of December 31 2015, there was approximately $1,375,000 of unrecognized stock-based compensation related to the non-vested stock options to be recognized over 1.67 years.

The assumptions used in the Black-Scholes Option Pricing Model for the stock options granted were as follows:

2014
Risk-free interest rate	1.87%
Expected volatility of common stock	92%
Dividend yield	$0.00
Expected life of options	5.72 years

There was no new option granted in 2015. On December 31, 2015, there were 900,000 stock options outstanding and the intrinsic value of the associated options was zero. The weighted average exercise of $4.75/share, weighted average grant date fair value of $2.75/share and the weighted average remaining contractual life of 8.55 years. On December 31, 2015, 425,000 stock options were exercisable.

NOTE 11 - RELATED PARTY TRANSACTIONS

Subordinated Credit Facility with SOSVentures

The Chairman of the Company’s Board of Directors, Bill Liao, works for SOSventures. Further, a group composed of SOSventures, Sean O’Sullivan Revocable Living Trust and Bradford R. Higgins constitute a group owning 4,863,720 or 39.34% of the Company’s common stock shares.

On June 3, 2014 the Company agreed to amend its credit agreement with SOSventures, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on the Company’s assets.

The SOSventures credit agreement requires the Company to maintain certain financial ratios. First, the Company must maintain an interest coverage ratio of 3:1 at the end of each quarter so that its consolidated net income less the Company’s fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income) (“EBITDAX”) is greater than 3 times the Company’s interest expense under the credit facility. Second, the Company must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, the Company must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that the Company’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than the Company’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

The credit agreement prevents the Company from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents the Company from incurring most contingent obligations or liens (other than to Independent Bank). It also restricts the Company’s ability to pay dividends, issue options and warrants and repurchase the Company’s common stock shares. The limitation on options and warrants does not apply to equity compensation plans.

This credit facility is currently in default due to the default under the IB Credit Agreement.

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As of March 16, 2016, with accrued and unpaid interest the Company has $21.6 million drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditors Agreement, the Company is are accruing interest payments to SOSventures since the date of that notice.

NOTE 12 - LEGAL PROCEEDINGS

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Lawsuit Relating to 17.23% of our Common Stock Shares

Approximately 17.23% of the Company common stock was interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S (“Interpleader Action”). These are the residual shares of common stock that belonged to the Partnerships after the distribution of the partnerships shares. Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of our shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

On September 10, 2015, the American Arbitration Association issued an arbitration award in the Interpleader Action, which is referred to as the Award. The Award states as follows:

1)	All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including the Company director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including the Company director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

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a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against the Company's director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of our -issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnership agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by the Company from the Partnerships to the limited partners in the Partnerships;

8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed us;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

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The “Certain” respondents filed in Connecticut Superior Court seeking to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, we anticipate that the Court will subsequently issue a related order as to ownership of the 2,190,891 common stock of the Company, which may result in modifying the Company ownership structure.

Bexar County Proceedings

On April 17, 2015, the Company was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard (now Brushy), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, our stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of our stockholder, SOSventures (the “Bexar County Proceedings”). Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders. Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of the Company's outstanding common stock. These parties became stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records. Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that the Company's common stock still lacks a trading venue, that a books and records request was not honored, that we “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on the Company's assets under the SOSventures Credit Agreement and that we filed for an extension to the filing date for the Company's annual report on Form 10-K for the year ending December 31, 2014. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

The Company's directors and officers are subject to indemnification under the Company's bylaws.

Settlement of Interpleader Action and Bexar County Proceedings

On February 17, 2016, the various parties to the Interpleader Action and the Bexar County Proceedings entered into a global settlement agreement (the “Settlement Agreement”) under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims. In return, the plaintiffs received a cash settlement, the majority of which was covered by the Company's insurance.

NOTE 13 - STOCKHOLDER’S EQUITY

Preferred Shares

The Company is authorized to issue up to 10,000,000 preferred shares, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. No preferred shares were issued and outstanding as of December 31, 2015 and 2014.

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Common Shares

The Company has a single class of common shares that have the same rights, preferences, limitations, and qualifications. The Company is authorized to issue up to 150,000,000 shares, par value $0.001 per share, in the aggregate and from time to time may increase the number of shares authorized.

Warrants

Upon entering into the Second Amendment to the First Amended and Restated Credit Agreement with SOSVentures, SOSVentures received warrants to purchase 2,542,397 of the Company’s common shares for $1.00 per share with a two-year term. The intrinsic value associated with the outstanding warrants was zero at December 31, 2015, as the strike price of all warrants exceeded the implied market price for Common Stock. The remaining contract life was 1.29 years. The implied value of the warrants were based on our peer group, which included Company’s owning assets in the same areas and of similar size. This valuation determined that the value of the warrants were zero. As such, the Company has placed no value on the warrants issued.

NOTE 14 - INCOME TAXES

For the years ended December 31, 2015 and 2014, the Company estimated that its current and deferred tax provision was as follows:

	2015	2014
Current taxes:
Federal	$-	$-
State	17,157	(15,465)
Total current tax benefit / (expense)	17,157	(15,465)
Deferred taxes:
Federal	27,984,379	1,449,296
State	133,932	53,375
Total deferred tax benefit	28,118,311	1,502,671
Change in valuation allowance	(14,078,569)	-
Total deferred income tax expense	14,039,742	1,502,671
Total current and deferred tax expenses	$14,056,899	$1,487,206

A reconciliation of income tax expense (benefit) computed by applying the U.S. federal statutory income tax rate and the reported effective tax rate on income for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Income tax provision calculated using the federal statutory income tax rate	$(27,139,366)	$1,444,432
State income taxes, net of federal income taxes	(25,205)	37,910
Permanent differences, rate changes and other	3,932	4,864
Adjustment of previous deferred tax amounts	(974,829)	-
Change in valuation allowance	14,078,569	-
Total income tax expense	$(14,056,899)	$(1,487,206)

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Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities at December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
Deferred tax assets
Federal and state net operating loss carryforwards	$9,380,168	$6,864,241
Oil and natural gas properties and other equipment	2,122,275	-
Stock-based compensation	1,596,776	1,214,378
Asset retirement obligations	1,222,830	1,225,887
Other	5,784	5,784

Total deferred tax assets	14,327,833	9,310,290

Deferred tax liabilities:
Oil and natural gas properties and other equipment	-	(22,749,563)
Derivatives	(249,264)	(600,469)

Total deferred tax liabilities	(249,264)	(23,350,032)

Total net deferred tax (liability)	14,078,569	(14,039,742)
Valuation allowance	(14,078,569)	-
Deferred tax asset (liability), net of valuation allowance	$-	$(14,039,742)

At December 31, 2015, the Company has net operating losses as follows:

	Amount	Expiration
Net operating losses:
Federal	$26,846,276	Dec. 2032 to 2035
State	6,562,922	Dec. 2032 to 2035

In assessing the need for a valuation allowance on our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon whether future book income is sufficient to reverse existing temporary differences that give rise to deferred tax assets, as well as whether future taxable income is sufficient to utilize net operating loss and credit carryforwards. Assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both positive and negative. Management had no positive evidence to consider. Negative evidence considered by management includes cumulative book and tax losses in recent years, forecasted book and tax losses, no taxable income in available carryback years, and no tax planning strategies contemplated to realize the valued deferred tax assets.

As of December 31, 2015 and 2014, management assessed the available positive and negative evidence to estimate if sufficient future taxable income would be generated to use the Company’s deferred tax assets and determined that it is not more-likely-than-not that the deferred tax assets would be realized in the near future. Therefore, the Company recorded a full valuation allowance of approximately $14,078,569 and $0 on its deferred tax assets as of December 31, 2015 and 2014, respectively.

NOTE 15 - SUBSEQUENT EVENTS

Credit Facilities and Forbearance Agreement.

The maturity of our second lien note to SOSventures was extended to August 1, 2016. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but was subsequently extended to March 31, 2016. We are currently in discussions with the lender under the IB Credit Agreement regarding a further extension of the Forbearance Period.

On January 20, 2016, the Company, Lilis and Merger Sub entered into an amendment to the merger agreement (the “Amendment”). Pursuant to the Amendment: (i) the amount of the refundable deposit was increased by $1 million to a total of $2 million and (ii) the scope of the refundable deposit was broadened such that it now covers the amount paid by Lilis to Independent Bank on December 29, 2015 in addition to certain other matters, such as payments towards accounts payable, transactions costs and other operating costs of the Company.

F-98

On March 24, 2016, the Company, Lilis and Merger Sub entered into a second amendment to the Merger Agreement (the “Second Amendment”). Pursuant to the Second Amendment: (i) the definition of refundable deposit was modified to include such further increases as may be mutually agreed upon between the parties, (ii) the amount and treatment of restricted stock units of the Company with respect to the Merger Agreement was clarified, the definition of “Stock Exchange Ratio” was fixed at 4.550916 to account for certain grants of restricted stock to members of the Board of Directors of the Company pursuant to existing service agreements and (iv) the definition of “Termination Date” was changed from April 30, 2016 to May 31, 2016.

F-99

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Presented in accordance with

FASB ASC Topic 932, Extractive Activities - Oil and Gas

F-100

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited)

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic 932, Extractive Activities - Oil and Gas.

Capitalized Costs

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2015 and 2014:

	2015	2014
Oil and natural gas properties
Proved-developed producing properties	$43,912	$96,691
Proved-developed non-producing properties	5,865	2,880
Proved-undeveloped properties	-	13,330
Unproved properties	2,389	1,996
Less: Accumulated depletion	(35,282)	(23,131)

Total oil and natural gas properties, net of accumulated depletion	$16,884	$91,766

The following table summarizes costs incurred in oil and natural gas property acquisition, exploration, and development activities. Property acquisition costs as those incurred to purchase lease or otherwise acquire property, including both undeveloped leasehold and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil and natural gas reserves, including costs of drilling exploratory wells, geological and geophysical costs, and carrying costs on undeveloped properties. Development costs are incurred to obtain access to proved reserves, including the cost of drilling development wells, and to provide facilities for extracting, treating, gathering and storing oil and natural gas. Additionally, costs incurred also include new asset retirement obligations established. Asset retirement obligations included in the tables below in the as reported columns for the years ended December 31, 2015 and 2014 were approximately $(42,000) and $849,000, respectively

Costs incurred (capitalized and charged to expense) in oil and natural gas activities for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Acquisitions of proved properties	$-	$16,803,448
Exploration	73,496	785,314
Development	8,118,390	17,244,950

Total costs incurred	$8,191,886	$34,833,712

Results of operations from oil and natural gas producing activities for the years ended December 31, 2015 and 2014, excluding Company overhead and interest costs, were as follows:

	2015	2014
Oil, natural gas and related product sales	$8,606,606	$20,172,792
Lease operating costs	(3,677,845)	(5,457,471)
Production taxes	(369,317)	(695,693)
Exploration costs	(49,531)	(80,533)
Depletion	(22,510,290)	(10,140,152)
Impairment	(55,753,481)	(4,428,378)
Results of operations from oil and natural gas producing activities	$(73,753,858)	$(629,435)

F-101

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Proved Reserves Methodology

The Company’s estimated proved reserves, as of December 31, 2014 and 2013, are made in accordance with the SEC’s final rule, Modernization of Oil and Gas Reporting, which amended Rule 4-10 of Regulation S-X (the “Final Rule”). As defined by the Final Rule, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Projects to extract the hydrocarbons must have commenced or an operator must be reasonably certain that it will commence the projects within a reasonable time. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the projects. Further requirements for assignment of estimated proved reserves include the following:

The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas, oil, and/or water contacts, if any; and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons and highest known oil seen in well penetrations unless geoscience, engineering, or performance data and reliable technology establishes a lower or higher contact with reasonable certainty. Reliable technologies are any grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves which can be produced economically through applications of improved recovery techniques (including, but not limited to fluid injections) are included in the proved classification when successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, and other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The prices used are the average crude oil and natural gas prices during the twelve month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reserves engineering is a subjective process of estimating underground accumulations of crude oil, condensate, natural gas, and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available date and of engineering and geological interpretation and judgment. The reserves actually recovered, the timing of production of those reserves, as well as operating costs and the amount and timing of development expenditures may be substantially different from original estimates. Revisions result primarily from new information obtained from development drilling, production history, field tests, and data analysis and from changes in economic factors including expectation and assumptions as to availability of financing for development projects.

Reserve Quantity Information

The following table presents the Company’s estimate of its proved oil and gas reserves all of which are located in the United States. The estimates have been prepared with the assistance of Forrest A. Garb & Associates, Inc., an independent petroleum reservoir engineering firm. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

F-102

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

PROVED-DEVELOPED AND UNDEVELOPED RESERVES	Crude Oil (Bbl)	Natural Gas (Mcf)

December 31, 2013	3,650,910	8,639,620
Revisions of previous estimates	(772,982)	(758,638)
Extensions and discoveries	558,000	333,230
Acquisitions of reserves	797,360	3,811,000
Sales of reserves	(59,370)	(474,930)
Production	(180,898)	(779,012)
December 31, 2014	3,993,020	10,771,270
Revisions of previous estimates	(3,334,352)	(7,207,552)
Extensions and discoveries	327,865	1,313,149
Acquisitions of reserves	-	-
Sales of reserves	(165,430)	(1,430,690)
Production	(152,273)	(676,847)
December 31, 2015	668,830	2,769,330

PROVED DEVELOPED RESERVES
December 31, 2015	668,830	2,769,330
December 31, 2014	853,560	4,324,760

The following table presents the Company’s changes in proved undeveloped reserves.

PROVED UNDEVELOPED RESERVES

	Crude Oil (Bbl)	Natural Gas (Mcf)
December 31, 2013	3,166,300	6,539,420
Revisions of previous estimates	(704,790)	(921,280)
Extensions and discoveries	540,150	237,800
Acquisitions of reserves	531,350	1,887,730
Sales of reserves	(59,370)	(474,930)
Transfer to developed	(334,170)	(822,240)
December 31, 2014	3,139,470	6,446,500
Revisions of previous estimates	(3,099,750)	(6,128,780)
Extensions and discoveries	0	0
Acquisitions of reserves	0	0
Sales of reserves	(39,720)	(317,720)
Transfer to developed	0	0
December 31, 2015	0	0

Due to the lack of available capital required to drill the proved undeveloped locations, all proven undeveloped reserves were removed during 2015.

Future cash flows are computed by applying a first-day-of-the-month 12-month average price of natural gas (Henry Hub) and oil (West Texas Intermediate) to year end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. For the year ended December 31, 2015, the oil and natural gas prices were applied at $47.03/Bbl and $2.23/Mcf, respectively, in the standardized measure. For the year ended December 31, 2014, the oil and natural gas prices were applied at $91.42/Bbl and $6.53Mcf, respectively, in the standardized measure.

F-103

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves

The following tables, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil and gas reserves as of December 31, 2015 and 2014, for the years ended December 31, 2015 and 2014, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as being representative of the fair market value of the Company’s proved oil and gas reserves.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Company's natural gas and oil properties. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations. There have been no estimates for future plugging and abandonment costs

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2015

Future cash inflows	37,611,800
Less: Future production costs	(16,468,590)
Future development costs	-
Future income tax expense	-
Future net cash flows	21,143,210
10% discount factor	(6,300,765)
Strandardized measure of discounted future net cash inflows	14,842,445

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2015

Standardized measure - beginning of year	90,116,131
Sales of oil and natural gas, net of production costs	(4,559,444)
Net changes in prices and production costs	(134,395,658)
Development costs incurred during the year	457,344
Changes in future development costs	71,777,018
Extensions, discoveries, and improved recoveries	9,321,938
Revisions/timing of previous quantity estimates	(69,250,616)
Accretion of discount	13,199,248
Net change in income taxes	39,332,749
Purchases and sale of mineral interests	(1,156,265)

End of year	14,842,445

F-104

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2014

Future cash inflows	435,341,260
Less: Future production costs	(104,680,910)
Future development costs	(92,010,030)
Future income tax expense	(72,379,134)
Future net cash flows	166,271,186
10% discount factor	(76,155,055)
Standardized measure of discounted future net cash inflows	90,116,131

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2015

Net Changes in Prices and Production Costs: For the year ended December 31, 2015, the oil and natural gas prices were applied at $47.03/Bbl and $2.23/Mcf, respectively, in the standardized measure. At December 31, 2014, the oil and natural gas prices were applied at $91.42/Bbl and $6.53/Mcf, respectively, in the standardized measure. The decrease in oil and natural gas prices resulted in a significant decrease in future expected cash flows and reserves.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2015, the Company had extensions and discoveries of 327,870 Bbl of crude oil and 1,313,150 Mcf of natural gas from primarily newly identified horizontal drilling opportunities in the Delaware Basin, located in the Crittendon field.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2015, the Company adjusted its previous estimates by (3,460,067) Bbl of crude oil and (8,320,523) Mcf of natural gas from primarily removal of proven undeveloped reserves that the Company currently has interests in due to lack of available capital.

Purchases and sales of mineral interests: During the year ended December 31, 2015, the Company sold its Oklahoma properties in Logan and Kingfisher counties.

Accretion of Discount: Accretion during the year ended December 31, 2014 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

F-105

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Significant Changes in Reserves for the Year Ended December 31, 2013

Net Changes in Prices and Production Costs: For the year ended December 31, 2014, the oil and natural gas prices were applied at $95.28/Bbl and $4.36/MMBtu, respectively, in the standardized measure. At December 31, 2013, the oil and natural gas prices were applied at $96.90/Bbl and $3.67/MMBtu, respectively, in the standardized measure. The increase in oil and natural gas prices resulted in a significant increase in future expected cash flows and reserves. Each of the reference prices for oil and natural gas were adjusted for quality factors and regional differences.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2014, the Company had extensions and discoveries of 558,000 Bbl of crude oil and 333,230 Mcf of natural gas from primarily newly identified drilling opportunities in the Eaglebine oil and natural gas reservoirs as well as new drills in Oklahoma.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2014, the Company adjusted its previous estimates by (772,982) Bbl of crude oil and (758,638) Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in due to increases in estimated production costs and the requirement that a development plan for the undeveloped oil and gas reserves must be adopted indicating that such reserves are scheduled to be drilled within five years under SEC Regulation S-X Rule 4-10(a)(31)(ii).

Purchases and sales of mineral interests: During the year ended December 31, 2014, the Company purchased the Crittendon Field.

Accretion of Discount: Accretion during the year ended December 31, 2014 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

F-106

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets
Cash	$864	$2,839
Trade receivable	785	1,101
Joint interest receivable	162	172
Current derivative asset	-	733
Prepaid expenses	124	59

Total current assets	1,935	4,904

Oil and natural gas properties and other equipment
Oil and natural gas properties, successful efforts method, net of accumulated depletion and impairment	16,366	16,884
Other property and equipment, net of depreciation	63	67

Total oil and natural gas properties and other equipment, net	16,429	16,951

Other assets

Goodwill	960	960
Other	359	359

Total other assets	1,319	1,319

Total assets	$19,683	$23,174

The accompanying notes are an integral part of these condensed financial statements

F-107

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$4,728	$5,564
Going public delay fee	738	738
Joint interest revenues payable	1,025	1,018
Current maturities of related party notes payable	21,718	20,892
Current maturities of notes payable	13,743	14,172
Current asset retirement obligations	400	392

Total current liabilities	42,352	42,776

Long-term liabilities
Asset retirement obligations	3,260	3,204
Other long-term liabilities	30	35

Total long-term liabilities	3,290	3,239

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding	-	-
Common stock, $.001 par value, authorized 150,000,000 shares; 12,711,986 shares issued at March 31, 2016 and December 31, 2015	13	13
Additional Paid-in capital	57,251	57,044
Accumulated deficit	(83,223)	(79,898)

Total stockholders’ deficit	(25,959)	(22,841)

Total liabilities and stockholders’ deficit	$19,683	$23,174

The accompanying notes are an integral part of these condensed financial statements

F-108

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share data)

	Three Months Ended March 31,
	2016	2015

Oil, natural gas, and related product sales	$1,232	$2,757

Expenses
Depreciation and depletion	718	2,507
Lease operating	908	1,126
General and administrative	684	1,342
Professional fees	674	211
Production taxes	59	103
Accretion of discount on asset retirement obligation	63	63
Exploration	-	21

Total expenses	3,106	5,373

Operating loss	(1,874)	(2,616)

Other expenses
Interest	(1,100)	(773)
Realized gain from derivative contracts	732	616
Change in fair value of derivative contracts	(733)	(202)
Loss on sales of assets	-	(2)
Settlement expense	(350)	-

Total other expenses	(1,451)	(361)

Loss before income taxes	(3,325)	(2,977)

Deferred income taxes	-	288

Net loss	$(3,325)	$(2,689)

Net loss per basic and diluted common shares	$(0.26)	$(0.22)

Weighted average basic and diluted common share outstanding	12,711,986	12,482,711

The accompanying notes are an integral part of these condensed financial statements.

F-109

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities
Net loss	$(3,325)	$(2,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and depletion	718	2,507
Deferred income taxes	-	(288)
Stock-based compensation	206	506
Accretion of asset retirement obligation	63	63
Change in fair value of derivative contracts	733	202
Loss on asset sales	-	2
Amortization of debt issuance costs	7	54
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Trade receivables	316	631
Joint interest receivables	10	135
Prepaid expenses and other assets	(65)	15
Accounts payable and accrued liabilities	(117)	(2,151)
Joint interest revenues payable	7	(118)
Net cash (used) in operating activities	(1,447)	(1,131)

Cash flows from investing activities
Acquisition and development of oil and natural gas properties	(90)	(316)
Acquisition of other property and equipment	(4)	-
Proceeds from sales of oil and natural gas properties	-	3
Net cash (used) in investing activities	(94)	(313)

Cash flows from financing activities
Proceeds from notes payable	608	-
Repayments of notes payable	(1,042)	(765)
Deferred offering costs	-	(7)
Net cash (used) in financing activities	(434)	(772)

Net decrease in cash	(1,975)	(2,216)
Cash, beginning of period	2,839	3,574
Cash, end of period	$864	$1,358

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$451	$270

Supplemental disclosure of non-cash investing transactions
Payables related to oil and natural gas capitalized expenditures	$102	$298

The accompanying notes are an integral part of these condensed financial statements.

F-110

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - NATURE OF OPERATIONS

Brushy was originally formed as Starboard Resources LLC in Delaware on June 2, 2011 as a limited liability company to acquire, own, operate, produce, and develop oil and natural gas properties primarily in Texas and Oklahoma. On June 28, 2012, Starboard converted from a Delaware limited liability company to a Delaware C-Corporation and was named Starboard Resources, Inc. The membership units of Starboard Resources LLC were exchanged on a 1:1 basis for common shares of the Company. On July 31, 2015, Brushy sold substantially all of its Oklahoma producing properties and is primarily now focused on its Texas and New Mexico properties. On August 25, 2015, Starboard changed its name to Brushy Resources, Inc. (“Brushy,” the “Company,” or “its”).

NOTE 2 - GOING CONCERN

The Company’s independent registered public accounting firm for the year ended December 31, 2015 issued their report dated April 20, 2016, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about the Company’s ability to continue as a going concern due to its significant accumulated deficit, working capital deficit, significant net losses and need to raise additional funds to meet its obligations and sustain its operations.

Given the precipitous decline in oil and natural gas prices during 2015 and into 2016, the Company expects to continue to face liquidity constraints. The Company’s cash flows are negatively impacted by lower realized oil and natural gas sales prices and the significant decline in oil and natural gas prices also increases the uncertainty as to the impact of commodity prices on its estimated proved reserves.  As a result, the Company has been in default under the 2013 Credit Agreement between it and Independent Bank, acting for itself and as administrative agent for the other lenders (as amended, the “IB Credit Agreement”) since November 2015.  As a result of these defaults, the Company is no longer permitted  to make further draws on the IB Credit Agreement and has been subject to a forbearance agreement with the  lenders (the “IB Forbearance Agreement”) pursuant to which the lenders agreed to forbear exercising any of their remedies for the existing covenant defaults for a period of time (the “Forbearance Period”) to permit the Company to seek refinancing of the indebtedness owed under the IB Credit Agreement in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. During the Forbearance Period the Company is not permitted to drill new oil or gas wells or make distributions to equity holders. Furthermore, this also cross defaulted the SOSventures Credit Agreement.  The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, was subsequently extended to March 31, 2016.  The Company is currently in discussions with the lender under the IB Credit Agreement regarding a further extension of the Forbearance Period. If the Company does not obtain a further extension of the Forbearance Period, the lenders under the IB Credit Agreement will be able to accelerate the repayment of debt under the IB Credit Agreement. For more information see Note 9 - Notes Payable.

Proposed Merger with Lilis

On December 29, 2015, the Company agreed to combine its business with Lilis pursuant to the Agreement and Plan of Merger (the “merger agreement”). Pursuant to the merger agreement, Lilis Merger Sub, Inc. (“Merger Sub”) will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis (the “merger”). Upon completion of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount of shares of Lilis’s common stock such that the Company’s former stockholders will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock). In connection with the merger, the Company is obligated to convey Giddings Field and the Bigfoot Area, to SOSventures, LLC (“SOSventures”), in exchange for a release of its obligations under the subordinated credit agreement with SOSventures, dated March 29, 2013, as amended. The Company expects the closing of the merger to occur in the first half of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the Company’s control could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before May 31, 2016, either Lilis or Brushy may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party.

F-111

Collectively, these matters raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s Board of Directors and management team continue to take steps to try to strengthen the Company’s balance sheet.  The Company intends to execute the merger (which is subject to usual and customary closing conditions beyond the Company’s control) and, in the event the merger is not consummated, the Company intends to refinance its existing debt, sell non-core properties and seek private financings to fund its cash needs.  Any decision regarding the merger or financing transaction, and the Company’s ability to complete such a transaction, will depend on prevailing market conditions and other factors.  No assurances can be given that such transactions can be consummated on terms that are acceptable to the Company, or at all.  If the Company is unable to restructure its current obligations under its existing outstanding debt and preferred stock instruments, and address near-term liquidity needs, the Company may need to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of the Company’s assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that the Company would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Additionally, the accompanying unaudited condensed consolidated financial statements as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q, and reflect, in the opinion of management, all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and filed with the SEC on April 20, 2016.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company together with its wholly owned subsidiaries, ImPetro Resources, LLC (“ImPetro”) and ImPetro Operating (“Operating”) which collectively are referred to as the Company. All intercompany transactions and balances have been eliminated in consolidation.

Reclassification

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for the Company on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company adopted of this guidance during the first quarter of 2016.  The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

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A $7,000 reclassification from “Prepaid expenses” to a reduction of “Current maturities of related party notes payable” associated with the aforementioned adoption of ASU No. 2015-3,  “Interest – Imputation of Interest,” have been made to 2015 condensed consolidated financial statements to conform to the 2016 presentation and have no effect on previously reported net (loss).

Oil and Gas Natural Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas. Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysic and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis at the field level.

If an exploratory well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense. Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For the three months ended March 31, 2016 and 2015, there were no impairment charge.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. However, the Company only has one reporting unit. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. As of March 31, 2016 and December 31, 2015 there was no impairment of goodwill. Goodwill of $959,681 was from the acquisition of ImPetro on June 13, 2011.

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Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells upon delivery to third parties. The Company will also enter into physical contract sale agreements through its normal operations.

Gas imbalances are accounted for using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. However, the Company has no history of significant gas imbalances.

Stock-Based Compensation and Equity Incentive Plans

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The standard requires the measurement and recognition of compensation expense in the Company’s condensed consolidated statements of operations for all share-based payment awards made to the Company’s employees, directors and consultants including employee stock options, non-vested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at the grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as an expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, ASC 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules.

The Company’s forfeiture rate represents the historical rate at which the Company’s stock-based awards were surrendered prior to vesting. ASC 718 requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the three months ended March 31, 2016 and 2015, the Company incurred stock based compensation expense of approximately $206,000 and $506,000, respectively, and is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss attributable to stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is calculated in the same manner, but also considers the impact to common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares.  For the three months ended March 31, 2016, there were 900,000 potentially dilutive non-vested and vested stock options and 2,542,397 stock warrants.  For the three months ended March 31, 2015, there were 900,000 potentially dilutive non-vested restricted shares and stock options. The potentially dilutive shares, for the three months ended March 31, 2016 and 2015, are considered antidilutive since the Company is in a net loss position and thus result in the basic net loss per common share equaling the diluted net loss per common share.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved, undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreages undeveloped properties and developed properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies.

New Accounting Pronouncement

           In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to employee share-based payment accounting, which includes provisions intended to simplify various aspects related to how share-based compensation payments are accounted for and presented in the financial statements. This amendment will be effective prospectively for reporting periods beginning on or after December 15, 2016, and early adoption is permitted. The Company is currently assessing the impact of the ASU on the Company’s condensed consolidated financial statements.

NOTE 4 - FAIR VALUE MEASUREMENTS

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash, trade receivable, joint interest receivable, joint interest revenues payable, accounts payable and accrued liabilities and related party payable, approximate their fair values because of the short maturity of these instruments. The carrying amount of the notes payable in long-term debt also approximates fair value due to its variable-rate characteristics.

The following tables present information about the Company’s financial assets and liabilities measured at fair value as of March 31, 2016 and December 31, 2015:

($ in thousands)	Level 1	Level 2	Level 3	Balance as of March 31, 2016
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$-	$-	$-
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,660	$3,660

($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2015
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$733	$-	$733
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,597	$3,597

The Company’s derivative contracts consist of NYMEX-based fixed price commodity swaps and NYMEX collars. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, the Company have characterized these derivative contracts as Level 2.

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The asset retirement liability is measured using primarily Level 3 inputs.  The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate and well life.  The inputs are calculated based on historical data as well as current estimated costs. See Note 7 - Asset Retirement Obligations.

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs.

NOTE 5 - PROPERTY ACQUISITION AND DIVESTITURE

On July 31, 2015, the Company sold all of its Oklahoma properties, which were located in Logan and Kingfisher Counties, Oklahoma, to Remora Petroleum, LP (Austin, TX) for $7,249,390. The purchaser is not affiliated with any Company officers, directors or stockholders.

The following table summarized the results of operation from the properties sold during three months ended March 31, 2015:

Oil, natural gas, and related product sales	$720
Expenses	138
Operating income	$582

As part of this transaction, the Company entered into the Fifth Amendment to its Credit Agreement with Independent Bank (“Fifth Amendment”). The Fifth Amendment provides that $4,000,000 of the purchase price was paid to Independent Bank to pay down its credit facility with Independent Bank.

NOTE 6 - OIL AND NATURAL GAS PROPERTIES

The following table presents a summary of the Company’s oil and natural gas properties at March 31, 2016 and December 31, 2015:

($ in thousands)	March 31, 2016	December 31, 2015
Oil and natural gas properties
Proved-developed producing properties	$43,710	$43,912
Proved-developed non-producing properties	6,228	5,865
Proved-undeveloped properties	-	-
Unproved properties	2,420	2,389
Gross oil and natural gas properties	52,358	52,166
Less: Accumulated depletion	(35,992)	(35,282)
Total oil and natural gas properties, net of accumulated depletion and impairment	$16,366	$16,884

During the three months ended March 31, 2016 and 2015, the Company incurred depletion expense of approximately $710,000 and $2,495,000, respectively.   As of March 31, 2016 and December 31, 2015, the accumulated impairment was approximately $55,985,000.

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NOTE 7 - ASSET RETIREMENT OBLIGATIONS

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties. The liability has been accreted to its present value as of the end of each period. At December 31, 2015 and December 31, 2014, the Company evaluated 147 and 169 wells, respectively, and has determined a range of abandonment dates between April 2016 and October 2044. The following table represents a reconciliation of the asset retirement obligations for the three months ended March 31, 2016 and the year ended December 31, 2015:

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
($ in thousands)
Asset retirement obligations, beginning of period	$3,597	$3,606
Additions to asset retirement obligation	-	-
Liabilities settled during the period	-	(155)
Accretion of discount	63	187
Revision of estimate	-	(41)
Asset retirement obligations, end of period	$3,660	$3,597

During the three months ended March 31, 2016 and 2015, the Company incurred accretion expense of approximately $63,000 and $63,000, respectively.   As of March 31, 2016 and December 31, 2015, the current asset retirement obligation was approximately $400,000 and $392,000 respectively, and the long term asset retirement obligation was approximately $3,260,000 and $3,204,000, respectively.

See Note 4 - Fair Value Measurements.

NOTE 8 – DERIVATIVES

The Company uses derivatives to hedge its oil production. The Company’s hedge position as of December 31, 2015 consisted of put options, some of which were deferred premiums paid at settlement. As of March 31, 2016, pursuant to the IB Forbearance Agreement, the Company did not have any remaining hedge positions.  Specifically, the Company unwound the remaining existing hedge contract with Cargill and Cargill paid Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to the Company.  Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses.

Fair Value of Derivative Financial Instruments

($ in thousands)	March 31, 2016	December 31, 2015

Derivative financial instruments - Current asset	$-	$733
Derivative financial instruments - Long-term assets	-	-
Net derivative financial instruments	$-	$733

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Effect of Derivative Financial Instruments

	Three Months Ended March 31,
($ in thousands)	2016	2015
Realized gain/(loss) on settlement of derivative contracts	$732	$616
Change in fair value of derivative contracts	$(733)	$(202)

NOTE 9 - NOTES PAYABLE

On June 27, 2013, the Company entered into the IB Credit Agreement to borrow up to $100,000,000 at a current rate of 4.00% annum. The IB Credit Agreement was obtained to fund the development of the Company’s oil and natural gas properties and refinance the prior bank facility. At March 31, 2016 and December 31, 2015, the Company had approximately $11,363,000 and $12,400,000 in borrowings outstanding under the IB Credit Agreement, respectively.

In November 2015, counsel for Independent Bank notified the Company that it was in default under IB Credit Agreement.

On November 24, 2015, the Company entered into the IB Forbearance Agreement and the Third Amendment to the IB Credit Agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit the Company to seek refinancing of the indebtedness owed to Independent Bank, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016.  The Forbearance Period was subsequently extended to March 31, 2016.

At the time of the extension of the Forbearance Period to March 31, 2016, the Company agreed to unwind the remaining existing hedge contract with Cargill and permit Cargill to pay to Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to the Company.  Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses.  In addition, such payments reduced the principal due Independent Bank by $406,720.

During the Forbearance Period, the Company is not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, this default also cross defaulted the SOSVentures Credit Agreement, however the maturity of the second lien note to SOSventures was extended to August 1, 2016.

The Company is currently in discussions with the lenders under the IB Credit Agreement regarding a further extension of the Forbearance Period.  The Company is also in discussions with Lilis and other financing parties regarding possible refinance options for the amount outstanding under the IB Credit Agreement

On December 29, 2015, the Company entered into the merger agreement.  At March 31, 2016 and December 31, 2015, the refundable deposit paid by Lilis to the Company was approximately $2,358,000 and $1,750,000, respectively.

NOTE 10 - STOCK BASED COMPENSATION AND CONDITIONAL PERFORMANCE AWARDS

On April 1, 2012, the Company entered into employment agreements (the “Employment Agreement”) which provided a restricted stock grant and a conditional performance award to key members of management.

The restricted stock grant of 349,650 shares had a grant date fair value of $10.00 per share as approved by the Company’s compensation committee and vests in full upon the earlier of an initial public offering (“IPO”) which includes the sale of shares to the public, a business combination whereas 50% or more of the voting power is transferred to the new owners, or March 1, 2015. Those 349,650 shares were earned by the employee recipients and issued to them during the three months ended March 31, 2015.

During the three months ended March 31, 2016 and 2015, the Company incurred a stock-based compensation expense of approximately $0 and $300,000, respectively, related to the restricted stock grant, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses.

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Additionally, the Employment Agreement provides for a conditional performance award  if an IPO occurs, the employee will receive: (1) a cash payment of 1% of the difference between the Company market capital and the book value at the time of the IPO, (2) common stock options to purchase 1.0% of the fully-diluted capital stock as of the IPO date and IPO price which will vest over a four year period and contain a cashless exercise, (3) common stock options to purchase 1.0% of the fully-diluted capital stock as of the 2nd anniversary of the IPO date at the closing price of the common stock on the 2nd anniversary date of the IPO and will vest six years after the grant and contain a cashless exercise. As of the three months ended March 31, 2016 and 2015, the conditional performance feature is not probable and as such, no compensation expense related to the conditional performance feature has been recognized.

On August 30, 2014, the Company amended and restated the Employment Agreement which provided for additional stock options.

The equity award of options to purchase 900,000 shares of common stock at the exercise price of $4.75 per share and vesting over three years from September 4, 2014 with a one-year cliff (in respect of 300,000 shares) and monthly vesting thereafter of 25,000 shares over the remaining two years. During the three months ended March 31, 2016 and 2015, the Company incurred a stock-based compensation expense of approximately $206,000 in both years related to stock options, which is included in the accompanying condensed consolidated statements of operations in general and administrative expenses. As of March 31, 2016, there was approximately $1,169,000 of unrecognized stock-based compensation related to the non-vested stock options to be recognized over 1.42 years.

The assumptions used in the Black-Scholes Option Pricing Model for the stock options granted were as follows:

2014
Risk-free interest rate	1.87%
Expected volatility of common stock	92%
Dividend yield	$0.00
Expected life of options	5.72 years

For the three months ended March 31, 2016, there were no new stock options granted.  As of March 31, 2016, there were 900,000 stock options outstanding and the intrinsic value of the associated options was zero. The weighted average exercise of $4.75/share, weighted average grant date fair value of $2.75/share and the weighted average remaining contractual life of 8.3 years. On March 31, 2016, 500,000 stock options were exercisable.

NOTE 11 - RELATED PARTY TRANSACTIONS

Subordinated Credit Facility with SOSVentures

A director currently serving on the Company’s Board of Directors, Bill Liao, works for SOSventures. Further, a group composed of SOSventures, Sean O’Sullivan Revocable Living Trust and Bradford R. Higgins constitute a group owning 4,863,720 or 39.34% of the Company’s common stock shares.

On June 3, 2014, the Company agreed to amend its credit agreement with SOSventures, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on the Company’s assets.

The SOSventures credit agreement requires the Company to maintain certain financial ratios. First, the Company must maintain an interest coverage ratio of 3:1 at the end of each quarter so that its consolidated net income less the Company’s fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income) (“EBITDAX”) is greater than 3 times the Company’s interest expense under the credit facility. Second, the Company must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, the Company must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that the Company’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than the Company’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

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The credit agreement prevents the Company from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents the Company from incurring most contingent obligations or liens (other than to Independent Bank). It also restricts the Company’s ability to pay dividends, issue options and warrants and repurchase the Company’s common stock shares. The limitation on options and warrants does not apply to equity compensation plans.

This credit facility is currently in default due to the default under the IB Credit Agreement.

As of March 31, 2016, with accrued and unpaid interest the Company has $21,718,000 drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditors Agreement, the Company is accruing interest payments to SOSventures since the date of that notice.

NOTE 12 - LEGAL PROCEEDINGS

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Lawsuit Relating to 17.23% of the Company’s Common Stock Shares

Approximately 17.23% of the Company common stock was interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S (“Interpleader Action”). These are the residual shares of common stock that belonged to the Partnerships, after the distribution of the partnerships shares. Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of the Company’s shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters. On September 10, 2015, the American Arbitration Association issued an arbitration award in the Interpleader Action.

Bexar County Proceedings

On April 17, 2015,the Company was served with a lawsuit filed in Bexar County, Texas (the “Bexar County Proceedings”) by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard (now Brushy), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, the Company’s stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of the Company’s stockholder, SOSventures (the “Plaintiffs”). Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders. Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of the Company’s outstanding common stock. These parties became stockholders in February 2014.

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The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, stockholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records. Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that the Company’s common stock still lacks a trading venue, that a books and records request was not honored, that the Company “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on the Company’s assets under the SOSventures Credit Agreement and that the Company filed for an extension to the filing date for the Company’s annual report on Form 10-K for the year ended December 31, 2014. On October 6, 2015, Plaintiffs withdrew the claim about not honoring a books and records request.

The Company’s directors and officers are subject to indemnification under the Company’s bylaws.

Settlement of Interpleader Action and Bexar County Proceedings

On February 17, 2016, the various parties to the Interpleader Action and the Bexar County Proceedings entered into a global settlement agreement (the “Settlement Agreement”) under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims. In return, the plaintiffs received a cash settlement, the majority of which was covered by the Company’s insurance. $350,000 of the settlement payment will be due and payable by the Company on the first to occur of (a) consummation of the merger with Lilis and (b) July 31, 2016.

NOTE 13 – STOCKHOLDERS’ EQUITY

Warrants

Upon entering into the Second Amendment to the First Amended and Restated Credit Agreement on April 15, 2015 with SOSVentures, SOSVentures received warrants to purchase 2,542,397 shares of the Company’s common stock for $1.00 per share with a two-year term. The intrinsic value associated with the outstanding warrants was zero at March 31, 2016, as the strike price of all warrants exceeded the implied market price for common stock. The remaining contract life was 1 year. The implied value of the warrants were based on the Company’s peer group, which included Company’s owning assets in the same areas and of similar size.  This valuation determined that the value of the warrants was approximately zero.  As such, the Company has placed no value on the warrants issued.

NOTE 14 – SUBSEQUENT EVENTS

Special Meeting of Stockholders Regarding Merger Agreement

On May 20, 2016, the Company held a special meeting of stockholders to consider and vote on (1) a proposal to approve and adopt the merger agreement; and (2) a proposal to authorize the Company’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement. The proposals were approved by the Company’s stockholders.

Third Amendment to Forbearance Agreement with Independent Bank

On May 20, 2016, the Company, ImPetro and Operating entered into the Third Amendment to the Forbearance agreement (the “Third Amendment”) with Independent Bank, pursuant to which Independent Bank agreed to extend the Forbearance Period to May 31, 2016 (and in certain circumstances June 15, 2016) upon payment by the Company of (i) $79,772.64, such payment representing non-default and default interest accrued and to be accrued through May 31, 2016, and (ii) $30,000, such payment representing legal fees and expenses incurred by Independent Bank in connection with the Third Amendment. In the event the Company pays Independent Bank, on or before May 31, 2016, an additional $18,938.11, the Forbearance Period will be extended to June 15, 2016. On May 20, 2016, the above referenced payments were made to Independent Bank by the Company.

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LILIS ENERGY, INC.

Pro Forma Condensed Combined Financial Information

(Unaudited)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 29, 2015, Lilis Energy, Inc. (“Lilis” or the “Company”), Lilis Merger Sub, Inc. (“Merger Sub”) and Brushy Resources, Inc. (“Brushy”) entered into an Agreement and Plan of Merger (the “merger agreement”). On June 23, 2016, pursuant to the merger agreement, each outstanding share of Brushy common stock will be exchanged for approximately .4550916 shares of Lilis common stock, after effecting a reverse stock split (the “merger consideration”), and Merger Sub merged with and into Brushy (the “merger”) with Brushy continuing as the surviving corporation and a direct wholly-owned subsidiary of Lilis.

The unaudited pro forma condensed combined financial information and explanatory notes combine the historical financial statements of Lilis and Brushy as of January 1, 2016 (with respect to the statements of operations information for the six months ended June 30, 2016) and as of January 1, 2015 (with respect to the statements of operations information for the year ended December 31, 2015). The unaudited pro forma condensed combined financial information shows the pro forma impact of the merger of Lilis and Brushy on the historical financial position and results of operations under the purchase method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. As part of the merger and a condition of closing, Lilis was required to convert $6,846,465 in outstanding aggregate principal amount of the Company's 8% Senior Secured Convertible Debentures and convert 7,500 shares of the Company's Series A Preferred Stock with a liquidation value of $8,040,000 into 1,369,293 and 1,500,000 shares of Lilis common stock, respectively. Additionally, Lilis was required to and completed a reverse stock split with a ratio of 1-for-10. All Lilis common stock information has been adjusted for the reverse stock split.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined and had the impact of possible revenue and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger becomes effective.

F-122

Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2016

(in thousands)

	Lilis Stand Alone	Brushy June 23 - June 30, 2016 (1)	Lilis Historical	Brushy January 1 - June 22, 2016 (2)	Merger Pro Forma Adjustments		Lilis Pro Forma Combined
Revenue:
Oil and gas sales	$952	$70	$1,022	$1,598	$-		2,620
Other revenue	10	-	10	-	-		10
Total revenue	962	70	1,032	1,598	-		2,630
Costs and expenses:
Production costs and taxes	371	49	420	931	-		1,351
General and administrative	4,623	545	5,168	2,514	(1,942	)(4)	5,740
Depreciation, depletion, accretion and amortization	522	40	562	-	1,462	(8)	2,024
Total costs and expenses	5,516	634	6,150	3,445	(480)		9,115
Income (loss) from operations	(4,554)	(564)	(5,118)	(1,847)	480		(6,485)
Other income (expenses):
Change in fair value of convertible debentures conversion derivative liability	(37)	-	(37)	-	37	(5)	-
Inducement expense	(5,127)	-	(5,127)	-	5,127	(7)	-
Interest expense	(3,594)	(9)	(3,603)	-	229	(5),(7)	(3,374)
Other income (expense), net	(592)	-	(592)	-	-		(592)
Total other income (expense)	(9,350)	(9)	(9,359)	-	5,393		(3,966)
Net income (loss) from continuing operations	(13,904)	(573)	(14,477)	(1,847)	5,873		(10,451)
Income tax expense (benefit)	-	-	-	-	-		-
Net income (loss)	(13,904)	(573)	(14,477)	(1,847)	5,873		(10,451)
Dividends on redeemable preferred stock	(60)	-	(60)	-	-		(60)
Dividend Series A Preferred stock	(287)	-	(287)	-	287	(6)	-
Loss on extinguishment of Series A Convertible Preferred Stock	(540)	-	(540)	-	540	(6)	-
Deemed dividend Series B Convertible Preferred Stock	(7,907)	-	(7,907)	-	7,907	(7)	-
Net income (loss) attributable to common stockholders	$(22,698)	$(573)	$(23,271)	$(1,847)	$14,607		$(10,511)

Net income (loss) per common share basic and diluted			$(6.78)		$1.76		$(0.89)

Weighted average shares outstanding basic and diluted			3,431		8,318		11,749

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

F-123

Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

(in thousands)

	Lilis Historical	Brushy Historical	Brushy Giddings Adjustments (3)	Merger Pro Forma Adjustments		Lilis Pro Forma Combined

Revenue:
Oil and gas sales	$369	$8,607	$(4,970)	$-		4,006
Other revenue	27	-	-	-		27
Total revenue	396	8,607	(4,970)	-		4,033

Costs and expenses:
Production costs and taxes	223	4,047	(2,737)	-		1,533
Exploration expense	-	50	-	(50	)(9)	-
General and administrative	7,930	4,980	-	-		12,910
Depreciation, depletion, accretion and amortization	584	22,697	(19,135)	(2,625	)(8)	1,521
Impairment of evaluated oil and gas properties	24,478	55,753	(42,237)	-		37,994
Total costs and expenses	33,215	87,527	(64,109)	(2,675)		53,958

Income (loss) from operations	(32,819)	(78,920)	59,139	2,675		(49,925)

Other income (expenses):
Change in fair value of convertible debentures conversion derivative liability	1,244	-	-	(1,244	)(5)	-
Interest expense	(1,697)	(4,149)	2,674	2,322	(5)(7)	(850)
Other income (expense), net	911	3,247	-	-		4,158
Total other income (expense)	458	(902)	2,674	1,078		3,308

Net income (loss) from continuing operations	(32,361)	(79,822)	61,813	3,753		(46,617)
Income tax expense (benefit)	-	(14,057)	-	14,040	(10)	(17)
Net income (loss)	(32,361)	(65,765)	61,813	(10,287)		(46,600)
Dividends on redeemable preferred stock	(120)	-	-	-		(120)
Dividend Series A Preferred Stock	(600)	-	-	600	(6)	-
Dividend Series B Preferred Stock	-	-	-	(1,200	)(7)	(1,200)
Net income (loss) per common share basic and diluted	$(33,081)	$(65,765)	$61,813	$(10,887)		$(47,920)

Net income (loss) per common share basic and diluted	$(12.13)	$(5.20)	$4.88	$(1.26)		$(4.21)

Weighted average shares outstanding basic and diluted	2,727	12,655	12,655	8,655	(11)	11,382

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

F-124

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(1)	Reflects actual activity of the Merger sub from June 23, 2016, closing date, through June 30, 2016. This activity is consolidated with Lilis at June 30, 2016.

(2)	Reflects the historical results for the net assets Merged into Lilis from January 1, 2016 through June 22, 2016.

(3)	As a condition of closing, Brushy was required to divest of its Giddings properties for the elimination of its short term debt and accrued interest obligation with SOSventures LLC (SOS), a related party, valued at $22.5 million at June 23, 2016. Reflects the impact of this closing condition for the year ended December, 31, 2015. On June 23, 2016, the Giddings properties were transferred to SOS.

(4)	Reflects the elimination of the general and administrative costs incurred in connection with the Merger.

(5)

As a condition of closing, Lilis was required to convert $6,846,465 in outstanding aggregate principal amount of the Company's 8% Senior Secured Convertible Debentures into 1,369,293 shares of Lilis common stock.  The resulting impact was the elimination of the changes in fair value of the convertible debentures conversion derivative liability of $37,000 for the six months ended June 30, 2016 and ($1.2 million) for the year ended December 31, 2015.  The resulting impact also eliminated interest expense of $589,000 for the six months ended June 30, 2016 and $1.2 million for the year ended December 31, 2015.

(6)	As a condition of closing, Lilis was required to convert 7,500 shares of the Company's Series A Preferred Stock with a liquidation value of $8,100,000 into 1,500,000 shares of Lilis common stock. The resulting impact was the elimination the Series A Preferred stock dividends of $287,000 for the six months ended June 30, 2016 and $600,000 for the year ended December 31, 2015. The resulting impact also eliminated the loss on extinguishment of the Series A Preferred stock of $540,000 for the six months ended June 30, 2016.

(7)	To close the Merger Lilis raised $20 million Series B Convertible Preferred stock with a 6% coupon and warrants to purchase 9.1 million shares of common stock post-split. Additionally, in connection with the completion of the Merger, Lilis and Independent Bank (the “Lender”), Brushy’s senior secured lender, entered into an amendment to Brushy’s forbearance agreement with the Lender (the “Fourth Amendment”), which, among other things, provided for a pay-down of approximately $6.0 million of the principal amount outstanding on the loan (the “Loan”), plus fees and other expenses incurred in connection with the Loan, in exchange for an extension of the maturity date through December 15, 2016, at an interest rate of 6.5%, payable monthly. Additionally, the Company agreed to (i) guaranty the approximately $5.4 million aggregate principal amount of the Loan, (ii) grant a lien in favor of the Lender on all of the Company’s real and personal property, (iii) restrict the incurrence of additional debt including the requirement to pay off Heartland Bank and (iv) maintain certain deposit accounts with various restrictions with the Lender.). Also at closing, to incentivize SOS to exchange its existing debt with Brushy for certain oil and gas properties (See footnote 3 above), Lilis has agreed to pay SOS $500,000, enter into a 6% subordinated debt agreement in the amount of $1.0 million and issue 200,000 warrants to purchase Lilis common stock with an exercise price of $25.00 and a term of 2 years. The resulting impact of the financings described above was an increase in dividends on the Series B Preferred stock of $600,000 and $1.2 million for the six months ended June 30, 2016 and year ended December 31, 2015, respectively, an increase to interest and amortization expense of $360,000 for the six months ended June 30, 2016 and a decrease in interest expense of $1.1 million for the year ended December 31, 2015 and the elimination of the $5.1 million inducement expense and deemed dividend of $7.9 million for the six months ended June 30, 2016, respectively.

(8)	To adjust the historical depletion, depreciation and amortization (DD&A) provision to the estimated total for the combination of Lilis and Brushy under Full Cost method of accounting. The assets of Lilis at cost were combined with Brushy's assets based on the fair value of the oil and gas properties and other operating property and equipment of Brushy as the time of the merger. The DD&A was recalculated assuming the combined company's assets under the Full Cost method of accounting. For evaluated oil and gas properties, the units of production method were applied consistently with the Full Cost method of accounting. For other property and equipment, the assets were depreciated based upon the estimated useful life of the properties. This resulted in an increase in DDA of $1.5 million for the six months ended June 30, 2016 and a decrease in DDA of 2.6 million for the year ended December 31, 2015.

(9)	To eliminate exploration expenses that are capitalized to the oil and gas properties cost pool under the Full Cost method of accounting.

(10)	To adjust the income tax provision for the estimated efforts combining Lilis' and Brushy's operations and other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 34%. The pro-forma net loss would have eliminated all tax expense (benefit) except for the Texas franchise tax expense.

(11)	Reflects the earning per share impact of the adjustments described above.

F-125

	Six Months Ended June 30, 2016	Year Ended December 31, 2015

Lilis reported net loss attributable to common stockholders per common share basic and diluted	$(6.78)	$(12.13)
Cumulative adjustments	5.89	7.92
Lilis adjusted net loss attributable to common stockholders per common share basic and diluted	$(0.89)	$(4.21)

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(in thousands)	(in thousands)
Lilis reported weighted average shares outstanding basic and diluted	3,431	2,727
Adjustment for shares outstanding from June 23, 2016 to June 30, 2016	(337)	-	(a)
Common stock issued to the convertible debentures upon conversion	1,369	1,369	(b)
Common stock issued to the Series A Preferred stock holders upon conversion	1,500	1,500	(c)
Common stock issued to the Brushy shareholders	5,786	5,786	(d)
Lilis adjusted weighted average shares outstanding basic and diluted	11,749	11,382

(a)	To adjust Lilis’s weighted average common stock outstanding for shares between June 23, 2016 to June 30, 2016 relating to the Merger.

(b)	To adjust Lilis’s weighted average common stock outstanding for shares issued to the 8% Senior Secured Convertible Debenture holders upon conversion.

(c)	To adjust Lilis' weighted average common stock outstanding for shares issued to the Series A Preferred Stock holders upon conversion.

(d)	To adjust Lilis' weighted average common stock outstanding for shares issued to the Brushy shareholders in connection with the Merger.

F-126

Up to 40,993,017 Shares of Common Stock

LILIS ENERGY, Inc.

PROSPECTUS

                    , 2016

118

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses incurred in connection with the offering described in this registration statement, all of which will be paid by us, other than any underwriting discounts and commissions payable by the selling stockholders in connection with any sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

Amount
Securities and Exchange Commission Registration Fee	$9,503
Printing Expenses	15,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	30,000
Transfer Agent and Registrar Fees and Expenses	5,000
Miscellaneous Expenses	5,000
Total	$114,503

Item 14.	Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes, which is referred to as the NRS, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue, or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

119

Section 78.751(1) of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee, or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751(2) of the NRS provides that the articles of incorporation, bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in, or ordered by, a court pursuant to Section 78.751, (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751 (2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

Lilis’s Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of any person who is or was a director or officer, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Lilis’s Bylaws provide that Lilis shall indemnify any person who is a director or officer of Lilis, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Lilis and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by Lilis in advance of the final disposition of the action, suit, or proceeding, but only after receipt by Lilis of an undertaking by or on behalf of the officer or director to repay the expenses advanced if it is ultimately determined that the officer or director is not entitled to be indemnified by Lilis as authorized in Lilis’s Bylaws. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Lilis unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

120

Lilis’s Bylaws also provide that the indemnification permitted in such Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada.

The non-employee director agreements that Lilis has entered into with certain of its directors provide for indemnification of directors by Lilis to the fullest extent permitted by the laws of the State of Nevada and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by such director upon written demand to Lilis, generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director is or was not entitled to indemnification under applicable law, Lilis is entitled to reimbursement by the director.

Lilis maintains directors’ and officers’ insurance which, subject to certain exclusions, insures its directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures them against amounts which Lilis has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold and issued by us since September 1, 2013 that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

All share figures and exercise prices noted in this Item 15 applicable to our Common Stock from transactions that occurred prior to the June 23, 2016 reverse split have been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding Common Stock.

Consulting Warrants

In a series of transactions between 2013 and 2015, Lilis Energy, Inc. (the “Company”) issued warrants to purchase an aggregate amount of 70,000 shares of common stock to Market Development Group, Inc. for services rendered in connection with various consulting agreements that contained piggyback rights. The exercise prices on the warrants ranged from $42.50 to $20.00.

January 2014 Private Placement

On January 22, 2014, the Company entered into a series of subscription agreements with accredited investors, pursuant to which the Company sold an aggregate of 375,000 Units, with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock, at an exercise price equal to $25.00 per share, for a purchase price of $20.00 per Unit, for aggregate gross proceeds of $7,500,000.

The Company retained T.R. Winston & Company, LLC (“TRW”) as the placement agent and paid TRW a cash commission equal to $600,000 (equal to 8% of total gross proceeds at the closing), and non-accountable expense allowance of $225,000 (equal to 3% of total gross proceeds at the closing).  In addition, the Company issued to TRW three-year warrants subject to the same terms as the warrants described above to purchase 30,000 shares of Common Stock (equal to 8% of the aggregate number of shares of Common Stock issued at the closing).

The Company relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended for transactions not involving a public offering.

Debenture Conversion Agreement January 2014

On January 31, 2014, the Company entered into a debenture conversion agreement with all of the holders of its 8% Senior Secured Convertible Debentures (the “Debentures”).  The terms of the agreement provided for an immediate conversion of $9 million of the approximately $15.6 million in outstanding Debentures. Pursuant to the terms of the agreement, the Debentures were converted at a price of $2.00. In addition, the Company issued warrants to the Debenture holders to purchase one share of Common Stock, at an exercise price equal to $25.00 per share equal to the number of Common Stock issued pursuant to the Debenture holder’s conversion elections.

The Company paid TRW a five percent (5%) fee on the conversion of the Debentures, payable in Common Stock at a price of $20.00 per share.

121

From the original date of issuance through October 25, 2016, 231,064 shares of Common Stock have been issued as interest payments on the Debentures.

In connection with the foregoing, the Company relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended for transactions not involving a public offering.

Series A 8% Preferred Stock May 2014

On May 30, 2014, the Company sold 7,500 shares of Series A Preferred Stock to accredited investors for an aggregate purchase price of $7.5 million with a conversion price of $24.10 and warrants to purchase an aggregate of 1,556,017 shares of Common Stock at an exercise price of $28.90. These securities were issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

6% Redeemable Preferred Stock September 2014

On September 2, 2014, the Company into a settlement agreement with Hexagon, LLC (“Hexagon”), its former senior lender, to settle all amounts payable by the Company pursuant to which it issued to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock (the “Redeemable Preferred”). The Redeemable Preferred bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at Hexagon’s option upon the Company’s achievement of certain production and reserves thresholds. The Redeemable Preferred is not convertible into common stock or any other securities of the Company.

The Redeemable Preferred were issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Equity Compensation September 2014 through January 2016

Between September of 2014 and January of 2016, the Company issued 114,501 shares of restricted stock, options to purchase 525,000 shares of Common Stock and warrants to purchase 225,000 shares of Common Stock to employees, directors and consultants as equity compensation pursuant to its 2012 Equity Incentive Plan under Section 4(a)(2) of the Securities Act.

Heartland Credit Agreement January 2015

On January 8, 2015, the Company entered into a credit agreement with Heartland Bank pursuant to which it issued Heartland a warrant to purchase up to 22,500 shares of Common Stock at an exercise price of $25.00, subject to certain anti-dilution adjustments. The warrant entitled the holder to piggyback rights.

12% Convertible Subordinated Notes

In a series of transactions from December 29, 2015 to May 6, 2016, the Company issued an aggregate of approximately $5.8 million Convertible Notes maturing on June 30, 2016 and April 1, 2017, at a conversion price of $5.00 and warrants to purchase an aggregate of approximately 2.3 million shares of Common Stock with an exercise price of $2.50 (post-split) for warrants issued between December 2015 and March 2016 and $0.10 for the warrants issued in May 2016. Subsequently, warrants to purchase up to 620,000 shares of Common Stock issued in connection with the Convertible Notes between December 2015 and March 2016 were amended and restated to reduce the exercise price to $0.10 in exchange for additional consideration given to the Company in the form of participation in the May Convertible Notes offering. Of those warrants, a total of 80,000 warrants were exercised. Additionally, during the three months ended June 30, 2016, in exchange for several offers to immediately exercise a portion of each investor’s outstanding warrants issued between 2013 and 2014, the Company reduced the exercise price on warrants to purchase a total of 416,454 shares of Common Stock ranging from $42.50 to $25.00 per share to $0.10 per share, of which a total of 315,990 were subsequently exercised, resulting in the issuance of an aggregate amount of 300,706 shares of Common Stock due to certain cashless exercises. On August 3, 2016, the Company entered into the first amendment to the Convertible Notes with the remaining holders of approximately $1.8 million of Convertible Notes.  In exchange for the holders’ willingness to enter into the first amendment, the Company issued to the holders warrants to purchase up to approximately 1.7 million shares of Common Stock. The warrants have an exercise price of $2.50 per share, and are immediately exercisable from the issuance date for a period of three years, subject to certain circumstances. On September 29, 2016, in connection with the Company’s entry into the Credit and Guarantee Agreement, the remaining outstanding principal on Convertible Notes along with the accrued interest thereunder was converted in full resulting in the issuance of 1,772,456 shares of Common Stock.

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TRW also received an advisory fee on the Convertible Notes transactions in the amount of $350,000, which was subsequently reinvested in full into the Series B Preferred Stock offering for 350 shares of Series B Preferred Stock and related warrants to purchase up to 159,091 shares of Common Stock.

These securities were issued pursuant to Section 4(a)(2) of the Securities Act.

Series B 6% Preferred Stock June 2016

On June 15, 2016, the Company entered into a securities purchase agreement to sell 20,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”) with a conversion price of $1.10 to certain institutional and accredited investors for an aggregate purchase price of $20 million. In connection with the Series B Preferred Stock offering, the Company also issued to each investor a warrant to purchase a number of shares of the Company’s common stock equal to one-half of the number of shares of Common Stock into which the Preferred Stock is convertible, which is an aggregate of approximately 9.1 million shares of Common Stock. The warrants were originally issued with an exercise price of $2.50 per share. In connection with the Company’s entry into the Credit and Guarantee Agreement and as partial consideration the Company reduced the exercise price on approximately 2.85 million warrants from $2.50 to $0.01 per share. For a more detailed description of the terms of the Credit and Guarantee Agreement and the warrant reprice see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

As discussed in “—12% Convertible Subordinated Notes,” above, TRW also converted a portion of its advisory fee on the Convertible Notes transactions into shares of Series B Preferred Stock and the related warrants. The warrants referred to in this paragraph, as well as the warrant issued to TRW to purchase 227,273 shares of common stock, discussed immediately below, are collectively referred to throughout this prospectus as the Series B Warrants.

In connection with the Series B Preferred Stock offering, TRW acted as co-broker dealers along with KES 7 Capital Inc. (KES 7), and as administrative agent. TRW and KES 7 received a cash fee of $500,000 and $900,000, respectively, and broker warrants to purchase up to 452,724 and 820,000 shares of Common Stock, respectively, at an exercise price of $1.30, exercisable on or after September 17, 2016, for a period of two years. The broker warrant issued to KES that is referred to in the foregoing sentence is referred to throughout this prospectus as the Fee Warrant. Of the cash fee paid to TRW, $150,000 was reinvested into the Series B Preferred Offering in exchange for 150 shares of Series B Preferred Stock and the related warrants to purchase 227,273 shares of Common Stock at an exercise price of $2.50.

These securities were issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) and/or Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration. We did not engage in any general solicitation or advertising in connection with the foregoing issuances.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

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Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index immediately following the signature page to this registration statement.

(b)	Financial Statement Schedules

All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or the related notes to consolidated financial statements thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of October, 2016.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Abraham Mirman
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on this 26th day of October, 2016.

Signature	Title	Date

/s/ Abraham Mirman	Chief Executive Officer and Director	October 26, 2016
Abraham Mirman	(Principal Executive Officer)

*	Chief Financial Officer	October 26, 2016
Kevin K. Nanke	(Principal Financial Officer and Principal Accounting Officer)

*	President and Director	October 26, 2016
Michael J. Pawelek

*	Executive Chairman of the Board and Director	October 26, 2016
Ronald D. Ormand

*	Director	October 26, 2016
Nuno Brandolini

*	Director	October 26, 2016
General Merrill McPeak

*	Director	October 26, 2016
R. Glenn Dawson

*	Director	October 26, 2016
Peter Benz

*            Abraham Mirman hereby signs this Pre-Effective Amendment No. 1 to the Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on October 26, 2016.

By:	/s/ Abraham Mirman
Abraham Mirman
Attorney-in-Fact

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INDEX TO EXHIBITS

The following exhibits are either filed herewith or incorporated herein by reference

2.1	Agreement and Plan of Merger, dated as of December 29, 2015, among Lilis Energy, Inc., Lilis Merger Sub, Inc. and Brushy Resources, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
2.2	First Amendment to Agreement and Plan of Merger, dated as of January 20, 2016, among Lilis Energy, Inc., Lilis Merger Sub, Inc. and Brushy Resources, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 20, 2016).
2.3	Second Amendment to Agreement and Plan of Merger, dated as of March 24, 2016, among Lilis Energy, Inc., Lilis Merger Sub, Inc. and Brushy Resources, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on March 24, 2016).
2.4	Third Amendment to Agreement and Plan of Merger, dated as of June 22, 2016, among Lilis Energy, Inc., Lilis Merger Sub, Inc. and Brushy Resources, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 28, 2016).
3.1	Amended and Restated Articles of Incorporation of Recovery Energy, Inc., dated as of October 10, 2011 (incorporated herein by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed on October 20, 2011).
3.2	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Recovery Energy, Inc., dated as of November 18, 2013 (incorporated herein by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed on November 19, 2013).
3.3	Certificate of Designation of Preferences, Rights, and Limitations of Series A 8% Convertible Preferred Stock, dated as of May 30, 2014 (incorporated herein by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed on June 4, 2014).
3.4	Amendment to Certificate of Designation of Preferences, Rights, and Limitations of Series A 8% Convertible Preferred Stock, dated as of June 12, 2014 (incorporated herein by reference to Exhibit 3.1 from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on June 17, 2014).
3.5	Certificate of Designation of Preferences, Rights and Limitations of 6% Redeemable Preferred Stock, dated as of August 29, 2014 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on November 26, 2014).
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock, dated as of June 15, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 16, 2016).
3.7	Certificate of Change of Lilis Energy, Inc., dated as of June 21, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 28, 2016).
3.8	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on October 31, 2014).
4.1+	Form of Common Stock Certificate.
4.2†	Lilis Energy, Inc. 2016 Omnibus Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 28, 2016).
5.1*	Opinion of Fennemore Craig, P.C. as to the validity of the securities being registered.
10.1	Form of Convertible Debenture (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 15, 2013).
10.2	Debenture Conversion Agreement, dated as of January 31, 2014 (incorporated herein by reference to Exhibit 10.1 from the Company’s Current Report on Form 8-K filed on February 6, 2014).
10.3†	Consulting Agreement with Bristol Capital, LLC, dated as of September 2, 2014 (incorporated herein by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on November 26, 2014).
10.4	Settlement Agreement, dated as of September 2, 2014, between Recovery Energy, Inc. and Hexagon Investments, LLC (incorporated herein by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, filed on November 26, 2014).
10.5	Letter Agreement with holders of the Company’s 8% Senior Secured Convertible Debentures, dated as of October 6, 2014 (incorporated herein by reference to Exhibit 99.1 from the Company’s Current Report on Form 8-K filed on October 7, 2014).

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10.6	Credit Agreement, dated as of January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto (incorporated herein by reference to Exhibit 10.1 from the Company’s Current Report on Form 8-K filed on January 13, 2015).
10.7	Security Agreement, dated as of January 8, 2015, between Lilis Energy, Inc. and Heartland Bank, as collateral agent (incorporated herein by reference to Exhibit 10.12(a) from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.8	Form of Promissory Note from Lilis Energy, Inc. as Borrower to Heartland Bank as Payee, dated as of January 8, 2015 (incorporated herein by reference to Exhibit 10.12(b) from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.9	Subordination Agreement, among the Creditors listed therein and Heartland Bank, dated as of January 8, 2015 (incorporated herein by reference to Exhibit 10.12(c) from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.10	Form of Mortgage from Lilis Energy, Inc. as Mortgagor to Heartland Bank as Mortgagee (Colorado Oil and Gas Properties) (incorporated herein by reference to Exhibit 10.12(d) from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.11	Form of Mortgage from Lilis Energy, Inc. as Mortgagor to Heartland Bank as Mortgagee (Nebraska Oil and Gas Properties) (incorporated herein by reference to Exhibit 10.12(e) from the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.12	Form of Mortgage from Lilis Energy, Inc. as Mortgagor to Heartland Bank as Mortgagee (Wyoming Oil and Gas Properties) (incorporated herein by reference to Exhibit 10.12(f) from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed on February 26, 2015).
10.13	Form of Letter Agreement with holders of the Company’s 8% Senior Secured Convertible Debentures (incorporated herein by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.14†	Employment Agreement with Eric Ulwelling, dated as of February 19, 2015 (incorporated herein by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on February 26, 2015).
10.15†	Stock Option Award Agreement with Eric Ulwelling, dated as of April 14, 2015 (incorporated herein by reference to Exhibit 10.81 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 15, 2015).
10.16†	Employment Agreement with Kevin Nanke, dated as of March 6, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2015).
10.17†	Stock Option Award Agreement with Kevin Nanke, dated as of April 14, 2015 (incorporated herein by reference to Exhibit 10.83 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 15, 2015).
10.18†	Employment Agreement with Ariella Fuchs, dated as of March 16, 2015 (incorporated herein by reference to Exhibit 10.84 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 15, 2015).
10.19†	Stock Option Award Agreement with Ariella Fuchs, dated as of April 14, 2015 (incorporated herein by reference to Exhibit 10.85 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 15, 2015).
10.20†	Amended and Restated Employment Agreement between the Company and Abraham Mirman, dated as of March 30, 2015 (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015).
10.21†	Stock Option Award Agreement with Abraham Mirman, dated as of April 14, 2015 (incorporated herein by reference to Exhibit 10.87 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 15, 2015).
10.22†	Form of Non-Employee Director Award Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed on August 19, 2015)
10.23†	Form of Non-Employee Director Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed on August 19, 2015)
10.24	Voting Agreement, dated as of December 29, 2015, among Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and SOSventures, LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 5, 2016).

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10.25	Voting Agreement, dated as of December 29, 2015, among Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and Longview Marquis Fund LP, LMIF Investments LLC and SMF investments, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
10.26	Debenture Conversion Agreement, dated as of December 29, 2015, among Lilis Energy, Inc., T.R. Winston & Company, acting as placement agent, and each Debenture holder (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
10.27	Forbearance Agreement, dated as of December 29, 2015, between Lilis Energy, Inc. and Heartland Bank, as administrative agent (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
10.28	First Amendment to the Forbearance Agreement, dated as of March 1, 2016 between Lilis Energy, Inc. and Heartland Bank, as administrative agent (incorporated herein by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 7, 2016)
10.29	Second Amendment to the Forbearance Agreement, dated as of May 4, 2016, between Lilis Energy, Inc. and Heartland Bank, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 10, 2016)
10.30	Form of Convertible Note Purchase Agreement (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
10.31	Form of Note Exchange Agreement (incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 5, 2016).
10.32	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 16, 2016).
10.33	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 16, 2016).
10.34	Convertible Subordinated Promissory Note Conversion Agreement, dated as of June 23, 2016, among Lilis Energy, Inc. and the parties signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 28, 2016).
10.35†	Employment Agreement with Michael Pawelek, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.36†	Employment Agreement with Edward Shaw, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.37†	Employment Agreement with Abraham Mirman, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.38†	Employment Agreement with Kevin Nanke, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.39†	Employment Agreement with Ariella Fuchs, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.40†	Employment Agreement with Ronald Ormand, dated as of July 5, 2016 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on July 8, 2016).
10.41	Transaction Fee Agreement, dated as of June 6, 2016, between Lilis Energy, Inc. and T.R. Winston & Company, LLC (incorporated herein by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 filed on August 25, 2016).
10.42	First Amendment to Transaction Fee Agreement, dated as of June 8, 2016, between Lilis Energy, Inc. and T.R. Winston & Company, LLC (incorporated herein by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 filed on August 25, 2016).
10.43	Guaranty Agreement, dated as of June 22, 2016, between Lilis Energy, Inc. and Independent Bank (incorporated herein by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 filed on August 25, 2016).
10.44	Escrow Deposit Agreement, dated as of May 26, 2016, by and among Lilis Energy, Inc., T.R. Winston & Company, LLC and Signature Bank (incorporated herein by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 filed on August 25, 2016).
10.45	Credit Agreement, dated as of June 27, 2013, between Starboard Resources, Inc. as borrower and Independent Bank as lender (incorporated by reference to Exhibit 10.5.01 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013 which became effective August 6, 2013).
10.46	Security Agreement, dated as of June 27, 2013, between Starboard Resources, Inc. as debtor and Independent Bank as secured party (incorporated by reference to Exhibit 10.5.02 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013 which became effective August 6, 2013).

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10.47	Promissory Note from Starboard Resources, Inc. to Independent Bank, dated as of July 27, 2012 (incorporated by reference to Exhibit 10.5.04 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.48	Certificate of Ownership Interests - Starboard Resources, Inc. dated as of June 27, 2013 (incorporated by reference to Exhibit 10.5.05 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.49	Omnibus Certificate - Starboard Resources, Inc. dated June 27, 2013 (incorporated by reference to Exhibit 10.5.06 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.50	Guaranty dated June 27, 2013 from ImPetro Operating, LLC (incorporated by reference to Exhibit 10.5.07 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.51	Security Agreement, dated as of June 27, 2013, between ImPetro Operating, LLC and Independent Bank (incorporated by reference to Exhibit 10.5.08 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.52	Omnibus Certificate - ImPetro Operating, LLC, dated as of June 27, 2013 (incorporated by reference to Exhibit 10.5.09 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.53	Waiver of Operator’s Lien - ImPetro Operating, LLC, dated as of June 27, 2013 (incorporated by reference to Exhibit 10.5.10 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.54	Guaranty, dated as of June 27, 2013, from ImPetro Resources, LLC (incorporated by reference to Exhibit 10.5.11 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.55	Security Agreement, dated as of June 27, 2013, between ImPetro Resources, LLC and Independent Bank (incorporated by reference to Exhibit 10.5.12 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.56	Omnibus Certificate - ImPetro Resources, LLC, dated as of June 27, 2013 (incorporated by reference to Exhibit 10.5.13 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.57	Note, dated as of June 27, 2013 - Starboard Resources, Inc. (incorporated by reference to Exhibit 10.5.14 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013 which became effective August 6, 2013).
10.58	Fourth Amendment to Credit Agreement with Independent Bank, dated as of April 15, 2015 (incorporated by reference to Exhibit 10.5.15 of Brushy Resources, Inc.’s Annual Report on Form 10-K filed on April 16, 2015).
10.59	Forbearance Agreement, among Brushy Resources, Inc., ImPetro Resources, LLC, ImPetro Operating, LLC and Independent Bank, dated as of November 24, 2015 (incorporated by reference to Exhibit 10.5.17 of Brushy Resources, Inc.’s Current Report on Form 8-K filed on November 27, 2015).
10.60	Third Amendment to the First Amended and Restated Credit Agreement, between SOSVentures, LLC and Brushy Resources, Inc., dated November 24, 2015 (incorporated by reference to Exhibit 10.5.18 of the Company’s Current Report on Form 8-K filed on November 27, 2015).
10.61	Credit Agreement, dated as of July 25, 2013, between Starboard Resources, Inc. and SOSventures, LLC (incorporated by reference to Exhibit 10.6.1 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.62	Intercreditor Agreement, dated as of July 25, 2013, between Independent Bank, and SOSventures LLC (incorporated by reference to Exhibit 10.6.2 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).
10.63	Second Amendment to Credit Agreement between SOSventures, LLC and Starboard Resources, dated as of April 15, 2015 (incorporated by reference to Exhibit 10.6.3 of Brushy Resources, Inc.’s Annual Report on Form 10-K filed on April 16, 2015)
10.64	Amendment to Intercreditor Agreement between Independent Bank, SOSventures, LLC and Starboard Resources, Inc. dated April 15, 2015 (incorporated by reference to Exhibit 10.6.4 of Brushy Resources, Inc.’s Annual Report on Form 10-K filed on April 16, 2015).
10.65+	Texican Crude & Hydrocarbon LLC Purchase Contract, dated as of February 3, 2016, between Texican Crude & Hydrocarbon, LLC and Impetro Operating LLC.
10.66	DCP Midstream, LP Gas Purchase Agreement (incorporated by reference to Exhibit 10.8 of Brushy Resources, Inc.’s Form 10/A filed on July 26, 2013, which became effective August 6, 2013).

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10.67	First Amendment to Forbearance Agreement, among Brushy Resources, Inc., ImPetro Resources, LLC, ImPetro Operating, LLC and Independent Bank, dated as of February 18, 2016 (incorporated by reference to Exhibit 10.1 of Brushy Resources, Inc.’s Current Report on Form 8-K filed on February 24, 2016).
10.68	Second Amendment to Forbearance Agreement, among Brushy Resources, Inc., ImPetro Resources, LLC, ImPetro Operating, LLC and Independent Bank, dated as of March 9, 2016 (incorporated by reference to Exhibit 10.1 of Brushy Resources, Inc.’s Current Report on Form 8-K filed on March 11, 2016).
10.69	Third Amendment to Forbearance Agreement, dated as of May 20, 2016, among Brushy Resources, Inc., ImPetro Resources, LLC, ImPetro Operating, LLC, and Independent Bank (incorporated by reference to Exhibit 10.1.03 to the Quarterly Report on Form 10-Q filed by Brushy Resources, Inc. on May 23, 2016).
10.70	Fourth Amendment to Forbearance Agreement, dated as of June 22, 2016, among Brushy Resources, Inc., ImPetro Resources, LLC, ImPetro Operating, LLC, and Independent Bank (incorporated by reference to Exhibit 10.2 to Brushy Resources, Inc.’s Current Report on Form 8-K filed on June 28, 2016).
10.71	Form of Convertible Note Purchase Agreement (incorporated herein by reference to Exhibit 10.5 to the Company’s current report on Form 8-K filed on January 5, 2016).
10.72	First Amendment to the Convertible Subordinated Promissory Notes, dated as of August 3, 2016, among Lilis Energy, Inc. and the parties signatory thereto (incorporated herein by reference to Exhibit 10.5 to the Company’s current report on Form 8-K filed on August 5, 2016).
21.1+	List of Subsidiaries of the Company.
23.1*	Consent of KPMG LLP, for Brushy Resources, Inc.
23.2*	Consent of Marcum LLP, for the Company.
23.3*	Consent of Marcum LLP, for Brushy Resources, Inc.
23.4*	Consent of Forrest A Garb & Associates, Inc., independent petroleum engineers for the Company.
23.5*	Consent of Forrest A Garb & Associates, Inc., independent petroleum engineers for Brushy Resources, Inc.
23.6*	Consent of Ralph E. Davis Associates, Inc., dated March 10, 2015, for the Company.
23.7*	Consent of Fennemore Craig, P.C. (included in the opinion filed as Exhibit 5.1).
24.1+	Powers of Attorney (included on the signature page hereto).
99.1	Report of Forrest A Garb & Associates, Inc., dated April 13, 2016, for the Company (incorporated by reference to Exhibit 99.7 to the Company’s Amendment No. 2 to Form S-4, filed on May 10, 2016).
99.2	Report of Forrest A Garb & Associates, Inc., dated April 13, 2016, for Brushy Resources, Inc. (incorporated by reference to Exhibit 99.8 to the Company’s Amendment No. 2 to Form S-4, filed on May 10, 2016)
99.3	Report of Ralph E. Davis and Associates, Inc., dated March 10, 2015, for the Company (incorporated by reference to Exhibit 99.6 to the Company’s Amendment No. 2 to Form S-4. filed on May 10, 2016).
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
†	Indicates management contract or compensatory plan.
+	Previously filed.

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